As filed with the Securities and Exchange Commission on December 6, 2011
Registration No. 333-177679
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUPERIOR ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1389	75-2379388
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
601 Poydras Street, Suite 2400
New Orleans, Louisiana 70130
(504) 587-7374
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
William B. Masters
Executive Vice President and General Counsel
Superior Energy Services, Inc.
601 Poydras Street, Suite 2400
New Orleans, Louisiana 70130
(504) 587-7374
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Scott D. Chenevert Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. 8555 United Plaza Boulevard 5th Floor Baton Rouge, Louisiana 70809	James F. Maroney, III Vice President, Secretary and General Counsel Complete Production Services, Inc. 11700 Katy Freeway, Suite 300 Houston, Texas 77079	R. Scott Shean Latham & Watkins LLP 650 Town Center Drive 20th Floor Costa Mesa, California 92626

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                 ☐
Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Superior Energy Services, Inc. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 6, 2011

JOINT PROXY STATEMENT/PROSPECTUS

To the Stockholders of Superior Energy Services, Inc. and the Stockholders of Complete Production Services, Inc.:

Superior Energy Services, Inc., which we refer to as Superior, and Complete Production Services, Inc., which we refer to as Complete, have entered into an agreement and plan of merger dated as of October 9, 2011, as it may be amended from time to time, which we refer to as the merger agreement and which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Pursuant to the merger agreement, Complete will merge with and into an indirect wholly owned subsidiary of Superior, which we refer to as Merger Sub, at which time the separate existence of Complete will cease, and Superior will be the parent company of Merger Sub and Complete’s subsidiaries. The obligations of Superior and Complete to effect the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. If the merger is completed pursuant to the merger agreement, each Complete stockholder will receive 0.945 of a share of Superior common stock and $7.00 in cash, which we collectively refer to as the merger consideration, for each share of Complete common stock held immediately prior to the effective time. The stock exchange ratio and cash amount are fixed and will not be adjusted to reflect changes in the stock price of Superior common stock or Complete common stock.

In connection with the proposed merger, Superior and Complete will each hold a special meeting of their respective stockholders. At Superior’s special meeting, Superior stockholders will be asked to vote on (i) a proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement, (ii) a proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares and (iii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting. At Complete’s special meeting, Complete stockholders will be asked to vote on (i) a proposal to adopt the merger agreement, (ii) a non-binding, advisory proposal to approve the compensation that may become payable to Complete’s named executive officers in connection with the merger and (iii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting.

The record date for determining the stockholders entitled to receive notice of, and to vote at, the Superior special meeting and the Complete special meeting is December 12, 2011. The merger cannot be completed unless (i) Superior stockholders (A) approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement by the affirmative vote of the holders of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of Superior common stock, and (B) adopt the amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares by the affirmative vote of the holders of at least a majority of the outstanding shares of Superior common stock entitled to vote, and (ii) Complete stockholders adopt the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Complete common stock entitled to vote.

Superior’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Superior and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby; and (iii) approved the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement and the amendment to Superior’s certificate of incorporation to increase the authorized number of shares of Superior common stock from 125,000,000 shares to 250,000,000 shares. Superior’s board of directors unanimously recommends that Superior stockholders vote FOR the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement, FOR the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares and FOR any proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to amend Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting.

Complete’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Complete and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. Complete’s board of directors unanimously recommends that Complete stockholders vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on an advisory basis, the compensation that may become payable to Complete’s named executive officers in connection with the merger, and FOR any proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting.

This joint proxy statement/prospectus contains important information about Superior, Complete, the merger, the merger agreement and the special meetings. This document is also a prospectus for the shares of Superior common stock that will be issued to Complete stockholders pursuant to the merger agreement. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 19.

Your vote is important.  Whether or not you plan to attend Superior’s special meeting or Complete’s special meeting, as applicable, please submit a proxy to vote your shares as promptly as possible. To submit a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or submit your proxy by one of the other methods specified in this joint proxy statement/prospectus or the accompanying notices. Submitting a proxy will ensure that your vote is counted at the applicable special meeting if you do not attend in person. If your shares of common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or you obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. You may revoke your proxy at any time before it is voted. Please review this joint proxy statement/prospectus for more complete information regarding the merger and Superior’s special meeting and Complete’s special meeting, as applicable.

David D. Dunlap President and Chief Executive Officer Superior Energy Services, Inc.	Joseph C. Winkler Chairman and Chief Executive Officer Complete Production Services, Inc.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [•], 2011, and is first being mailed to Superior and Complete stockholders on or about [•], 2011.

Superior Energy Services, Inc.
601 Poydras Street, Suite 2400
New Orleans, Louisiana 70130
(504) 587-7374

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ • ], 2012

To the Stockholders of Superior Energy Services, Inc.:

We are pleased to invite you to attend a special meeting of the stockholders of Superior Energy Services, Inc., a Delaware corporation, which we refer to as Superior, which will be held at [ • ], on [ • ], 2012 at [ • ]:00 a.m., local time, for the following purposes:

1. to consider and vote on a proposal to approve the issuance of shares of Superior common stock to the stockholders of Complete Production Services, Inc., a Delaware corporation, which we refer to as Complete, pursuant to the Agreement and Plan of Merger, dated as of October 9, 2011, as it may be amended from time to time, which we refer to as the merger agreement, by and among Superior, SPN Fairway Acquisition, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Superior, and Complete (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice);

2. to consider and vote on a proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares; and

3. to consider and vote on any proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to amend Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting.

We do not expect to transact any other business at the special meeting. Superior’s board of directors has fixed the close of business on December 12, 2011 as the record date for determination of Superior stockholders entitled to receive notice of, and to vote at, Superior’s special meeting and any adjournments of the special meeting. Only holders of record of Superior common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Superior special meeting.

Approval of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement requires the affirmative vote of the holders of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of Superior common stock. Approval of the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares requires the affirmative vote of the holders of at least a majority of the outstanding shares of Superior common stock entitled to vote. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to amend Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting requires the affirmative vote of the holders of at least a majority of the outstanding shares of Superior common stock represented in person or by proxy at the special meeting and entitled to vote on such proposal.

Superior’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Superior and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby; and (iii) approved the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement and the amendment to Superior’s certificate of incorporation to increase the authorized number of shares of Superior common stock from 125,000,000 shares to 250,000,000 shares. Superior’s board of directors unanimously recommends that Superior stockholders vote FOR the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement, FOR the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares and FOR any proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please submit a proxy to vote your shares as promptly as possible.  To submit a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to submit your proxy. Submitting a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of Superior common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of Superior common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of Superior common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and Superior’s special meeting.

By Order of the Board of Directors

Greg Rosenstein
Secretary

New Orleans, Louisiana
[     •     ], 2011

Complete Production Services, Inc.
11700 Katy Freeway
Suite 300
Houston, Texas 77079
(281) 372-2300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ • ], 2012

To the Stockholders of Complete Production Services, Inc.:

A special meeting of the stockholders of Complete Production Services, Inc., a Delaware corporation, which we refer to as Complete, will be held at [ • ] on [ • ], 2012, at [ • ]:00 a.m., local time, for the following purposes:

1. to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of October 9, 2011, as it may be amended from time to time, which we refer to as the merger agreement, by and among Superior Energy Services, Inc., a Delaware corporation, which we refer to as Superior, SPN Fairway Acquisition, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Superior, and Complete (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice);

2. to consider and vote, on a non-binding, advisory basis, on the proposal to approve the compensation that may become payable to Complete’s named executive officers in connection with the merger; and

3. to consider and vote on any proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting.

We do not expect to transact any other business at the special meeting. Complete’s board of directors has fixed the close of business on December 12, 2011 as the record date for determination of Complete stockholders entitled to receive notice of, and to vote at, Complete’s special meeting and any adjournments of the special meeting. Only holders of record of Complete common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Complete special meeting.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Complete common stock entitled to vote. Approval of (i) the non-binding, advisory proposal to approve the compensation that may become payable to Complete’s named executive officers in connection with the merger and (ii) the proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting each requires the affirmative vote of the holders of at least a majority of the shares of Complete common stock represented in person or by proxy at the special meeting and entitled to vote on such proposal.

Complete’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Complete and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. Complete’s board of directors unanimously recommends that Complete stockholders vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on an advisory basis, the compensation that may become payable to Complete’s named executive officers in connection with the merger, and FOR any proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please submit a proxy to vote your shares as promptly as possible.  To submit a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to submit your proxy. Submitting a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of Complete common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of Complete common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of Complete common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and Complete’s special meeting.

By Order of the Board of Directors of
Complete Production Services, Inc.

James F. Maroney, III
Vice President, Secretary and General Counsel

Houston, Texas
[     •     ], 2011

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Superior and Complete from other documents filed with the SEC that are not included or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 126.

Documents incorporated by reference are also available to Superior stockholders and Complete stockholders without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers.

Superior Energy Services, Inc. Attention: Corporate Secretary 601 Poydras Street, Suite 2400 New Orleans, Louisiana 70130 (504) 587-7374 www.superiorenergy.com	Complete Production Services, Inc. Attention: Corporate Secretary 11700 Katy Freeway, Suite 300 Houston, Texas 77079 (281) 372-2300 www.completeproduction.com

You can also obtain any of these documents by requesting them in writing or by telephone from Georgeson Inc., Superior’s proxy solicitor, or MacKenzie Partners, Inc., Complete’s proxy solicitor, at the following addresses and telephone numbers.

Georgeson Inc.	MacKenzie Partners, Inc.
199 Water St.	105 Madison Avenue
26th Floor	New York, New York 10016
New York, New York 10038	800-322-2885
888-206-5970
superiorenergy@georgeson.com	proxy@mackenziepartners.com

To receive timely delivery of the requested documents in advance of the applicable special meeting, you should make your request no later than [ • ], 2011.

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Superior with the SEC, constitutes a prospectus of Superior for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Superior common stock to be issued to Complete stockholders in exchange for shares of Complete common stock pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of Superior and Complete for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In addition, it constitutes a notice of meeting with respect to the special meeting of Superior stockholders and a notice of meeting with respect to the special meeting of Complete stockholders.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [ • ], 2011. You should not assume that the information contained in this document is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. Neither our mailing of this document to Superior stockholders or Complete stockholders nor the issuance by Superior of shares of its common stock to Complete stockholders pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Superior has been provided by Superior and information contained in this joint proxy statement/prospectus regarding Complete has been provided by Complete.

QUESTIONS AND ANSWERS

The following are some questions that Superior stockholders and Complete stockholders may have regarding the proposals being considered at Superior’s special meeting and Complete’s special meeting and brief answers to those questions. Superior and Complete urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference because the information in this section does not provide all the information that might be important to you. Unless stated otherwise, all references in this joint proxy statement/prospectus to Superior are to Superior Energy Services, Inc., a Delaware corporation; all references to Complete are to Complete Production Services, Inc., a Delaware corporation; all references to Merger Sub or the surviving company are to SPN Fairway Acquisition, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Superior; all references to the merger agreement are to the Agreement and Plan of Merger, dated as of October 9, 2011, by and among Superior, Merger Sub and Complete, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference; and all references to the merger are to the merger of Complete with and into Merger Sub pursuant to the terms of the merger agreement.

Q:	What is the proposed transaction?

A:	Superior and Complete have entered into a merger agreement pursuant to which Complete will merge with and into Merger Sub, with Merger Sub surviving the merger as an indirect wholly owned subsidiary of Superior. At the effective time of the merger, each issued and outstanding share of Complete common stock (other than dissenting shares) will be converted automatically into the right to receive (i) 0.945 of a share of Superior common stock, par value $0.001 per share, and (ii) $7.00 in cash, as described under “The Merger Agreement — Merger Consideration” beginning on page 90.

Q:	Why are Superior and Complete proposing the merger?

A:	Among other reasons, the boards of directors of Superior and Complete each believe that the merger will position the combined company as the only mid-cap oilfield service company in the United States (a company with market capitalization between $3 billion and $10 billion) providing services and equipment to upstream oil and natural gas operators, making the combined company better equipped to compete with the larger oilfield services companies and to expand internationally. To review the reasons of the boards of directors of Superior and Complete for the merger in greater detail, see “The Merger — Recommendation of Superior’s Board of Directors and Its Reasons for the Merger” beginning on page 52 and “The Merger — Recommendation of Complete’s Board of Directors and Its Reasons for the Merger” beginning on page 54.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Superior’s and Complete’s boards of directors are using this joint proxy statement/prospectus to solicit proxies of Superior and Complete stockholders in connection with the merger agreement and the merger. In addition, Superior is using this joint proxy statement/prospectus as a prospectus for Complete stockholders because Superior is offering shares of its common stock to be issued in exchange for shares of Complete common stock in the merger.

In order to complete the merger, Superior stockholders must vote to approve the issuance of shares of Superior common stock to Complete stockholders stock pursuant to the merger agreement and to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares, and Complete stockholders must vote to adopt the merger agreement. Complete stockholders will also vote on a non-binding, advisory proposal to approve the compensation that may become payable to Complete’s named executive officers in connection with the merger.

Superior and Complete will hold separate special meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the special meetings of the stockholders of Superior and Complete, and you should read it carefully. The enclosed voting materials allow you to vote your shares of Superior common stock and/or Complete common stock, as applicable, without attending the applicable special meeting.

We encourage you to submit your proxy as promptly as possible.

Q:	When and where is the special meeting of Superior stockholders?

A:	Superior’s special meeting will be held at [ • ], on [ • ], 2012 at [ • ]:00 a.m., local time.

Q:	When and where is the special meeting of Complete stockholders?

A:	Complete’s special meeting will be held at [ • ], on [ • ], 2012 at [ • ]:00 a.m., local time.

Q:	Who can vote at the special meetings?

A:	All Superior stockholders of record as of the close of business on December 12, 2011, the record date for determining stockholders entitled to notice of and to vote at Superior’s special meeting, are entitled to receive notice of and to vote at Superior’s special meeting. As of the record date, there were [ • ] shares of Superior common stock outstanding and entitled to vote at the Superior special meeting, held by approximately, [ • ] holders of record. Each share of Superior common stock is entitled to one vote on each proposal presented at Superior’s special meeting.

All Complete stockholders of record as of the close of business on December 12, 2011, the record date for determining stockholders entitled to notice of and to vote at Complete’s special meeting, are entitled to receive notice of and to vote at Complete’s special meeting. As of the record date, there were [ • ] shares of Complete common stock outstanding and entitled to vote at the Complete special meeting, held by approximately [ • ] holders of record. Each share of Complete common stock is entitled to one vote on each proposal presented at Complete’s special meeting.

Q:	What constitutes a quorum?

A:	Superior’s bylaws provide that a majority of the outstanding shares of Superior common stock entitled to vote generally in the election of directors, represented in person or by proxy, constitutes a quorum at a meeting of its stockholders.

Complete’s bylaws provide that a majority of the outstanding shares of Complete common stock entitled to vote at the meeting, represented in person or by proxy, constitutes a quorum at a meeting of its stockholders.

Shares that are voted and shares abstaining from voting are treated as being present at each of the Superior special meeting and the Complete special meeting, as applicable, for purposes of determining whether a quorum is present.

Q:	What vote is required to approve the proposals at Superior’s special meeting and Complete’s special meeting?

A:	Approval of the proposal of Superior to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement requires the affirmative vote of the holders of at least a majority of the votes cast on such proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of Superior common stock. Approval of the proposal of Superior to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares requires the affirmative vote of the holders of at least a majority of the outstanding shares of Superior common stock entitled to vote. Approval of the proposal of Superior to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting requires the affirmative vote of the holders of at least a majority of the outstanding shares of Superior common stock represented in person or by proxy at the special meeting and entitled to vote on such proposal.

Approval of the proposal of Complete to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Complete common stock entitled to vote. Approval of (i) the non-binding, advisory proposal to approve the compensation that may become payable to Complete’s named executive officers in connection with the merger and (ii) the proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting each requires the affirmative vote of the holders of at least a majority of the shares of Complete

v

common stock represented in person or by proxy at the special meeting and entitled to vote on such proposal.

Your vote is important. We encourage you to submit your proxy as promptly as possible.

Q:	If my shares of Superior common stock or Complete common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of Superior common stock or Complete common stock for me? What happens if I do not vote for a proposal?

A:	Unless you instruct your broker or other nominee how to vote your shares of Superior common stock or Complete common stock, as applicable, held in street name, your shares will NOT be voted. This is referred to as a “broker non-vote.” If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote shares of Superior common stock or Complete common stock held in street name by returning a proxy card directly to Superior or Complete or by voting in person at Superior or Complete’s special meetings unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

If you are a Superior stockholder, abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes cast with regard to the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement, and as such, abstentions and broker non-votes could result in there not being sufficient votes cast on such proposal. Abstentions and broker non-votes will have the same effect as votes cast AGAINST the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares. Abstentions will have the same effect as votes cast AGAINST the proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting, but broker non-votes will have no effect on such proposal.

If you are a Complete stockholder, abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions will have the same effect as votes cast AGAINST (i) the proposal to adopt the merger agreement, (ii) the non-binding, advisory proposal to approve the compensation that may become payable to Complete’s named executive officers in connection with the merger and (iii) the proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting. Broker non-votes will have the same effect as votes cast AGAINST the adoption of the merger agreement, but will have no effect on the non-binding, advisory proposal to approve the compensation that may become payable to Complete’s named executive officers in connection with the merger or the proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting.

Q:	If I am a Complete stockholder, should I send in my stock certificates with my proxy card?

A:	NO. Please DO NOT send your Complete stock certificates with your proxy card. If the merger is adopted, you will be sent written instructions for exchanging your stock certificates.

Q:	What are the tax consequences of the merger?

A:	The merger is intended to qualify as a reorganization pursuant to section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Assuming the merger qualifies as a reorganization, a Complete stockholder:

• will recognize gain (but not loss) with respect to its Complete common stock in an amount equal to the lesser of (i) any gain realized with respect to that stock or (ii) the amount of cash received with respect to that stock (other than any cash received in lieu of a fractional share of Superior common stock); and

• will recognize gain (or loss) to the extent any cash received in lieu of a fractional share of Superior common stock exceeds (or is less than) the basis of the fractional share.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend on such stockholder’s circumstances. Accordingly, Complete and Superior urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 84.

Q:	Are Complete stockholders entitled to appraisal rights?

A:	Yes. Complete stockholders who do not vote in favor of the proposal of Complete to adopt the merger agreement will be entitled to seek appraisal of their shares pursuant to Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, and, if such rights are properly demanded and perfected and not withdrawn or lost and the merger is completed, such stockholders will be entitled to obtain payment of the judicially determined fair value of their shares of Complete common stock.

Q:	How does Superior’s board of directors recommend that Superior stockholders vote?

A:	Superior’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Superior and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby; and (iii) approved the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement and the amendment to Superior’s certificate of incorporation to increase the authorized number of shares of Superior common stock from 125,000,000 shares to 250,000,000 shares.

Superior’s board of directors unanimously recommends that Superior stockholders vote FOR the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement, FOR the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares and FOR any proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to amend Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting. For a more complete description of the recommendation of Superior’s board of directors, see “The Merger — Recommendation of Superior’s Board of Directors and Its Reasons for the Merger” beginning on page 52.

Q:	How does Complete’s board of directors recommend that Complete stockholders vote?

A:	Complete’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Complete and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Complete’s board of directors unanimously recommends that Complete stockholders vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Complete’s named executive officers in connection with the merger, and FOR any proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting. For a more complete description of the recommendation of Complete’s board of directors, see “The Merger — Recommendation of Complete’s Board of Directors and Its Reasons for the Merger” beginning on page 54.

Q:	How will Superior stockholders be affected by the merger and share issuance?

A:	After the merger, each Superior stockholder will continue to own the shares of Superior common stock that the stockholder held immediately prior to the merger. However, because Superior will be issuing new shares of Superior common stock to Complete stockholders in the merger, each outstanding share of Superior common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Superior common stock outstanding after the merger. As a result of the merger, each Superior stockholder will own shares in a larger company with more assets.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of Superior common stock or Complete common stock will be represented and voted at Superior’s special meeting or Complete’s special meeting, as applicable.

Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.

The method by which you submit a proxy will in no way limit your right to vote at Superior’s special meeting or Complete’s special meeting if you later decide to attend the meeting in person. However, if your shares of Superior common stock or Complete common stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at Superior’s special meeting or Complete’s special meeting.

Q:	How will my proxy be voted?

A:	All shares of Superior common stock entitled to vote and represented by properly completed proxies received prior to Superior’s special meeting, and not revoked, will be voted at Superior’s special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Superior common stock should be voted on a matter, the shares of Superior common stock represented by your proxy will be voted as Superior’s board of directors recommends and therefore FOR the approval of the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement, FOR the adoption of an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares, and FOR the proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting. If you do not provide voting instructions to your broker or other nominee, your shares of Superior common stock will NOT be voted at the meeting and will be considered broker non-votes.

All shares of Complete common stock entitled to vote and represented by properly completed proxies received prior to Complete’s special meeting, and not revoked, will be voted at Complete’s special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Complete common stock should be voted on a matter, the shares of Complete common stock represented by your proxy will be voted as Complete’s board of directors recommends and therefore FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Complete’s named executive officers in connection with the merger and FOR the proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting. If you do not provide voting instructions to your broker or other nominee, your shares of Complete common stock will NOT be voted at the meeting and will be considered broker non-votes.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at Superior’s special meeting or Complete’s special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

• by sending a written notice to the Secretary of Superior or the Secretary of Complete, as applicable, at the address set forth below, in time to be received before Superior’s special meeting or Complete’s special meeting, as applicable, stating that you would like to revoke your proxy;

• by completing, signing and dating another proxy card and returning it by mail in time to be received before Superior’s special meeting or Complete’s special meeting, as applicable, or by submitting a later dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

• by attending the Superior special meeting or the Complete special meeting, as applicable, and voting in person. Simply attending Superior’s special meeting or Complete’s special meeting without voting will not revoke your proxy or change your vote.

If your shares of Superior common stock or Complete common stock are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:	What should I do if I receive more than one set of voting materials for Superior’s special meeting or Complete’s meeting?

A:	You may receive more than one set of voting materials for Superior’s special meeting or Complete’s special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Superior common stock or Complete common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Superior common stock or Complete common stock. If you are a holder of record and your shares of Superior common stock or Complete common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or if available, please submit your proxy by telephone or over the Internet.

Q:	What happens if I am a stockholder of both Superior and Complete?

A:	You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each company.

Q:	Who can answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a Superior stockholder: Superior Energy Services, Inc. Attention: Corporate Secretary 601 Poydras Street, Suite 2400 New Orleans, Louisiana 70130 (504) 587-7374 www.superiorenergy.com	If you are a Complete stockholder: Complete Production Services, Inc. Attention: Corporate Secretary 11700 Katy Freeway, Suite 300 Houston, Texas 77079 (281) 372-2300 www.completeproduction.com

Proxy Solicitor: Georgeson Inc. 199 Water St. 26th Floor New York, New York 10038 888-206-5970 superiorenergy@georgeson.com	Proxy Solicitor: MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 800-322-2885 proxy@mackenziepartners.com

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SUMMARY

The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the merger and the other transactions contemplated thereby, Superior and Complete encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes. In addition, Superior and Complete encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Superior and Complete that has been filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.”

The Companies

Superior Energy Services, Inc.

Superior provides a broad range of products and services used to assist oil and gas companies drill, complete, produce, maintain and decommission their oil and gas wells. Superior operates throughout the United States, in the Gulf of Mexico and in several international markets. Superior’s business is comprised of three segments: Subsea and Well Enhancement, Drilling Products and Services and Marine Services.

Superior common stock is listed on the New York Stock Exchange, which we refer to as the NYSE, and trades under the symbol “SPN.”

Superior’s principal executive offices are located at 601 Poydras Street, Suite 2400, New Orleans, Louisiana, 70130, and its telephone number is (504) 587-7374.

SPN Fairway Acquisition, Inc., which we refer to as Merger Sub, is a Delaware corporation and an indirect wholly owned subsidiary of Superior that was formed for the purpose of entering into the merger agreement.

Complete Production Services, Inc.

Complete focuses on providing specialized completion and production services and products that help oil and gas companies develop hydrocarbon reserves, reduce costs and enhance production. Complete’s operations are located throughout the United States, and in western Canada and Mexico. Complete’s business is comprised of two segments: Completion and Production Services and Drilling Services.

Complete common stock is listed on the NYSE and trades under the symbol “CPX.”

Complete’s principal executive offices are located at 11700 Katy Freeway, Suite 300, Houston, Texas, 77079, and its telephone number is (281) 372-2300.

The Merger and the Merger Agreement

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Complete will merge with and into Merger Sub, with Merger Sub surviving the merger as an indirect wholly owned subsidiary of Superior. In the merger, each share of Complete common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares as described in “Appraisal Rights”) will be converted into the right to receive 0.945 of a share of Superior common stock and $7.00 in cash as described under “The Merger Agreement — Merger Consideration.” Cash will be paid in lieu of any fractional shares.

Based on the closing price of Superior common stock on December 1, 2011, the aggregate value of the merger consideration to be received by Complete stockholders is expected to be approximately $2.9 billion, based on the number of shares of outstanding Complete common stock on December 1, 2011. The $2.9 billion consists of approximately $552 million to be paid in cash and approximately $2.3 billion to be paid through the issuance of approximately 74.5 million shares of Superior common stock and is based on the assumption that no options to purchase Complete common stock other than the options held by Complete’s directors are exercised prior to completion of the merger and that all such options to purchase Complete common stock and all unvested restricted stock shares are assumed by Superior. The market value of the merger consideration ultimately received by Complete stockholders will depend on the closing price of Superior common stock on the day that the merger is consummated. See “Risk Factors — Risk Factors Relating to the Merger” beginning on page 19. Because the merger consideration is fixed and the market price of shares of Superior common stock may fluctuate, Complete stockholders cannot be sure of the value of the merger consideration they will receive.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. Superior and Complete encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the merger.

Recommendation of Superior’s Board of Directors

Superior’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Superior and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby and (iii) approved the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement and the amendment to Superior’s certificate of incorporation to increase the authorized number of shares of Superior common stock from 125,000,000 shares to 250,000,000 shares.

Superior’s board of directors unanimously recommends that Superior stockholders vote FOR the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement, FOR the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares and FOR any proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase in the authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting.

Recommendation of Complete’s Board of Directors

Complete’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Complete and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby.

Complete’s board of directors unanimously recommends that Complete stockholders vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on an advisory basis, the compensation that may become payable to Complete’s named executive officers in connection with the merger and FOR any proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting.

Stockholders Entitled to Vote; Vote Required

Superior

Superior stockholders who owned shares of Superior common stock at the close of business on December 12, 2011, which is referred to as Superior’s record date, are entitled to notice of and to vote at Superior’s special meeting. On Superior’s record date, there were [ • ] shares of Superior common stock outstanding and entitled to vote at Superior’s special meeting, held by approximately [ • ] holders of record.

Each share of Superior common stock is entitled to one vote on each proposal to be voted on at Superior’s special meeting.

At Superior’s special meeting, holders of a majority of the outstanding shares of Superior common stock entitled to vote generally in the election of directors, represented in person or by proxy, constitutes a quorum. Abstentions will be counted in determining whether a quorum is present at Superior’s special meeting.

Approval of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement requires the affirmative vote of the holders of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of Superior common stock. Approval of the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares requires the affirmative vote of the holders of at least a majority of the outstanding shares of Superior common stock entitled to vote. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting requires the affirmative vote of the holders of at least a majority of the outstanding shares of Superior common stock represented in person or by proxy at the special meeting and entitled to vote on such proposal.

See page 34 for a description of the effect of abstentions and broker non-votes with respect to the above proposals.

Your vote is very important. You are encouraged to submit your proxy as promptly as possible. If you do not indicate how your shares of Superior common stock should be voted on a matter, the shares of Superior common stock represented by your properly executed proxy will be voted as Superior’s board of directors recommends and therefore FOR the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement, FOR the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares, and FOR the proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase in the authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting. If you do not provide voting instructions to your broker or other nominee, your shares of Superior common stock will NOT be voted at the meeting and will be considered broker non-votes.

Complete

Complete stockholders who owned shares of Complete common stock at the close of business on December 12, 2011, which is referred to as Complete’s record date, are entitled to notice of and to vote at Complete’s special meeting. On Complete’s record date, there were [ • ] shares of Complete common stock outstanding and entitled to vote at Complete’s special meeting, held by approximately [ • ] holders of record. Each share of Complete common stock is entitled to one vote on each proposal to be voted on at Complete’s special meeting.

At Complete’s special meeting, holders of a majority in voting power of outstanding shares of Complete common stock entitled to vote must be present, either in person or represented by proxy, to constitute a quorum. Abstentions will be counted in determining whether a quorum is present at Complete’s special meeting.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Complete common stock entitled to vote. The approval of (i) the proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Complete’s named executive officers in connection with the merger or (ii) any proposal to authorize

Complete’s board of directors, in its discretion, to adjourn Complete’s special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting requires in each case the affirmative vote of the holders of at least a majority of the outstanding shares of Complete common stock represented in person or by proxy at the special meeting and entitled to vote on such proposal.

See page 40 for a description of the effect of abstentions and broker non-votes with respect to the above proposals.

Your vote is very important. You are encouraged to submit your proxy as promptly as possible. If you do not indicate how your shares of Complete common stock should be voted on a matter, the shares of Complete common stock represented by your properly executed proxy will be voted as Complete’s board of directors recommends and therefore FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on an advisory basis, the compensation that may become payable to Complete’s named executive officers in connection with the merger, and FOR any proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting. If you do not provide voting instructions to your broker or other nominee, your shares of Complete common stock will NOT be voted at the meeting and will be considered broker non-votes.

Opinions of Financial Advisors

Opinion of Superior’s Financial Advisor

Greenhill & Co., LLC, which we refer to as Greenhill, has acted as financial advisor to Superior’s board of directors in connection with the merger. On October 9, 2011, Greenhill delivered its oral opinion, subsequently confirmed in writing, to Superior’s board of directors that, as of the date of the opinion and based upon and subject to the limitations and assumptions stated in its opinion, the merger consideration proposed to be paid in connection with the merger is fair, from a financial point of view, to Superior. The full text of Greenhill’s written opinion dated October 9, 2011, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference.

The summary of Greenhill’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety. Greenhill’s written opinion was addressed to Superior’s board of directors. It was not a recommendation to Superior’s board of directors as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to how any Superior stockholder should vote at Superior’s special meeting. Greenhill was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the merger as compared to other business strategies or transactions that might have been available to Superior or Superior’s underlying business decision to proceed with or effect the merger. Greenhill has not expressed any opinion as to any aspect of the transactions contemplated by the merger agreement other than the fairness, from a financial point of view, of the proposed merger consideration to Superior. See “The Merger — Opinion of Superior’s Financial Advisor” beginning on page 56.

Opinion of Complete’s Financial Advisor

On October 9, 2011, Credit Suisse Securities (USA) LLC, which we refer to as Credit Suisse, rendered its oral opinion to Complete’s board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of October 9, 2011, the merger consideration to be received by Complete stockholders other than Superior and its affiliates in the merger was fair, from a financial point of view, to such Complete stockholders.

Credit Suisse’s opinion was directed to Complete’s board of directors, and only addressed the fairness, from a financial point of view, to Complete stockholders other than Superior and its affiliates of the merger consideration to be received by such Complete stockholders in the merger and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any Complete stockholder as to how such stockholder should vote or act with respect to any matter relating to the merger. See “The Merger — Opinion of Complete’s Financial Advisor” beginning on page 66.

Treatment of Complete Stock Options and Restricted Shares

Treatment of Stock Options.  Pursuant to, and as further described in, the merger agreement, at the effective time of the merger, each stock option to purchase Complete common stock outstanding immediately prior to the effective time of the merger will be assumed by Superior and converted into a stock option to purchase a number of shares of Superior common stock equal to the product of (i) the number of shares of Complete common stock subject to the stock option and (ii) the stock award exchange ratio, as defined below, rounded down to the nearest whole share. The per share exercise price of such converted stock option to purchase Superior common stock will be equal to (i) the per share exercise price of the stock option to purchase Complete common stock divided by (ii) the stock award exchange ratio, rounded up to the nearest whole cent. Except for certain rights of the executive officers and directors to acceleration of vesting, each such converted stock option to purchase Superior common stock will be subject to the same terms and conditions as were applicable to the corresponding option to purchase Complete common stock immediately prior to the effective time of the merger.

Treatment of Restricted Shares.  Pursuant to, and as further described in, the merger agreement, at the effective time of the merger, all outstanding unvested restricted shares under Complete’s stock plans will be adjusted to provide that each such award shall represent, immediately after the effective time of the merger, the right to receive a number of shares of Superior common stock equal to the product of (i) the applicable number of shares of Complete common stock subject to such award, multiplied by (ii) the stock award exchange ratio, rounded up to the nearest whole share. Except for certain rights of the executive officers and directors to acceleration of vesting, each such assumed unvested restricted share will be subject to the same terms and conditions as were applicable to the corresponding unvested restricted shares immediately prior to the effective time of the merger.

Stock Award Exchange Ratio.  The “stock award exchange ratio” is the sum of (a) 0.945 and (b) the quotient obtained by dividing $7.00 by the average of the closing prices of a share of Superior common stock on the NYSE, as reported in The Wall Street Journal, for the five consecutive trading days immediately preceding the third trading day before the effective time of the merger. The exercise price and/or number of shares of Superior common stock that may be purchased under the converted stock option will be further adjusted to the extent required for the converted stock option to remain compliant with, or exempt from, the requirements of section 409A of the Code; and in the case of a stock option to purchase Complete common stock that is intended to qualify as an incentive stock option within the meaning of section 422 of the Code, the exercise price and the number of shares of Superior common stock subject to the converted stock option will be determined in a manner consistent with the requirements of section 424 of the Code.

Prior to the effective time of the merger, each outstanding unvested stock option to purchase Complete common stock and each Complete unvested restricted share held by the directors of Complete will vest in full. In addition, each outstanding unvested stock option to purchase Complete common stock and each Complete unvested restricted share held by the named executive officers and certain other employees of Complete will vest in full upon the effective time of the merger or upon a termination of employment following the merger pursuant to the terms of their existing agreements with Complete. See “The Merger — Interests of Complete’s Directors and Officers in the Merger” beginning on page 75.

Directors and Management of Superior After the Merger

The directors of Superior prior to the merger will continue as the directors of Superior after the merger. In addition, as provided in the merger agreement, Superior will increase the size of Superior’s board of directors by two members, and fill the vacancies created by such increase with two members of Complete’s current board of directors, selected by Superior, effective as of the effective time of the merger.

Following the merger, Superior expects that the continued employment and involvement of Complete’s key management will be important to the strategic and operational success of Superior’s operations. Superior will use its commercially reasonable efforts to retain key management from Complete following the effective time of the merger.

Share Ownership of Directors and Executive Officers of Superior

At the close of business on December 1, 2011, the directors and executive officers of Superior and their affiliates held and were entitled to vote 567,254 shares of Superior common stock, collectively representing approximately 0.71% of the shares of Superior common stock outstanding and entitled to vote on that date. The directors and executive officers of Superior have each indicated that they expect to vote FOR the proposal to approve the issuance of Superior common stock to Complete stockholders pursuant to the merger agreement, FOR the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of common stock from 125,000,000 shares to 250,000,000 shares and FOR any proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting.

Share Ownership of Directors and Executive Officers of Complete

At the close of business on December 1, 2011, the directors and executive officers of Complete and their affiliates held and were entitled to vote 3,869,313 shares of Complete common stock collectively representing approximately 4.9% of the shares of Complete common stock outstanding and entitled to vote on that date (excluding 1,901,736 shares issuable upon exercise of options as of December 1, 2011). The directors and executive officers of Complete have each indicated that they expect to vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Complete’s named executive officers in connection with the merger, and FOR any proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting.

Interests of Complete’s Directors and Executive Officers in the Merger

In considering the recommendation of Complete’s board of directors to adopt the merger agreement, Complete stockholders should be aware that Complete’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of Complete stockholders generally. These interests include those discussed below.

Pursuant to the merger agreement, two members of Complete’s board of directors will be added to Superior’s board of directors following completion of the merger. The other members of Complete’s board of directors will resign effective upon the effective time of the merger.

Complete maintains executive agreements with each of its executive officers and certain other members of senior management that provide for certain payments and benefits in connection with a change of control of Complete. The merger qualifies as a change of control under these executive agreements. Pursuant to these executive agreements, each outstanding unvested stock option to purchase Complete common stock and each unvested share of Complete restricted stock held by an executive officer of Complete (other than

Mr. Williams) will become fully vested upon the effective time of the merger, regardless of whether the executive officer’s employment is terminated. Under the terms of the merger agreement, each outstanding unvested stock option to purchase Complete common stock and each unvested share of Complete restricted stock held by a director of Complete will become fully vested a reasonable number of days prior to the closing of the merger in order to permit such directors to exercise each outstanding stock option to purchase Complete common stock prior to the effective time of the merger. As of December 12, 2011, an aggregate of approximately 580,898 stock options to purchase Complete common stock and 483,173 unvested shares of Complete restricted stock held by Complete’s executive officers and directors would be subject to accelerated vesting upon or just prior to the completion of the merger.

Outstanding stock options to purchase Complete common stock and any unvested shares of Complete restricted stock will be assumed by Superior and will be converted into stock options to purchase Superior common stock or unvested restricted shares of Superior common stock, as applicable, with appropriate adjustments to be made to the number of shares subject to such awards, and the exercise price under such stock options, based on a stock exchange formula described under “The Merger Agreement — Treatment of Complete Stock Options and Restricted Shares.” In accordance with this formula, holders of stock options to purchase Complete common stock and holders of restricted shares of Complete common stock will not receive the cash component of the merger consideration in cash and instead will receive replacement options exercisable for additional shares of Superior common stock or additional shares of Superior restricted stock, as applicable.

Under the executive agreements with each executive officer of Complete, the executive officers are entitled to certain severance payments and other benefits if the executive officer’s employment is terminated for certain specific reasons within two years following the merger. We estimate that the total value of severance payments, incentive award acceleration, tax gross-up payments and other benefits that would become due to the executive officers, assuming that qualifying terminations of employment occur in 2011, following the merger (based on levels of pay and other circumstances as of December 12, 2011) is approximately $41.4 million. This amount is an estimate based upon multiple assumptions, including assumptions that there would be a termination of employment of all executive officers promptly following the closing of the merger and certain assumptions prescribed by section 280G of the Code. Some of those assumptions are based on information as currently available and will need to be updated. Some of those assumptions are intended to illustrate the maximum amounts payable to executive officers of Complete, including the assumption regarding termination of employment of all such executive officers. Superior will use its commercially reasonable efforts to retain key management from Complete following the effective time of the merger. As a result, the actual value of award acceleration upon the effective time of the merger and the actual amounts to be received by executive officers as a result of a qualifying termination of employment, if any, may differ in material respects from the estimate specified above and herein.

Complete’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that Complete stockholders adopt the merger agreement. See “The Merger — Recommendation of Complete’s Board of Directors and Its Reasons for the Merger” and “The Merger — Interests of Complete’s Directors and Executive Officers in the Merger.”

Listing of Shares of Superior Common Stock; Delisting and Deregistration of Shares of Complete Common Stock

Approval of the listing on the NYSE of the shares of Superior common stock issuable to Complete stockholders pursuant to the merger agreement, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger. Superior has agreed to use its reasonable best efforts to cause the shares of Superior common stock issuable to Complete stockholders pursuant to the merger agreement to be approved for listing on the NYSE at or prior to the effective time of the merger, subject to official notice of issuance. If the merger is completed, shares of Complete common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Complete Stockholder Appraisal Rights in the Merger

Complete stockholders who do not vote in favor of the proposal to adopt the merger agreement will be entitled to seek appraisal of their shares pursuant to Section 262 of the DGCL, and, if such rights are properly demanded and perfected and not withdrawn or lost, such Complete stockholders will be entitled to obtain payment of the judicially-determined fair value of their shares of Complete common stock if the merger is completed. See “Appraisal Rights” beginning on page 111.

Conditions to Completion of the Merger

A number of conditions must be satisfied or waived, where legally permissible, before the merger can be consummated. These include, among others:

•	the approval by Superior stockholders of the issuance of the shares of Superior common stock to Complete stockholders pursuant to the merger agreement and the adoption of an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares;

•	the adoption of the merger agreement by Complete stockholders;

•	the effectiveness of the Form S-4 registration statement, of which this joint proxy statement/prospectus is a part, and the absence of a stop order suspending the effectiveness of the Form S-4 registration statement or proceedings for such purpose pending before or threatened by the SEC;

•	the approval for listing on the NYSE of the shares of Superior common stock to be issued to Complete stockholders pursuant to the merger agreement, subject to official notice of issuance;

•	the receipt by each party of an opinion from that party’s legal counsel to the effect that the merger will be treated as a “reorganization” within the meaning of section 368(a) of the Code; and

•	the accuracy of the representations and warranties of Superior, Complete and Merger Sub in the merger agreement, subject to the material adverse effect standard provided in the merger agreement and described below, with specified exceptions.

Neither Superior nor Complete can give any assurance as to when or if all of the conditions to the consummation of the merger will be satisfied or waived or that the merger will occur.

For more information regarding the conditions to the consummation of the merger and a complete list of such conditions, see “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 96.

Regulatory Approvals Required for the Merger

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division, and the Federal Trade Commission, which we refer to as the FTC, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to the HSR Act, and by other governmental entities under non-U.S. antitrust or competition merger control statutes. Under the HSR Act, Superior and Complete are required to make pre-merger notification filings and to await expiration or early termination of the statutory waiting period (and any extension of the waiting period) prior to completing the merger. On November 2, 2011, the FTC informed both Superior and Complete that the HSR Act waiting period was terminated on November 2, 2011.

Under Mexico’s Federal Law of Economic Competition of 1993, as amended in 2001 and 2006, neither Superior nor Complete may complete the merger until 10 business days after notifying Mexico’s Federal Competition Commission, which we refer to as the CFC. On November 24, 2011, Superior and Complete received notification from the CFC that the merger has been approved.

The merger may also be subject to the regulatory requirements of other municipal, state and federal, domestic or foreign, governmental agencies and authorities.

No Solicitation and Change in Recommendation

Under the merger agreement, each of Superior and Complete has agreed not to (and to not permit any of its officers, directors, employees, advisors, counsel, agents, accountants or other representatives to) solicit, initiate or knowingly and intentionally encourage or facilitate, or engage in discussions or negotiations regarding any competing acquisition proposal, provide information regarding itself to a third party in connection with a competing acquisition proposal or release any third party from any confidentiality or standstill agreement entered into or amended during the twelve months prior to the date of the merger agreement, to the extent relating to a competing acquisition proposal. However, before (i) the adoption of the merger agreement by Complete stockholders or (ii) the approval of the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement and the adoption of the amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares by Superior stockholders, Complete or Superior, as applicable, may, under certain circumstances, engage in negotiations with and provide information regarding itself to a third party making an unsolicited, written competing acquisition proposal with respect to Complete or Superior, as applicable. Under the merger agreement, each of Complete and Superior is required to notify the other if it receives any competing acquisition proposal or any request for information in connection with such a competing acquisition proposal received by either Complete or Superior.

Before the adoption of the merger agreement by Complete stockholders, Complete’s board of directors may, under certain specified circumstances, withdraw its recommendation or declaration of advisability of the merger agreement if Complete’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to change its recommendation would be inconsistent with its fiduciary duties. Similarly, before the approval of the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement and the adoption of the amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares by Superior stockholders, Superior’s board of directors may, under certain specified circumstances, withdraw its recommendation or declaration of advisability of the merger agreement if Superior’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to change its recommendation would be inconsistent with its fiduciary duties.

For more information regarding the limitations on each of Superior and Complete and their respective boards of directors to consider other proposals, see “The Merger Agreement — Additional Agreements — No Solicitation of Alternative Transactions” beginning on page 104.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger in the following ways:

•	by mutual written consent of Superior and Complete;

•	by either Superior or Complete if:

•	the merger is not completed on or before April 30, 2012 (subject to certain exceptions in connection with the expiration or termination of the waiting period, or any extension thereof, under the HSR Act or of any administrative or judicial action or proceeding brought under any domestic or foreign antitrust or competition merger control statute) and the party seeking to terminate the merger agreement shall not have breached its obligations under the merger agreement in any manner that shall have proximately caused the failure to consummate the merger, referred to as the termination date;

•	any injunction, judgment, order or decree prohibiting or permanently enjoining the closing of the merger is in effect and has become final and nonappealable (provided that the party seeking to terminate has complied with its obligations under the merger agreement to resist, lift or resolve such injunction, judgment, order or decree);

•	Complete stockholders fail to adopt the merger agreement at Complete’s special meeting; or

•	Superior stockholders fail to approve at Superior’s special meeting (i) the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or (ii) the adoption of the amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares.

•	by Complete if:

•	Superior has breached or failed to perform its representations, warranties, covenants or other agreements in the merger agreement, which would give rise to the failure of a condition to closing of the merger and is incapable of being cured prior to the termination date or is not cured by Superior within 60 days following notice from Complete;

•	prior to the adoption by Complete stockholders of the merger agreement at Complete’s special meeting, Complete’s board of directors has received a superior proposal and has not violated the no solicitation provisions of the merger agreement with respect to such proposal in such a manner as to materially prejudice Superior’s rights under the merger agreement, and Complete terminates the merger agreement in accordance with its terms (including negotiating with Superior to amend the merger agreement prior to such termination and payment of the termination fee described below);

•	Superior’s board of directors failed to include in this joint proxy statement/prospectus, or withdraws or adversely changes, its recommendation to its stockholders; or

•	Superior has breached or failed to perform in any material respect any of its obligations under the no solicitation provisions of the merger agreement.

•	by Superior if:

•	Complete has breached or failed to perform its representations, warranties, covenants or other agreements in the merger agreement, which would give rise to the failure of a condition to closing of the merger and is incapable of being cured prior to the termination date or is not cured by Complete within 60 days following notice from Superior;

•	prior to the approval by Superior stockholders of the issuance of the shares of Superior common stock to Complete stockholders pursuant to the merger agreement and the adoption of the amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares, Superior’s board of directors has received a superior proposal and has not violated the no solicitation provisions of the merger agreement with respect to such proposal in such a manner as to materially prejudice Complete’s rights under the merger agreement, and Superior terminates the merger agreement in accordance with its terms (including negotiating with Complete to amend the merger agreement prior to such termination and payment of the termination fee described below);

•	Complete’s board of directors failed to include in this joint proxy statement/prospectus, or withdraws or adversely changes, its recommendation to its stockholders; or

•	Complete has breached or failed to perform in any material respect any of its obligations under the no solicitation provisions of the merger agreement.

For more information regarding the rights of Superior and Complete to terminate the merger agreement, see “The Merger Agreement — Termination of the Merger Agreement — General” beginning on page 107.

Expenses and Termination Fees

Pursuant to the merger agreement, Superior may be required to pay to Complete a termination fee of $70 million (less any of Complete’s expenses previously reimbursed by Superior as provided in the merger agreement) if the merger agreement is terminated under certain circumstances, and Complete may be required to pay to Superior a termination fee of $70 million (less any of Superior’s expenses previously reimbursed by

Complete as provided in the merger agreement) if the merger agreement is terminated under certain circumstances. In addition, the merger agreement requires each of Superior and Complete to reimburse the other’s expenses, up to $5 million, in certain circumstances, or up to $4 million on the part of Complete and up to $7.5 million on the part of Superior, in other circumstances, where the merger agreement is terminated and the $70 million termination fee is not then payable to such party.

For more information regarding the termination fee, see “The Merger Agreement — Termination of the Merger Agreement — Termination Fees and Expenses” beginning on page 109.

Material U.S. Federal Income Tax Consequences of the Merger

The merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code, and accordingly, a Complete stockholder who exchanges, in the merger, such stockholder’s Complete common stock for cash and Superior shares will recognize gain (but not loss) in an amount equal to the lesser of:

•	will recognize gain (but not loss) with respect to its Complete common stock in an amount equal to the lesser of (i) any gain realized with respect to that stock or (ii) the amount of cash received with respect to that stock (other than any cash received instead of a fractional share of Superior common stock); and

•	will recognize gain (or loss) to the extent any cash received instead of a fractional share of Superior common stock exceeds (or is less than) the basis of the fractional share.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend on such stockholder’s circumstances. Accordingly, Complete and Superior urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 84.

Accounting Treatment of the Merger

Superior will account for the merger using the acquisition method of accounting under U.S. generally accepted accounting principles, which we refer to as GAAP. The merger will be accounted for by applying the acquisition method, with Superior treated as the acquiror.

Source of Funding for the Merger

Superior’s obligation to complete the merger is not conditioned upon its obtaining financing. In connection with the merger, Superior and its wholly owned subsidiary, SESI, L.L.C., have entered into a commitment letter with JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and other lenders, which we refer to collectively as the lenders, pursuant to which the lenders have committed to provide, subject to the conditions set forth therein, a $400 million term loan facility, a $600 million revolving credit facility and a senior unsecured bridge facility of up to $700 million. On December 6, 2011, Superior closed a debt financing in which SESI, L.L.C. sold $800.0 million in aggregate principal amount of senior unsecured notes due 2021. Superior intends to forego the use of the senior unsecured bridge facility committed by the lenders.

The proceeds of the financing commitments and debt financing will be used by Superior (i) to redeem (x) to the extent outstanding, all then-outstanding aggregate principal amount of Complete’s 8% senior notes due 2016 and (y) any amounts outstanding at the effective time of the merger under Complete’s existing credit facility (including in each case, accrued interest and premiums associated therewith), (ii) to pay the cash portion of the merger consideration, (iii) to pay the fees and expenses incurred in connection with the transactions, and (iv) with respect to the revolving credit facility, for general corporate purposes.

For more information regarding the sources and uses of funding for the merger, see “Source of Funding for the Merger” beginning on page 115.

Comparison of Rights of Superior Stockholders and Complete Stockholders

At the effective time of the merger, Complete stockholders will become Superior stockholders. Superior’s certificate of incorporation, as amended, and bylaws, as amended and restated, contain provisions that are different from Complete’s amended and restated certificate of incorporation and amended and restated bylaws as currently in effect.

For a summary of certain differences between the rights of Superior stockholders and Complete stockholders, see “Comparison of Rights of Superior Stockholders and Complete Stockholders” beginning on page 116.

Recent Developments

On October 26, 2011, Superior issued a press release to report its unaudited results of operation and other financial information for the third quarter of 2011 and the nine months ended September 30, 2011. Superior announced that net income for the third quarter of 2011 was $59.6 million or $0.73 per diluted share, on revenue of $565.3 million. Net income for the nine months ended September 30, 2011 was $123.2 million or $1.52 per diluted share, on revenue of $1,490.1 million.

On October 26, 2011, Complete issued a press release to report its results of operations for the quarter ended September 30, 2011. Complete announced that net income from continuing operations for the third quarter of 2011 was $59.3 million or $0.75 per diluted share, on revenue of $590.3 million.

On November 11, 2011, Complete signed a definitive agreement to sell I.E. Miller Services, Inc., a wholly owned subsidiary which operates a drilling logistics business based in Eunice, Louisiana. The transaction closed on November 30, 2011. Proceeds from the sale were approximately $111.1 million, resulting in a gain on the transaction subject to working capital and other adjustments.

Selected Historical Financial Information of Superior

The following selected historical financial information for each of the three years ended December 31, 2010 and as of December 31, 2010 and 2009, has been derived from Superior’s audited consolidated financial statements contained in its Current Report on Form 8-K filed with the SEC on October 25, 2011, which is incorporated into this joint proxy statement/prospectus by reference. The selected historical financial information for each of the years ended December 31, 2007 and 2006 and as of December 31, 2008, 2007 and 2006 has been derived from Superior’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

The selected historical financial information for each of the nine-month periods ended September 30, 2011 and 2010, and as of September 30, 2011 has been derived from Superior’s unaudited consolidated financial statements contained in Superior’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, which is incorporated into this joint proxy statement/prospectus by reference. The selected historical financial information as of September 30, 2010 has been derived from Superior’s unaudited consolidated financial statements contained in Superior’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which has not been incorporated into this joint proxy statement/prospectus by reference. In Superior’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim September 30, 2011 financial information. Interim results for the nine months ended and as of September 30, 2011 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2011.

You should read this selected historical financial information together with the financial statements included in reports that are incorporated by reference in this document and their accompanying notes and management’s discussion and analysis of operations and financial condition of Superior contained in such reports.

						Nine Months
	Fiscal Years Ended December 31,					Ended September 30,
	2006	2007	2008	2009	2010	2010	2011
	(In thousands, except per share data)

Statement of Operations Data:
Revenues	$1,093,821	$1,572,467	$1,881,124	$1,449,300	$1,681,616	$1,224,720	$1,490,129
Income (loss) from operations	316,889	465,838	565,692	(51,384)	168,266	153,127	226,704
Net income (loss)	$187,663	$271,558	$351,475	$(102,323)	$81,817	$78,808	$123,192

Basic earnings (loss) per share	$2.35	$3.35	$4.39	$(1.31)	$1.04	$1.00	$1.55
Diluted earnings (loss) per share	$2.31	$3.30	$4.33	$(1.31)	$1.03	$0.99	$1.52
Statement of Cash Flow Data:
Cash flows from operating activities	$279,592	$530,283	$402,359	$276,103	$455,973	$336,750	$362,125
Cash flows used in investing activities	(581,356)	(502,111)	(310,537)	(292,271)	(603,473)	(507,129)	(531,839)
Cash flows from (used in) financing activities	284,933	(16,009)	(93,351)	176,385	(8,057)	10,927	328,759
Cash flows used in investing activities
Acquistions of business, net of cash received	$(285,970)	$(118,973)	$(8,410)	$(1,247)	$(276,077)	$(262,048)	$(748)
Cash contributed to equity-method investments	(57,781)	—	—	(8,694)	—	—	—
Payments for capital expenditures	(242,936)	(410,518)	(453,861)	(286,277)	(323,244)	(238,812)	(329,229)
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$38,970	$51,649	$44,853	$206,505	$50,727	$47,381	$210,181
Short-term investments	—	—	—	—	—	—	223,592
Property, plant and equipment, net	804,228	1,086,408	1,114,941	1,058,976	1,313,150	1,349,396	1,440,852
Total assets	1,872,067	2,255,295	2,490,145	2,516,665	2,907,533	2,942,435	3,483,742
Long-term debt, including current maturities	623,318	638,599	655,009	849,475	866,445	880,305	1,206,770
Stockholders’ equity	765,237	1,025,666	1,254,273	1,178,045	1,280,551	1,267,475	1,435,191

Selected Historical Financial Information of Complete

The following selected historical financial information for each of the three years ended December 31, 2010 and as of December 31, 2010 and 2009, has been derived from Complete’s audited consolidated financial statements contained in Exhibit 99.1 to Complete’s Current Report on Form 8-K filed with the SEC on November 18, 2011, containing revisions to Complete’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated into this joint proxy statement/prospectus by reference. The selected historical financial information for each of the years ended December 31, 2007 and 2006 and as of December 31, 2008, 2007 and 2006 has been derived from Complete’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

The selected historical financial information for each of the nine-month periods ended September 30, 2011 and 2010, and as of September 30, 2011 has been derived from Complete’s unaudited consolidated financial statements contained in Complete’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, which is incorporated into this joint proxy statement/prospectus by reference. The selected historical financial information as of September 30, 2010 has been derived from Complete’s unaudited consolidated financial statements contained in Complete’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, updated to reflect its Southeast Asian business as discontinued operations and restructuring of its operating segments by combining its remaining product sales business into its drilling services operating segment, which has not been incorporated into this joint proxy statement/prospectus by reference. In Complete’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim September 30, 2011 financial information. Interim results for the nine months ended and as of September 30, 2011 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2011.

You should read this selected historical financial information together with the financial statements included in reports that are incorporated by reference in this document and their accompanying notes and management’s discussion and analysis of operations and financial condition of Superior contained in such reports.

						Nine Months
	Fiscal Years Ended December 31,					Ended September 30,
	2006	2007	2008	2009	2010	2010	2011
	(In thousands, except per share data)

Statement of Operations Data:
Revenues	$1,055,817	$1,452,670	$1,789,817	$1,026,065	$1,530,865	$1,064,489	$1,623,707
Income (loss) from operations	226,205	282,070	37,552	(194,200)	188,194	114,540	282,153
Net income (loss)	$138,498	$157,860	$(89,568)	$(181,668)	$84,158	$45,939	$152,625

Basic earnings (loss) per share	$2.10	$2.19	$(1.22)	$(2.42)	$1.11	$0.60	$1.97
Diluted earnings (loss) per share	$2.03	$2.15	$(1.22)	$(2.42)	$1.08	$0.59	$1.93
Statement of Cash Flow Data:
Cash flows from operating activities	$186,010	$338,871	$351,408	$281,221	$214,202	$170,770	$326,703
Cash flows used in investing activities	(650,863)	(409,189)	(374,098)	(18,128)	(174,088)	(106,751)	(249,699)
Cash flows from (used in) financing activities	471,376	66,643	27,990	(207,991)	6,817	1,090	12,822
Cash flows used in investing activities
Acquistions of business, net of cash received	$(369,606)	$(50,406)	$(180,154)	$—	$(33,721)	$(21,332)	$(15,576)
Proceeds from sale of disposal group	19,310	—	50,150	—	—	—	19,300
Payments for capital expenditures	(303,922)	(367,659)	(253,776)	(37,431)	(145,023)	(89,855)	(259,925)
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$16,704	$10,428	$16,893	$71,770	$119,135	$137,005	$208,281
Property, plant and equipment, net	750,758	1,011,514	1,160,433	935,860	950,932	908,191	1,073,825
Total assets	1,739,198	2,050,633	1,988,972	1,588,854	1,801,238	1,690,872	2,120,962
Long-term debt, including current maturities	750,938	826,383	847,645	650,230	650,000	650,089	650,000
Stockholders’ equity	734,633	926,031	860,711	698,890	805,834	757,068	980,545

Selected Unaudited Pro Forma Consolidated Financial Information

The following tables set forth selected unaudited pro forma consolidated financial information. The pro forma consolidated financial information combines the historical financial statements of Superior and Complete after giving effect to the merger using the acquisition method of accounting and Superior’s preliminary estimates, assumptions and pro forma adjustments as described below and in the accompanying notes to the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information should be read in conjunction with Superior’s historical consolidated financial statements and Complete’s historical consolidated financial statements, including the notes thereto, which are incorporated by reference into this proxy statement/prospectus. The selected unaudited pro forma consolidated financial information has been derived from and should be read in conjunction with the unaudited pro forma consolidated financial information and accompanying notes included in this joint proxy statement/prospectus beginning on page F-1.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the transactions described above had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements.

	Nine Months	Year
	Ended	Ended
	September 30,	December 31,
	2011	2010
	(In thousands,
	except per share data)

Statement of Operations Data:
Revenues	$3,016,666	$3,105,669
Net income (loss)	235,141	118,463
Earnings per share:
Basic	$1.53	$0.77
Diluted	$1.49	$0.76

As of
September 30, 2011

Balance Sheet Data (as of end of period):
Total assets	7,741,067
Long-term debt, including current maturities	2,496,770
Stockholders’ equity	3,732,086

Unaudited Comparative Per Share Information

The following tables set forth the historical net income and book value per share of Superior and Complete and the pro forma consolidated per share data on an unaudited basis after giving effect to the merger using the acquisition method of accounting. The data is derived from and should be read in conjunction with the Superior and Complete audited consolidated financial statements and related notes, the unaudited condensed consolidated interim financial statements of Superior and Complete and related notes, and the unaudited pro forma condensed consolidated financial information and related notes, which are included elsewhere in this joint proxy statement/prospectus.

The pro forma consolidated Complete equivalent information shows the effect of the merger from the perspective of an owner of Complete common stock. The information was computed by multiplying the Superior pro forma consolidated information by the exchange ratio of 0.945. This computation does not include the benefit to Complete stockholders of the cash component of the merger consideration.

The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus. Neither Superior nor Complete declared any cash dividends related to their respective common stock during the periods presented.

The pro forma net income per share includes the consolidated net income of Superior and Complete on a pro forma basis as if the transactions were consummated on January 1, 2010.

	Nine Months	Year
	Ended	Ended
	September 30,	December 31,
	2011	2010

Superior historical
Net income per share — basic	$1.55	$1.04
Net income per share — diluted	$1.52	$1.03
Book value per share at end of period — diluted	$17.69	$16.06
Superior pro forma consolidated
Net income per share — basic	$1.53	$0.77
Net income per share — diluted	$1.49	$0.76
Book value per share at end of period — diluted	$23.71	$21.94
Complete historical
Net income per share — basic	$1.97	$1.11
Net income per share — diluted	$1.93	$1.08
Book value per share at end of period — diluted	$12.40	$10.37
Complete pro forma (equivalent)(1)
Net income per share — basic	$1.44	$0.73
Net income per share — diluted	$1.41	$0.72
Book value per share at end of period — diluted	$22.41	$20.73

(1)	Does not reflect the $7.00 cash component of the merger consideration.

Comparative Superior and Complete Market Price and Dividend Information

Superior’s Market Price Data

Superior’s common stock is listed on the NYSE under the symbol “SPN.” This table sets forth, for the periods indicated, the range of high and low sales prices for Superior’s common stock as reported on the NYSE. During the time periods shown below, Superior did not declare or pay any dividends on its common stock. Superior’s fiscal year ends on December 31 of each year. As of December 1, 2011, Superior had approximately 155 stockholders of record.

	2009
	High	Low

First Quarter	$18.75	$11.20
Second Quarter	24.65	12.36
Third Quarter	23.18	14.76
Fourth Quarter	25.91	20.05

	2010
	High	Low

First Quarter	$26.95	$19.40
Second Quarter	28.93	18.09
Third Quarter	28.00	18.02
Fourth Quarter	35.44	25.35

	2011
	High	Low

First Quarter	$41.65	$32.55
Second Quarter	41.49	33.39
Third Quarter	42.87	26.21

Complete’s Market Price Data

Complete’s common stock is listed on the NYSE under the symbol “CPX.” This table sets forth, for the periods indicated, the range of high and low sales prices for Complete’s common stock as reported on the NYSE. During the time periods shown below, Complete did not declare or pay any dividends on its common stock. Complete’s fiscal year ends on December 31 of each year. As of December 1, 2011, Complete had approximately 37 stockholders of record (excluding approximately 100 holders of restricted stock).

	2009
	High	Low

First Quarter	$10.15	$2.20
Second Quarter	8.47	2.92
Third Quarter	11.94	5.76
Fourth Quarter	13.72	8.85

	2010
	High	Low

First Quarter	$16.06	$10.83
Second Quarter	15.97	11.33
Third Quarter	21.69	13.68
Fourth Quarter	32.72	20.52

	2011
	High	Low

First Quarter	$32.49	$24.33
Second Quarter	34.75	27.29
Third Quarter	42.62	18.84

Recent Closing Prices

The following table sets forth the closing per share sales prices of Superior’s common stock and Complete’s common stock as reported on the NYSE, on October 7, 2011, the last full trading day before the public announcement of the execution of the merger agreement by Superior and Complete, and on December 5, 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus:

	Superior	Complete
	Common Stock	Common Stock

October 7, 2011	$27.41	$20.38
December 5, 2011	30.75	35.80

The market price of Superior common stock and Complete common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the merger. Because the number of shares of Superior common stock to be issued in connection with the merger for each share of Complete common stock is fixed in the merger agreement, the market value of Superior common stock to be received by Complete stockholders at the effective time of the merger may vary significantly from the prices shown in the table above.

Following the transaction, Superior common stock will continue to be listed on the NYSE and, until the completion of the merger, Complete’s common stock will continue to be listed on the NYSE.

Historically, neither Superior nor Complete has declared or paid cash dividends on their respective common stock.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed under “Cautionary Statement Concerning Forward-Looking Statements,” Superior and Complete stockholders should carefully consider the following risks before deciding how to vote. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 126.

Risk Factors Relating to the Merger

Because a portion of the merger consideration to be received by Complete stockholders is a fixed amount of Superior common stock and the market price of shares of Superior common stock will fluctuate, Complete stockholders cannot be sure of the aggregate value of the merger consideration they will receive.

Upon consummation of the merger, each outstanding share of Complete common stock (other than dissenting shares) will be converted into 0.945 of a share of Superior common stock and $7.00 in cash. The number of shares of Superior common stock to be issued pursuant to the merger agreement for each share of Complete common stock is fixed and will not be adjusted to reflect changes in the market price of either Superior common stock or Complete common stock. The market price of Superior common stock at the effective time of the merger may vary significantly from the market prices of Superior common stock on earlier dates, including the date the merger agreement was executed, the date of this joint proxy statement/prospectus, the date of Superior’s special meeting and the date of Complete’s special meeting.

In addition, the merger may not be completed until a significant period of time has passed after the date of the special meetings for both companies. Because the merger consideration will not be adjusted to reflect any changes in the stock price of Superior common stock or Complete common stock, the market value of the Superior common stock issued in the merger and the Complete common stock converted in the merger may be higher or lower than the values of those shares on earlier dates. At the time of your particular special meeting, you will not know the exact market value of Superior’s common stock to be issued to Complete stockholders upon completion of the merger. Stock price changes may result from a variety of factors that are beyond the control of Superior and Complete, including:

•	market reaction to the announcement of the merger and the prospects of the combined company;

•	changes in the respective businesses, operations or prospects of Superior or Complete, including their ability to meet earnings estimates;

•	general business, market, industry or economic conditions;

•	changes in legislation, regulation, technology or competition affecting Superior, Complete or the energy industry;

•	worldwide supply and demand for oil and gas and prevailing commodity prices;

•	the level of drilling activity of customers of Superior and Complete; and

•	other factors beyond the control of Superior and Complete, including those described or referred to elsewhere in this “Risk Factors” section.

Neither Superior nor Complete is permitted to terminate the merger agreement, refrain from closing the merger, or change the recommendation of its board of directors in respect of the proposals described herein solely because of changes in the market price of either Superior’s common stock or Complete’s common stock.

The merger and related transactions are subject to approval by the stockholders of both Superior and Complete.

In order for the merger to be completed, Complete stockholders must adopt the merger agreement, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of Complete common stock entitled to vote. In addition, while a vote of Superior stockholders is not required to approve the merger, Superior stockholders’ approval is required under applicable NYSE rules in order for Superior to be authorized to issue the shares of Superior common stock to Complete stockholders as part of the merger consideration and under the DGCL to amend Superior’s certificate of incorporation to increase the number of authorized shares of common stock from 125,000,000 shares to 250,000,000 shares. Approval of the issuance of shares of Superior common stock to Complete stockholders under NYSE rules requires approval by holders of at least a majority of the total votes cast. Under applicable NYSE rules, the total votes cast (whether for, against or abstain) on the share issuance proposal must also represent a majority of the shares of Superior common stock outstanding. Adoption of the amendment to Superior’s certificate of incorporation to increase the number of authorized shares of common stock from 125,000,000 shares to 250,000,000 shares requires the affirmative vote of the holders of at least a majority of the outstanding shares of Superior common stock entitled to vote.

Directors and executive officers of Complete may have certain interests in the merger that differ from, or are in addition to, those of Complete stockholders generally.

The executive officers of Complete who negotiated the terms of the merger agreement and the members of Complete’s board of directors who approved the merger agreement may have certain interests in the merger that may be different from, or in addition to, the interests of Complete stockholders generally. These interests include the following:

•	The consummation of the merger will constitute a change of control under the executive agreements between Complete and its named executive officers, resulting in the acceleration of the vesting of all outstanding options and shares of restricted stock held by each named executive officer. The named executive officers are entitled under their executive agreements to tax gross-up payments for excise taxes they may be due from such award acceleration. In addition, Superior and Complete have agreed to accelerate the vesting of all outstanding options to purchase Complete common stock and restricted shares of Complete common stock held by each member of Complete’s board of directors prior to consummation of the merger and Complete’s chief executive officer has the authority to designate specific groups or classes of employees who will be entitled to accelerated vesting of outstanding options to purchase Complete common stock and restricted shares of Complete common stock in the event such employees have a termination of employment without cause following the consummation of the merger.

•	The executive agreements of each named executive officer of Complete provide for severance payments and other benefits, including excise tax gross-up payments, if the named executive officer’s employment is terminated for certain specific reasons within two years following the merger. The severance payments include a multiple (3 times for Complete’s chief executive officer and 2.5 times for the other named executive officers of Complete) of the sum of the executive’s (i) base salary, (ii) highest annual bonus in the preceding three fiscal years, (iii) annual automobile allowance, and (iv) annual company contributions under its retirement plans. The severance benefits also include continued health, life and disability insurance for 3 years for the chief executive officer and 2.5 years for the other named executive officers, or cash in lieu of such coverage.

•	Following the effective time of the merger, two members of Complete’s board of directors will be appointed to Superior’s board of directors; and

•	All current and retired directors and officers of Complete will continue to be indemnified with respect to acts or omissions occurring prior to closing under existing agreements.

These executive agreements and potential payments and benefits payable to the named executive officers, directorship positions, equity award acceleration and indemnification rights are different from and in addition to the interests of Complete stockholders generally. For a discussion of the interests of directors and executive officers in the merger, see “The Merger — Interests of Complete’s Directors and Executive Officers in the Merger” beginning on page 75.

The merger agreement contains provisions that limit Complete and Superior from pursuing alternatives to the merger, could discourage a potential competing acquirer of either Complete or Superior from proposing a favorable alternative transaction and, in certain circumstances, could require Complete or Superior to pay a substantial sum to the other party.

Under the merger agreement, Superior and Complete are required to pay to the other a termination fee of $70 million if the merger agreement is terminated under certain specific circumstances. If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of the company making such payment. If the merger agreement is terminated under certain other specific circumstances, the merger agreement requires Superior or Complete to reimburse the other for its expenses, subject to various caps described further under “The Merger Agreement — Termination of the Merger Agreement — Termination Fees and Expenses.”

Under the merger agreement, Superior and Complete are restricted from entering into alternative transactions. Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in “The Merger Agreement — Additional Agreements — No Solicitation of Alternative Transactions” beginning on page 104), Superior and Complete are restricted from soliciting, initiating, knowingly and intentionally encouraging or facilitating, or negotiating, any inquiry, proposal or offer for a competing acquisition proposal with any person. Additionally, under the merger agreement, in the event of a potential change by Superior’s board of directors of its recommendation to its stockholders or Complete’s board of directors of its recommendation to its stockholders with respect to the merger, such party changing its recommendation must provide the other with three business days’ notice to allow such party to propose an adjustment to the terms and conditions of the merger agreement. Further, even if Complete’s board of directors withdraws or qualifies its recommendation for the adoption of the merger agreement, Complete is still required to submit the proposal to a vote of its stockholders at Complete’s special meeting, unless the merger agreement is terminated prior to Complete’s special meeting in accordance with its terms. Similarly, even if Superior’s board of directors withdraws or qualifies its recommendation for the issuance of Superior common stock to Complete stockholders pursuant to the merger agreement and the related adoption of the amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares, Superior is still required to submit these proposals to a vote of its stockholders at Superior’s special meeting, unless the merger agreement is terminated prior to Superior’s special meeting. Superior or Complete may terminate the merger agreement and enter into an agreement with respect to a superior proposal that Superior or Complete, as applicable, receives only if specified conditions have been satisfied, including compliance with the no solicitation provisions of the merger agreement.

These provisions, either individually or collectively, could discourage a third party that may have an interest in acquiring all or a significant part of Superior or Complete from considering or proposing any such acquisition, even if such third party were prepared to pay consideration with a higher market value or more attractive terms than those proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added cost of the termination fee or expense reimbursement that may become payable in certain circumstances.

Superior and Complete may be unable to obtain the regulatory clearances and approvals required to complete the merger or, in order to do so, Superior and Complete may be required to comply with material restrictions or conditions.

Under the HSR Act, neither Superior nor Complete may complete the merger until required information and materials are furnished to the DOJ and the FTC, and the applicable waiting period under the HSR Act terminates or expires. On November 2, 2011, the FTC informed both Superior and Complete that the HSR Act waiting period was terminated on November 2, 2011.

Under Mexico’s Federal Law of Economic Competition of 1993, as amended in 2001 and 2006, neither Superior nor Complete may complete the merger until 10 business days after notifying the CFC of the transaction, unless the CFC issues a “stand-still” order, in which case neither Superior nor Complete may complete the merger until the CFC approves the transaction. On November 24, 2011, Superior and Complete received notification from the CFC that the merger has been approved.

The expiration or termination of the waiting period (and any extension of the waiting period) applicable to the merger under the HSR Act and Mexico’s Federal Law of Economic Competition of 1993 is a condition to closing the merger. The merger may also be subject to the regulatory requirements of other municipal, state, federal, or foreign governmental agencies and authorities. Regulatory entities may impose certain requirements or obligations as conditions for their approval or in connection with their review.

The merger agreement may require Superior and Complete to accept conditions from these regulators that could adversely impact the combined company without either of them having the right to refuse to close the merger on the basis of those regulatory conditions. Neither Superior nor Complete can provide any assurance that they will obtain the necessary clearances or approvals, or that any required conditions will not have a material adverse effect on the combined company following the merger or result in the abandonment of the merger.

Additionally, even after the above-described statutory waiting periods have expired, and even after completion of the merger, governmental authorities could seek to challenge the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Superior or Complete may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

Any delay in completing the merger may substantially reduce the benefits expected to be obtained from the merger.

In addition to obtaining the required governmental clearances and approvals, closing of the merger is conditioned on obtaining various approvals by Superior’s and Complete’s respective stockholders and a number of other conditions beyond the control of Complete and Superior. These conditions may prevent or delay the merger from being completed. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 96. Superior and Complete cannot predict whether or when the conditions required to complete the merger will be satisfied. Any delay in completing the merger may materially adversely affect the ability of the combined company to attain the benefits that Superior and Complete expect to achieve if the merger is completed within the expected timeframe.

Many of the anticipated benefits of combining Superior and Complete may not be realized.

Superior and Complete entered into the merger agreement with the expectation that the merger would result in various benefits including, among other things, expansion opportunities, an expanded product line and workforce better equipped to serve customers, maintaining business and customer levels and accretion to Superior’s earnings per share. The success of the merger will depend, in part, on the combined company’s ability to realize these anticipated benefits from the continued operation of the businesses of Superior and Complete. However, to realize these anticipated benefits, the combined company must successfully combine and integrate the businesses of Superior and Complete. Otherwise, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The merger will involve the combination of Superior and Complete, which each currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Superior and Complete.

Following the effective time of the merger, the combined company may encounter potential difficulties in the integration process, including the following:

•	the failure to retain key employees of either of Superior or Complete;

•	the inability to successfully combine the businesses of Superior and Complete in a manner that permits the combined company to achieve the anticipated benefits of the merger in the time frame currently anticipated or at all;

•	the complexities associated with managing the combined businesses out of a substantial number of different locations and integrating personnel from both Superior and Complete, while at the same time attempting to provide consistent, high quality services and equipment under a unified culture;

•	potential unknown liabilities and unforeseen increased expenses associated with the merger; and

•	performance shortfalls at one or both of Superior and Complete as a result of the diversion of management’s attention caused by completing the merger and integrating the operations of Superior and Complete.

For all these reasons, the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s services, equipment, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the combined company.

Superior and Complete will incur substantial transaction costs pursuant to the merger agreement and the coordination of businesses.

Superior and Complete will incur substantial expenses in connection with completing the merger, and over a period of time following the completion of the merger, Superior further expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Superior and Complete. While Superior has assumed that a certain level of transaction and coordination expenses will be incurred, there are a number of factors beyond Superior’s control that could affect the total amount or the timing of these transaction and coordination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately.

Superior is planning to finance the cash portion of the merger consideration and to refinance the outstanding long-term indebtedness of Complete incurred pursuant to the merger agreement with funds obtained through senior unsecured indebtedness, and Superior cannot guarantee that it will be able to obtain the necessary funds from the lenders on favorable terms or at all.

Pursuant to the merger agreement, Superior and its wholly owned subsidiary, SESI, L.L.C., have entered into a commitment letter with the lenders. Pursuant to the commitment letter and subject to the conditions set forth therein, the lenders have agreed to structure, arrange and syndicate, and have committed to provide, credit facilities comprised of (i) a $400 million term loan facility and a $600 million revolving credit facility, which we refer to collectively as the senior secured facilities, and (ii) a senior unsecured bridge facility of up to $700 million, which we refer to as the bridge facility. On December 6, 2011, Superior closed a debt financing in which SESI, L.L.C. sold $800.0 million in aggregate principal amount of senior unsecured notes due 2021. Superior intends to forego the use of the bridge facility. The proceeds of the senior secured facilities and the debt financing will be used, among others, to pay the aggregate cash portion of the merger consideration and to refinance Complete’s long-term indebtedness. The funding under the commitment letter is subject to certain conditions, including conditions that do not relate directly to the merger agreement, and Superior cannot guarantee that such proceeds will be available under the commitment letter. The completion of the merger is not conditioned on the availability of the financing described above. See “Source of Funding for the Merger” beginning on page 115.

Superior’s and Complete’s stockholders will be diluted by the merger.

The merger will dilute the ownership position of the current Superior stockholders, and result in Complete stockholders having an ownership stake in Superior that is smaller than their current stake in Complete. Following the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement, Superior stockholders and the former Complete stockholders are expected to hold approximately 51.5% and 48.5%, respectively, of the combined company’s common stock outstanding immediately after the merger, based on the number of shares of common stock of each of Superior and Complete currently outstanding and various assumptions regarding share issuances by each of Superior and Complete prior to the effective time of the merger. Consequently, Superior stockholders and Complete stockholders, as a general matter, will have less influence over the management and policies of Superior after the merger than each currently exercise over the management and policies of Superior and Complete, as applicable.

Failure to complete the merger could negatively affect the stock prices and the future businesses and financial results of Superior and Complete.

If the merger is not completed, the ongoing businesses of Superior or Complete may be adversely affected and Superior and Complete will each be subject to several risks, including the following:

•	the payment of certain significant costs relating to the merger without receiving the benefits of the merger, including in certain circumstances a termination fee of $70 million to the other party or reimbursement of expenses of the other party subject to specific limitations;

•	the adverse impact resulting from the diversion of attention of management of Superior and Complete to the merger rather than their own operations and pursuit of other opportunities that could have been beneficial to Superior or Complete, as applicable; and

•	the resulting negative customer perception could adversely affect the ability of Superior and Complete to compete for, or to win, new and renewal business in the marketplace.

If the merger is not completed, Complete and Superior cannot assure their respective stockholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of Superior or Complete.

The pendency of the merger could adversely affect the business and operations of Superior and Complete.

In connection with the pending merger, some customers or vendors of each of Superior and Complete may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of Superior and Complete, regardless of whether the merger is completed. Similarly, current and prospective employees of Superior and Complete may experience uncertainty about their future roles with Superior following the merger, which may materially adversely affect the ability of each of Superior and Complete to attract, retain and motivate key personnel during the pendency of the merger and which may materially adversely divert attention from the daily activities of Superior’s and Complete’s existing employees. In addition, due to operating covenants in the merger agreement, each of Superior and Complete may be unable, during the pendency of the merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial to Superior or Complete, as applicable.

Superior’s future results of operations could be adversely affected if the goodwill recorded in the merger subsequently requires impairment.

Upon completing the merger, Superior will record an asset called “goodwill” equal to the excess amount it pays for Complete, including the fair value of liabilities assumed, over the fair value of the tangible and identified intangible assets to be allocated to Complete. Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 350 requires that goodwill and other intangible assets that have indefinite useful lives not be amortized, but instead be tested at least annually for impairment. FASB ASC

Topic 350 provides specific guidance for testing goodwill and other non-amortized intangible assets for impairment. Any future impairments would negatively impact Superior’s results of operations for the period in which the impairment is recognized.

If the merger is not completed by April 30, 2012, either Superior or Complete may choose not to proceed with the merger.

Either Superior or Complete may terminate the merger agreement if the merger has not been completed by April 30, 2012, unless the failure of the merger to have been completed by such date was primarily caused by the failure of the party seeking to terminate the merger agreement to have performed in all material respects its obligations under the merger agreement or was due to non-satisfaction of the condition that all waiting periods (and any extensions thereof) applicable to the merger under the HSR Act or any administrative or judicial action or proceeding brought under any applicable domestic or foreign antitrust or competition merger control statute will have been terminated or expired. In the event the merger has not been completed by April 30, 2012 as a result of the non-satisfaction of the condition that all waiting periods (and any extensions thereof) applicable to the merger under the HSR Act or any administrative or judicial action or proceeding brought under any applicable domestic or foreign antitrust or competition merger control statute will have been terminated or expired, then either party may unilaterally extend this termination date to October 31, 2012. For more information, please see the section titled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 107.

Risk Factors Relating to Superior Following the Effective Time of the Merger

The existing businesses of Superior and Complete are both subject to significant risks. The risks affecting Superior’s current business are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference. The risks affecting Complete’s business are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2010 and its subsequent quarterly reports on Quarterly Report on Form 10-Q, each of which are incorporated herein by reference. Because we anticipate that these risks will continue to apply to Superior’s and Complete’s combined business following the merger, we urge you to read carefully the description of these risks in their entirety set forth in the documents referenced above. Set forth below are certain of the principal risks that we expect Superior (also referred to following the effective time of the merger as the combined company) to face following the merger.

The business of the combined company will depend on the level of activity in the oil and gas industry, which is significantly affected by volatile oil and gas prices and other factors.

Following the effective time of the merger, Superior’s business will depend on the level of activity in oil and gas exploration, development and production in market sectors worldwide. Oil and gas prices and market expectations of potential changes in these prices significantly affect this level of activity. However, higher commodity prices do not necessarily translate into increased drilling activity since customers’ expectations of future commodity prices typically drive demand for the combined company’s services. The availability of quality drilling prospects, exploration success, relative production costs, the stage of reservoir development and political and regulatory environments are also expected to affect the demand for the combined company’s services. Worldwide military, political and economic events have in the past contributed to oil and gas price volatility and are likely to do so in the future. The demand for the combined company’s services is expected to be affected by numerous factors, including the following:

•	the level of worldwide oil and gas exploration and production;

•	the cost of exploring for, producing and delivering oil and gas;

•	demand for energy, which is affected by worldwide economic activity and population growth;

•	the ability of the Organization of Petroleum Exporting Countries to set and maintain production levels for oil;

•	the discovery rate of new oil and gas reserves;

•	domestic and global political and economic uncertainty, socio-political unrest and instability or hostilities;

•	demand for and availability of alternative, competing sources of energy; and

•	technological advances affecting energy exploration, production and consumption.

A significant amount of the combined company’s North American onshore business will be focused on unconventional shale resource plays, especially oil plays. The demand for those services is substantially affected by the oil and gas prices and market expectations of potential changes in these prices. If the price of oil were to go below a certain threshold for an extended period of time, demand for the combined company’s services would be greatly reduced having a material adverse effect on the combined company’s business, financial condition and operational results.

Although the effects of changing prices on activity levels in production and development sectors of the oil and gas industry are less immediate and as a result, less volatile than the exploration sector, producers generally react to declining oil and gas prices by reducing expenditures. Based on the past experiences of Superior and Complete, such expenditure reductions can be expected to adversely affect the combined company’s business. Superior and Complete are unable to predict future oil and gas prices or the level of oil and gas industry activity. A prolonged low level of activity in the oil and gas industry will adversely affect the demand for the products and services of the combined company and its financial condition, results of operations and cash flows.

The business of the combined company and the expected benefits of the merger are subject to risks from economic stagnation and lower commodity prices.

Recent economic data indicates that the rate of economic growth in the United States and worldwide will remain lower than that experienced several years ago. Prolonged periods of little or no economic growth will likely decrease demand for oil and natural gas, which could result in lower prices for crude oil and natural gas and therefore lower demand and potentially lower pricing for the products and services of the combined company. A prolonged period of economic stagnation or deterioration could result in a significant adverse effect on the operating results of the combined company and the expected benefits of the merger. In addition, most of the customers of the combined company are involved in the energy industry, and if a significant number of them experience a prolonged business decline or disruption as a result of economic slowdown or lower crude oil and natural gas prices, the combined company may incur increased exposure to credit risk and bad debts.

Business issues currently faced by Complete or Superior may be imputed to the operations of the other.

To the extent that either Superior or Complete currently has or is perceived by customers to have operational challenges, such as on-time performance, safety issues or workforce issues, those challenges may raise concerns by existing customers of the other following the merger which may limit or impede the combined company’s future ability to obtain additional work from those customers.

Failure to retain key employees and skilled workers could adversely affect Superior following the merger.

The combined company’s performance following the merger could be adversely affected if it is unable to retain certain key employees and skilled workers of Complete and Superior. The combined company’s ability to expand its operations depends in part on its ability to increase the size of its skilled labor force. The loss of the services of one or more of these key employees or the inability to employ or retain skilled workers could adversely affect Superior’s future operating results. The demand for skilled workers is high and the supply is limited, particularly in North American markets where there are large unconventional shale resource plays and we have experienced increases in labor costs in recent quarters and may continue to do so in the future. In addition, current and prospective employees of Superior and Complete may experience uncertainty about their future roles with the company until after the merger is completed. This may adversely affect the ability of Superior and Complete to attract and retain key personnel.

Skilled labor shortages and increased labor costs negatively affect Superior’s profitability and results of operation.

After the effective time of the merger, Superior may be affected by skilled labor shortages of certain types of qualified personnel, including engineers, project managers, field supervisors and other qualified personnel, which both Superior and Complete have from time-to-time experienced, especially in North American regions where there are large unconventional shale resource plays. These shortages could negatively impact the productivity and profitability of certain projects. The inability of the combined company to bid on new and attractive projects, or maintain productivity and profitability on existing projects, including ones developed by Complete, due to the limited supply of skilled workers and/or increased labor costs could negatively affect its profitability and results of operation.

Business growth could outpace the capabilities of Superior’s infrastructure and workforce.

Superior cannot be certain that its infrastructure and workforce will be adequate to support its operations as it expands. Future growth after the merger also could impose significant additional demands on Superior’s resources, resulting in additional responsibilities on members of Superior’s senior management, including the need to recruit and integrate new senior level managers, executives and operating personnel. Superior cannot be certain that it will be able to recruit and retain such additional personnel. To the extent that Superior is unable to manage its growth effectively, or is unable to attract and retain additional qualified personnel, Superior may not be able to expand its operations or execute its business plan.

The combined company’s consolidated financial statements may be impacted in future periods based on the accuracy of our valuations of Complete.

Accounting for an acquisition involves complex and subjective valuations of the assets, liabilities and noncontrolling interests of the acquired entity, which will be recorded in the combined company’s consolidated financial statements pursuant to the general accounting rules applicable for business combinations. Differences between the inputs and assumptions used in the valuations and actual results could have a material effect on the combined company’s consolidated financial statements in future periods.

World political events could affect the markets for the combined company’s services.

World political events have resulted in military action in the Middle East, terrorist attacks and related unrest. Military action by the United States or other nations could escalate and further acts of terrorism may occur in the U.S. or elsewhere. Such acts of terrorism could be directed against companies such as the combined company. Such developments have caused instability in the world’s financial and insurance markets in the past. In addition, these developments could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for the combined company’s products and services. Insurance premiums could increase and coverages may be unavailable in the future.

U.S. government regulations may effectively preclude the combined company from actively engaging in business activities in certain countries. These regulations could be amended to restrict or prohibit business activities in certain countries where Superior and Complete currently operate or where the combined company may wish to operate in the future.

The business of the combined company will remain subject to operating hazards present in the oil and natural gas industry, as well as adverse weather conditions.

Following the effective time of the merger, the operations of the combined company will remain subject to hazards present in the oil and natural gas industry, such as fire, explosion, blowouts, oil spills and leaks or spills of hazardous materials. These incidents as well as accidents or problems in normal operations can cause personal injury or death and damage to property or the environment. The customer’s operations can also be interrupted. From time to time, customers may seek recovery for damage to their equipment or property that occurred while Superior was performing services. In addition, the combined company’s operations could be materially affected by severe weather in the North America, Gulf of Mexico, North Sea or other areas where it is expected to continue to conduct onshore and offshore operations after the closing. Severe weather, such as hurricanes, blizzards and extreme temperatures, may cause evacuation of personnel and curtailment of services, damage to drilling rigs resulting in suspension of operations, and loss of or damage to equipment, inventory, and facilities. If material, damage from any such operating hazards or adverse weather conditions could adversely affect the results of operations of the combined company and the expected benefits of the merger.

Demand for the combined company’s products and services could be reduced or eliminated by governmental regulation or a change in the law regarding emissions.

A variety of regulatory developments, proposals or requirements have been introduced in the domestic and international regions that are focused on restricting the emission of carbon dioxide, methane and other greenhouse gases. Among these developments are the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol,” the Regional Greenhouse Gas Initiative in the Northeastern United States, and the Western Regional Climate Action Initiative in the Western United States. Also, in 2007, the U.S. Supreme Court held in Massachusetts, et al. v. EPA that greenhouse gases are an “air pollutant” under the federal Clean Air Act and thus subject to future regulation.

It is not currently feasible to predict whether, or which of, the current greenhouse gas emission proposals will be adopted. In addition, there may be subsequent international treaties, protocols or accords that the United States joins in the future. The potential passage of climate change regulation may curtail production and demand for fossil fuels such as oil and gas in areas of the world where customers of the combined company operate and thus adversely affect future demand for products and services of the combined company, which may in turn adversely affect future results of operations.

The Deepwater Horizon incident could have a lingering significant impact on exploration and production activities in United States coastal waters that could adversely affect demand for Superior’s services and equipment.

The April 2010 catastrophic explosion of the Deepwater Horizon, the related oil spill in the Gulf of Mexico and the U.S. Government’s response to these events has significantly and adversely disrupted oil and gas exploration activities in the Gulf of Mexico. After the explosion, the United States government imposed new safety and permitting requirements on shallow water operators, resulting in significantly longer review processes of drilling permit applications and fewer drilling permits being issued to these operators. Additionally, the commission appointed by the President of the United States to study the causes of the catastrophe has recommended certain legislative and regulatory measures designed to minimize the possibility of a reoccurrence of a disastrous spill. Various bills are being considered by Congress that, if enacted, could either significantly increase the costs of conducting drilling and exploration activities in the Gulf of Mexico, particularly in deep waters, or possibly drive a substantial portion of drilling and operation activity out of the Gulf of Mexico.

There are a number of uncertainties affecting the oil and gas industry that continue to exist in the aftermath of the Deepwater Horizon explosion and the ensuing responses. Although the eventual outcome of these uncertainties is currently unknown, any one or more of them could constrict the return of demand for Superior’s products and services to historical levels or further reduce demand for Superior’s products and services, which could adversely affect Superior’s operations in the Gulf of Mexico. However, until the ultimate regulatory response to these events becomes more certain, Superior cannot accurately predict the extent of the impact those responses could have on its customers and similarly, the long term impact on its business and operations. Any regulatory response that has the effect of materially curtailing drilling and exploration activity in the Gulf of Mexico will ultimately adversely affect Superior’s operations in the Gulf of Mexico.

Complete’s business is currently subject to, and the combined company’s business after the merger will be subject to, the risk of future changes in the law regarding the regulation of hydraulic fracturing.

Complete’s hydraulic fracturing and fluid handling operations are subject to a range of applicable federal, state and local laws, including those discussed under the heading “Environmental Matters” in Item 1 of

Complete’s Annual Report on Form 10-K as of December 31, 2010. Complete’s hydraulic fracturing and fluid handling operations are designed and operated to minimize the risk, if any, of subsurface migration of hydraulic fracturing fluids and spillage or mishandling of hydraulic fracturing fluids, however, a proven case of subsurface migration of hydraulic fracturing fluids or a case of spillage or mishandling of hydraulic fracturing fluids during these activities could potentially subject the combined company to civil and/or criminal liability and the possibility of substantial costs, including environmental remediation, depending on the circumstances of the underground migration, spillage, or mishandling, the nature and scope of the underground migration, spillage, or mishandling, and the applicable laws and regulations.

The practice of hydraulically fracturing formations to stimulate the production of natural gas and oil has come under increased scrutiny, and this increased scrutiny has included allegations of subsurface migration of fracturing fluids and the spillage of fracturing fluids. Importantly, however, the vast majority of those cases have been unsubstantiated, and to Complete’s knowledge, few, if any, documented cases of contamination exist. If proven to have happened, however, an incident of contamination could lead to civil/criminal liability and the possibility of substantial costs, including environmental remediation, depending on the nature of any proven damages and the applicable laws and regulations.

The merger is expected to provide Superior greater opportunity to expand its international operations, which will expose it to additional political, economic and other uncertainties.

Following the effective time of the merger, the international operations of Superior will continue to be subject to a number of risks inherent in any business operating in foreign countries, including, but not limited to, the following:

•	political, social and economic instability;

•	potential expropriation, seizure or nationalization of assets;

•	increased operating costs;

•	civil unrest and protest, strikes, acts of terrorism, war or other armed conflict;

•	currency fluctuations and restrictions on the repatriation of funds;

•	confiscatory taxation or other adverse tax policies; and

•	other risks listed in Superior’s and Complete’s Annual Report on Form 10-K for the year ended December 31, 2010.

Risk Factors Relating to Superior Common Stock Following the Merger

The market value of Superior common stock could decline if large amounts of its common stock are sold following the effective time of the merger.

Following the effective time of the merger, Superior stockholders and former Complete stockholders will own interests in a combined company operating an expanded business with a different mix of products, services, markets, risks and liabilities. Current stockholders of Superior and Complete may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of Superior common stock of the combined company. If, following the effective time of the merger, large amounts of Superior common stock are sold, the price of Superior common stock could decline.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, may contain certain forecasts and other forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements and any statements regarding the benefits of the merger, or Superior’s or Complete’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections “The Merger — Background of the Merger,” “The Merger — Recommendation of Superior’s Board of Directors and Its Reasons for the Merger,” “The Merger — Recommendation of Complete’s Board of Directors and Its Reasons for the Merger,” “The Merger — Certain Prospective Financial Information Reviewed by Superior” and “The Merger — Certain Prospective Financial Information Reviewed by Complete” constitute forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond Superior’s and Complete’s control. These include the factors described above in “Risk Factors” and under the caption “Risk Factors” in Superior’s Annual Report on Form 10-K for the year ended December 31, 2010, and in Complete’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011, as well as:

•	prevailing and projected oil and gas prices;

•	the ability of Superior and Complete to continue to retain and attract key personnel and skilled workers, both before and after the merger;

•	the ability to successfully integrate the operations of Superior and Complete;

•	the risk that the anticipated benefits from the merger may not be realized or may take longer to realize than expected;

•	the ability of Superior and Complete to obtain approvals or clearances for the transaction from (i) their respective stockholders and (ii) regulatory agencies free of conditions materially adverse to the parties;

•	the possibility that the costs, difficulties or disruptions related to the coordination of Complete’s operations with Superior’s will be greater than expected or make it more difficult to maintain relationships with customers, employees or suppliers;

•	the ability of the combined company to successfully introduce new product or service offerings or enter new markets on a timely and cost-effective basis;

•	unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated;

•	any adverse developments in (i) customer relationships or legal proceedings or (ii) legislation, regulation, technology or competition affecting Superior, Complete or the energy industry;

•	Superior’s continued access to the capital markets on acceptable terms;

•	continuation or deterioration of current market conditions;

•	the impact of changes in acquisition-related allocations of the merger purchase price to the assets and liabilities of the combined company;

•	the business and spending plans of the parties’ customers;

•	changes in the future cash requirements, strategies or other plans and objectives of the combined company;

•	the amount, nature and timing of capital expenditures, including future development costs, and availability of capital resources to fund capital expenditures;

•	the various risks and other factors considered by the respective boards of Superior and Complete as described under “The Merger — Recommendation of Superior’s Board of Directors and Its Reasons for the Merger” and under “The Merger — Recommendation of Complete’s Board of Directors and Its Reasons for the Merger;” and

•	general industry, market, labor, economic and related uncertainties.

Should one or more of the risks or uncertainties described above or elsewhere in reports incorporated by reference herein occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus, as applicable.

All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Superior, Complete or persons acting on their behalf may issue.

Except as otherwise required by applicable law, Superior and Complete disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also “Where You Can Find More Information; Incorporation by Reference.”

THE COMPANIES

Superior Energy Services, Inc.

Superior provides a broad range of products and services used to assist oil and gas companies drill, complete, produce, maintain and decommission their oil and gas wells. Superior operates throughout the United States, in the Gulf of Mexico and in several international markets. Superior’s business is comprised of three segments: Subsea and Well Enhancement, Drilling Products and Services and Marine Services.

Superior common stock is listed on the NYSE and trades under the symbol “SPN.”

Superior’s principal executive offices are located at 601 Poydras Street, Suite 2400, New Orleans, Louisiana, 70130, and its telephone number is (504) 587-7374.

SPN Fairway Acquisition, Inc., referred to as Merger Sub, is a Delaware corporation and an indirect wholly owned subsidiary of Superior that was formed for the purpose of entering into the merger agreement.

Additional information about Superior and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” on page 126.

Complete Production Services, Inc.

Complete focuses on providing specialized completion and production services and products that help oil and gas companies develop hydrocarbon reserves, reduce costs and enhance production. Complete’s operations are located throughout the United States, and in western Canada and Mexico. Complete’s business is comprised of two segments: Completion and Production Services and Drilling Services.

Complete common stock is listed on the NYSE and trades under the symbol “CPX.”

Complete’s principal executive offices are located at 11700 Katy Freeway, Suite 300, Houston, Texas, 77079, and its telephone number is (281) 372-2300.

Additional information about Complete and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” on page 126.

THE SUPERIOR SPECIAL MEETING

Date, Time, Place and Purpose of Superior’s Special Meeting

The special meeting of the stockholders of Superior will be held at [ • ], on [ • ],[ • ], 2012 at [ • ]:00 a.m., local time. The purpose of Superior’s special meeting is:

1. to consider and vote on a proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement;

2. to consider and vote on a proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares; and

3. to consider and vote on any proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting.

Recommendation of the Board of Directors of Superior

Superior’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Superior and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby; and (iii) approved the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement and the amendment to Superior’s certificate of incorporation to increase the authorized number of shares of Superior common stock from 125,000,000 shares to 250,000,000 shares. Superior’s board of directors unanimously recommends that you vote FOR the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement, FOR the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares and FOR any proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting. For the reasons for this recommendation, see “The Merger — Recommendation of Superior’s Board of Directors and Its Reasons for the Merger” beginning on page 52.

Record Date; Who Can Vote at Superior’s Special Meeting

Superior’s board of directors has fixed the close of business on December 12, 2011 as the record date for determination of Superior stockholders entitled to receive notice of, and to vote at, Superior’s special meeting and any adjournments of the special meeting. Only holders of record of Superior common stock at the close of business on the record date are entitled to receive notice of, and to vote at, Superior’s special meeting. As of the record date, there were [ • ] shares of Superior common stock outstanding and entitled to vote at Superior’s special meeting, held by approximately [ • ] stockholders of record.

Each share of Superior common stock is entitled to one vote on the proposals to approve issuance of shares of Superior common stock pursuant to the merger agreement, to adopt the amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock and to solicit additional proxies.

Vote Required for Approval; Quorum

Approval of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement requires the affirmative vote of the holders of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of Superior common stock. Approval of the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares requires the affirmative vote of the holders of at least a majority of the outstanding shares of Superior common stock entitled to vote. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of at least a majority of the outstanding shares of Superior common stock represented in person or by proxy at the special meeting and entitled to vote on such proposal.

Superior’s bylaws provide that a majority of the outstanding shares of Superior common stock entitled to vote generally in the election of directors, represented in person or by proxy, constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at Superior’s special meeting for purposes of determining whether a quorum is present.

Abstentions and Broker Non-Votes

Abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes cast with regard to the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement, and as such, abstentions and broker non-votes could result in there not being sufficient votes cast on such proposal. Abstentions and broker non-votes will have the same effect as votes cast AGAINST the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares. Abstentions will have the same effect as votes cast AGAINST the proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting, but broker non-votes will have no effect on such proposal.

Manner of Submitting Proxy

Superior stockholders may submit their votes for or against the proposals submitted at Superior’s special meeting in person or by proxy. Superior stockholders may be able to submit a proxy in the following ways:

•	Internet. Superior stockholders may submit a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, they should follow the instructions to submit a proxy.

•	Telephone. Superior stockholders may submit a proxy using the toll-free number listed on their proxy card or voting instruction card.

•	Mail. Superior stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

Superior stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at 11:59 p.m. central time on [ • ], 2012.

The method by which Superior stockholders submit a proxy will in no way limit their right to vote at Superior’s special meeting if they later decide to attend the meeting and vote in person. If shares of Superior common stock are held in the name of a broker or other nominee, Superior stockholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at Superior’s special meeting.

All shares of Superior common stock entitled to vote and represented by properly completed proxies received prior to Superior’s special meeting, and not revoked, will be voted at Superior’s special meeting as instructed on the proxies. If Superior stockholders of record do not indicate how their shares of Superior common stock should be voted on a proposal, the shares of Superior common stock represented by their properly executed proxy will be voted as Superior’s board of directors recommends and therefore FOR the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement, FOR the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares and FOR any proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting. If you do not provide voting instructions to your broker or other nominee, your shares of Superior common stock will NOT be voted and will be considered broker non-votes.

Shares Held in “Street Name”

If Superior stockholders hold shares of Superior common stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee.

If Superior stockholders hold shares of Superior common stock in an account of a broker or other nominee and attend Superior’s special meeting, they should bring a letter from their broker or other nominee identifying them as the beneficial owner of such shares of Superior common stock and authorizing them to vote.

Shares of Superior common stock held by brokers and other nominees will NOT be voted unless such Superior stockholders instruct such brokers or other nominees how to vote.

Revocation of Proxies or Voting Instructions

Superior stockholders of record may revoke their proxy at any time before it is exercised by timely sending written notice to Superior’s Secretary that they would like to revoke their proxy, by timely delivering a properly executed, later-dated proxy (including over the Internet or telephone) or by voting by ballot at Superior’s special meeting. Simply attending Superior’s special meeting without voting will not revoke your proxy. Superior stockholders who hold shares of Superior common stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.

Tabulation of the Votes

Superior will appoint an Inspector of Election for Superior’s special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Superior will pay the cost of soliciting proxies.  Directors, officers and employees of Superior may solicit proxies on behalf of Superior in person or by telephone, facsimile or other means, for which they will not receive any additional compensation. Superior has engaged Georgeson Inc. to assist it in the distribution and solicitation of proxies. Superior has agreed to pay Georgeson Inc. a fee of $18,000 plus payment of certain fees and expenses for its services to solicit proxies.

In accordance with the regulations of the SEC and the NYSE, Superior also will reimburse brokerage firms, and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Superior common stock.

PROPOSALS SUBMITTED TO SUPERIOR STOCKHOLDERS

Share Issuance Proposal

(Proposal 1 on the Superior Proxy Card)

If the merger is completed pursuant to the merger agreement, Complete stockholders will receive 0.945 of a share of Superior common stock and $7.00 in cash for each share of Complete common stock held by Complete stockholders at the effective time of the merger. The stock exchange ratio and cash amount are fixed and will not be adjusted to reflect changes in the stock price of Superior common stock or Complete common stock.

Under the NYSE Listed Company Manual, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of twenty percent (20%) of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the merger is completed pursuant to the merger agreement, we estimate that Superior will issue or reserve for issuance approximately 78 million shares of Superior common stock in connection with the merger, including shares of Superior common stock issuable pursuant to outstanding stock options to purchase Complete common stock and other equity-based awards. On an as-converted basis, the aggregate number of shares of Superior common stock that Superior will issue in the merger will exceed 20% of the shares of Superior common stock outstanding before such issuance, and for this reason Superior must obtain the approval of Superior stockholders for the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement.

The approval of this proposal by Superior stockholders is a condition to the closing of the merger. In the event this proposal is not approved by Superior stockholders, the merger cannot be consummated. In the event this proposal is approved by Superior stockholders, but the merger agreement is terminated (without the merger being completed) prior to the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement, Superior will not issue the shares of Superior common stock.

Superior is asking Superior stockholders to approve the issuance of shares of Superior common stock to Complete stockholders in connection with the merger agreement.

Recommendation of Superior’s board of directors

Superior’s board of directors unanimously recommends that Superior stockholders vote “FOR” the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement.

Certificate of Incorporation Amendment Proposal

(Proposal 2 on the Superior Proxy Card)

Superior’s board of directors has unanimously approved the amendment of Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares. Upon approval of this proposal by Superior stockholders, Superior would be authorized to amend the first sentence of paragraph FOURTH of Superior’s certificate of incorporation as set forth in Annex E to this joint proxy statement/prospectus. Except for the foregoing amendment, the other terms and provisions of Superior’s certificate of incorporation would remain unchanged.

The adoption of this amendment by Superior stockholders is a condition to closing of the merger. In the event this proposal is not approved by Superior stockholders, the merger cannot be consummated. In the event this proposal is approved by Superior stockholders, but the merger agreement is terminated (without the merger being completed) prior to the filing of the certificate of amendment with the Secretary of State of the State of Delaware giving effect to the amendment, Superior will not file the certificate of amendment effectuating the amendment increasing the number of authorized shares.

As of December 1, 2011, there were 79,863,572 shares of Superior common stock issued and outstanding. As of December 1, 2011, there were 4,134,946 shares of Superior common stock reserved for issuance under outstanding stock options, 168,279 shares of Superior common stock issuable pursuant to outstanding restricted stock unit awards, 838,611 shares of Superior common stock issuable pursuant to outstanding performance share awards and 3,011,274 shares of Superior common stock reserved for future grants under equity plans. Based on the number of shares of Complete common stock and restricted common stock outstanding as of December 1, 2011, if the merger is completed, Superior would be required to issue approximately 75,222,872 additional shares of Superior common stock to Complete stockholders. Based on the options to purchase or issue Complete common stock outstanding as of December 1, 2011 and assuming the closing price of Superior common stock on December 1, 2011, if the merger is completed, Superior would reserve for issuance approximately 2,676,790 additional shares of Superior common stock. If the merger is not completed on or before January 31, 2012, Complete may grant additional annual equity awards to its employees pursuant to Complete’s incentive award plan and Superior would be required to issue and reserve for issuance additional shares of Superior common stock to account for such awards.

Completion of the merger requires adoption of the amendment to Superior’s certificate of incorporation because the number of shares of Superior common stock to be issued to Complete stockholders pursuant to the merger agreement, together with the number of shares of Superior common stock outstanding or reserved for issuance, will exceed the current aggregate number of authorized shares of Superior common stock.

Following the completion of the merger, the amendment to Superior’s certificate of incorporation will provide for additional authorized but unissued shares of Superior common stock to be available for general corporate purposes, including financing transactions, acquisitions, stock dividends and equity compensation plans or arrangements. Superior’s board of directors believes that the additional authorized Superior common stock would give Superior greater flexibility by allowing Superior to issue shares of Superior common stock without the expense and delay of convening a stockholders meeting to authorize additional shares if and when the need arises.

Superior currently has no plans for the issuance of additional shares of its common stock, other than future issuances pursuant to its equity compensation plans and agreements in the ordinary course of business. Superior’s board of directors has determined, however, that securing stockholder approval for additional authorized shares of Superior common stock is appropriate in order to provide Superior with the flexibility to consider possible actions that might require the future issuance of additional shares of Superior common stock. If Superior’s board of directors deems it to be in the best interest of Superior and its stockholders to issue additional shares of Superior common stock in the future, Superior’s board of directors does not expect to seek further authorization by vote of Superior stockholders, unless Superior stockholder approval is otherwise required by law or by the rules or policies of the NYSE or any other exchange or market upon which shares of Superior’s common stock may be traded or quoted in the future.

Superior is asking Superior stockholders to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares.

Recommendation of Superior’s board of directors

Superior’s board of directors unanimously recommends that Superior stockholders vote “FOR” the proposal to adopt of the amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares.

The Superior Adjournment Proposal

(Proposal 3 on the Superior Proxy Card)

Superior’s special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting.

If, at Superior’s special meeting, the number of shares of Superior common stock present or represented and voting in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares is insufficient to approve the proposals, Superior intends to move to adjourn Superior’s special meeting in order to enable Superior’s board of directors to solicit additional proxies for approval of the proposals.

Superior is asking Superior stockholders to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting.

Recommendation of Superior’s board of directors

Superior’s board of directors unanimously recommends that Superior stockholders vote “FOR” any proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting.

Other Business

At this time, Superior does not intend to bring any other matters before Superior’s special meeting, and Superior does not know of any matters to be brought before Superior’s special meeting by others. If, however, any other matters properly come before Superior’s special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes, acting at Superior’s special meeting or any adjournment or postponement thereof will be deemed authorized to vote the shares represented thereby in accordance with the judgment of management on any such matter.

THE COMPLETE SPECIAL MEETING

Date, Time, Place and Purpose of Complete’s Special Meeting

The special meeting of the stockholders of Complete will be held at [ • ], [ • ] on [ • ], 2012, at [ • ]:00 a.m., local time. The purpose of Complete’s special meeting is:

1. to consider and vote on the proposal to adopt the merger agreement;

2. to consider and vote, on a non-binding, advisory basis, on the proposal to approve the compensation that may become payable to Complete’s named executive officers in connection with the merger; and

3. to consider and vote on any proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting.

Recommendation of the Board of Directors of Complete

Complete’s board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Complete and its stockholders, and has approved the merger agreement, the merger and the other transactions contemplated thereby. Complete’s board of directors unanimously recommends that Complete stockholders vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on an advisory basis, the compensation that may become payable to Complete’s named executive officers in connection with the merger, and FOR any proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement. For the reasons for this recommendation, see “The Merger — Recommendation of Complete’s Board of Directors and Its Reasons for the Merger” beginning on page 54.

Record Date; Who Can Vote at Complete’s Special Meeting

Only holders of record of Complete common stock at the close of business on December 12, 2011, Complete’s record date, are entitled to notice of, and to vote at, Complete’s special meeting and any adjournment of the special meeting. As of the record date, there were [ • ] shares of Complete common stock outstanding and entitled to vote at Complete’s special meeting, held by approximately [ • ] holders of record. Each share of Complete common stock owned on Complete’s record date is entitled to one vote on each proposal at Complete’s special meeting.

Vote Required for Approval; Quorum

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Complete common stock entitled to vote. Approval of (i) the non-binding, advisory proposal to approve the compensation that may become payable to Complete’s named executive officers in connection with the merger, and (ii) the proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting each requires the affirmative vote of the holders of at least a majority of the shares of Complete common stock represented in person or by proxy at the special meeting and entitled to vote on such proposal.

Complete’s bylaws provide that a majority of the outstanding shares of Complete common stock entitled to vote at the meeting, represented in person or by proxy, constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at the Complete special meeting for purposes of determining whether a quorum is present.

Abstentions and Broker Non-Votes

Abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions will have the same effect as votes cast AGAINST (i) the proposal to adopt the merger agreement, (ii) the non-binding, advisory proposal to approve the compensation that may become payable to Complete’s named executive officers in connection with the merger and (iii) the proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting. Broker non-votes will have the same effect as votes cast AGAINST the adoption of the merger agreement, but will have no effect on the non-binding, advisory proposal to approve the compensation that may become payable to Complete’s named executive officers in connection with the merger or the proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting.

Manner of Submitting Proxy

Complete stockholders may submit their votes for or against the proposals submitted at Complete’s special meeting in person or by proxy. Complete stockholders may also be able to submit a proxy in the following ways:

•	Internet. Complete stockholders may submit a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, follow the instructions to submit a proxy.

•	Telephone. Complete stockholders may submit a proxy using the toll-free number listed on their proxy card or voting instruction card.

•	Mail. Complete stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

Complete stockholders should refer to their proxy card or the information forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written property card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at 11:59 p.m. central time on [ • ], 2012.

The method by which Complete stockholders submit a proxy will in no way limit their right to vote at Complete’s special meeting if they later decide to attend the meeting in person. If Complete stockholders’ shares of Complete common stock are held in the name of a broker or other nominee, Complete stockholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at Complete’s special meeting.

All shares of Complete common stock entitled to vote and represented by properly completed proxies received prior to Complete’s special meeting, and not revoked, will be voted at Complete’s special meeting as instructed on the proxies. If Complete stockholders of record do not indicate how their shares of Complete common stock should be voted on a matter, the shares of Complete common stock represented by their properly executed proxy will be voted as Complete’s board of directors recommends and therefore, FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on an advisory basis, the compensation that may become payable to Complete’s named executive officers in connection with the merger, and FOR any proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting. If you do not provide voting instructions to your broker or other nominee, your shares of Complete common stock will NOT be voted and will be considered broker non-votes.

Shares Held in “Street Name”

If Complete stockholders hold shares of Complete common stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee. If Complete stockholders hold shares of Complete common stock in an account of a broker or other nominee and attend Complete’s special meeting, they should bring a proxy from their broker or other nominee identifying them as the beneficial owner of such shares of Complete common stock and authorizing them to vote.

Shares of Complete common stock held by brokers and other nominees will NOT be voted unless such Complete stockholders instruct such brokers or other nominees how to vote.

Revocation of Proxies or Voting Instructions

Complete stockholders of record may change their vote or revoke their proxy at any time before it is exercised at Complete’s special meeting by:

•	submitting notice in writing to Complete’s Secretary at Complete Production Services, Inc., 11700 Katy Freeway, Suite 300, Houston, Texas 77079, that you are revoking your proxy;

•	executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or on the Internet; or

•	voting in person at Complete’s special meeting. Attending Complete’s special meeting without voting will not revoke your proxy.

Complete stockholders who hold shares of Complete common stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.

Solicitation of Proxies

The solicitation of proxies from Complete stockholders is made on behalf of Complete’s board of directors. Complete will pay the cost of soliciting proxies from Complete stockholders. Directors, officers and employees of Complete may solicit proxies on behalf of Complete in person or by telephone, facsimile or other means, but will not receive any additional compensation for doing so. Complete has engaged MacKenzie Partners, Inc. to assist it in the distribution and solicitation of proxies. Complete has agreed to pay MacKenzie Partners, Inc. a fee not expected to exceed $50,000, plus payment of certain fees and expenses, for its services to solicit proxies.

In accordance with the regulations of the SEC and the NYSE, Complete also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Complete common stock.

PROPOSALS SUBMITTED TO COMPLETE STOCKHOLDERS

Merger Proposal

(Proposal 1 on the Complete Proxy Card)

Complete stockholders are asked to adopt the merger agreement. For a summary and detailed information regarding this proposal to adopt the merger agreement, see the information about the merger agreement and the merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 44 and “The Merger Agreement” beginning on page 90. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the merger. If the proposal is not approved, the merger will not be completed even if the other proposals related to the merger are approved.

Complete is requesting that Complete stockholders adopt the merger agreement.

Recommendation of Complete’s board of directors

Complete’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Complete and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. Complete’s board of directors unanimously recommends that Complete stockholders vote FOR the proposal to adopt the merger agreement.

Compensation Proposal

(Proposal 2 on the Complete Proxy Card)

In accordance with SEC requirements, Complete is requesting that Complete stockholders’ approve, on a non-binding, advisory basis, the compensation that may become payable to Complete’s named executive officers in connection with the merger and therefore is asking its stockholders to adopt the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Complete Production Services’ named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

This vote is advisory in nature only, it will not be binding on either Complete or the surviving company regardless of whether the merger is completed. As the compensation to be paid in connection with the merger is contractual with the executives, regardless of the outcome of this advisory vote, such compensation will become payable in connection with the merger, subject only to the conditions applicable thereto.

Recommendation of Complete’s board of directors

Complete’s board of directors unanimously recommends that Complete stockholders vote “FOR” the proposal to approve, on an advisory basis, the compensation that may become payable to Complete’s named executive officers in connection with the merger.

Complete Adjournment Proposal

(Proposal 3 on the Complete Proxy Card)

Complete’s special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the proposal to adopt the merger agreement.

If, at Complete’s special meeting, the number of shares of Complete common stock present or represented by proxy and voting in favor of the merger proposal is insufficient to approve the proposal to adopt the merger agreement, Complete intends to move to adjourn Complete’s special meeting in order to enable Complete’s board of directors to solicit additional proxies for approval of the proposal.

Complete is requesting that Complete stockholders authorize the holder of any proxy solicited by Complete’s board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn Complete’s special meeting to another time and place for the purpose of soliciting additional proxies in favor of the proposal to adopt the merger agreement.

Recommendation of Complete’s board of directors

Complete’s board of directors unanimously recommends Complete stockholders vote “FOR” any proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting.

Other Business

At this time, Complete does not intend to bring any other matters before Complete’s special meeting, and Complete does not know of any matters to be brought before Complete’s special meeting by others. If, however, any other matters properly come before Complete’s special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes, acting at Complete’s special meeting or any adjournment or postponement thereof will be deemed authorized to vote the shares represented thereby in accordance with the judgment of management on any such matter.

THE MERGER

The following is a description of the material aspects of the merger. While Superior and Complete believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to Superior stockholders and Complete stockholders. Superior and Complete encourage Superior stockholders and Complete stockholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A and incorporated herein by reference, for a more complete understanding of the merger.

General

Each of Superior’s and Complete’s boards of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated thereby. In the merger, Complete will merge with and into Merger Sub with Merger Sub surviving the merger as an indirect wholly owned subsidiary of Superior. Complete stockholders will receive the merger consideration described below under “The Merger Agreement — Merger Consideration.”

Background of the Merger

Complete’s board of directors and management have regularly reviewed and assessed Complete’s business strategies and objectives, including strategic opportunities and challenges, all with the goal of enhancing stockholder value. Over the past several years, Complete has executed acquisition and organic investment strategies to enhance its product and service offerings, scope and scale of operations and geographic reach. Complete has also from time to time analyzed the hypothetical effect of potential mergers with similar-sized companies, which could then create a mid-cap oilfield service company in the United States, the resultant scope and scale of which would provide a platform for increased customer service, increased growth opportunities and a stronger competitive position. However, Superior is the only similar sized-company with which Complete has had substantive negotiations regarding a business combination. In addition, Complete has never had substantive discussions regarding a sale of Complete to any of the large-cap oilfield services companies.

Similarly, Superior continually reviews strategic options to enhance its product and service offerings, scope and scale of operations and geographic reach. One of the geographic areas for potential growth that Superior has targeted is the North American land market area due to the belief that its customers in this market will continue to exploit oil-focused resources in the current environment of higher oil prices. In addition, the intensity of services required to efficiently pursue the resurgent oil-focused efforts of its customers in the unconventional shale resource plays presents significant long-term opportunities that Superior believes will ultimately be replicated in other worldwide oil and gas producing regions. Superior believes that acquisitions permitting it to increase its product and service offerings and North American land exposure will accelerate its growth through the deployment of free cash flow generated in North America and provide a larger platform to facilitate continued international expansion. In reviewing the acquisition of Complete, Superior believed that such a combination would satisfy each of the goals and create the only mid-cap oilfield service company in the United States (a company with market capitalization between $3 billion and $10 billion) providing services and equipment to upstream oil and natural gas operators, which would be better equipped to compete against larger oilfield service providers.

At various times between 2006 and January 2010, Terence E. Hall, the Chairman and CEO of Superior at that time and now the Chairman of Superior’s board of directors, and Joseph C. Winkler, Chairman, President and CEO of Complete, had a number of discussions about potential strategic transactions between Superior and Complete, including the acquisition of Complete by Superior. No specific agreement was ever reached, and no specific terms of any possible strategic transaction were ever proposed during any of these discussions.

Shortly after assuming his position in April 2010, David D. Dunlap, President and CEO of Superior, focused on expanding Superior’s North American land business through growth initiatives highlighted by increased capital expenditure funding and evaluating a significant number of acquisition opportunities. Mr. Dunlap also recognized that combining with a company of similar size to Superior could best fulfill

Superior’s strategic goals of product line and geographic expansion and diversity in the North American land market while reducing integration risk. Superior believed that a similar-sized company offering a complementary set of products and services would reduce the risk of employee defections due to this lack of overlap. Further, Superior deemed similar sized companies like Complete to have better controls, systems, processes and governance protocols in place than companies significantly smaller than Superior. Alternatively, companies significantly larger than Superior were not attractive because in most instances they offer product lines that are either duplicative, operate in segments that Superior does not believe are exportable to international markets, or that do not generate favorable returns on capital.

In furtherance of these efforts, Mr. Dunlap analyzed small, regional private and public companies that he thought could achieve an increase in Superior’s exposure to the North American land market sooner than Superior could achieve through organic growth. Mr. Dunlap determined that the private companies reviewed were too limited in either their existing geographic reach or product offerings, making it likely that following acquisition Superior would still have to invest significant time and capital to expand the acquired business into new geographic basins or add multiple product lines that would be appealing to customers. Furthermore, labor markets targeted by Superior in the North American oilfield services industry remain exceedingly tight, which would provide a significant barrier to Superior’s expansion in those markets. Finally, Mr. Dunlap deemed the valuations for the private company targets identified as too high based on due diligence and limited discussions with management teams.

After reviewing the landscape of potential strategic partners, Mr. Dunlap deemed Complete as the best possible merger candidate based on the following factors: (a) Complete operates in multiple market areas across North America; (b) Complete offers several product lines that do not overlap with Superior’s, thereby enhancing and complementing Superior’s existing product offerings; and (c) Complete has a workforce of approximately 7,500. Mr. Dunlap also thought that the valuation for Complete would be more reasonable than other potential target companies given the value to stockholders of both Superior and Complete that could be derived from a combination of the companies.

In March 2011, Mr. Dunlap contacted Mr. Winkler to inquire whether Complete had any interest in considering a possible business combination with Superior. On March 29, 2011 and April 18, 2011, Messrs. Dunlap and Winkler had meetings in New Orleans, Louisiana and Houston, Texas, respectively, in which they discussed at a high level each company’s products, services, strategies and philosophy and the mutual benefits of a possible business combination of Superior and Complete.

At the regularly scheduled meeting of Complete’s board of directors on May 25, 2011, Mr. Winkler informed Complete’s board of directors of his discussions with Mr. Dunlap regarding a possible business combination of Superior and Complete and the strategic rationale for such a business combination. Complete’s board of directors directed Mr. Winkler to continue discussions with Mr. Dunlap and further investigate a possible business combination with Superior.

On June 13, 2011, Messrs. Dunlap and Winkler met again in Houston, Texas to discuss further the strategic rationale for a possible business combination of Superior and Complete. At that time, Mr. Winkler indicated that Complete might be willing to further investigate a business combination, but only after receiving some indication of the specific financial terms proposed by Superior relating to such a business combination.

Following this meeting, Mr. Dunlap spoke by telephone with each of the members of Superior’s board of directors with respect to his discussions with Mr. Winkler and advised Superior’s board of directors that he believed Complete was interested in pursuing a possible business combination of Superior and Complete.

On June 17, 2011, Superior’s board of directors, in a special telephonic board meeting, received a report from Mr. Dunlap of his discussions with Mr. Winkler regarding a possible business combination of Superior and Complete and Mr. Dunlap advised Superior’s board of directors that he believed Complete would be interested in further discussing a possible business combination with Superior in which the consideration would consist principally of Superior common stock. Mr. Dunlap provided Superior’s board of directors with details about the strategic rationale for the possible business combination and the benefits of the possible business combination to Superior and its stockholders. Superior’s board of directors authorized Mr. Dunlap to engage in further discussions with Complete regarding the possible business combination. Additionally, the Superior board of directors discussed engaging Greenhill as financial advisor and JP Morgan to finance any cash consideration payable in the possible business combination. Superior’s board of directors authorized Mr. Dunlap to engage Greenhill to serve as Superior’s financial advisor for this possible business combination based on Greenhill’s reputation and experience in the oil and gas industry, including its general knowledge of Superior and Complete.

On June 30, 2011, Messrs. Dunlap and Winkler spoke by telephone and discussed further the potential advantages for each of Superior and Complete of a business combination. Although no specific financial terms of any possible business combination were discussed at that time, Mr. Dunlap did indicate that Superior intended to make a proposal in which the consideration would consist principally of Superior common stock.

Following his call with Mr. Dunlap on June 30, 2011, Mr. Winkler spoke by telephone with each of the members of Complete’s board of directors with respect to his discussions with Mr. Dunlap and advised Complete’s board of directors that he believed Superior was interested in pursuing a possible business combination of Superior and Complete.

On July 6, 2011, Superior’s board of directors, in a special telephonic board meeting, received an update from Mr. Dunlap of his discussions with Mr. Winkler regarding a possible business combination of Superior and Complete and the process undertaken by Superior management to further assess the benefits of such a business combination. Superior’s board of directors discussed with Superior management and representatives of Greenhill preliminary financial analyses prepared by Greenhill regarding a possible business combination of Superior and Complete. Following the discussions and deliberations by Superior’s board of directors of the possible business combination of Superior and Complete, Superior’s board of directors authorized Superior management to further explore the possible business combination and deliver a written nonbinding indication of interest to Complete.

On July 6, 2011, Mr. Dunlap called Mr. Winkler to inform him that Superior would be delivering a written nonbinding expression of interest. Mr. Winkler indicated he would review further the possible business combination of Superior and Complete, consult with Complete management and Complete’s board of directors regarding such business combination and respond to Mr. Dunlap regarding Superior’s offer. Later that day, Mr. Dunlap sent to Mr. Winkler a letter setting forth Superior’s written nonbinding expression of interest with respect to the possible business combination of Superior and Complete. The nonbinding expression of interest proposed consideration of a fixed exchange ratio of 0.929 shares of Superior common stock plus $4.00 cash for each share of Complete common stock. The letter noted that Superior’s offer would result in Complete’s stockholders owning approximately 48% of the combined company. The letter further indicated that Superior would benefit from adding at least one member of Complete’s board of directors to its board of directors in connection with the business combination. The prices of Superior common stock and Complete common stock at the close of trading on July 6, 2011 were $38.76 and $34.61, respectively. Based on these closing prices, the proposed offer represented an implied premium of 16% to Complete’s stockholders.

On July 7, 2011, Mr. Winkler spoke by telephone with each of the members of Complete’s board of directors regarding his discussions with Mr. Dunlap regarding a possible business combination of Superior and Complete and the proposed offer made in the written nonbinding expression of interest by Superior of a fixed exchange ratio of 0.929 shares of Superior common stock plus $4.00 cash for each share of Complete common stock. Complete’s board of directors believed that the proposed consideration of 0.929 shares of Superior common stock plus $4.00 cash for each share of Complete common stock was inadequate.

Following discussions among Mr. Winkler and Complete’s board of directors, Complete’s board of directors determined that it was advisable to engage an investment bank to act as Complete’s financial advisor in connection with, among other things, a potential sale of Complete, including the proposed merger with Superior. Complete’s board of directors selected Credit Suisse to act as Complete’s financial advisor based on Credit Suisse’s experience and reputation and Credit Suisse’s knowledge of Complete and its industry. Complete’s board of directors determined based on discussions by Complete management with Credit Suisse that Credit Suisse did not have any material or other relationships with Superior that would impair Credit Suisse’s ability to provide Complete with independent financial advice. At the direction of Complete’s board of directors, Complete management also retained Latham & Watkins LLP, referred to herein as Latham & Watkins, to act as legal counsel to Complete in connection with a possible business combination of Superior and Complete.

On July 13, 2011, Messrs. Dunlap and Winkler spoke by telephone regarding the written nonbinding expression of interest from Superior. Mr. Winkler informed Mr. Dunlap that he had discussed the expression of interest with Complete’s board of directors and that Complete’s board of directors and Complete management believed that the proposed consideration of a fixed exchange ratio of 0.929 shares of Superior common stock plus $4.00 cash for each share of Complete common stock undervalued Complete. Mr. Winkler informed Mr. Dunlap that Complete was confident of its future prospects on a stand-alone basis and would not agree to Superior’s current offer. Mr. Winkler did, however, agree to meet with Mr. Dunlap and members of Superior management to share certain confidential information regarding Complete if Superior would consider proposing a higher value based on its evaluation of that information.

On July 19, 2011, Messrs. Dunlap and Winkler again spoke by telephone about the possible business combination of Superior and Complete and Mr. Dunlap informed Mr. Winkler that Superior would deliver an initial draft of the proposed mutual confidentiality agreement to be entered into by Superior and Complete.

Following his call with Mr. Dunlap on July 19, 2011, Mr. Winkler spoke by telephone with each of the members of Complete’s board of directors regarding the status of the possible business combination of Superior and Complete. Mr. Winkler noted to each board member that he had informed Mr. Dunlap that the implied premium and relative value for Complete stockholders should be higher than proposed in Superior’s written expression of interest dated July 6, 2011.

On August 4, 2011, a confidentiality agreement between Superior and Complete, which included customary standstill and employee non-solicitation provisions, was executed by Messrs. Dunlap and Winkler on behalf of Superior and Complete, respectively.

On August 4, 2011, Messrs. Dunlap and Winkler met in Houston, Texas, together with several members of their respective management teams and engaged in further discussions regarding the possible business combination and each company’s current operating and forecasted results and business strategies. Also present at the meeting were representatives of Greenhill and Credit Suisse, the financial advisors of Superior and Complete, respectively. At the meeting, the parties outlined a process for conducting a mutual due diligence investigation of each other. Mr. Winkler, at the direction of Complete’s board of directors, again indicated to Mr. Dunlap that the implied premium and relative value for Complete stockholders proposed in Superior’s written expression of interest dated July 6, 2011 was inadequate.

On August 15, 2011, Messrs. Dunlap and Winkler spoke by telephone and Mr. Dunlap indicated that Superior would be willing to raise the consideration proposed in Superior’s written expression of interest dated July 6, 2011 to a fixed exchange ratio of 0.929 shares of Superior common stock plus $6.00 cash for each share of Complete common stock. Mr. Winkler indicated he would review these proposed terms, consult with Complete’s board of directors and Complete management and respond back to Mr. Dunlap. The prices of Superior common stock and Complete common stock at the close of trading on August 15, 2011 were $36.08 and $31.25, respectively. Based on these closing prices, the proposed offer represented an implied premium of 26.4% to Complete’s stockholders.

On August 18, 2011, Complete’s board of directors held a regularly scheduled meeting attended by all the members of Complete’s board of directors at which the board discussed the status of the discussions with Superior regarding a possible business combination, including the current proposed consideration of a fixed exchange ratio of 0.929 shares of Superior common stock plus $6.00 cash for each share of Complete common stock. At this meeting, Complete’s general counsel advised Complete’s board of directors regarding their fiduciary duties in connection with their consideration of a possible business combination of Superior and Complete. Representatives of Credit Suisse reviewed and discussed certain financial aspects of the possible business combination of Superior and Complete. Complete’s board of directors, with the assistance of Credit Suisse, then discussed the possibility of other oilfield services companies having an interest in combining with Complete. Amongst other things, they discussed the size, business strategy, potential synergies and financial wherewithal of potential strategic partners and their potential interest in engaging in a strategic combination with Complete. Following this discussion, Complete’s board of directors concluded that it was unlikely that another party would propose a business combination on terms more attractive than Superior had proposed. Complete’s board of directors, with the assistance of Complete management and Credit Suisse, reviewed and discussed Complete’s prospects as a stand alone company relative to Superior’s most recent proposal with respect to a business combination. In light of Complete’s strong prospects as a standalone company, Complete’s board of directors determined that it was appropriate to request greater consideration from Superior. Complete’s board of directors instructed Complete’s management to inform Superior that its proposed fixed exchange ratio of 0.929 shares of Superior common stock plus $6.00 cash for each share of Complete common stock did not provide adequate value to Complete’s stockholders.

On August 19, 2011, Messrs. Dunlap and Winkler spoke by telephone. Mr. Winkler informed Mr. Dunlap that Complete’s board of directors believed that Superior’s proposed fixed exchange ratio of 0.929 shares of Superior common stock plus $6.00 cash for each share of Complete common stock did not provide adequate value to Complete’s stockholders.

On August 24, 2011, Messrs. Dunlap and Winkler met in Houston, Texas. In this meeting, Mr. Dunlap indicated that Superior would be willing to alter the proposed consideration to a higher stock component, yet lower the cash component, consisting of a fixed exchange ratio of 0.945 shares of Superior stock plus $5.50 cash for each share of Complete stock. This exchange ratio would result in Complete stockholders owning approximately 48% of the combined company following the effective time of the business combination. Mr. Winkler indicated he would review further these proposed terms, consult with Complete’s board of directors and respond to Mr. Dunlap. The prices of Superior common stock and Complete common stock at the close of trading on August 24, 2011 were $32.96 and $27.53, respectively. Based on the price of Complete common stock and Superior common stock at the close of trading on such date, the proposed offer represented an implied premium of 33.1% to Complete stockholders.

On September 2, 2011, Complete’s board of directors held a special telephonic meeting at which Complete’s board of directors discussed the status of the discussions with Superior regarding the possible business combination, including the current proposed consideration of a fixed exchange ratio of 0.945 shares of Superior common stock plus $5.50 cash for each share of Complete common stock. Complete’s board of directors, with the assistance of Complete management and Credit Suisse, reviewed and discussed Complete’s prospects as a stand alone company relative to Superior’s most recent proposal with respect to a business combination. In light of Complete’s strong prospects as a standalone company, Complete’s board of directors determined that it was appropriate to request greater consideration from Superior. Complete’s board of directors instructed Mr. Winkler to make a counter-proposal to Superior seeking more cash consideration than contemplated in Superior’s most recent proposal.

On September 4, 2011, Messrs. Dunlap and Winkler spoke by telephone and Mr. Winkler made a counter-proposal to Mr. Dunlap of a fixed exchange ratio of 0.945 shares of Superior common stock plus $8.50 cash for each share of Complete common stock. Mr. Dunlap agreed to review the terms of the counter-proposal, consult with Superior’s board of directors, Superior management and Greenhill, and respond to Mr. Winkler. The prices of Superior common stock and Complete common stock at the close of trading on September 2, 2011 were $33.79 and $27.64, respectively. Based on these closing prices, the counterproposal represented an implied premium of 46.3% to Complete stockholders.

On September 7, 2011, Superior’s board of directors held its regularly scheduled board meeting. Following that meeting, in executive session, Mr. Dunlap updated Superior’s board of directors on the status of the discussions with Complete regarding the possible business combination, including the oral counterproposal received from Mr. Winkler of a fixed exchange ratio of 0.945 shares of Superior common stock plus $8.50 cash for each share of Complete common stock. Following such review and discussion, Superior’s board of directors authorized Mr. Dunlap to make a final proposal to Complete.

On September 13, 2011, Messrs. Dunlap and Winkler met in Houston, Texas. Mr. Dunlap indicated to Mr. Winkler that Superior’s best and final offer was to raise the proposed consideration to a fixed exchange ratio of 0.945 shares of Superior common stock plus $7.00 cash for each share of Complete common stock. Messrs. Dunlap and Winkler discussed the various reasons and rationale for the current offer by Superior, including the strategic benefits of the proposed business combination. Mr. Winkler again reiterated the counter-proposal made on September 4, 2011, but indicated that he would present this most recent revised proposal from Superior to Complete’s board of directors and respond to Mr. Dunlap thereafter. Messrs. Dunlap and Winkler also discussed certain other key provisions of the possible business combination, including the addition of members of Complete’s current board of directors to Superior’s board of directors following the effectiveness of the proposed business combination. The prices of Superior common stock and Complete common stock at the close of trading on September 13, 2011 were $35.26 and $27.18, respectively. Based on these closing prices, the proposed offer represented an implied premium of 48.3% to Complete stockholders.

On September 16, 2011, Complete’s board of directors held a special telephonic meeting attended by all the members of Complete’s board of directors at which Complete’s board of directors discussed the status of the discussions with Superior regarding the possible business combination, including the current proposed consideration of a fixed exchange ratio of 0.945 shares of Superior common stock plus $7.00 cash for each share of Complete common stock. Also in attendance at the meeting were members of Complete’s senior management, representatives of Credit Suisse and representatives of Latham & Watkins. During that meeting Complete’s board of directors, with the assistance of Complete management and Credit Suisse, discussed the relative merits of a business combination with Superior as compared to alternative strategies available to Complete, including a strategy of continuing to operate on a stand-alone basis and the possibility of a transaction with other potential strategic partners. Complete’s board of directors again concluded that it was unlikely that another party would propose a business combination on terms more attractive to Complete than Superior had proposed. As part of its evaluation of Superior’s proposal, Complete’s board of directors noted that the Superior offer would provide Complete stockholders with a significant premium to the then current Complete stock price and would also allow Complete stockholders to participate as stockholders of the resultant combined company, which would be better positioned than Complete to compete with large-cap oilfield services companies. Complete’s board of directors authorized Mr. Winkler and Complete management to continue discussions with Superior regarding the proposed business combination of Superior and Complete based on Superior’s proposed consideration of a fixed exchange ratio of 0.945 shares of Superior common stock plus $7.00 cash for each share of Complete common stock.

On September 19, 2011, Messrs. Dunlap and Winkler met in Houston, Texas and discussed various matters related to the proposed business combination and the due diligence process.

From September 20, 2011 to September 22, 2011, meetings and due diligence sessions were conducted in Houston, Texas, among senior management of each of Superior and Complete. The management teams of each of Superior and Complete discussed the due diligence processes to be followed by each company and exchanged information regarding each company’s structure, operations and processes. From September 20, 2011 until October 9, 2011, the management teams of each of Superior and Complete, with the assistance of their respective legal counsel, conducted due diligence with respect to each other.

On September 22, 2011, at the request of Superior’s management, representatives of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P., legal advisors to Superior and referred to herein as Jones Walker, provided representatives of Latham & Watkins with an initial draft agreement and plan of merger.

Between September 23, 2011 and October 9, 2011, senior management of Superior and Complete, with the assistance of their respective legal advisors, engaged in negotiations regarding the terms of the proposed form of merger agreement. At various times during this period, representatives of Credit Suisse and Greenhill, on behalf of Complete and Superior, respectively, had discussions regarding financial aspects of the proposed business combination of Superior and Complete. In addition, Messrs. Dunlap and Winkler met and telephonically discussed and negotiated various open items related to the proposed merger agreement throughout this period.

Beginning in early July 2011, senior management of Superior and representatives of JP Morgan met by telephone and in person regarding the general terms of the proposed financing to Superior from JP Morgan in connection with the potential business combination of Superior and Complete.

On September 29, 2011, Complete’s board of directors held a special telephonic meeting at which Complete’s board of directors discussed the status of the discussions with Superior regarding the possible business combination. Also in attendance at the meeting were members of Complete’s senior management, representatives of Credit Suisse and representatives of Latham & Watkins. At this meeting, members of Complete’s senior management provided Complete’s board of directors with a report on the due diligence performed by Complete with respect to Superior. In addition, representatives of Latham & Watkins discussed with Complete’s board of directors their fiduciary duties in connection with their consideration of the possible business combination and presented a summary of the material issues identified in the initial draft of the merger agreement delivered by representatives of Jones Walker. These material issues included issues related to certainty of closing, including the need for Superior to obtain financing and the vote of its stockholders, the proposed business combination, flexibility of Complete to operate its business in the ordinary course prior to closing and each party’s ability to terminate the proposed business combination to pursue alternative proposals. Representatives of Latham & Watkins also discussed with Complete’s board of directors that there was no condition to closing related to Superior obtaining financing. At the request of Complete’s board of directors, representatives of Credit Suisse reviewed and discussed their preliminary views with respect to certain financial aspects of the proposed business combination of Superior and Complete.

On October 3, 2011, Superior’s board of directors held a special board meeting attended by all members of Superior’s board of directors, as well as members of management and representatives of Jones Walker and Greenhill. Jones Walker discussed the fiduciary duties of the members of Superior’s board of directors in connection with their consideration of the possible business combination with Complete. Superior management reviewed for Superior’s board of directors the progress of the negotiations with Complete and an updated summary of the proposed business combination. Representatives of Greenhill provided Superior’s board of directors an update on the financial analysis of the proposed business combination of Superior and Complete.

Over the course of six days beginning on October 4, 2011, senior management of Superior, representatives of Jones Walker, representatives of JP Morgan and representatives of Simpson Thacher & Bartlett LLP, legal advisor to JP Morgan, met by telephone regarding the terms and conditions of the financing commitments to Superior from JP Morgan in connection with the potential business combination of Superior and Complete.

On October 7, 2011, Complete’s board of directors held a special telephonic meeting attended by all the members of Complete’s board of directors at which Complete’s board of directors discussed the status of the discussions with Superior regarding the proposed business combination since the September 29, 2011 meeting of Complete’s board of directors, including the status of the due diligence with respect to Superior and the current draft of the merger agreement. In attendance at the meeting were members of Complete’s senior management, representatives of Credit Suisse and representatives of Latham & Watkins. Members of Complete’s senior management provided Complete’s board of directors with a summary of the business and operations of Superior as well as a report on the due diligence performed with respect to Superior. Complete management also discussed Complete’s performance including the fact that Complete’s financial performance for the third quarter of 2011 was likely to be lower than Complete’s prior guidance. Representatives of Latham & Watkins reviewed with Complete’s board of directors their fiduciary duties in connection with their consideration of the proposed business combination of Superior and Complete. Representatives of Latham & Watkins then presented to the board a summary of the current draft of the merger agreement, highlighting for Complete’s board of directors the various provisions impacting certainty of closing the proposed business combination, flexibility of Complete to operate its business in the ordinary course prior to closing and each party’s ability to terminate the proposed business combination to pursue alternative proposals. Representatives of Credit Suisse then reviewed and discussed with Complete’s board of directors Credit Suisse’s updated preliminary financial analyses with respect to Complete and the proposed business combination with Superior. Complete’s board of directors then discussed the various benefits of the proposed business combination despite the current stock market volatility and the fact that the business combination provided the best opportunity to enhance Complete’s stockholder value compared to Complete’s business plan and other strategic alternatives. As part of this discussion, Complete’s board of directors noted that the Superior offer would provide Complete stockholders with a significant premium to the then current Complete stock price and would also allow

Complete stockholders to participate as stockholders of the resultant combined company, which would be better positioned than Complete to compete with large-cap oilfield services companies.

On October 7, 8 and 9, 2011, Messrs. Dunlap and Winkler met in person and spoke by telephone on numerous occasions to discuss various open issues in the proposed merger agreement and with respect to the proposed business combination. Similarly, representatives of Jones Walker and Latham & Watkins continued to negotiate and revise the proposed merger agreement.

At 6:30 p.m. central time on October 9, 2011, Complete’s board of directors held a special telephonic board meeting attended by all members of Complete’s board of directors, as well as members of Complete management and representatives of Credit Suisse and Latham & Watkins. At the meeting, Mr. Winkler updated the board on the principal financial and other terms of the transaction and discussed the background of the negotiations. Mr. Winkler also discussed his view of the principal benefits to Complete stockholders of the proposed business combination. Representatives of Latham & Watkins then reviewed with Complete’s board of directors the terms and conditions of the final material terms of the merger agreement as agreed to with Superior, a copy and summary of which had been previously provided to the members of Complete’s board of directors. A discussion then ensued in which the members of Complete’s board of directors inquired about various aspects of the merger agreement. Representatives of Latham & Watkins discussed the terms of Superior’s financing and noted that the merger agreement does not contain any financing-related closing condition or ability of Superior to terminate if financing is not obtained. Representatives of Credit Suisse then reviewed and discussed with Complete’s board of directors Credit Suisse’s financial analyses with respect to Complete and the proposed merger with Superior. Thereafter, at the request of Complete’s board of directors, Credit Suisse rendered its oral opinion to Complete’s board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated October 9, 2011) to the effect that the merger consideration to be received by the holders of Complete common stock other than Superior and its affiliates in the merger was fair, from a financial point of view, to such holders of Complete common stock. See “— Opinion of Complete’s Financial Advisor.” Following further review and discussion among the members of Complete’s board of directors, the Complete board of directors determined that the merger agreement and the transactions contemplated by the merger agreement were advisable, fair to, and in the best interests of Complete stockholders, and all of the Complete directors voted unanimously to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. The prices of Superior common stock and Complete common stock at the close of trading on October 7, 2011 were $27.41 and $20.38, respectively. Based on these closing prices, the proposed offer represented an implied premium of 61.4% to Complete stockholders.

At 7:00 p.m. central time on October 9, 2011, Superior’s board of directors held a special board meeting attended by all members of Superior’s board of directors, as well as members of management and representatives of Jones Walker and Greenhill. Superior management and the representatives of Jones Walker and Greenhill reviewed for Superior’s board of directors a history of the negotiations and an updated summary of the negotiations and provided a description of the final material terms of the merger agreement as agreed to with Complete. In addition, Superior management summarized the results of their due diligence review of Complete, including Complete’s recent performance and the reasons why it was not expected to meet street estimates for the third quarter. Representatives of Greenhill reviewed the financial terms of the transaction and its financial analyses with respect to the proposed business combination and delivered its oral opinion, which was subsequently confirmed in writing, to the Superior board of directors that, as of the date of the opinion and based upon and subject to the limitations and assumptions stated in its opinion, the merger consideration proposed to be paid in connection with the merger is fair, from a financial point of view, to Superior. See “— Opinion of Superior’s Financial Advisor.” Mr. Dunlap reviewed the final negotiations and discussed integration matters (including Superior’s obligation to add two Complete directors to Superior’s board after the merger). Superior management also discussed the terms and conditions of the financing commitment received from JP Morgan. Representatives of Jones Walker reviewed with Superior’s board of directors the material terms of the merger agreement, a copy and summary of which had been previously provided to the members of Superior’s board of directors, and provided Superior’s board of directors with the expected timing of the proposed business combination. After due consideration and further discussion, Superior’s board of directors unanimously determined that the merger agreement and the transactions contemplated by it are advisable, fair to, and in the best interests of Superior and its stockholders and unanimously approved the merger agreement at a fixed exchange ratio of 0.945 shares of Superior common stock and cash of $7.00 in exchange for each share of Complete common stock pursuant to the merger agreement. Superior’s board of directors unanimously adopted the merger agreement and the transactions contemplated by the merger agreement and approved the issuance of shares of Superior common stock pursuant to the merger agreement.

Later on October 9, 2011, the merger agreement was executed by Superior and Complete.

Before the commencement of trading on the NYSE on the morning of October 10, 2011, senior management of Superior and Complete issued a joint press release announcing, and held a joint conference call regarding, the transaction.

Recommendation of Superior’s Board of Directors and Its Reasons for the Merger

By vote at a meeting held on October 9, 2011, Superior’s board of directors unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Superior and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby; and (iii) approved the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement and the adoption of an amendment to Superior’s certificate of incorporation to increase the authorized number of shares of Superior common stock from 125,000,000 shares to 250,000,000 shares. Superior’s board of directors unanimously recommends that Superior stockholders vote FOR the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement, FOR the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares, and FOR any proposal to authorize Superior’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or the proposal to adopt an amendment to Superior’s certificate of incorporation to increase the authorized number of shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at the time of the special meeting.

In deciding to approve the merger agreement and to recommend that Superior stockholders vote to approve the issuance of Superior common stock to Complete stockholders pursuant to the merger agreement and the amendment of Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares, Superior’s board of directors consulted with Superior’s management and legal and financial advisors and considered several factors.

The principal factors that Superior’s board of directors viewed as supporting its decision are:

•	that the combination of Superior and Complete would create the only mid-cap oilfield service company in the United States (a company with market capitalization between $3 billion and $10 billion) providing services and equipment to upstream oil and natural gas operators, making the combined company more attractive to large oil and gas producers because of its wider variety of products and services and ability to undertake larger, more expensive projects, which will allow it to better compete with the largest oilfield service companies;

•	that the merger would enhance the assets, service and product line offerings, cash flows and workforce of Superior and thereby enhance its ability to pursue future business, to expand overseas, to pursue a broader range of potential strategic or acquisition opportunities, and to design and implement technological advances in equipment and operations;

•	the complementary nature of the respective customer bases, services and skills of Superior and Complete in North America, which is expected to result in substantial opportunities to enhance the capabilities of both companies;

•	that the merger would diversify Superior into additional markets and product offerings, including enabling Superior to benefit from shale oil extraction opportunities and to further reduce its reliance on its Gulf of Mexico operations;

•	the expectation that the combined company will have a strong financial profile, which is expected to enhance its flexibility to pursue business opportunities, to lower its cost of capital and to enhance earnings per share;

•	the financial analyses reviewed and discussed with Superior’s board of directors and the oral opinion of Greenhill delivered to Superior’s board of directors on October 9, 2011, which was subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the limitations and assumptions stated in its opinion, the merger consideration proposed to be paid in connection with the merger is fair, from a financial point of view, to Superior, as more fully described below under the caption “— Opinion of Superior’s Financial Advisor;”

•	the expectation that the combined company can achieve savings through consolidating administrative functions and leveraging combined purchasing power; and

•	the merger’s structure, which is expected to constitute a reorganization under section 386(a) of the Code.

Superior’s board of directors considered a number of additional factors concerning the merger and Superior’s board of directors considered these factors as a whole and without assigning relative weights to each such factor, and overall considered the relevant factors to be favorable to, and in support of, its determinations and recommendations. These factors included:

•	Superior’s knowledge of Complete’s business, operations, financial condition and prospects, taking into account the results of Superior’s business, legal and financial due diligence review of Complete;

•	information concerning the financial condition, results of operations, prospects and businesses of Superior and Complete provided by management of the companies, including the respective companies’ cash flows from operations, the recent performance of their common stock and the ratio of Superior’s common stock price to Complete’s common stock price over various periods;

•	the current and prospective industry and competitive climate in the oilfield service industry, including the potential for further consolidation and competition;

•	the terms of the merger agreement (including the fixed exchange ratio), the structure of the transaction, including the conditions to each party’s obligation to complete the merger, and the ability of Superior’s board of directors to terminate the agreement under certain circumstances;

•	the obligation of Complete under the merger agreement to, under certain circumstances, pay a termination fee of $70 million to Superior or reimburse some or all of Superior’s expenses; and

•	the anticipated likelihood of Superior and Complete being able to complete the merger, including the ability to obtain the necessary regulatory approvals free of adverse conditions.

Superior’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•	that there are significant risks inherent in combining and integrating the two companies, including that the companies may not be successfully combined or that the expected benefits, if any, from combining the two companies may not be realized, and the successful combination of the companies will require the dedication of significant management resources, which may temporarily detract attention from the day-to-day business of the combined company;

•	the risk that the demand for oilfield services could be adversely affected by lower commodity prices or other factors outside of Superior’s control, including that lower oil prices could substantially diminish demand for Complete’s services focused towards unconventional shale resource plays;

•	the possibility of losing key employees and skilled workers as a result of the merger;

•	that Superior’s exposure to the North American market would increase significantly, including with respect to unconventional shale resource plays which are more sensitive to changes in commodity prices;

•	that the merger agreement provides that, in certain circumstances, Superior could be required to pay a termination fee of $70 million to Complete or reimburse Complete for some or all of its transaction expenses;

•	that the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement, including failure to obtain the required approvals of the stockholders of Superior and Complete, failure to receive necessary regulatory approvals or clearances such as under the HSR Act or foreign antitrust or competition merger control statues, or that regulatory agencies could impose terms and conditions that would be adverse to the combined company; and

•	other matters described under the caption “Risk Factors.”

This discussion of the information and factors considered by Superior’s board of directors in reaching its conclusion and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by Superior’s board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, Superior’s board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of Superior’s board of directors may have given different weight to different factors. Superior’s board of directors did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement and the issuance of shares of Superior common stock thereunder.

This explanation of the reasoning of Superior’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of Complete’s Board of Directors and Its Reasons for the Merger

By vote at a meeting held on October 9, 2011, Complete’s board of directors unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Complete and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. Complete’s board of directors unanimously recommends that Complete stockholders vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on an advisory basis, the compensation that may become payable to Complete’s named executive officers in connection with the merger, and FOR any proposal to authorize Complete’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting.

In evaluating the merger, Complete’s board of directors consulted Complete’s management and legal and financial advisors and, in reaching its determination and recommendation, Complete’s board of directors considered a number of factors. Complete’s board of directors also consulted with outside legal counsel regarding its fiduciary duties, legal due diligence matters and the terms of the merger agreement.

Many of the factors considered favored the conclusion of Complete’s board of directors that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of Complete and its stockholders, including the following material factors:

•	the implied value of the proposed exchange ratio, based on the closing price of Superior common stock on October 7, 2011, represented a 61.4% premium to the closing price of Complete common stock on such date and a 64.5% premium to the average implied historical exchange ratio between the shares of common stock of the two companies for the 10 trading day period ended October 7, 2011;

•	significant continuing equity ownership in the combined company by former Complete stockholders, who are expected to own shares of Superior common stock representing approximately 48.5% of the then-outstanding shares of Superior common stock immediately after the merger and will therefore participate meaningfully in the opportunities for long-term growth of the combined company;

•	that the combination of Superior and Complete would create the only mid-cap oilfield service company in the United States (a company with market capitalization between $3 billion and $10 billion) providing services and equipment to upstream oil and natural gas operators, making the combined company able to provide the requisite scope and scale for increased customer service, increased growth opportunities and a stronger competitive position;

•	the expectation that the combined company will have a strong financial profile, which is expected to enhance its flexibility to pursue business opportunities, to lower its cost of capital and to enhance earnings per share;

•	advantages of the merger compared with other growth and acquisition strategies considered by Complete’s board of directors, considering the cost and consummation risk associated with acquisitions, the limited number of desirable acquisition targets available to Complete and the execution risk associated with successful integration;

•	the combined company’s ability to offer an integrated suite of products and services to its customers, including in areas in which Complete does not currently operate, and the enhanced capability to design and implement technological advances in equipment and operations;

•	current macroeconomic financial market conditions and historical market prices, volatility and trading information with respect to Complete common stock and Superior common stock;

•	the financial analyses reviewed and discussed with Complete’s board of directors by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to Complete’s board of directors on October 9, 2011 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to Complete stockholders other than Superior and its affiliates of the merger consideration to be received by such Complete stockholders in the merger;

•	the belief of Complete’s board of directors that the terms of the merger agreement and the structure of the transaction, including the conditions to each party’s obligations to complete the merger, are reasonable;

•	the expected ability of Complete and Superior to complete the merger, including the required level of commitment by the parties to obtain applicable regulatory approvals;

•	the ability of Complete’s board of directors, subject to certain conditions, to change or withdraw its recommendation regarding the merger proposal if a superior transaction proposal is received from a third party or in response to certain material developments or changes in circumstances;

•	the provision of the merger agreement that, under certain circumstances, requires payment of a $70 million termination fee by Superior upon the termination of the merger agreement or the reimbursement of the expenses of Complete by Superior;

•	the expectation that the merger, due to its structure, will qualify as a reorganization for U.S. federal income tax purposes.

Complete’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement, the merger and the transactions contemplated thereby, including:

•	the risks inherent in combining and integrating two companies, including that the companies might not be successfully integrated or that the expected benefits from combining the two companies may not be realized;

•	the possibility that the merger may not be completed, or that completion may be unduly delayed for reasons beyond the control of Complete and Superior;

•	that the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement, including failure to obtain the required approvals of Superior’s and Complete’s stockholders, failure to receive necessary regulatory approvals or clearances such as under the HSR Act or foreign antitrust or competition merger control statues, or that regulatory agencies could impose terms and conditions that would be adverse to the combined company;

•	the potential effect of public announcement of the merger on Complete’s revenues, operating results, the price of its common stock and its ability to attract and retain customers and key employees;

•	the risk that Complete stockholders could be adversely affected by a decrease in the trading price of Superior common stock before the closing of the merger because the stock exchange ratio under the merger agreement provides for a fixed number of shares of Superior common stock;

•	the limitations imposed in the merger agreement on the solicitation, negotiation or consideration by Complete of alternative transactions with third parties;

•	provisions of the merger agreement that, in certain circumstances, requires payment of a $70 million termination fee by Complete or the reimbursement of the expenses of Superior by Complete and the potential of these provisions to discourage other parties from proposing an alternative transaction with Complete;

•	the interests that certain directors and executive officers of Complete may have with respect to the merger in addition to their interests as stockholders of Complete generally, as described in “— Interests of Complete’s Directors and Executive Officers in the Merger;” and

•	the other matters described under the caption “Risk Factors.”

This discussion of the information and factors considered by Complete’s board of directors in reaching its conclusion and recommendations includes all of the material factors considered by the board but is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by Complete’s board of directors in evaluating the merger agreement, the merger and the transactions contemplated thereby, and the complexity of these matters, Complete’s board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of Complete’s board of directors may have given different weight to different factors. Complete’s board of directors did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement, the merger and the transactions contemplated thereby.

The explanation of the reasoning of Complete’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Opinion of Superior’s Financial Advisor

General

Greenhill has acted as financial advisor to the Superior board of directors in connection with the merger. On October 9, 2011, Greenhill delivered its oral opinion, subsequently confirmed in writing, to the Superior board of directors that, as of the date of the opinion and based upon and subject to the limitations and assumptions stated in its opinion, the merger consideration proposed to be paid in connection with the merger is fair, from a financial point of view, to Superior.

The full text of Greenhill’s written opinion dated October 9, 2011, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of Greenhill’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety.

In arriving at its opinion, Greenhill, among other things, has:

•	reviewed the draft of the merger agreement presented to the Superior board of directors at its meeting on October 9, 2011 and certain related documents;

•	reviewed certain publicly-available financial statements of Superior and Complete;

•	reviewed certain other publicly-available business and financial information relating to Superior and Complete that Greenhill deemed relevant;

•	reviewed certain publicly-available financial forecasts prepared by research analysts concerning Superior and Complete, referred to as Wall Street Consensus forecasts;

•	reviewed certain information and other data, including financial forecasts for 2011 and 2012, estimates and other financial and operating data concerning Superior and Complete, prepared by the management of Superior and Complete, respectively;

•	reviewed financial forecasts for the remainder of 2011 and calendar years 2012 through 2016 for both Superior and Complete that management of Superior furnished to Greenhill for purposes of its discounted cash flow analyses;

•	discussed the past and present operations and financial condition and the prospects of Superior with senior executives of Superior;

•	discussed the past and present operations and financial condition and the prospects of Complete with senior executives of Complete;

•	compared the value of the proposed merger consideration with the value paid in certain publicly-available transactions that Greenhill deemed relevant;

•	compared the value of the proposed merger consideration to the valuation derived by discounting future cash flows and a terminal value of Superior and Complete at discount rates Greenhill deemed appropriate;

•	compared the value of the proposed merger consideration with the relative contribution of Superior and Complete to the pro forma combined company based on a number of financial metrics that Greenhill deemed relevant;

•	compared the value of the proposed merger consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant and with research analyst stock price targets for Complete;

•	reviewed the historical market prices and trading activity for Complete’s common stock and analyzed its implied valuation multiples;

•	participated in discussions and negotiations among representatives of Superior and its legal advisors and representatives of Complete and its legal and financial advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill’s written opinion was addressed to the Superior board of directors. It was not a recommendation to the Superior board of directors as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to how any stockholder of Superior should vote at the Superior special meeting. Greenhill was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the merger as compared to other business strategies or transactions that might have been available to Superior or Superior’s underlying business decision to proceed with or effect the merger. Greenhill has not expressed any opinion as to any aspect of the transactions contemplated by the merger agreement other than the fairness, from a financial point of view, of the proposed merger consideration to Superior. Greenhill’s opinion did not address in any manner the price at which shares of Superior’s common stock will trade at any future time. Greenhill’s opinion did not address the amount or nature of any compensation to any officers, directors or employees of Superior or Complete, or any class of such persons relative to the proposed merger consideration with respect to the fairness of any such compensation.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly-available, supplied or otherwise made available to it by representatives and management of Superior and Complete for the purposes of its opinion and further relied upon the assurances of representatives and management of Superior and Complete, as applicable, that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that have been furnished or otherwise provided to it, Greenhill assumed that such forecasts, projections and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Superior and Complete, as applicable, as to those matters, and it relied upon such forecasts, projections and other data in arriving at its opinion. Greenhill did not express an opinion with respect to such forecasts, projections and other data or the assumptions on which they are based.

Superior and Complete did not endorse the Wall Street Consensus forecasts or any other publicly-available forecasts relating to Superior’s and Complete’s business and financial prospects. Greenhill did, however, participate in discussions with management of Superior and Complete regarding its future business and financial prospects, including those for the 2011 and 2012 calendar years in which Superior’s and Complete’s management responded to questions Greenhill posed and commented on the future business and financial prospects of Superior and Complete. Based on these discussions with Superior’s and Complete’s management teams and other financial due diligence, Greenhill concluded that Superior’s and Complete’s internal financial forecasts for 2011 and 2012 did not deviate materially from Wall Street Consensus forecasts for those same years. On the basis of the foregoing and after conferring with the management of Superior, Greenhill assumed that the Wall Street Consensus forecasts were a reasonable basis upon which to evaluate the business and prospects of Superior and Complete, and Greenhill primarily used Wall Street Consensus forecasts for purposes of its analyses and opinion.

Greenhill did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Superior or Complete, nor was Greenhill furnished with any such evaluations or appraisals. Greenhill assumed that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, which Greenhill further assumed conformed in all material respects to the latest draft thereof that Greenhill reviewed, and without any waiver or amendment of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on Superior, Complete, the merger or the contemplated benefits of the merger meaningful to its analyses.

In connection with its engagement, Greenhill reviewed certain information regarding potential cost efficiencies, or “synergies,” expected to result from the merger, but did not take into account such data in connection with performing the financial and comparative analyses described below.

Greenhill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

The following is a summary of the material financial and comparative analyses provided by Greenhill to the Superior board of directors in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s analyses. The proposed merger consideration is a mixture of $7.00 in cash and 0.945 shares of Superior common stock per share of Complete common stock. In the analysis below, Greenhill refers to such $7.00 in cash and 0.945 shares of Superior common stock per share of Complete common stock as the “proposed merger consideration.” Additionally, in performing several of the analyses, Greenhill refers to the “Proposed Adjusted Exchange Ratio.” The Proposed Adjusted Exchange Ratio is defined as the implied value of the proposed merger consideration, accounting for both the cash and stock components of the proposed merger consideration, divided by Superior’s closing stock price per share. Based on Superior’s closing stock price of $27.41 per share as reported on the NYSE on October 7, 2011 (the last trading day prior to delivery of Greenhill’s written opinion), the implied value of the proposed merger consideration is calculated to be $32.90 per Complete share (0.945 x $27.41 +$7.00) and the Proposed Adjusted Exchange Ratio is calculated to be 1.200x ($32.90/$27.41). In the analysis below, “Implied Adjusted Exchange Ratio” means an exchange ratio derived by dividing the stock price of Complete implied by the various analyses outlined below by Superior’s stock price implied by the same analyses as of or for a period ending on the close of business on October 7, 2011 and “EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

Comparable Transaction Analysis

Greenhill performed an analysis of precedent business combinations since January 1, 2006, involving target companies in the oilfield services industry that in Greenhill’s judgment were relevant for its analysis, with a transaction value (“TV”) of $500 million or greater. Although Greenhill analyzed the multiples implied by the selected transactions, none of these transactions or associated companies is identical to the merger or to Superior and Complete.

The following table identifies the 12 transactions reviewed by Greenhill in this analysis:

Announcement
Date	Acquiror	Target

9/12/2011	Technip	Global Industries
7/5/2011	National Oilwell Varco	Ameron International
8/12/2010	Seawell	Allis-Chalmers Energy
8/9/2010	Nabors Industries	Superior Well Services
2/21/2010	Schlumberger	Smith International
8/30/2009	Baker Hughes	BJ Services
6/1/2009	Cameron	NATCO Group
6/3/2008	Smith International	W-H Energy Services
2/22/2008	First Reserve	CHC Helicopter
12/17/2007	National Oilwell Varco	Grant Prideco
2/12/2007	Tenaris	Hydril
9/5/2006	Compagnie Generale de Geophysique	Veritas

For these transactions, Greenhill observed that the average, median, minimum and maximum multiples for each of the pertinent financial metrics were as follows:

					Equity Value/LTM		Equity Value/FY + 1
	TV/LTM EBITDA		TV/FY + 1 EBITDA		Earnings		Earnings

Mean	10.9	x	9.0	x	20.1	x	22.3	x
Median	11.9	x	8.9	x	21.1	x	22.4	x
Minimum	6.9	x	5.7	x	14.3	x	12.8	x
Maximum	14.0	x	13.0	x	25.0	x	32.2	x

Following these analyses and consistent with the concept of comparing the stand-alone valuation of Complete relative to the proposed merger consideration, Greenhill applied certain comparable transaction financial multiples to Complete’s Wall Street Consensus estimates for the last 12-month period (“LTM”) ending June 30, 2011, next 12-month period (“NTM”) beginning June 30, 2011, and 2012 calendar year for Complete’s EBITDA and earnings per share (“EPS”). A summary of this analysis is set forth below.

				Enterprise Value	Equity Value Range	Complete Implied
	Complete	Multiple Range		Range ($BN)	($BN)	Value per Share

LTM EBITDA	$509MM	7.0x - 8.0	x	$3.6 - $4.1	$3.1 - $3.6	$38.24 - $44.56
NTM EBITDA	$739MM	6.0x - 7.0	x	$4.4 - $5.2	$4.0 - $4.7	$49.10 - $58.27
2012 EBITDA	$823MM	6.0x - 7.0	x	$4.9 - $5.8	$4.5 - $5.3	$55.31 - $65.52
LTM EPS	$2.10	14.0x - 17.0	x	$2.8 - $3.4	$2.4 - $2.9	$29.40 - $35.70
NTM EPS	$3.67	13.0x - 16.0	x	$4.3 - $5.2	$3.8 - $4.7	$47.71 - $58.72
2012 EPS	$4.13	13.0x - 16.0	x	$4.8 - $5.8	$4.3 - $5.3	$53.69 - $66.08

Based on the average of these 6 analyses, Greenhill derived an implied valuation range for Complete common shares of $45.58 to $54.81 per share and an Implied Adjusted Exchange Ratio of 1.663x to 2.000x based on the $27.41 per share closing price of Superior on October 7, 2011. This range for the Implied Adjusted Exchange Ratio implies a 38.5% premium to 66.6% premium to the Proposed Adjusted Exchange Ratio of 1.200x.

Premiums Paid Analyses

Oilfield Services Transactions.  Greenhill performed an analysis of the premiums paid in precedent business combinations since January 1, 2006, involving target companies in the oilfield services industry that in Greenhill’s judgment were relevant for its analysis, with a value of $500 million or greater. Although Greenhill analyzed the premiums implied by the selected transactions, none of these transactions or associated companies is identical to the merger or to Superior and Complete.

Using publicly-available information at the time of the announcement of the relevant transaction, including company filings and third-party transaction databases, Greenhill reviewed the consideration paid in the transactions and analyzed the premium of each such transaction over the trading price on the last trading day and the average trading price over the one calendar week and one calendar month before the announcement of the applicable transaction.

The following table identifies the 12 oilfield services transactions reviewed by Greenhill in this analysis:

Announcement			1-Day	1-Week	1-Month
Date	Acquiror	Target	Premium	Premium	Premium

9/12/2011	Technip	Global Industries	55%	62%	94%
7/5/2011	National Oilwell Varco	Ameron International	28%	29%	33%
8/12/2010	Seawell	Allis-Chalmers	85%	77%	70%
8/9/2010	Nabors Industries	Superior Well Services	21%	17%	21%
2/21/2010	Schlumberger	Smith International	37%	40%	47%
8/30/2009	Baker Hughes	BJ Services	16%	16%	23%
6/1/2009	Cameron	NATCO Group	24%	38%	43%
6/3/2008	Smith International	W-H Energy Services	9%	10%	15%
2/22/2008	First Reserve	CHC Helicopter	47%	47%	47%
12/17/2007	National Oilwell Varco	Grant Prideco	22%	19%	21%
2/12/2007	Tenaris	Hydril	17%	15%	28%
9/5/2006	Compagnie Generale de Geophysique	Veritas	21%	28%	33%

For these transactions, Greenhill observed that the median premium over the closing price of the target one day prior to the announcement was 23.1%, the median premium over the average closing share price of the target one calendar week prior to announcement was 28.6% and the median premium over the average closing share price of the target one calendar month prior to announcement was 33.3%.

U.S. Corporate Transactions.  Greenhill reviewed publicly-available data from 632 transactions involving U.S. listed target companies since 1998 with transaction values at or above $500 million and where at least 50% of the consideration was stock in the acquirer. Specifically, Greenhill reviewed the premiums represented by the acquisition price per share compared to the closing share price of the target company one day, one calendar week and one calendar month prior to announcement.

For these transactions, Greenhill observed that the median premium over the closing price of the target one day prior to the announcement was 22.0%, the median premium over the average closing share price of the target one calendar week prior to announcement was 25.8% and the median premium over the average closing share price of the target one calendar month prior to announcement was 29.9%.

Based upon the analysis of oilfield services transactions and U.S. corporate transactions above, Greenhill used a range of a 22.0% to 23.1% premium to Complete’s October 7, 2011 closing share price of $20.38 and compared the implied Complete price to Superior’s share price of $27.41 as of October 7, 2011 to derive an Implied Adjusted Exchange Ratio range of 1.028x to 1.037x based on one day premium. Greenhill used a range of a 25.8% to 28.6% premium to Complete’s average share price of $19.12 over the one week period ending October 7, 2011 and compared the implied Complete price to Superior’s average share price of $26.07 for the one week period ending October 7, 2011 to derive an Implied Adjusted Exchange Ratio range of 1.114x to 1.139x based on one week premiums. Greenhill used a range of a 29.9% to 33.3% premium to Complete’s average share price of $23.09 over the one month period ending October 7, 2011 and compared the implied Complete price to Superior’s average share price of $31.04 for the one month period ending October 7, 2011 to derive an Implied Adjusted Exchange Ratio range of 0.966x to 0.992x based on one month premiums.

The minimum and maximum Implied Adjusted Exchange Ratios derived from the analyses above gave a range of 0.966x to 1.139x or a 19.5% discount to 5.1% discount to the Proposed Adjusted Exchange Ratio of 1.200x.

Discounted Cash Flow Analysis

Greenhill performed a discounted cash flow analysis of Superior and Complete on a standalone basis using financial forecasts and estimates for both companies prepared by the management of Superior for the remainder of 2011 and calendar years 2012 through 2016. For a description of these forecasts and estimates, see “The Merger — Certain Prospective Financial Information Reviewed by Superior” and “— Certain Prospective Financial Information Reviewed by Complete.” Greenhill calculated a range of implied present values as of December 31, 2011 of the stand-alone, unlevered, after-tax free cash flows that Superior and Complete were forecasted to generate from January 1, 2012 through December 31, 2016 using discount rates ranging from 11.0% to 13.0%. The discount rate was derived using a weighted average cost of capital (“WACC”) methodology. The WACC sensitivity range was determined by comparing capital structure, equity volatility and cost of debt across a peer group of oilfield services companies. Greenhill also calculated estimated terminal values for Superior, as of December 31, 2016, using terminal multiples ranging from 5.75 to 6.25 times estimated EBITDA for calendar year 2016 and calculated estimated terminal values for Complete, as of December 31, 2016, using terminal multiples ranging from 5.25 to 5.75 times estimated EBITDA for calendar year 2016. The terminal multiples were derived by comparing the historical enterprise value to EBITDA multiples for each of Superior and Complete over longer term historical time periods and economic cycles. The estimated terminal values were then discounted to present value as of December 31, 2011 using the discount rates ranging between 11.0% and 13.0%. For purposes of this analysis, Greenhill used the number of fully diluted shares of Superior common stock and Complete common stock as of June 30, 2011 calculated using the treasury method. The discounted cash flow analysis resulted in a reference range of implied equity value per share of Superior common stock of approximately $33.79 to $38.54 per share and a reference range of implied equity value per share of Complete common stock of approximately $40.38 to

$45.36 per share. These valuation ranges gave an Implied Adjusted Exchange Ratio range of 1.048x to 1.342x, or a 12.7% discount to 11.8% premium to the Proposed Adjusted Exchange Ratio of 1.200x.

Contribution Analysis of Superior and Complete

Greenhill examined the implied contribution of each of Superior and Complete to the combined company’s estimated EBITDA, net income and cash flows for the years 2011 and 2012, in each case using projections derived from Wall Street Consensus. In Greenhill’s judgment, these are the three most relevant metrics for a business combination transaction in the oilfield services industry. Additionally, as is customary in a contribution analysis with stock consideration, Greenhill did not take into account potential synergies in conducting the contribution analyses, due to the difficulty in projecting the level and timing around recognition of such synergies. The following table sets forth the results of this analysis:

	Implied Superior	Implied Complete	Implied Adjusted
Metric	Ownership	Ownership	Exchange Ratio

2011 EBITDA	48.4%	51.6%	1.067	x
2012 EBITDA	47.7%	52.3%	1.098	x
2011 Net Income	42.5%	57.5%	1.355	x
2012 Net Income	43.1%	56.9%	1.321	x
2011 Cash Flows	49.7%	50.3%	1.013	x
2012 Cash Flows	49.2%	50.8%	1.031	x

Based on the minimum and maximum implied exchange ratios in this analysis, Greenhill derived an Implied Adjusted Exchange Ratio range of 1.013x to 1.355x, or a 15.6% discount to 12.9% premium to the Proposed Adjusted Exchange Ratio of 1.200x.

Comparable Company and Wall Street Price Target Analyses

Greenhill compared selected financial information, ratios and multiples for Complete to the corresponding data for the following publicly traded companies selected by Greenhill:

•	Halliburton Company

•	Baker Hughes Inc.

•	Weatherford International, Ltd.

•	Oil States International, Inc.

•	RPC, Inc.

•	Key Energy Services, Inc.

•	Basic Energy Services, Inc.

•	Trican Well Service, Ltd.

•	Calfrac Well Services Ltd.

•	Tesco Corporation

•	Superior

Although none of the selected companies is directly comparable to Complete, the companies included were chosen because they are publicly traded companies in the oilfield services industry with operations that for purposes of analysis may be considered similar to the operations of Complete. Criteria for selecting comparable companies included similar lines of business, markets of operation, customers and general business and financial considerations (including business risks, size and scale). Because there is no control premium associated with public companies’ trading levels, Greenhill did not apply a control premium to the valuation implied from the comparable company analyses.

For each of the companies selected by Greenhill, Greenhill reviewed, among other information:

•	The ratio of enterprise value, or EV, which was calculated as fully diluted equity value based on closing stock prices on October 7, 2011, plus book value of debt, less cash and cash equivalents, as a multiple of estimated EBITDA, in calendar years 2011 and 2012;

•	The ratio of price per share to estimated EPS, for calendar years 2011 and 2012; and

•	The ratio of price per share to estimated cash flow per share, or CFPS, for calendar years 2011 and 2012.

Greenhill compared financial information and calculated various multiples and ratios with respect to the selected companies and Complete based on information it obtained from public filings for historical information and Wall Street Consensus estimates as provided by FactSet for forecasted information. The multiples and ratios of the selected companies and Complete were calculated using common stock closing prices on October 7, 2011.

The results of these analyses are summarized in the following table:

	2012 EV/EBITDA		2011 EV/EBITDA		2012 P/E		2011 P/E		2012 P/CF		2011 P/CF

Median	3.4	x	4.9	x	7.0	x	9.7	x	3.9	x	5.0	x
High	4.8	x	6.5	x	9.3	x	15.6	x	5.3	x	9.1	x
Low	2.6	x	3.4	x	4.9	x	6.8	x	2.1	x	2.6	x

Using publicly-available information, Greenhill additionally reviewed and analyzed future public market trading range price targets for Complete common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading range of Complete common stock and are not discounted to reflect present values. Greenhill reviewed 21 Wall Street analyst price targets for Complete published since July 22, 2011, which reflected a median of $48.50 per share, a mean of $46.81 and a high target of $55.00 per share.

Following these analyses and consistent with the concept of comparing the stand-alone valuation of Complete relative to the proposed merger consideration, Greenhill applied certain forward-looking comparable company trading multiples to Complete’s Wall Street Consensus estimates for each of calendar year 2011 and 2012 for Complete’s EBITDA, EPS and CFPS. Greenhill also determined a range of Wall Street price targets for Complete based on the mean and high target of the analysts considered. A summary of this analysis is set forth below.

				Enterprise Value	Equity Value	Complete Implied
	Complete	Multiple Range		Range ($BN)	Range ($BN)	Value per Share

2012 EBITDA	$823MM	3.0x - 4.0	x	$2.5 - $3.3	$2.0 - $2.8	$24.68 - $34.89
2011 EBITDA	$623MM	4.5x - 5.5	x	$2.8 - $3.4	$2.3 - $2.9	$28.83 - $36.56
2012 EPS	$4.13	6.0x - 8.0	x	$2.5 - $3.1	$2.0 - $2.7	$24.78 - $33.04
2011 EPS	$2.88	9.0x - 10.0	x	$2.6 - $2.8	$2.1 - $2.3	$25.92 - $28.80
2012 CFPS	$7.23	3.5x - 5.0	x	$2.5 - $3.4	$2.0 - $2.9	$25.31 - $36.15
2011 CFPS	$5.79	5.0x - 6.0	x	$2.8 - $3.3	$2.3 - $2.8	$28.95 - $34.74
Wall Street Price Targets	—	—		$4.3 - $4.9	$3.8 - $4.4	$46.81 - $55.00

Based on the average of these 7 comparative analyses, Greenhill derived an implied valuation range for Complete common shares of $29.32 to $37.03 per share and an Implied Adjusted Exchange Ratio of 1.070x to 1.351x based on the $27.41 per share closing price of Superior on October 7, 2011. This range for the Implied Adjusted Exchange Ratio implies a 10.9% discount to 12.5% premium to the Proposed Adjusted Exchange Ratio of 1.200x.

Other Considerations

The summary set forth above does not purport to be a complete description of the analyses performed by Greenhill, but simply describes, in summary form, the material analyses that Greenhill conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated or implied. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company or transaction used in Greenhill’s analysis as a comparison is directly comparable to Superior or Complete or the contemplated merger. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Superior or Greenhill or any other person assumes responsibility if future results are materially different from those forecasts or projections.

The proposed merger consideration was determined through arms’ length negotiations between Superior and Complete and was approved by the Superior board of directors. Greenhill provided advice to Superior during these negotiations. Greenhill did not, however, recommend any specific amount of consideration to Superior or the Superior board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger. Greenhill’s opinion did not in any manner address the underlying business decision to proceed with or effect the merger.

The Superior board of directors retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as a nationally recognized investment banking firm. During the two years preceding the date of this opinion, Greenhill had no material relationship with Superior or Complete. Greenhill has received a fee of $1,000,000 from Superior in connection with the rendering of its fairness opinion and will receive a contingent fee estimated to be approximately $10,000,000 if the merger is consummated. Superior has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement. Greenhill may in the future provide additional financial advisory services to Superior for which Greenhill would expect to receive compensation.

Greenhill’s opinion was one of the many factors considered by Superior board of directors in evaluating the merger and should not be viewed as determinative of the views of Superior board of directors with respect to the merger.

Certain Prospective Financial Information Reviewed by Superior

Although Superior periodically issues limited short-term guidance to investors concerning certain aspects of its expected financial performance, Superior does not as a matter of course publicly disclose detailed projections as to future sales, earnings or other results and avoids making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with its evaluation of the proposed merger, certain non-public financial projections regarding Superior’s and Complete’s anticipated future operations were prepared by Superior for the years 2011 and 2012. In the case of Superior’s projections of Complete’s future performance, Superior’s management based these projections in part on estimates of certain limited financial and operating data provided by Complete to Superior regarding Complete’s anticipated future operations for the years 2011 and 2012. For purposes of Greenhill’s discounted cash flow analysis, financial projections regarding Superior’s and Complete’s anticipated future operations for the years 2013 through 2016 were prepared by Superior. The projections for Superior for years 2013 through 2016 were not provided to Complete and were not subject to the same level of management review by Superior as the projections for Superior for the years 2011 and 2012.

The financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP. In addition, the projections were not prepared with the assistance of, or reviewed, compiled or examined by, an independent auditor. Neither Superior’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information summarized herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Although presented with numerical specificity, the financial projections are not actual facts and were based on numerous variables and assumptions (including but not limited to assumptions regarding oil and gas industry activity, commodity prices, demand for natural gas and crude oil, North American and international rig counts, capacity utilization and general economic and regulatory conditions, and various matters specific to Superior’s and Complete’s businesses, such as prices for products and services, margins and product line expansion) that are inherently uncertain and, in many cases, are beyond the control of Superior and Complete. Financial projections for both Superior and Complete are subject to many risks and uncertainties, including, but not limited to, the impact of general economic factors outside Superior’s control and other operating conditions and other risks and uncertainties relating to Superior’s and Complete’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods, or to adopt new strategies in response to changed circumstances) and other factors described under “Cautionary Statement Concerning Forward-Looking Statements,” all of which are subject to change. The projections also did not give effect to the merger. As a result, actual results may differ materially from those contained in the financial projections.

The inclusion of a summary of the financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Superior, Complete or their respective affiliates, officers, directors or other representatives consider the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. None of Superior, Complete or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of Superior, Complete or their respective affiliates, officers, directors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder or other person regarding Superior’s or Complete’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved. The summary of the financial projections included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but is being provided because the financial projections were considered in connection with the merger.

Superior has made no representations to Complete, and Complete has made no representations to Superior, in the merger agreement or otherwise, concerning the financial projections or the estimates on which they are based. Superior and Complete urge all stockholders to review Superior’s and Complete’s most recent SEC filings for a description of Superior’s and Complete’s reported financial results. The following tables present a summary of the prospective financial information prepared and utilized in the manner discussed above in this section:

	Superior Prospective Financial Information for Calendar Years Ended December 31,
	2011E	2012E	2013E	2014E	2015E	2016E
			($ in millions)

Revenue	2,024	2,353	2,419	2,484	2,540	2,548
EBITDA	584	749	770	791	809	827
Unlevered Free Cash Flow	n/a	52	235	245	253	260
Net Income	174	259	267	274	281	288

	Complete Prospective Financial Information for Calendar Years Ended December 31,
	2011E	2012E	2013E	2014E	2015E	2016E
			($ in millions)

Revenue	2,270	2,844	2,906	2,970	3,006	3,043
EBITDA	623	823	841	859	870	880
Unlevered Free Cash Flow	n/a	110	366	375	382	384
Net Income	233	337	345	354	358	363

Earnings before interest, taxes, depreciation and amortization, which Superior refers to as EBITDA, is calculated as net income plus (i) interest expense, net of interest income, (ii) income tax provision, and (iii) depreciation and amortization. EBITDA is not a calculation provided for under GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in Superior’s consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it was used in connection with the review of the merger by Superior and its financial advisor.

In preparing the above unaudited prospective financial information, Superior made the following material assumptions:

•	2011E and 2012E financial estimates based on Wall Street Consensus estimates validated in comparison to estimates prepared internally for 2011E and 2012E by Superior’s and Complete’s management teams, respectively;

•	Revenue growth in years beyond 2012E based on Spears & Associates Drilling and Production Outlook forecasted annual changes in U.S. and International rig count for Superior (+181 for 2013E, +86 for 2014E, +91 for 2015E and +94 for 2016E) and U.S. land rig count for Complete (+132 for 2013E, +39 for 2014E, +45 for 2015E and +46 for 2016E);

•	Operating margins remain flat to 2012E in years beyond 2012E;

•	Increases in capital spending consistent with increased activity levels throughout the period;

•	Debt levels and associated annual interest rates in place for 2012E are held constant throughout the period; and

•	Consistent effective tax rate of 35% throughout the period.

Opinion of Complete’s Financial Advisor

On October 9, 2011, Credit Suisse rendered its oral opinion to Complete’s board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of October 9, 2011, the merger consideration to be received by Complete stockholders other than Superior and its affiliates in the merger was fair, from a financial point of view, to such Complete stockholders.

Credit Suisse’s opinion was directed to Complete’s board of directors and only addressed the fairness, from a financial point of view, to Complete stockholders other than Superior and its affiliates of the merger consideration to be received by such Complete stockholders in the merger and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any holder of Complete common stock as to how such stockholder should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft, dated October 9, 2011, of the merger agreement;

•	reviewed certain publicly-available business and financial information relating to Complete and Superior;

•	reviewed certain other information relating to Complete, including certain financial forecasts and operating data, provided to Credit Suisse by the management of Complete;

•	reviewed certain other information relating to Superior, including certain financial forecasts and operating data through 2012 provided to Credit Suisse by the management of Superior and certain financial forecasts for periods after 2012 developed from such estimates based on assumptions provided by and discussions with the management of Complete;

•	met with the managements of Complete and Superior to discuss the business and prospects of Complete and Superior, respectively;

•	considered certain financial and stock market data of Complete and Superior, and compared that data with similar data for other publicly held companies in businesses that Credit Suisse deemed similar to those of Complete and Superior;

•	considered, to the extent publicly-available, the financial terms of certain other business combinations and other transactions; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Complete that Credit Suisse used in its analyses, the management of Complete advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of Complete’s management as to the future financial performance of Complete, and Credit Suisse expressed no opinion with respect to such projections or the assumptions on which they were based. With respect to the financial forecasts for Superior that Credit Suisse used in its analyses, the management of Superior advised Credit Suisse, and Credit Suisse assumed, that such forecasts through 2012 were reasonably prepared on bases reflecting the best available estimates and judgments of Superior’s management as to the future financial performance of Superior through 2012, and Credit Suisse expressed no opinion with respect to such projections or the assumptions on which they were based and the management of Complete advised Credit Suisse, and Credit Suisse assumed, that such forecasts for periods after 2012 were reasonably prepared and a reasonable basis on which to evaluate Superior, and Credit Suisse expressed no opinion with respect to such projections or the assumptions on which they were based. Credit Suisse assumed, with Complete’s board of directors’ consent, that the merger would be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, for federal income tax purposes. Credit Suisse also assumed, with the consent of Complete’s board of directors, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Complete, Superior or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Furthermore, Credit Suisse assumed that the definitive merger agreement would conform to the draft reviewed by Credit Suisse in all respects material to its analyses. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Complete or Superior, nor was Credit Suisse furnished with any such evaluations or appraisals.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to Complete stockholders other than Superior and its affiliates of the merger consideration to be received by such Complete stockholders in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice. It was assumed that such opinions, counsel, interpretations or advice had been or would be obtained from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by an authorized internal committee of Credit Suisse.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion and upon certain assumptions regarding such financial, economic, market and other conditions, which were subject to unusual volatility and which if different than assumed, would have a material impact on Credit Suisse’s analyses or opinion. In addition, as Complete’s board of directors was aware, the financial projections and estimates that Credit Suisse reviewed relating to the future financial performance of Complete and Superior reflected certain assumptions regarding the oil and gas industries that are subject to significant volatility and that, if different than assumed, could have a material impact on Credit Suisse’s analyses and opinion. Credit Suisse did not express any opinion as to what the value of shares of Superior common stock actually would be when issued to Complete stockholders pursuant to the merger or the prices at which shares of Superior common stock would trade at any time. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Complete, nor did it address the underlying business decision of Complete to proceed with the merger. Credit Suisse was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Complete.

It is understood that Credit Suisse’s opinion was for the information of Complete’s board of directors in connection with its consideration of the merger and does not constitute advice or a recommendation to any holder of Complete common stock as to how such stockholder should vote or act on any matter relating to the proposed merger.

In preparing its opinion to Complete’s board of directors, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s valuation analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Credit Suisse’s analyses for comparative purposes is identical to Complete, Superior or the proposed transaction. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied exchange ratio reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Complete’s control, Superior’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to Complete’s board of directors in connection with its consideration of the proposed merger and were among many factors considered by Complete’s board of directors in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the merger consideration or of the views of Complete’s board of directors with respect to the proposed merger.

The following is a summary of the material financial analyses performed in connection with Credit Suisse’s opinion rendered to Complete’s board of directors on October 9, 2011. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

•	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

•	Cash Flow — generally the amount of the relevant company’s net income plus depreciation and amortization for a specified time period.

Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analysis described below were as of October 7, 2011. Estimates of Complete’s financial performance for the calendar years ending December 31, 2011 to 2012 were based upon Complete management’s forecasts for the calendar years ending December 31, 2011 to 2012 (including adjustments thereto), and estimates of Complete’s financial performance for periods thereafter were developed based upon those forecasts and Complete management’s best judgments with respect to appropriate assumptions and the resulting estimates of Complete’s financial performance for periods thereafter, which projections we refer to, collectively, as the Complete Projections. Estimates of financial performance for Superior for the calendar years ending December 31, 2011 to 2012 were based upon financial forecasts provided by Superior management and estimates of Superior’s financial performance for the calendar years ending December 31, 2013 to 2015 were developed from such forecasts based on assumptions provided by and discussed with Complete management, which projections we refer to, collectively, as the Complete Projections for Superior. Corporate adjustments for Superior included, among other things, a net adjustment on an after tax basis with respect to decommissioning liabilities and related notes receivable of approximately $31 million based on information in Superior’s financial statements. Estimates of financial performance for the selected companies listed below for the calendar years ending December 31, 2011 and 2012 were based on publicly available research analyst estimates for those companies. For purposes of the discounted cash flow analyses of Complete and Superior described below, stock based compensation was not treated as a cash expense.

For purposes of its analyses and opinion, Credit Suisse calculated an implied exchange ratio in the merger of 1.200 shares of Superior common stock for each share of Complete common stock by assuming that the cash portion of the merger consideration was used to acquire shares of Superior common stock at a price of $27.41 per share of Superior common stock, the closing market price per share of Superior common stock on October 7, 2011. Credit Suisse compared the implied exchange ratio in the merger of 1.200 shares of Superior common stock for each share of Complete common stock to the exchange ratio reference ranges implied by each of the financial analyses described below.

Selected Companies Analyses

Credit Suisse considered certain financial data for Complete and Superior and selected companies with publicly traded equity securities that Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to Complete and Superior in one or more respects including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Credit Suisse identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to Complete or Superior.

The financial data reviewed in the selected companies analysis included:

•	Enterprise Value as a multiple of 2011E EBITDA;

•	Enterprise Value as a multiple of 2012E EBITDA;

•	Share price as a multiple of 2011E cash flows per share;

•	Share price as a multiple of 2012E cash flows per share;

•	Share price as a multiple of 2011E earnings per share; and

•	Share price as a multiple of 2012E earnings per share.

With respect to the selected companies analysis, the selected publicly held companies and corresponding multiples were:

					Share
	Enterprise				Price/Cash Flow				Share Price/Earnings
	Value/EBITDA				Per Share				Per Share
	2011E		2012E		2011E		2012E		2011E		2012E

Nabors Industries, Inc.	4.1	x	3.2	x	2.7	x	2.2	x	9.1	x	5.4	x
Oil States International, Inc.	5.6	x	4.5	x	6.5	x	4.9	x	9.6	x	7.8	x
Precision Drilling Corporation	5.0	x	3.9	x	4.9	x	3.7	x	10.5	x	7.0	x
Patterson-UTI Energy, Inc.	3.0	x	2.3	x	3.2	x	2.7	x	7.4	x	5.6	x
RPC, Inc.	3.8	x	3.1	x	5.2	x	4.0	x	7.8	x	6.5	x
Trican Well Service Ltd.	4.2	x	3.4	x	4.5	x	3.8	x	7.8	x	6.6	x
Key Energy Services, Inc.	5.1	x	3.3	x	4.6	x	3.2	x	9.8	x	5.6	x
Basic Energy Services, Inc.	3.8	x	3.0	x	2.6	x	2.1	x	7.8	x	5.1	x
Parker Drilling Company	4.1	x	3.2	x	3.0	x	2.4	x	9.5	x	6.4	x
Newpark Resources, Inc.	4.6	x	3.8	x	5.9	x	5.0	x	8.8	x	7.2	x
Pioneer Drilling Company	3.4	x	2.4	x	3.1	x	2.2	x	22.5	x	8.4	x
Tetra Technologies, Inc.	3.5	x	3.2	x	3.6	x	3.9	x	13.1	x	9.8	x

Based on its review of the foregoing multiples for the selected companies, Credit Suisse applied the following selected multiple reference ranges for Complete and Superior to corresponding financial data for Complete and Superior, respectively:

	Selected Multiple				Selected Multiple Ranges
	Ranges for Complete				for Superior
	Low		High		Low		High

Enterprise Value/
2011E EBITDA	3.0	x	4.0	x	4.0	x	5.0	x
2012E EBITDA	2.5	x	3.5	x	3.0	x	4.0	x
Share Price/
2011E Cash Flow Per Share	3.5	x	4.5	x	4.0	x	5.0	x
2012E Cash Flow Per Share	2.5	x	3.5	x	3.0	x	4.0	x
2011E Earnings Per Share	6.0	x	9.0	x	10.0	x	13.0	x
2012E Earnings Per Share	4.5	x	6.5	x	7.0	x	8.0	x

Taking into account the results of the selected companies analysis, Credit Suisse calculated an implied exchange ratio reference range of 0.612 to 1.281 shares of Superior common stock for each share of Complete common stock as compared to the implied exchange ratio in the merger of 1.200 shares of Superior common stock for each share of Complete common stock.

Discounted Cash Flow Analysis

Credit Suisse also calculated implied exchange ratio reference ranges based on the net present value of the unlevered free cash flows of Complete and Superior through 2015 using the Complete Projections and the Complete Projections for Superior.

In performing this analysis, Credit Suisse applied discount rates ranging from 12.0% to 14.0% and terminal EBITDA multiples of 2.5x to 3.5x to Complete’s projected unlevered free cash flows, and discount rates ranging from 10.0% to 12.0% and terminal EBITDA multiples of 3.0x to 4.0x to Superior’s projected unlevered free cash flows. The ranges of discount rates were selected taking into account the calculated weighted average costs of capital for Complete and Superior, respectively, and the ranges of terminal EBITDA multiples selected were selected taking into account the results of the selected companies analysis described above, as well as Credit Suisse’s experience and judgment. The discounted cash flow analysis indicated an implied exchange ratio reference range of 0.514 to 1.070 shares of Superior common stock for each share of Complete common stock as compared to the implied exchange ratio in the merger of 1.200 shares of Superior common stock for each share of Complete common stock. Credit Suisse also performed a sensitivity analysis using discount rate ranges of 10% to 12% and 12% to 14% and terminal EBITDA multiples ranges from 2.5x to 3.5x up to 5.0x to 6.0x to both Complete’s and Superior’s projected unlevered free cash flows. The sensitivity analysis indicated implied exchange ratios ranging from 0.633x to 1.372x as compared to the implied exchange ratio in the merger of 1.200 shares of Superior common stock for each share of Complete common stock.

Selected Transactions Analysis

Credit Suisse also considered the financial terms of certain business combinations and other transactions Credit Suisse deemed relevant. The selected transactions were selected because the target companies were deemed to be similar to Complete and Superior in one or more respects, including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected transactions, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Credit Suisse identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed transaction. The financial data reviewed included the implied Enterprise Value (based on the purchase price paid in the selected transactions) as a multiple of EBITDA for the last twelve months, or LTM EBITDA for the target companies in the selected transactions. The selected transactions and corresponding multiples were:

			EV/LTM
Date Announced	Aquiror	Target	EBITDA

08/23/11	Archer Limited	Great White Energy Services, Inc.	9.4	x
04/19/11	Temasek Holdings (Private) Limited	Frac Tech Services Inc. (70% stake)	7.9	x
08/12/10	Seawell Ltd.	Allis Chalmers Energy Inc.	9.5	x
08/09/10	Nabors Industries, Ltd.	Superior Well Services Inc.	18.4	x
07/26/10	Key Energy Services, Inc.	OFS Energy Services LLC	6.5	x
08/31/09	Baker Hughes Incorporated	BJ Services Company	6.4	x
06/08/08	Macquarie Capital Group, Ltd.	Express Energy Services	5.6	x
06/03/08	Smith International Inc.	W-H Energy Services Inc.	10.0	x
04/21/08	Grey Wolf, Inc.	Basic Energy Services, Inc.	5.4	x
12/17/07	National Oilwell Varco, Inc.	Grant Prideco, Inc.	9.0	x
11/08/06	Complete Production Services, Inc.	Pumpco Services, Inc.	4.6	x
10/23/06	National Oilwell Varco, Inc.	NQL Energy Services, Inc.	6.1	x
09/25/06	Superior Energy Services, Inc.	Warrior Energy Services Corporation	9.3	x

Based on its review of the foregoing multiples for the selected transactions, Credit Suisse applied a multiple range of 7.0x to 9.0x LTM EBITDA to corresponding financial data for Complete and a multiple range of 7.5x to 9.5x LTM EBITDA to corresponding financial data for Superior. Taking into account the results of the selected transactions analysis, Credit Suisse calculated implied exchange ratio reference range of 0.873 to 1.516 shares of Superior common stock for each share of Complete common stock as compared to the implied exchange ratio in the merger of 1.200 shares of Superior common stock for each share of Complete common stock.

Contribution Analysis

Credit Suisse calculated the relative contributions of Complete and Superior to the equity value, enterprise value, EBITDA, net income and cash flow of the pro forma combined entity resulting from the merger for the years ending December 31, 2008, 2009 and 2010, and for the twelve months ended June 30, 2011, as well as for the projected EBITDA, Net Income and cash flow of the pro forma combined entity resulting from the merger for the years ending December 31, 2011 and 2012, based on forecasts for Complete and Superior provided by Complete and Superior management, respectively. The contribution analysis indicated an implied exchange ratio reference range of 0.318 to 1.319 of a share of Superior common stock per share of Complete common stock as compared to the implied exchange ratio in the merger of 1.200 shares of Superior common stock for each share of Complete common stock.

Other Considerations

Historical Trading Ratios

Credit Suisse also noted the following historical average trading price ratios as of October 7, 2011 and for the periods preceding October 7, 2011 indicated below, as compared to the implied exchange ratio in the merger of 1.200 shares of Superior common stock for each share of Complete common stock:

					Exchange Ratio
					Implied by Merger
					Consideration as
			Average Closing		Premium/
	Average Closing Stock Price		Stock Price		(Discount) to
	Complete	Superior	Trading Ratio		Trading Ratio

As of October 7, 2011	$20.38	$27.41	0.744	x	61.4%
5 trading days	19.17	26.03	0.736	x	63.1%
10 trading days	19.87	27.24	0.730	x	64.5%
1 month	22.85	30.81	0.740	x	62.2%
2 months	25.51	32.19	0.790	x	52.0%
3 months	29.34	34.61	0.838	x	43.2%
6 months	30.44	35.61	0.850	x	41.2%
1 year	29.12	34.80	0.838	x	43.3%
2 years	21.76	28.84	0.734	x	63.6%
3 years	16.96	25.11	0.626	x	91.6%

Other Matters

Complete retained Credit Suisse as its financial advisor in connection with a potential sale of Complete, including the proposed merger with Superior, pursuant to an engagement letter dated August 18, 2011. Complete selected Credit Suisse based on Credit Suisse’s experience and reputation and Credit Suisse’s knowledge of Complete and its industry. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse will receive a transaction fee currently estimated to be approximately $12.5 million for its services as financial advisor to Complete in connection with the merger, $1.5 million of which became payable upon the rendering of its opinion and the balance of which is contingent upon completion of the merger. In addition, Complete has agreed to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided investment banking and other financial services to Complete and Superior for which Credit Suisse and its affiliates have received compensation and Credit Suisse is currently a participant lender under Complete’s revolving credit facility. Credit Suisse and its affiliates may in the future provide financial advice and services to Complete, Superior and their respective affiliates for which Credit Suisse and its affiliates would expect to receive compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Complete, Superior and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies. Complete’s internal financial records indicate that during the past two years Complete did not pay Credit Suisse any fees for investment banking services other than customary fees paid to Credit Suisse in connection with its participation in Complete’s revolving credit facility. Superior’s internal financial records indicate that during the past two years Superior did not pay Credit Suisse any fees for investment banking services.

Certain Prospective Financial Information Reviewed by Complete

Complete does not as a matter of course make projections as to future performance available to the public and avoids making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. In connection with its evaluation of the proposed merger, the Complete Projections and the Complete Projections for Superior were relied upon by the Complete board of directors. The Complete projections for periods after December 31, 2012 were not provided to Superior and were not subject to the same level of management review by Complete as Complete management’s forecasts for the years ending December 31, 2011 and 2012.

The financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP. In addition, the projections were not prepared with the assistance of, or reviewed, compiled or examined by, an independent auditor. Neither Complete’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Although presented with numerical specificity, the financial projections are not actual facts and were based on numerous variables and assumptions (including but not limited to assumptions regarding oil and gas industry activity, commodity prices, demand for natural gas and crude oil, North American and international rig count, capacity utilization and general economic and regulatory conditions, and matters specific to Superior’s and Complete’s businesses, such as prices for products and services, margins and product line expansion) that are inherently uncertain and, in many cases. are beyond the control of Complete and Superior. Financial projections for both Complete and Superior are subject to many risks and uncertainties, including, but not limited to, the impact of general economic factors outside Complete’s control and other operating conditions and other risks and uncertainties relating to Complete’s and Superior’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods) and other factors described under “Cautionary Statement Concerning Forward-Looking Statements,” all of which are subject to change. The projections also did not give effect to the merger. As a result, actual results may differ materially from those contained in the financial projections.

The inclusion of a summary of the financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Complete, Superior or their respective affiliates, officers, directors or other representatives consider the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. None of Complete, Superior or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of Complete, Superior or their respective affiliates, officers, directors or other representatives has made or makes any representation to any stockholder or other person regarding Complete’s or Superior’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved. The summary of the financial projections included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided because the financial projections were considered in connection with the merger.

Complete has made no representations to Superior, and Superior has made no representations to Complete, in the merger agreement or otherwise, concerning the financial projections or the estimates on which they are based. Complete and Superior urge all stockholders to review Complete’s and Superior’s most recent SEC filings for a description of Complete’s and Superior’s reported financial results.

	Complete Projections for Superior for Calendar
	Years Ended December 31,
	2011E	2012E	2013E	2014E	2015E
	($ in millions)

Revenue	1,991	2,585	3,149	3,554	3,959
EBITDA	591	825	1,044	1,227	1,410
Unlevered Free Cash Flow	29	112	125	363	529
Net Income	173	277	375	457	539

	Complete Projections for Calendar
	Years Ended December 31,
	2011E	2012E	2013E	2014E	2015E
	($ in millions)

Revenue	2,263	2,868	3,310	3,699	4,085
EBITDA	617	845	1,007	1,140	1,271
Unlevered Free Cash Flow	(2)	132	185	302	401
Net Income	226	355	435	479	519

Earnings before interest, taxes, depreciation and amortization, which Complete refers to as EBITDA, is calculated as net income plus (i) interest expense, net of interest income, (ii) income tax provision, and (iii) depreciation and amortization. EBITDA is not a calculation provided for under GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in Complete’s consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by Complete’s management for internal analysis and as a basis for financial covenants.

Interests of Complete’s Directors and Executive Officers in the Merger

In considering the recommendation of Complete’s board of directors to adopt the merger agreement, Complete stockholders should be aware that executive officers and directors of Complete have certain interests in the merger that may be different from, or in addition to, the interests of Complete stockholders generally. These interests include the following:

Continuing Service with Superior

Following the effective time of the merger, Superior expects that the continued employment and involvement of Complete’s key management will be important to the strategic and operational success of Superior’s operations. Superior will use its commercially reasonable efforts to retain key management from Complete following the effective time of the merger.

Pursuant to the merger agreement, Superior and Merger Sub have agreed to honor all Complete benefit plans and compensation arrangements and agreements in accordance with their terms; however, these benefit plans, compensation arrangements and agreements may be amended or terminated in accordance with their terms. Also, the merger agreement does not require Superior or Merger Sub to continue or resume the employment of any specific person.

The parties have agreed that two members of Complete’s board of directors will be added to Superior’s board of directors following the effective time of the merger. Such two directors have not yet been selected. The other directors of Complete will resign effective upon the effective time of the merger.

Complete’s non-employee directors are compensated through various stock and option awards and an annual cash retainer, including additional cash retainers for serving as the chair of a committee or on a committee. Superior’s non-employee directors are compensated through restricted stock unit awards and an annual cash retainer, including additional cash retainers for serving as the chair of a committee or on a committee and meeting fees. Since the compensation amounts for non-employee directors of Complete and Superior are different, the aggregate annual compensation of the Complete directors chosen to serve on the Superior board of directors may be higher or lower than their Complete director compensation.

Acceleration of Stock Options and Restricted Stock

Complete maintains executive agreements with each of its executive officers that provide certain payments and benefits in connection with a change of control or a qualifying termination in connection with a change of control. The merger qualifies as a change of control under these agreements. Each outstanding unvested stock option and each unvested share of restricted stock held by an executive officer of Complete (other than Mr. Williams) will, in accordance with the terms of these agreements, become fully vested upon the closing of the merger, regardless of whether the executive officer’s employment is terminated. Complete has an agreement with Mr. Williams that provides for accelerated vesting of his unvested stock options and restricted stock in the event he has a qualifying termination in connection with the merger. Under the terms of the merger agreement, each outstanding unvested stock option and each unvested share of restricted stock held by a director of Complete will become fully vested a reasonable number of days prior to the closing of the merger in order to permit such directors to exercise each outstanding option prior to the merger.

As of December 12, 2011, an aggregate of approximately 580,898 unvested stock options, and 483,173 unvested shares of restricted stock, held by Complete’s executive officers and directors would be subject to accelerated vesting prior to or upon the effective time of the merger. The table below sets forth the number of unvested stock options and unvested shares of restricted stock held by Complete directors and executive officers that would vest prior to or upon the completion of the merger (assuming that the closing of the merger occurs on or before January 28, 2012) and their estimated value, calculated in accordance with SEC rules, using an assumed stock price of $29.162, which is the average closing price of Complete common stock over the first five business days (October 10 – 14, 2011) following the first public announcement of the merger on October 9, 2011:

	Unvested Stock	Value of Stock	Unvested Restricted	Value of Restricted
Name	Options Subject to	Options Subject to	Shares Subject to	Shares Subject to	Total Value of
Executive Officers	Acceleration(1)	Acceleration(2)	Acceleration(1)	Acceleration	Acceleration

Joseph Winkler	253,866	$3,832,028	205,066	$5,980,135	$9,812,163
Brian Moore	132,100	$1,911,612	107,199	$3,126,137	$5,037,749
Jose Bayardo	62,400	$820,922	51,300	$1,496,011	$2,316,932
James Maroney	54,366	$782,569	44,099	$1,286,015	$2,068,584
Kenneth Nibling	48,166	$729,326	38,999	$1,137,289	$1,866,615
Dewayne Williams(3)	18,133	$209,801	15,900	$463,676	$673,477
Directors
Robert Boswell	5,000	$93,362	6,085	$177,451	$270,813
Harold Hamm	5,000	$93,362	6,085	$177,451	$270,813
Michael McShane	5,000	$93,362	6,085	$177,451	$270,813
Matt Ralls	5,000	$93,362	6,085	$177,451	$270,813
Marcus Watts	5,000	$93,362	6,085	$177,451	$270,813
James Woods	5,000	$93,362	6,085	$177,451	$270,813

(1)	Given the annual grant of equity awards in January of each year by Complete, many of the foregoing unvested equity awards will vest between January 29 – 31, 2012, if the merger has not closed prior to such time and the director or executive officer continues in Complete’s service through such date. Accordingly, all of the outstanding unvested shares of restricted stock of the directors are scheduled to vest on January 31, 2012, and 3,333 option shares of each director are scheduled to vest between January 29 – 30, 2012. The following table sets forth the awards held by Complete’s executive officers that are scheduled to vest in January 2012, subject to continued service through such date:

	Restricted Stock Vesting	Stock Options Vesting
Executive Officers	in January 2012	in January 2012

Joseph Winkler	126,000	163,100
Brian Moore	64,366	83,034
Jose Bayardo	29,300	37,400
James Maroney	26,400	34,067
Kenneth Nibling	24,000	31,000
Dewayne Williams	8,367	6,200

(2)	Based on the difference between $29.162, which is the average closing price of Complete common stock over the first five business days (October 10 – 14, 2011) following the first public announcement of the merger on October 9, 2011, and the option exercise price.

(3)	Mr. Williams’s unvested stock options and shares of restricted stock will be accelerated only if he experiences a qualifying termination in connection with the merger.

Assumption and Adjustment of Stock Options and Restricted Stock

Under the terms of the merger agreement, upon the closing of the merger, each outstanding stock option to purchase Complete common stock will be assumed by Superior and converted into a stock option to acquire a number of shares of Superior common stock equal to (i) the number of shares of Complete common stock subject to the assumed stock option immediately prior to the merger multiplied by (ii) the stock award exchange ratio, rounded down to the nearest whole share. The exercise price of each assumed stock option will be equal to the quotient of (i) the exercise price under the assumed stock option immediately prior to the merger divided by (ii) the stock award exchange ratio, rounded up to the nearest whole cent. Each unvested share of Complete restricted stock will be assumed by Superior and converted into a number of unvested shares of Superior restricted stock equal to (i) the number of unvested shares of Complete restricted stock immediately prior to the merger multiplied by (ii) the stock award exchange ratio, rounded up to the nearest whole share. The “stock award exchange ratio” is the sum of (i) 0.945 and (ii) the quotient obtained by dividing $7.00 by the average of the closing prices of a share of Superior common stock for the five consecutive trading days immediately preceding the third trading day before the closing of the merger. As a result, the holders of Complete stock options and unvested shares of restricted stock will not receive the cash component of the merger consideration in cash with respect to their equity awards and will instead receive replacement equity awards covering additional shares of Superior common stock based on the stock award exchange ratio. The number of shares and exercise price subject to the assumed stock options may, however, be further adjusted to the extent required for the assumed stock option to remain compliant with, or exempt from, the requirements of section 409A of the Code. The stock options and unvested shares of restricted stock as assumed by Superior will be on the same terms and conditions as applied to the stock options and restricted stock immediately prior to the merger, except for certain accelerations of vesting described above.

Payments and Benefits Upon a Qualifying Termination

Complete has executive agreements with each of its executive officers and certain other members of its senior management team that provide certain payments and benefits upon a qualifying termination in connection with a change of control. An executive officer is considered to have a qualifying termination in connection with a change of control if he has a voluntary resignation for “good reason” within two years following the change of control or an involuntary termination of employment without “cause” during the time period beginning six months prior to the change of control and ending two years following the change of control. The merger qualifies as a change of control of Complete under the executive agreements. In the event of a qualifying termination of employment in connection with the merger, each executive officer will be entitled to receive compensation and benefits based on the following severance factors and payout periods following termination of employment:

Name	Severance Factor	Payout Period

Mr. Winkler	3	3 years
Messrs. Moore, Bayardo, Maroney and Nibling	2.5	2.5 years
Mr. Williams	1	1 year

The payments and benefits to be made upon a qualifying termination of Complete’s executive officers in connection with the merger are as follows:

•	a lump sum severance payment equal to the severance factor multiplied by the sum of the executive officer’s annual base salary plus termination bonus; for these purposes, an executive officer’s termination bonus equals the highest bonus earned during any of the last three full fiscal years preceding the date of termination, except in the case of Mr. Williams;

•	health, dental and life insurance coverage and benefits throughout the payout period at least equal to those in effect at the time of the executive officer’s termination, or in certain circumstances, a lump sum payment in lieu of such insurance coverage and benefits;

•	an extended exercise period for options granted after the effective date of the agreements for an additional 12 months, or, if earlier, the tenth anniversary of the option grant date; and

•	a lump sum payment in lieu of a car allowance for the payout period, plus in the case of Mr. Winkler, a lump sum payment in lieu of outplacement services equal to 15% of his annual base salary for the year in which the termination occurs.

In addition, each executive officer other than Mr. Williams will receive the following:

•	a lump sum payment in lieu of the annual cash bonus equal to the executive officer’s annual base salary multiplied by 100% (for Mr. Winkler), 75% (for Mr. Moore), 60% (for Mr. Bayardo) and 50% (for Messrs. Maroney and Nibling) for the year during which the executive officer’s employment is terminated, pro-rated for the days served during that year; the merger agreement provides, however, that if the qualifying termination of employment occurs in 2011, the actual bonus paid by Complete to the executive for 2011 will be deemed full satisfaction of this requirement;

•	a lump sum payment equal to the severance factor multiplied by the amount Complete would be required to contribute on the executive officer’s behalf under Complete’s pension, 401(k), deferred compensation and other retirement plans based on the executive officer’s termination base salary; and

•	tax gross-up payments to compensate for excise taxes imposed by section 4999 of the Code on the compensation and benefits provided, payable at the time the executive officer is entitled to the payments on which the excise taxes would be imposed (in no case later than the end of the executive officer’s taxable year next following the executive officer’s taxable year in which he remits the related excise taxes).

Each lump sum payment described above shall be paid by Complete (or its successor, if applicable) within the 10-day period commencing on the 60th day (30th day in the case of Mr. Winkler) after the date of the executive officer’s termination of employment. All payments under the executive agreements generally are designed to be paid in a manner that complies with, or is exempt from, section 409A of the Code, including a possible six-month delay in payment. The executive agreements also bind each executive, during his payout period, to certain covenants not to induce any employee to terminate employment with Complete (or its successor) or, subject to certain limited exceptions, not to engage in any business or activity or render any services or provide any advice to any business or entity that directly or indirectly competes in any material manner with Complete (or its successor). An executive officer’s receipt of severance benefits is also subject to his execution of a general release.

The executive agreements use the following definitions:

“Cause” generally is defined as the executive officer’s: (a) conviction of a felony; (b) commission of any act of theft, fraud, embezzlement or misappropriation against Complete that is materially injurious; (c) willful and continued failure to devote substantially all of his business time to Complete’s business affairs, which failure is not remedied within a reasonable time after written demand is delivered; (d) unauthorized disclosure of Complete’s confidential information that is materially injurious to Complete; or (e) knowing or willful material violation of federal or state securities laws.

A “change of control” generally is defined as one of the following: (a) any person becomes the beneficial owner of Complete’s securities representing 20% or more of Complete’s combined voting power; (b) a change in the majority of the membership of Complete’s board occurs without approval by two-thirds of the directors who are continuing directors; (c) Complete is merged, consolidated or combined with another corporation or entity and Complete’s stockholders prior to such transaction own less than 55% of the outstanding voting securities of the surviving entity; (d) a tender offer or exchange offer is made and consummated by a person or group of persons for the ownership of 20% or more of Complete’s voting securities; or (e) there is a disposition, transfer, sale or exchange of all or substantially all of Complete’s assets, or stockholder approval of a plan of Complete’s liquidation or dissolution, where “substantially all” means 85% or more. In addition, the events and transactions described in (a) through (e) will be considered a “change of control” only if the event or transaction is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) with respect to the affected executive officer.

“Good reason” generally is defined as any of the following that results in the terms of the executive officer’s employment having been detrimentally and materially affected: (a) failure to re-elect or appoint the executive officer to any corporate office or directorship he currently occupies or a material reduction in his authority, duties or responsibilities or if the executive officer is assigned duties or responsibilities materially inconsistent from those immediately prior to such assignment; (b) a material reduction in the executive officer’s compensation, benefits and perquisites; (c) Complete fails to obtain a written agreement satisfactory to the executive officer from Complete’s successor or assigns to assume and perform the obligations under his employment agreement; or (d) Complete requires the executive officer to be based at any office located more than 50 miles from Complete’s current offices.

Golden Parachute Compensation

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Complete that is based on or otherwise relates to the merger. The table sets forth an estimate of the approximate values that may become payable to the named executive officers, distinguishing between the benefits available upon the closing of the merger (without a qualifying termination) and the benefits payable upon a qualifying termination in connection with the merger. Excluded are benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under Complete’s life and other insurance policies. Also excluded are accrued balances in accounts under Complete’s deferred compensation plan and 401(k) plan, which were fully vested prior to the closing of the merger. In accordance with SEC rules, the table assumes the following:

•	the price per share of common stock of Complete paid by Superior in the merger is $29.162 per share;

•	the merger closed on December 12, 2011; and

•	the named executive officers of Complete were terminated without cause immediately following a change of control on December 12, 2011,

				Perquisites/	Tax
			Pension/NQDC	Benefits($)	Reimbursements
Name	Cash ($)(1)	Equity ($)(2)	($)(3)	(4)	($)(5)	Total ($)

Joseph Winkler
Merger only	n/a	9,812,163	n/a	n/a	—	9,812,163
Qualifying Termination	6,744,000	9,812,163	96,720	166,200	2,750,090	19,569,173
Brian Moore
Merger only	n/a	5,037,749	n/a	n/a	—	5,037,749
Qualifying Termination	3,061,000	5,037,749	52,000	59,310	—	8,210,059
Jose Bayardo
Merger only	n/a	2,316,932	n/a	n/a	—	2,316,932
Qualifying Termination	2,008,403	2,316,932	37,680	45,747	771,626	5,180,388
James Maroney
Merger only	n/a	2,068,584	n/a	n/a	—	2,068,584
Qualifying Termination	1,772,678	2,068,584	34,110	37,750	—	3,913,122
Kenneth Nibling
Merger only	n/a	1,866,615	n/a	n/a	—	1,866,615
Qualifying Termination	1,618,683	1,866,615	30,250	37,750	—	3,553,298

(1)	Each named executive officer’s cash severance is equal to the severance factor multiplied by the sum of the named executive officer’s termination base salary plus termination bonus (as defined in each executive agreement). Given that this table assumes that the closing date and date of termination are both December 12, 2011, the termination bonus equals the bonus earned for 2010 in the case of Messrs. Winkler, Moore, and Bayardo and the bonus earned for 2008 for Messrs. Maroney and Nibling, which in each case was the named executive officer’s highest annual bonus earned during any of the last three full fiscal years. If a qualifying termination occurs in 2012 instead of 2011, the termination bonus would likely be based on the bonus payable for 2011 for each named executive officer and the resulting tax gross-up payments and total compensation would be higher.

The table excludes each named executive officer’s bonus earned for 2011 as it is payment for services rendered through the closing of the merger and is based on actual achievement of performance goals. Each executive agreement provides for a payment in consideration of services during the year of termination equal to a percentage of the named executive officer’s termination base salary, pro-rated for the days served during the calendar year in which the named executive officer terminated employment. However, in the event of a qualifying termination in 2011, the merger agreement provides that each named executive officer will receive his 2011 bonus based on actual performance in lieu of such percentage.

(2)	This column represents the approximate aggregate value of the acceleration of such awards, based on an assumed stock price of $29.162, which is the average closing price of Complete common stock over the first five business days (October 10-14, 2011) following the first public announcement of the transaction on October 9, 2011, as required by SEC rules. The valuation is based on the number of shares of unvested restricted stock subject to vesting acceleration multiplied by $29.162 and the number of unvested options to purchase Complete common stock subject to vesting acceleration multiplied by the difference between $29.162 and the applicable option exercise price. The actual value of the acceleration of the equity awards may differ. A significant portion of each named executive officer’s unvested stock options and shares of restricted stock, the value of which is included in the table above, is scheduled to vest between January 29 – 31, 2012, if the merger has not closed prior to such time. See “The Merger — Interests of Complete’s Directors and Executive Officers in the Merger — Acceleration of Stock Options and Restricted Stock.”

(3)	Based on the amount Complete would be required to contribute on the named executive officer’s behalf under Complete’s pension, 401(k), deferred compensation and other retirement plans based on the termination base salary and the applicable maximum company contribution percentages in effect on the date of termination.

(4)	Each named executive officer will receive throughout the payout period, health, dental and life insurance (or a lump sum cash payment in lieu thereof, based on the current costs to provide such coverage). Because Messrs. Winkler, Maroney and Nibling currently receive medical and dental insurance from a former employer, the value of these named executive officers’ overall benefits continuation (life insurance only) is less than the value for Messrs. Moore and Bayardo. If during the payout period, however, the insurance benefits provided to Superior executives of similar position are more favorable than those provided by the former employer, Messrs. Winkler, Maroney and Nibling will be entitled to the medical and dental insurance offered by Superior. Also includes a lump sum cash payment in lieu of a car allowance for the payout period in an amount equal to $9,600 per year, and for Mr. Winkler a lump sum payment in lieu of outplacement services equal to 15% of his annual base salary for the year of a qualifying termination of employment ($120,000).

(5)	Each named executive officer is entitled to tax gross-up payments with respect to the excise taxes, if any, imposed by section 4999 of the Code on the payments provided in connection with the change of control, based on an estimate of the named executive officer’s liabilities under sections 280G and 4999 of the Code. These estimated tax liabilities and estimated tax gross-up payments assume that none of the payments made to a named executive officer are “reasonable compensation” (as defined in section 280G of the Code) or are attributable to non-competiton or non-solicitation covenants.

Indemnification and Insurance

The merger agreement provides for the continuation of indemnification existing in favor of the current and former directors, officers and employees of Complete and its subsidiaries as provided in the organizational and governing documents of Complete and its subsidiaries or under indemnification agreements between such persons and Complete and its subsidiaries as in effect prior to date of the merger agreement for a period of not less than six years after the closing of the merger, with such indemnification obligations being guaranteed by Superior. The merger agreement also contains certain obligations related to the purchase of directors’ and officers’ liability insurance and fiduciary liability insurance tail policies with respect to matters existing or occurring at or prior to the closing of the merger for persons who are currently covered under Complete’s existing policies. These interests are described in detail below at “The Merger Agreement — Additional Agreements — Indemnification and Insurance.”

The Complete board of directors was aware of the interests described in this section and considered them, among other matters, in approving the merger agreement and making its recommendation that Complete stockholders approve and adopt the merger agreement. See “The Merger — Recommendation of Complete’s Board of Directors and Its Reasons for the Merger.”

Security Ownership of Complete’s Directors and Executive Officers and Current Beneficial Owners

The following table illustrates the beneficial ownership of Complete’s common stock on December 1, 2011, based on 79,285,681 shares of Complete common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of Complete capital stock; (ii) each director; (iii) Complete’s Chief Executive Officer and Chief Financial Officer, and each of Complete’s other three most highly compensated executive officers for the year ended December 31, 2010 (collectively the “named executive officers”); and (iv) all of Complete’s current directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable:

		Rights to		Percentage of
	Shares of	Acquire	Total Shares	Outstanding
	Common	Common	Beneficially	Common
Name	Stock(1)	Stock(2)	Owned	Stock(3)

Directors
Joseph Winkler(4)	714,552	1,086,937	1,801,489	2.24
Robert Boswell	62,919	30,000	92,919	*
Harold Hamm(5)	2,231,646	30,000	2,261,646	2.85
Michael McShane	31,886	25,000	56,886	*
Matt Ralls	33,495	30,000	63,495	*
Marcus Watts	33,886	25,000	58,886	*
James Woods(6)	44,504	30,000	74,504	*
Other Named Executive Officers
Brian Moore	273,771	356,200	629,971	*
Jose Bayardo	136,052	160,800	296,852	*
James Maroney	49,128	54,366	103,494	*
Kenneth Nibling(7)	44,705	48,166	92,871	*
All current executive officers and directors as a group (12 persons)	3,869,313	1,901,736	5,771,049	7.11
Stockholders Holding 5% or more
Black Rock, Inc.(8)	6,142,131	0	6,142,131	7.75
40 East 52nd Street New York, New York 10022
Dimensional Fund Advisors LP(9)	4,247,758	0	4,247,758	5.36
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

*	Less than 1%.

(1)	Includes unvested shares of restricted stock that will accelerate upon the merger:

			Unvested
	Unvested Restricted	Other Named Executive	Restricted
Directors	Stock	Officers	Stock

Joseph Winkler	205,066	Brian Moore	107,199
Robert Boswell	6,085	Jose Bayardo	51,300
Harold Hamm	6,085	James Maroney	44,099
Michael McShane	6,085	Kenneth Nibling	38,999
Matt Ralls	6,085
Marcus Watts	6,085
James Woods	6,085	All current executive officers and directors	483,173

(2)	Represents shares that the person has a right to acquire upon the exercise of options at the time of the merger, assuming that the closing of the merger occurs on December 12, 2011 and assuming full acceleration of all unvested options at such time.

(3)	Shares of common stock subject to options that are currently exercisable or that become exercisable at the time of the merger are deemed to be beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(4)	Includes 3,200 shares owned by Mr. Winkler’s spouse.

(5)	Includes an aggregate of 35,701 shares owned directly by Harold G. Hamm; 1,303,488 shares owned by Harold G. Hamm GRAT 8 (the “GRAT”); and 892,457 shares owned by the Revocable Inter Vivos Trust of Harold G. Hamm, as amended and restated, dated as of April 23, 1984 (the “Inter Vivos Trust”). The GRAT and the Inter Vivos Trust are estate planning trusts. Mr. Hamm is the grantor and serves as a trustee of each of these trusts. As such, Mr. Hamm may be deemed to have shared voting and dispositive power over the shares beneficially owned by these trusts.

(6)	Includes 127 shares held by Mr. Woods as custodian for his grandchild under the Uniform Gifts to Minors Act.

(7)	Includes 1,000 shares owned by Mr. Nibling’s son. Mr. Nibling disclaims beneficial ownership of the shares held by his son.

(8)	According to a Schedule 13G filed on February 3, 2011 by BlackRock, Inc., a parent holding company (“BlackRock”), on behalf of its investment advisory subsidiaries consisting of BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A. and BlackRock International Limited that hold the securities. BlackRock has sole voting and dispositive power with respect to all 6,142,131 shares.

(9)	According to a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 11, 2011. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the shares that are owned by the Funds, but may be deemed to be the beneficial owner of such shares. Dimensional disclaims beneficial ownership of all such securities.

Regulatory Approvals

Antitrust Approvals

Under the HSR Act, neither Superior nor Complete may complete the merger until required information and materials are furnished to the DOJ and the FTC, and the applicable waiting period under the HSR Act terminates or expires. On November 2, 2011, the FTC informed both Superior and Complete that the HSR Act waiting period was terminated on November 2, 2011.

Under Mexico’s Federal Law of Economic Competition of 1993, as amended in 2001 and 2006, neither Superior nor Complete may complete the merger until 10 business days after notifying the CFC, unless the CFC issues a “stand-still” order, in which case neither Superior nor Complete may complete the merger until the CFC approves the transaction. On November 24, 2011, Superior and Complete received notification from the CFC that the merger has been approved.

There can be no assurance that the merger will not be challenged on antitrust or competition grounds or, if a challenge is made, what the outcome would be. The DOJ, the FTC, the CFC, any U.S. state and other applicable U.S. or foreign regulatory bodies may challenge the merger on antitrust or competition grounds at any time, including after the expiration or termination of the waiting period under the HSR Act, Mexico’s Federal Law of Economic Competition of 1993 or other applicable process, as they may deem necessary or desirable or in the public interest. Accordingly, at any time before or after the completion of the merger, any such party could take action under the antitrust laws, including, without limitation, by seeking to enjoin the effective time of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under antitrust or competition laws under certain circumstances.

Other Regulatory Procedures

The merger may be subject to certain regulatory requirements of other municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. Superior and Complete are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.

It is possible that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, Superior and Complete have each agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement, including to gain clearance from antitrust authorities and obtain other required approvals. See “The Merger Agreement — Additional Agreements — Efforts Related to Consents and Approvals of Governmental Authorities and Third Parties” beginning on page 102.

Although Superior and Complete do not expect antitrust or other regulatory authorities to raise any significant objections to the merger that would result in the failure to satisfy the conditions to closing the merger by the termination date, Superior and Complete can provide no assurance that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions that would be detrimental to Superior after the effective time of the merger. Superior and Complete have not yet obtained any of the regulatory approvals required to complete the merger.

Material U.S. Federal Income Tax Consequences of the Merger

General

The following discussion summarizes the material U.S. federal income tax consequences of the merger that may be relevant to Complete stockholders who hold shares of Complete common stock as a capital asset for U.S. federal income tax purposes (generally, assets held for investment) and who or that are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

•	a corporation, or other entity subject to tax as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Insofar as this discussion sets forth U.S. federal income tax consequences of the merger, it is based on the opinions of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and Latham & Watkins LLP, respectively. This discussion is addressed only to those Complete stockholders who exchange shares of Complete common stock for cash and shares of Superior common stock in the merger.

This discussion is based on the Code, Treasury regulations promulgated thereunder, court decisions, published rulings of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to Complete stockholders in light of their particular circumstances or to Complete stockholders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, foreign persons or entities, S corporations, financial institutions, insurance companies, broker-dealers, persons who hold Complete shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of Complete shares and one or more investments, persons whose “functional currency” (as defined in the Code) is not the U.S. dollar, persons who exercise appraisal rights, and persons who acquired Complete shares in compensatory transactions. Further, this discussion does not address any aspect of state, local or foreign taxation.

Complete stockholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, and foreign tax laws.

If a partnership (or other entity classified as a partnership or pass-through entity for U.S. federal tax purposes) is a beneficial owner of Complete shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Complete stockholders that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF SHARES OF SUPERIOR COMMON STOCK RECEIVED IN THE MERGER IN LIGHT OF YOUR OWN SITUATION.

Tax Opinions

Superior and Complete intend for the merger to constitute a “reorganization” within the meaning of section 368(a) of the Code. It is a condition to the closing of the merger that Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. and Latham & Watkins LLP deliver opinions, dated as of the closing, to Superior and Complete, respectively, to the effect that the merger will constitute a “reorganization” within the meaning of section 368(a) of the Code.

The opinions referred to above of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., counsel to Superior, and Latham & Watkins LLP, counsel to Complete, will be based on U.S. federal income tax law in effect as of the date of these opinions. In rendering the opinions, Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. and Latham & Watkins LLP will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement. These opinions will also rely on certain representations and covenants of the management of Superior and Complete and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. These tax opinions are not binding on the IRS or any court. In addition, no ruling from the IRS has been or will be requested regarding the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described therein and that such contrary position could be sustained by a court.

Tax Consequences of the Merger to Complete Stockholders

The Merger

The merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code, and accordingly, a Complete stockholder who exchanges, in the merger, such stockholder’s Complete common stock for cash and Superior shares will recognize gain (but not loss) in an amount equal to the lesser of:

•	any gain realized with respect to such stock, or

•	the amount of cash received with respect to such stock (other than any cash received instead of a fractional share of Superior common stock). A holder’s gain realized will equal the difference between the fair market value of the Superior common stock and cash received and such holder’s tax basis in the Complete common stock surrendered.

For this purpose, a Complete stockholder must calculate gain or loss separately for each identifiable block (that is, stock acquired at the same time for the same price) of Complete common stock exchanged in the merger. Except to the extent any cash received is treated as a dividend as discussed below, a Complete stockholder’s recognized gain generally will be capital gain and will be long-term capital gain if he held the exchanged Complete common stock for more than one year.

If the receipt of cash in the merger by a Complete stockholder has the effect of a distribution of a dividend, the cash received will be treated as dividend income to the extent of his ratable share of Complete’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the merger will be deemed to reduce the Complete stockholder’s percentage ownership of Superior following the merger. For purposes of that determination, a Complete stockholder will be treated as if he first exchanged all of his Complete shares solely for Superior shares, and then a portion of the Superior shares was immediately redeemed by Superior for the cash that the Complete stockholder actually received in the merger. Gain recognized in the deemed redemption generally will be treated as a dividend to the extent of the Complete stockholder’s ratable share of the undistributed accumulated earnings and profits of Complete unless the deemed redemption results in a “meaningful reduction” in the Complete stockholder’s deemed stock ownership of Superior.

In making this determination of whether there is a “meaningful reduction” in the Complete stockholder’s deemed ownership of Superior, the Complete stockholder will, under the constructive ownership rules, be deemed to own not only the Superior shares actually owned, but also Superior shares that are owned by certain related persons and entities or that he or such persons or entities have the right to acquire pursuant to an option. The IRS has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has any reduction in his percentage stock ownership under the above analysis. These rules are complex and dependent upon the specific factual circumstances particular to each Complete stockholder. Each Complete stockholder should consult his tax advisor as to the application of these rules to his particular situation.

Cash payments received by Complete stockholders in lieu of fractional shares of Superior common stock will be treated as if such Superior shares were issued in the merger and then redeemed by Superior. If a Complete stockholder receives cash in lieu of a fractional share of Superior stock, subject to the discussion above regarding possible dividend treatment, he will generally recognize capital gain or loss equal to the difference between the cash received in lieu of that fractional share and the portion of his adjusted tax basis in Complete common stock surrendered that is allocable to that fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for Complete shares exchanged for cash in lieu of the fractional share of Superior common stock is more than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

A Complete stockholder will have an aggregate tax basis in the Superior shares received in the merger (including any fractional shares of Superior common stock deemed received by the Complete stockholder) equal to his aggregate adjusted tax basis in his Complete shares surrendered in the merger:

•	reduced by the amount of cash received in the merger by him for those Complete shares (excluding any cash received in lieu of a fractional share of Superior common stock); and

•	increased by the amount of gain (including the portion of this gain that is treated as a dividend as described above) recognized by him in the merger (excluding any gain recognized as a result of cash received in lieu of a fractional share of Superior common stock).

A Complete stockholder’s holding period in the Superior shares received in the merger will include his holding period in his Complete shares surrendered in exchange for those Superior shares, if those Complete shares are held as capital assets as of the effective time of the merger.

Complete stockholders who hold Complete shares with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular Superior shares received in the merger.

Information Reporting and Backup Withholding

Cash payments received in the merger by a Complete stockholder may, under certain circumstances, be subject to information reporting and backup withholding on the cash payable to the holder, unless the stockholder provides proof of an applicable exemption or furnishes its taxpayer identification number (in the case of individuals, their social security number), and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules do not represent additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

If a Complete stockholder who receives Superior shares in the merger is considered a “significant holder,” such Complete stockholder will be required (i) to file a statement with his U.S. federal income tax return providing certain facts pertinent to the merger, including the tax basis in the Complete shares surrendered and the fair market value of the Superior shares received in the merger, and (ii) to retain permanent records of these facts relating to the merger. A “significant holder” for this purpose is any Complete stockholder who, immediately before the merger, (i) owned at least 5% (by vote or value) of Complete common stock or (ii) owned Complete securities with a tax basis of $1 million or more.

The foregoing discussion is for general information only and not intended to be legal or tax advice to any particular Complete stockholder. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular Complete stockholder will depend on that stockholder’s particular situation. Complete stockholders should consult their own tax advisor to determine the specific tax consequences of the merger, including tax return reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, and the effect of any proposed change in the tax laws to them.

Accounting Treatment

Superior will account for the merger under the acquisition method of accounting for business combinations under GAAP with Superior being deemed to have acquired Complete. This means that the assets and liabilities of Complete will be recorded, as of the completion of the merger, at their fair values and added to those of Superior, including an amount for goodwill representing the difference between the purchase price and fair value of the identifiable net assets. Financial statements of Superior issued after the merger will reflect only the operations of Complete’s business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Complete.

All unaudited pro forma consolidated financial information contained in this joint proxy statement/prospectus was prepared using the acquisition method of accounting for business combinations. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of the assets and liabilities of Complete’s business. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Complete’s business as compared to the unaudited pro forma consolidated financial information included in this joint proxy statement/prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

Listing of Superior Common Stock

Superior will use all reasonable best efforts to cause the shares of Superior common stock issuable pursuant to the merger agreement to be approved for listing on the NYSE at or prior to the completion of the merger, subject to official notice of issuance. Approval of the listing on the NYSE of the shares of Superior common stock issuable pursuant to the merger, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger.

Delisting and Deregistration of Complete Common Stock

If the merger is completed, Complete common stock will be delisted from the NYSE and deregistered under the Exchange Act and Complete will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of Superior Common Stock Received in the Merger

Shares of Superior common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Superior common stock issued to any Complete stockholder who may be deemed to be an “affiliate” of Superior after the completion of the merger. This joint proxy statement/prospectus does not cover resales of Superior common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Litigation Relating to the Merger

On October 14, 2011, October 26, 2011, and November 11, 2011, putative class action complaints captioned Hetherington v. Winkler, et al., C.A. No. 6935-VCL (“Hetherington Complaint”), Walsh v. Winkler, et al., C.A. No. 6984-VCL (“Walsh Complaint”), and Wallack v. Winkler, et al., C.A. No. 7040-VCL (“Wallack Complaint”), respectively, were filed in the Court of Chancery of the State of Delaware on behalf of an alleged class of Complete stockholders. On November 1, 2011 and November 16, 2011, putative class action complaints captioned City of Monroe Employees’ Retirement System v. Complete Production Services, Inc., et al., 2011-66385 (“City of Monroe Complaint”) and Seniuk v. Complete Production Services, Inc., et al., 2011-69384 (“Seniuk Complaint”), respectively, were filed in the District Court of Harris County, Texas, on behalf of an alleged class of Complete stockholders. The complaints name as defendants Complete, all members of Complete’s board of directors, Superior and Merger Sub. The plaintiffs allege that the defendants breached their fiduciary duties to Complete’s stockholders in connection with the proposed merger, or aided and abetted the other defendants’ breaches of their fiduciary duties. The complaints allege that the proposed merger between Superior and Complete involves an unfair price, an inadequate sales process and unreasonable deal protection devices. The Hetherington Complaint claims that defendants agreed to the transaction to benefit Superior and that neither Complete nor Complete’s board of directors have adequately explained the reason for the proposed merger. The Walsh Complaint, the Wallack Complaint, and the Seniuk Complaint claim that defendants acted for their personal interests rather than the interests of Complete stockholders. The

City of Monroe Complaint claims that defendants engaged in self-dealing and failed to seek maximum value for stockholders. The Wallack Complaint further claims that the Registration Statement omits material information about the sales process, the data used and financial analyses performed by Credit Suisse, and other relationships with and fees received by Credit Suisse from Complete. All five complaints seek injunctive relief including to enjoin the merger, rescissory damages in the event the merger is completed, and an award of attorneys’ and other fees and costs, in addition to other relief. The Wallack Complaint also seeks supplemental disclosures regarding the proposed merger. Each of Complete, Complete’s board of directors, Superior and Superior’s board of directors believe that the plaintiffs’ allegations lack merit and intend to contest them vigorously.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus describes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the merger agreement that is important to you. Superior and Complete urge you to carefully read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement is not intended to provide you with any factual information about Superior or Complete. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information each of Superior and Complete filed with the SEC prior to the effective date of the merger agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the merger agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of Superior and Complete file with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 126.

Superior and Complete acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.

Structure of the Merger

Pursuant to the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Complete will merge with and into Merger Sub, with Merger Sub surviving the merger as an indirect wholly owned subsidiary of Superior. Merger Sub as the surviving corporation of the merger is sometimes referred to herein as the surviving company.

Effective Time of the Merger

The closing of the merger and the other transactions contemplated by the merger agreement will occur no later than the third business day after all of the conditions to the completion of the merger contained in the merger agreement have been satisfied or, if permissible, waived, or at such other time as Superior and Complete may agree. On the closing date or as promptly as practical thereafter, the surviving company will file a certificate of merger with the Secretary of State of the State of Delaware relating to the merger. The merger will become effective upon the filing of the certificate of merger or at such later time as Superior and Complete may agree in writing and specify in the certificate of merger.

Merger Consideration

Effect on Capital Stock

The merger agreement provides that at the effective time of the merger, each share of Complete common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares as described in “Appraisal Rights”) will be converted into the right to receive 0.945 of a share of Superior common stock and $7.00 in cash, collectively referred to as the merger consideration.

Based on the number of shares of Superior common stock and Complete common stock outstanding on December 1, 2011, we estimate that following the issuance of Superior shares pursuant to the merger agreement, Superior stockholders and Complete stockholders are expected to hold approximately 51.5% and 48.5%, respectively, of the combined company’s common stock outstanding immediately after the merger.

Adjustments

The merger consideration will be equitably adjusted to provide Complete stockholders the same economic effect contemplated by the merger agreement if at any time between the signing and the effective time of the merger, there is any change in the outstanding shares of capital stock of Complete or Superior, by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment within such period, or stock or cash dividend shall be declared with a record date during such period. Neither Superior nor Complete have any intention to effect a transaction that would result in such an adjustment, nor may either Superior or Complete do so without the prior consent of the other party.

Dividends and Distributions

Until Complete stockholders surrender their Complete stock certificates or book entry shares for exchange, any dividends or other distributions declared or made with respect to Superior common stock having a record date after the effective time of the merger will not be paid with respect to shares of Superior common stock into which any of their shares of Complete common stock may have been converted. Following surrender of any such stock certificate or book entry share representing Complete common stock, the holder thereof will receive, without interest, in addition to the applicable merger consideration (including cash in lieu of fractional shares), (a) the amount of dividends or other distributions with a record date after the effective time of the merger theretofore payable with respect to the share-based portion of the merger consideration, and (b) if the payment date for any dividend or distribution payable with respect to the share-based portion of the merger consideration has not occurred prior to the surrender of such stock certificate or book entry share, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to the surrender of such stock certificate and a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Superior common stock, all shares of Superior common stock to be issued pursuant to the merger will be entitled to dividends pursuant to the immediately preceding sentence as if such shares of Superior common stock were issued and outstanding as of the effective time of the merger.

Fractional Shares

Fractional shares of Superior common stock will not be delivered pursuant to the merger and fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Superior. Instead, each holder of shares of Complete common stock who would otherwise be entitled to receive a fractional share of Superior common stock pursuant to the merger will be entitled to receive a cash payment, in lieu thereof, in an amount that will represent such fraction multiplied by the market price of a share of Superior common stock, calculated based on the average of the closing prices of a share of Superior common stock on the NYSE, as reported in The Wall Street Journal, for the five consecutive trading days immediately preceding the third trading day before the closing of the merger.

Appraisal Rights

Complete stockholders that do not vote in favor of the adoption of the merger agreement and who otherwise comply with Section 262 of the DGCL will be entitled to demand appraisal of their shares of Complete common stock under Delaware law and to obtain payment in cash for the judicially-determined fair value of their shares of Complete common stock pursuant to Section 262 of the DGCL if the merger is consummated. If any such holder fails to perfect or waives, withdraws or loses the right to appraisal under Delaware law or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided thereunder, then (a) such shares of Complete common stock that were subject to the appraisal (appraisal shares) will cease to constitute appraisal shares and (b) the right of such holder to be paid the fair value of such holder’s appraisal shares will be forfeited and cease. If such forfeiture occurs following the effective time of the merger, each such appraisal share will thereafter be deemed to have been converted into and to have become, as of the effective time of the merger, the right to receive the merger consideration (without interest thereon). See “Appraisal Rights” beginning on page 111.

Conversion of Shares; Exchange of Certificates

The conversion of shares of Complete common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, American Stock Transfer & Trust Company (the exchange agent in connection with the merger) will exchange certificates or book entry shares formerly representing shares of Complete common stock in exchange for the applicable merger consideration the holder is entitled to receive pursuant to the merger agreement.

Exchange Procedures

Prior to the effective time of the merger, Superior will deposit with American Stock Transfer & Trust Company (the exchange agent in connection with the merger) for the benefit of Complete stockholders, the number of shares of Superior common stock to be issued and the aggregate amount of cash to be paid as merger consideration (together with any cash payable in lieu of fractional shares and any dividend or other distributions to which Complete stockholders are entitled pursuant to the merger agreement, without interest thereon).

Promptly after the effective time of the merger (but no later than two business days thereafter), the exchange agent will deliver a letter of transmittal to each person who was a holder of record of Complete common stock. This mailing will contain instructions on how to surrender certificates formerly representing shares of Complete common stock or book entry shares in exchange for the merger consideration the holder of Complete common stock is entitled to receive pursuant to the merger agreement (including any dividend or other distributions and any cash payable in lieu of fractional shares to which the holder is entitled pursuant to the merger agreement). Exchange of any book entry shares will be made in accordance with the exchange agent’s customary procedures with respect to securities presented by book entry.

Until each certificate or book entry share of Complete common stock is surrendered, such certificate or book entry share will be deemed at any time after the effective time of the merger to represent only the right to receive the applicable merger consideration upon such surrender of such certificate or book entry share, any cash in lieu of fractional shares and any dividend or other distributions to which the holders thereof are entitled pursuant to the merger agreement, without interest thereon.

No Further Ownership Rights in Complete Common Stock; Transfer Books

After the effective time of the merger, there will be no transfers on the stock transfer books of Complete of any shares of Complete common stock. Certificates or book entry shares of Complete common stock presented to the surviving company after the effective time of the merger will be exchanged for the merger consideration payable in respect of such certificates or book entry shares, any cash in lieu of fractional shares and any dividend or other distribution to which the holders thereof are entitled pursuant to the merger agreement, without interest thereon.

Termination of Exchange Fund

Any portion of the merger consideration, payable pursuant to the merger agreement and deposited with the exchange agent, that remains unclaimed by Complete stockholders six months after the effective time of the merger will be returned to Superior upon demand by Superior. Thereafter, a Complete stockholder must look only to Superior for payment of the merger consideration to which the holder is entitled under the terms of the merger agreement. Any amounts remaining unclaimed by Complete stockholders immediately prior to the date upon which payment of such amounts would otherwise escheat to or become the property of any governmental authority will, to the extent permitted by applicable law, become the property of Superior free and clear of all claims or interests of any person previously entitled thereto.

Lost Stock Certificates

If a certificate representing shares of Complete common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration payable under the merger agreement with respect to such shares, any cash in lieu of fractional shares and any dividend or other distribution to which the holder is entitled pursuant to the merger agreement, without interest thereon, upon receipt of an affidavit as to that loss, theft or destruction, and, if required by Superior, the posting of a bond in such reasonable amount as Superior will direct as indemnity against any claim that may be made against Superior with respect to such lost, stolen or destroyed certificate.

Withholding Taxes

Each of Superior and the surviving company are entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the consideration otherwise payable to any holder of Complete common stock, any stock transfer taxes and the amounts it is required to deduct and withhold under the Code, or any applicable state, local or foreign tax law. Withheld amounts will be treated for all purposes of the merger as having been paid to the holder of Complete common stock from whom such amounts were withheld.

Investment of Exchange Fund

The exchange agent will invest all cash deposited with it for the benefit of Complete stockholders as Superior shall direct, provided that any such investments shall be limited to investments in direct short-term obligations of, or short-term obligations fully guaranteed by, the United States government, or funds investing solely in such obligations.

Treatment of Complete Stock Options and Restricted Shares

Treatment of Stock Options.  Pursuant to, and as further described in, the merger agreement, at the effective time of the merger, each stock option to purchase Complete common stock outstanding immediately prior to the effective time will be assumed by Superior and be converted into a stock option to purchase a number of Superior common shares equal to the product of (i) the number of shares of Complete common stock subject to the stock option and (ii) the stock award exchange ratio, as defined below, rounded down to the nearest whole share. The per share exercise price of such assumed stock option will be equal to (a) the per share exercise price of the Complete stock option divided by (b) the stock award exchange ratio, rounded up to the nearest whole cent. Except for certain rights to acceleration described below in connection with the merger, each assumed stock option will be subject to the same terms and conditions as were applicable to the corresponding option to purchase Complete common stock immediately prior to the effective time of the merger.

Treatment of Restricted Shares.  Pursuant to, and as further described in, the merger agreement, at the effective time of the merger, all outstanding restricted shares under the Complete stock plans will be adjusted to provide that each such award shall represent, immediately after the effective time, the right to receive, on the same terms and conditions (other than the terms and conditions relating to the achievement of performance goals) as were applicable under such award immediately prior to the effective time, a number of shares of Superior common stock, rounded up to the nearest whole share, equal to the product of (i) the applicable number of shares of Complete common stock subject to such award, multiplied by (ii) the stock award exchange ratio. Except for certain rights to acceleration described below in connection with the merger, each assumed restricted share will be subject to the same terms and conditions as were applicable to the corresponding restricted share of Complete common stock immediately prior to the effective time of the merger.

Stock Award Exchange Ratio.  The “stock award exchange ratio” is the sum of (a) 0.945 and (b) the quotient obtained by dividing $7.00 by the average of the closing prices of a share of Superior common stock on the NYSE, as reported in The Wall Street Journal, for the five consecutive trading days immediately preceding the third trading day before the closing of the merger. The exercise price and/or number of shares of Superior common stock that may be purchased under the assumed option will be further adjusted to the extent required for the assumed option to remain compliant with, or exempt from, the requirements of section 409A of the Code. In the case of a Complete stock option that is intended to qualify as an incentive stock option within the meaning of section 422 of the Code, the exercise price and the number of shares of Superior common stock subject to the assumed option will be determined in a manner consistent with the requirements of section 424 of the Code, and will be further adjusted to the extent required for the assumed option to remain compliant with, or exempt from, the requirements of section 409A of the Code.

Directors and Executive Officers.  Prior to the effective time, each outstanding option to purchase Complete common stock and each restricted share of Complete common stock held by the directors of Complete shall vest in full. In addition, each outstanding option to purchase Complete common stock and each restricted share of Complete common stock held by the executive officers and certain other employees of Complete shall vest in full in connection with the merger agreement pursuant to the terms of their executive agreements, and Complete’s chief executive officer has the authority to designate specific groups or classes of employees who will be entitled to accelerated vesting of outstanding options to purchase Complete common stock and restricted shares of Complete common stock in the event such employees have a termination of employment without cause following the consummation of the merger.

Representations and Warranties

The merger agreement contains generally customary representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties were made for the purposes, and subject to the qualifications, limitations and exceptions, described in the introduction to “The Merger Agreement” at page 90. Each of Complete, on the one hand, and Superior and Merger Sub, on the other hand, has made representations and warranties to the other in the merger agreement with respect to the following subject matters:

•	corporate existence, good standing and qualification to conduct business;

•	accuracy of organizational documents;

•	capitalization;

•	corporate power and authorization to enter into and carry out the obligations under the merger agreement and the enforceability of the merger agreement;

•	absence of any conflict or violation of organizational documents, third party agreements or law or regulation as a result of entering into and carrying out the obligations under the merger agreement;

•	permits and compliance with laws;

•	filings and reports with the SEC, financial statements, internal controls and disclosure controls and procedures;

•	absence of a material adverse effect since January 1, 2011;

•	employee benefit plans and compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	labor and employment matters;

•	material contracts;

•	absence of litigation or outstanding judgments or orders;

•	environmental matters;

•	intellectual property;

•	title to assets and properties;

•	tax matters;

•	insurance;

•	affiliate transactions;

•	brokers’ fees;

•	absence of undisclosed liabilities;

•	customers and suppliers;

•	certain business practices and compliance with anti-corruption and money laundering laws;

•	takeover laws;

•	recommendation of the merger by board of directors and required stockholder vote;

•	accuracy of the information supplied for inclusion in this joint proxy statement/prospectus; and

•	disclaimer of other representations and warranties and no knowledge of inaccuracy of the other party’s representations and warranties.

Superior has made additional representations and warranties to Complete in the merger agreement with respect to the following matters:

•	ownership of Merger Sub; and

•	sufficiency of the funds available to Superior to pay the cash amount of the merger consideration.

Certain representations and warranties of Superior and Complete are qualified as to materiality or as to “material adverse effect,” which when used with respect to Superior and Complete means, as the case may be, an effect that, individually or in the aggregate, has had or would reasonably be expected to have, a materially adverse effect on the business or financial condition or results of Superior or Complete, as applicable, and its respective subsidiaries considered collectively as a single enterprise, except that no material adverse effect may be caused by or arise from:

•	the negotiation, execution, announcement or pendency of the merger agreement, or consummation of the transactions contemplated by the merger agreement;

•	general economic, market or industry conditions, if such effect does not have a disproportionate impact on such party relative to comparable businesses;

•	compliance with the terms of the merger agreement;

•	any material event, occurrence or circumstance related to such party, any of its subsidiaries, or any of their respective businesses, results of operation or financial condition set forth in such party’s disclosure letter;

•	a change in law, if such effect does not have a disproportionate impact on such party relative to comparable businesses;

•	changes in GAAP;

•	acts of God, calamities, national or international political or social conditions, including any military or terrorist attack, if such effect does not have a disproportionate impact on such party relative to comparable businesses;

•	any change in the stock price or trading volume of such party’s common stock; or

•	the failure of such party to meet internal or analysts’ expectations, projections or budgets.

Conditions to the Completion of the Merger

The completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

Conditions to Each Party’s Obligations

Superior’s and Complete’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	adoption by Complete stockholders of the merger agreement;

•	approval by Superior stockholders of the issuance of Superior common stock to Complete stockholders pursuant to the merger agreement and adoption by Superior stockholders of the amendment of Superior’s certificate of incorporation to increase the number of authorized shares of common stock from 125,000,000 shares to 250,000,000 shares;

•	the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act and applicable foreign antitrust or competition merger control statutes;

•	the absence of any law, injunction, judgment, order or decree of any governmental authority that prohibits or permanently enjoins the consummation of the merger;

•	the effectiveness of the Form S-4 registration statement, of which this joint proxy statement/prospectus constitutes a part, and the absence of any stop order suspending the effectiveness of the Form S-4 registration statement or proceedings for such purpose pending before or threatened by the SEC; and

•	shares of Superior common stock issuable to Complete stockholders pursuant to the merger agreement will have been approved for listing on the NYSE, subject to official notice of issuance.

Additional Conditions to Superior’s and Merger Sub’s Obligations

The obligation of Superior and Merger Sub to complete the merger is also subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	(a) certain representations and warranties of Complete set forth in the merger agreement with respect to its capitalization being true and correct as of the date of the merger agreement and as of the closing of the merger as though made as of such date, excepting variances permitted by the merger agreement and inaccuracies that would not cause the aggregate amount of merger consideration to be paid by Superior with respect to the outstanding shares of Complete common stock to increase by an amount greater than $12,500,000, and (b) all other representations and warranties of Complete set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing of the merger as though made as of such date (except to the extent expressly made as of an earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in the merger agreement) individually or in the aggregate has not had, and would not reasonably be expected to have, a material adverse effect on Complete;

•	the performance in all material respects by Complete of its obligations required to be performed or complied with under the merger agreement;

•	the receipt by Superior of an opinion of its legal counsel, dated as of the closing of the merger, to the effect that the merger will qualify as a reorganization under section 368(a) of the Code; and

•	the delivery by Complete to Superior of an officer’s certificate, dated as of the closing of the merger, certifying to the effect that the closing conditions described in the first two bullet points of this paragraph have been satisfied.

Additional Conditions to Complete’s Obligations

The obligation of Complete to complete the merger is also subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	(a) certain representations and warranties of Superior set forth in the merger agreement with respect to its capitalization being true and correct as of the date of the merger agreement and as of the closing of the merger as though made as of such date, excepting variances permitted by the merger agreement and inaccuracies that result in the aggregate number of shares of Superior common stock outstanding on a fully diluted basis to be understated by less than 450,000 shares, and (b) all other representations and warranties of Superior and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing of the merger as though made as of such date (except to the extent expressly made as of an earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in the merger agreement) individually or in the aggregate has not had, and would not reasonably be expected to have, a material adverse effect on Superior;

•	the performance in all material respects by Superior and Merger Sub of their respective obligations required to be performed or complied with under the merger agreement;

•	the receipt by Complete of an opinion of its legal counsel, dated as of the closing of the merger, to the effect that the merger will qualify as a reorganization under section 368(a) of the Code; and

•	the delivery by Superior to Complete of an officer’s certificate, dated as of the closing of the merger, certifying to the effect that the closing conditions described in the first two bullet points of this paragraph have been satisfied.

Conduct of Business Pending the Merger

Conduct of Complete’s Business

Complete has agreed to conduct the business of Complete and its subsidiaries during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time of the merger in the ordinary course of business consistent with past practices and to use commercially reasonable efforts to maintain their assets and preserve intact their business organization and relationships with third parties and to keep the services of their present key officers and employees, except as otherwise required or permitted pursuant to the merger agreement.

In addition, except (i) as disclosed to Superior prior to the date of the merger agreement, (ii) as contemplated by the merger agreement, (iii) as required by applicable law, and (iv) for intracompany transactions in the ordinary course of business consistent with past practices, Complete has agreed that it will not, and will not permit any of its subsidiaries to:

•	sell, lease, transfer or dispose of any assets, rights or securities of Complete or its subsidiaries outside of the ordinary course of business in excess of $10 million in a single transaction or series of related transactions;

•	enter into any new line of business;

•	acquire, by any manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition for aggregate consideration (including contingent consideration that may be payable) in excess of $50 million;

•	enter into any material partnership, joint venture agreement or similar arrangement;

•	amend or propose to amend the certificate of incorporation or bylaws of Complete;

•	declare, set aside or pay any dividend or other distributions, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to Complete stockholders in their capacity as such;

•	purchase or redeem, or offer to purchase or redeem, any shares of its capital stock, other equity interests or any options, warrants or rights to acquire any such stock or interests, other than in connection with the relinquishment of shares by employees and directors of Complete or its subsidiaries in payment of withholding tax upon the exercise or vesting of stock options, or restricted stock, or forfeiture of shares due to termination of employment;

•	split, combine or reclassify any outstanding shares of its capital stock;

•	issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock;

•	modify the terms of any existing indebtedness for borrowed money of Complete or any of its subsidiaries in any manner that would prevent or materially hinder repayment at the effective time of the merger;

•	incur, assume, guarantee, or become obligated following the date of the merger agreement with respect to any indebtedness for borrowed money, other than draws under Complete’s revolving credit facility made in the ordinary course of business, but not to exceed $100 million in the aggregate at any given time (excluding intracompany debt);

•	except to the extent required by any Complete benefit plan, contracts in effect on the date of the merger agreement or applicable law, (a) increase the compensation or benefits of any of its employees, officers, directors, consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice, provided that no additional equity or equity-based grants will be made, (b) make a payment of any pension, severance or retirement benefits to any such individual except in the ordinary course of business consistent with past practices, (c) enter into, amend or otherwise commit itself to any new benefit plan for the benefit of any key officer or director, (d) terminate any benefit plan, (e) accelerate the vesting of, or the lapsing of restrictions with respect to, any options or other stock-based compensation, (f) accelerate the vesting or payment of any compensation or benefit under any Complete benefit plan, (g) subject to certain specified exceptions, award any new bonuses or award or provide for bonus opportunities, or (h) increase the benefits or compensation of any past or present directors or executive officers;

•	enter into, renew or amend in any material respect any indemnification agreement with any current, future or former director, officer, consultant or employee;

•	except in the ordinary course of business consistent with past practice, make any changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable law, or settle or compromise any tax liability in an amount in excess of $10 million;

•	make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in the Complete’s fiscal 2011 and fiscal 2012 capital expenditure plans;

•	enter into any agreement that materially limits or restricts Complete or any of its subsidiaries, or that would reasonably be expected to, after the effective time of the merger, materially limit or restrict Superior or any of its subsidiaries, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Superior or any of its subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Complete;

•	take any action that would reasonably be expected to result in (a) any inaccuracy of a representation or warranty in the merger agreement that would allow for a termination of the merger agreement, or

(b) cause any of the conditions precedent to the transactions contemplated by the merger agreement to fail to be satisfied; or

•	take or agree in writing to take any of the actions precluded by the foregoing.

Complete may seek Superior’s consent to take actions otherwise prohibited by the two prior paragraphs. Superior may not unreasonably withhold, condition or delay such consent and shall be deemed to have granted such consent if it does not consent or object within three business days of Complete’s written request therefor.

Conduct of Superior’s Business

Superior has agreed to conduct the business of Superior and its subsidiaries during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time of the merger in the ordinary course of business consistent with past practices and to use commercially reasonable efforts to maintain their assets and preserve intact their business organization and relationships with third parties and to keep the services of their present key officers and employees, except as otherwise required or permitted pursuant to the merger agreement.

In addition, except (i) as disclosed to Complete prior to the date of the merger agreement, (ii) as contemplated by the merger agreement, (iii) as required by applicable law, and (iv) for intracompany transactions in the ordinary course of business consistent with past practices, Superior has agreed that it will not, and will not permit any of its subsidiaries to:

•	acquire any business, corporation, partnership or other business organization or division, if such transaction would prevent, inhibit or materially delay the consummation of the transactions contemplated by the merger agreement;

•	declare, set aside or pay any dividend or other distributions, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to Superior stockholders;

•	split, combine or reclassify any outstanding shares of its capital stock;

•	adopt or propose to adopt any amendments to its charter documents that would have a material adverse impact on the consummation of the transactions contemplated by the merger agreement or the rights of the holders of its common stock;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Superior;

•	take any action that would reasonably be expected to result in (a) any inaccuracy of a representation or warranty in the merger agreement that would allow for a termination of the merger agreement, or (b) cause any of the conditions precedent to the transactions contemplated by the merger agreement to fail to be satisfied; or

•	take or agree in writing to take any of the actions precluded by the foregoing.

Superior may seek Complete’s consent to take actions otherwise prohibited by the two prior paragraphs. Complete may not unreasonably withhold, condition or delay such consent and shall be deemed to have granted such consent if it does not consent or object within three business days of Superior’s written request therefor.

Additional Agreements

Preparation of Proxy Statement/Prospectus and Registration Statement

Complete and Superior agreed to promptly prepare and file with the SEC this joint proxy statement/prospectus. Each of the parties also agreed to use its commercially reasonable efforts to cause its respective financial advisor to consent to the inclusion of the financial advisor’s opinion in this joint proxy statement/prospectus. Each of the parties also agreed to use its commercially reasonable efforts to respond to any comments received from the SEC and to promptly notify the other party upon the receipt of any comments or requests from the SEC related to this joint proxy statement/prospectus.

Superior and Complete agreed to use all commercially reasonable efforts to have the Form S-4 registration statement of which this joint proxy statement/prospectus constitutes a part declared effective under the Securities Act as promptly as practicable and to keep the registration statement effective as long as necessary to consummate the merger. Superior will also take actions required to be taken under any applicable state securities laws in connection with the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement. Promptly after the registration statement is declared effective by the SEC, Superior and Complete will cause this joint proxy statement/prospectus to be mailed to their respective stockholders, and if necessary, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. If at any time prior to the effective time of the merger, the officers and directors of Superior or Complete discover any statement that, in light of the circumstances in which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statement not misleading, then such party will immediately notify the other party of such misstatement or omission.

Stockholders’ Meetings

Superior and Complete have agreed to use their commercially reasonable efforts to cause their respective stockholder meetings to be held on the same date.

Superior and Complete have agreed to each (a) establish a record date for a special meeting of its stockholders and duly call, give notice of, convene, and hold the special meeting as soon as practicable following the date upon which the registration statement becomes effective, and distribute to its stockholders the proxy statement/prospectus and (b) use its reasonable best efforts to solicit from its stockholders proxies in favor of the merger and the other transactions contemplated by the merger agreement, as applicable. Once its special meeting has been called and noticed, neither Superior nor Complete will postpone or adjourn such special meeting without the consent of the other (other than for the absence of a quorum, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure in accordance with the terms of the merger agreement or in the event the merger agreement is terminated prior to the meeting in accordance with its terms).

Except to the extent permitted by the merger agreement as described below, Superior and Complete have agreed that (a) the joint proxy statement/prospectus will (i) state that Complete’s board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of Complete and its stockholders and (ii) include the recommendation of Complete’s board of directors that the merger agreement be adopted by Complete stockholders, and (b) neither Complete’s board of directors nor any committee thereof will withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify in a manner adverse to Superior, such recommendation.

Subject to certain exceptions described below, Superior and Complete have agreed that (a) the joint proxy statement/prospectus will (i) state that Superior’s board of directors has determined that the issuance of Superior common stock to Complete stockholders pursuant to the merger agreement and the amendment of Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 shares to 250,000,000 shares is advisable and in the best interests of Superior and its stockholders and (ii) include the recommendation of Superior’s board of directors that the issuance of Superior common stock to Complete stockholders pursuant to the merger agreement and the amendment of Superior’s certificate of incorporation to increase the number of authorized shares of Superior common stock from 125,000,000 share to 250,000,000 shares be approved by the stockholders of Superior, and (b) neither Superior’s board of directors nor any committee thereof will withdraw, amend or modify, or publicly propose or resolve to withdraw, amend, modify or qualify in a manner adverse to Complete, such recommendation.

Stock Exchange Listing

Superior has agreed to use all reasonable best efforts to cause the shares of Superior common stock issuable to Complete stockholders pursuant to the merger agreement to be approved for listing on the NYSE at or prior to the effective time of the merger, subject to official notice of issuance.

Form S-8 Filling

Superior has agreed to file within 10 business days after the effective time of the merger a registration statement on Form S-8 with respect to the shares of Superior common stock subject to the options to purchase Complete common stock and unvested restricted shares of Complete common stock that are being assumed pursuant to the merger agreement.

Employee Benefit Matters

From and after the effective time of the merger, Superior and the surviving company have agreed to honor all Complete benefit plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the effective time of the merger, provided that nothing in the merger agreement will limit the right of Complete or Superior and the surviving company from amending or terminating such plans, arrangements and agreements in accordance with their terms and the terms of the merger agreement. Superior has agreed to provide, or cause to be provided, to each employee of the surviving company and its subsidiaries a package of compensation and employee benefits that is substantially comparable in the aggregate to the package of compensation and benefits received by similarly situated employees of Superior and its subsidiaries. To the extent that an employee of the surviving company as of the effective time becomes eligible for participation in an employee benefit plan of Superior or its subsidiaries: (i) such employee will receive credit for periods of employment with Complete (including any predecessor of Complete) for purposes of applying or determining, as applicable, preexisting condition limitations, eligibility for participation, and vesting under all such plans, and, to the extent applicable, Superior shall reduce any period of limitation on health benefits coverage of such employees due to preexisting conditions (or actively at work or similar) under applicable health benefit plans of Superior or its affiliates to the extent required by ERISA section 701; and (ii) such employee will not be subjected to evidence of insurability requirements with respect to any such plan that is a group health plan. Further, any amounts paid prior to the effective time by employees of Complete or their covered dependents towards deductibles, co-payments or out-of-pocket maximums in a Complete or affiliate health plan’s current fiscal year will be applied toward satisfaction of the applicable deductible, co-payment or out-of-pocket maximum in the current fiscal year of any Superior or its subsidiary health plan for which such employee may become eligible during the year in which the closing of the merger occurs. On or before the effective time of the merger, Complete will inform Superior of the amount paid towards such deductibles, co-payments or out-of-pocket maximums by each employee of Complete during the year in which the closing occurs, evidenced by documentation from Complete’s health plan insurer or third party administrator.

The agreements described above do not (a) require Superior or the surviving company to continue (or resume) the employment of any specific person, (b) create any third party beneficiary rights in any employee, officer, director or consultant under a Complete or Superior benefit plan or otherwise, or (c) create, amend or give rise to any obligation with respect to any Complete or Superior benefit plan, each of which remain subject to amendment and termination in accordance with their respective terms as in effect immediately prior to the date of the merger agreement.

Section 16 Matters

Complete has agreed to prepare and deliver to Superior, prior to the effective time of the merger, a schedule (a) identifying each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Complete immediately prior to the effective time and (b) the number of shares of Complete common stock owned by each such individual (including derivative securities with respect to Complete common stock). Prior to the effective time of the merger, each of Superior and Complete will use commercially reasonable efforts to cause any dispositions of Complete common stock (including derivative securities with respect to Complete common stock) or acquisitions of Superior common stock (including derivative securities with respect to Superior common stock) resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 of the Exchange Act.

Certain Tax Matters

The merger agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury regulations Section 1.368-2(g). Each of Superior and Complete have agreed that they will use their reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of section 368(a) of the Code and to obtain tax opinions as set forth in the merger agreement. Neither Superior nor Complete will take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Superior and Complete will cooperate in the preparation, execution and filing of all tax returns and related documents.

Efforts Related to Consents and Approvals of Governmental Authorities and Third Parties

Subject to the terms and conditions of the merger agreement, each of Superior and Complete will use its reasonable best efforts to promptly take all actions, and to cooperate with the other in doing all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including (a) obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority, (b) obtaining of all necessary consents, approvals or waivers from third parties, (c) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger and other transactions contemplated thereby and (d) the execution and delivery of any additional instruments reasonably necessary to consummate the merger and other transactions contemplated by the merger agreement.

Subject to the terms and conditions of the merger agreement, Complete and Superior (a) will make required submissions under the HSR Act promptly, (b) will use reasonable best efforts to cooperate with each other in identifying and timely making any filings required to be made with, or consents, permits, authorizations, waivers or approvals required to be obtained from, any third parties or other governmental authorities pursuant to the merger agreement, (c) will use reasonable best efforts to take all other actions and to do all other things necessary, proper or advisable to consummate and make effective the merger, and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental authority with respect to the merger so as to enable the closing of the merger to occur as soon as reasonably possible (and in any event no later than the termination date), (d) will seek early termination of the waiting period under the HSR Act and will use reasonable best efforts to take all other actions necessary (and not omit or fail to take any action necessary) to cause the waiting periods or other requirements under the HSR Act, and all other applicable antitrust laws, to terminate or expire at the earliest possible date and in no event any later than necessary to ensure that the closing will occur no later than the termination date (provided, however, that no provision in the merger agreement will be interpreted to require any party to divest or agree to divest any assets that would be reasonably likely either to materially and adversely impact the benefits expected to be derived by Superior as a result of the merger or to have a material adverse impact on the business of Complete and its subsidiaries as currently conducted or as contemplated to be conducted on a combined basis with Superior and its subsidiaries following the merger), (e) subject to applicable legal limitations and the instructions of any governmental authority, will keep each other apprised of the status of matters relating to the completion of the merger and (f) will give the other reasonable notice of, and, to the extent permitted by such governmental authority, allow the other to attend and participate at any meeting with any governmental authority in respect of any filings, investigation, or other inquiry or proceeding related to the merger. On November 2, 2011, the FTC informed both Superior and Compete that the HSR Act waiting period was terminated on November 2, 2011.

Subject to certain provisions of the merger agreement, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the merger or any other transaction contemplated by the merger agreement, each of Complete and Superior will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger or any other transactions contemplated hereby.

Securityholder Litigation

Each of Complete and Superior has agreed to give the other the reasonable opportunity to participate in the defense of any securityholder litigation against Complete or its directors or officers, or against Superior, Merger Sub and/or any of their directors or officers, as applicable, relating to the merger or any other transactions contemplated by the merger agreement.

Public Statements

In general, Complete, Superior and Merger Sub have agreed to consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement related to the merger, except as may be required by law or any listing agreement with a national securities exchange or trading market.

Notice of Certain Events

Each of Complete and Superior has agreed to give prompt notice to the other party, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would be reasonably likely to cause the failure of any of the conditions to closing of the merger.

Access; Confidentiality

Until the effective time of the merger and subject to the requirements of applicable laws, each of Complete and Superior has agreed to (i) provide to the other and the other’s representatives, reasonable access during normal business hours to the offices, properties, books and records of Complete and its subsidiaries or Superior and its subsidiaries, as applicable, (ii) furnish to the other and the other’s representatives financial and operating data and other information as such persons may reasonably request, and (iii) instruct its representatives to cooperate reasonably with the investigation of Complete and its subsidiaries, or Superior and its subsidiaries, as the case may be.

Indemnification and Insurance

All rights to indemnification existing in favor of individuals covered by Complete and its subsidiaries as provided in the organizational and governing documents or indemnification agreements of Complete and its subsidiaries, in each case as in effect as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger, will survive the merger and will continue in full force and effect as obligations of the surviving company in accordance with their terms. Superior will guarantee the prompt payment of the obligations of the surviving company and its subsidiaries.

The surviving company will either cause to be maintained in effect the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Complete prior to the effective time or provide substitute polices for Complete and its current and former directors and officers who are covered by the directors’ and officers’ liability insurance and fiduciary liability insurance coverage maintained by the Company prior to the effective time for a period of six years after the effective time of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger and such policies will contain coverage that is at least as favorable to the persons covered by such existing policies. Superior and the surviving company will not be required to pay in excess of 300% of the current aggregate annual premium paid by Complete for its existing coverage in the aggregate. If such comparable coverage cannot be obtained by paying an aggregate premium in excess of 300% of the current annual premium, the surviving company will only be required to maintain as much coverage as can be maintained by paying an aggregate premium equal to 300% of such amount. In lieu of such insurance, prior to the closing date Complete may, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for Complete and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Complete for up to $125 million in the aggregate, provided that Complete may not pay a premium for the tail policy in excess of 300% of the current aggregate annual premium paid by Complete for its existing coverage.

State Takeover Laws

If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover statute or similar statute or regulation, applies to the merger, each of Superior, Merger Sub and Complete, as the case may be, will take all reasonable action to ensure that the merger will be consummated as promptly as practicable upon the terms and subject to the conditions set forth in the merger agreement and otherwise act to eliminate the effects of such takeover statute, law or regulation.

Financing

The merger is not conditioned upon Superior having received any financing at the time of the closing. Superior and its wholly owned subsidiary, SESI, L.L.C., have entered into a commitment letter with the lenders, pursuant to which the lenders have committed to provide, subject to the conditions set forth therein, a $400 million term loan facility, a $600 million revolving credit facility and a senior unsecured bridge facility of up to $700 million. On December 6, 2011, Superior closed a debt financing in which SESI, L.L.C. sold $800.0 million in aggregate principal amount of senior unsecured notes due 2021. Superior intends to forego the use of the senior unsecured bridge facility committed by the lenders.

The proceeds of the financing commitments and debt financing will be used by Superior to (i) redeem (x) to the extent outstanding, all then-outstanding aggregate principal amount of Complete’s 8% senior notes due 2016 and (y) any amounts outstanding at the effective time under Complete’s existing credit facility (including in each case, accrued interest and premiums associated therewith), (ii) to pay the cash consideration for the merger, (iii) to pay the fees and expenses incurred in connection with the transactions, and (iv) with respect to the revolving credit facility, for general corporate purposes.

Superior has agreed to use its reasonable best efforts to arrange debt financing for the transaction. In the event the financing commitments from the lenders expire or are terminated or otherwise become unavailable prior to the closing, Superior has agreed to use its reasonable best efforts to arrange for alternative financing.

Complete has agreed to use its reasonable best efforts to cooperate with Superior in connection with the financing as Superior may reasonably request, including participating in meetings and presentations relating to the financing and taking actions reasonably requested by Superior for the discharge and satisfaction of all of Complete’s obligations under its existing credit facilities and its outstanding 8% senior notes due 2016.

Board Seats

Superior has agreed to increase the size of its board of directors by 2 members and to appoint 2 persons from the Complete board of directors to fill such vacancies, provided that each such director shall qualify as independent under the NYSE listing rules.

No Solicitation of Alternative Transactions

Subject to certain exceptions described below, each of Superior and Complete has agreed to immediately cease and terminate, all discussions and negotiations with any other person regarding any “alternative proposal,” as defined below. Superior and Complete, as applicable, will promptly request that each person that has received confidential information in connection with a possible alternative proposal within the twelve months prior to the date of the merger agreement return to it or destroy all confidential information furnished to such person by or on behalf of it and its subsidiaries. In addition, neither Superior nor Complete will grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement entered into or amended during such period in respect of a proposed alternative proposal.

Subject to certain exceptions described below, neither Superior nor Complete will nor will it authorize or permit any of its subsidiaries, any of its or their respective directors, officers, employees, accountants, consultants, counsel, advisors, agents, and other representatives of such persons (referred to collectively as representatives) to:

•	solicit, initiate or knowingly and intentionally encourage or facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) that constitutes or would be reasonably expected to lead to an alternative proposal;

•	except for confidentiality agreements described below or a definitive agreement entered into or to be entered into concurrently with a termination of the merger agreement by Superior or Complete in accordance with the merger agreement, approve or enter into a letter of intent, memorandum of understanding, agreement or other contract with any person, other than Superior and Merger Sub or Complete, as applicable, for, constituting or otherwise relating to an alternative proposal; or

•	provide or cause to be provided any information or data relating to it or any of its subsidiaries in connection with, or in response to, any alternative proposal by any person.

Each of Superior and Complete has also agreed that, in the event any of its or its subsidiaries’ officers or directors takes any action, or any of its representatives takes any action with the knowledge of such company, in either case that, if taken by it would be a material breach of the no solicitation provisions of the merger agreement, the taking of such action by such officer, director or other representative will be deemed to constitute a breach of the no solicitation clause of the merger agreement by such party.

The merger agreement provides that Superior and its representatives and Complete and its representatives, as applicable, are entitled, prior to the approval of the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement and the adoption of the amendment of Superior’s certificate of incorporation by Superior stockholders or the adoption of the merger agreement by Complete stockholders, as applicable, to furnish information regarding such company and its subsidiaries to, or engage in discussions or negotiations with, or waive any standstill agreement with respect to, any person in response to a written third party proposal with respect to an alternative proposal that is submitted to such company by such person (for so long as such alternative proposal has not been withdrawn) if (a) none of Complete or Superior, nor their respective subsidiaries and their respective representatives, as applicable, have breached the no solicitation provisions of the merger agreement in any material respect with respect to such person, and (b) the board of directors of the party receiving the alternative proposal has determined, in its good faith judgment, after consultation with its financial advisors and outside legal counsel, that the alternative proposal constitutes or is reasonably likely to lead to a “superior proposal,” as defined below (provided that such party has entered into a confidentiality agreement at least as restrictive in all matters as the confidentiality agreement between Complete and Superior dated August 4, 2011, except that such confidentiality agreement may allow such third party to make alternative proposals to Complete in connection with the negotiations and discussions permitted by the merger agreement). Either Superior or Complete, as applicable, is entitled to receive or have made available to it an executed copy of any such confidentiality agreement and notification of the identity of such person immediately after such company enters into such discussions or negotiations or furnishes information to such person. Each of Superior and Complete, as applicable, are required to promptly provide or make available to the other party any non-public information concerning such party that is provided to the person making such alternative proposal that was not previously provided or made available to the other party. Each of Superior and Complete has agreed to notify the other party promptly if any inquiry, contact or proposal related to an alternative proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, such party, its subsidiaries or any of its or its subsidiaries’ representatives, and thereafter keep the other party informed in writing, on a reasonably current basis, regarding the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions. Nothing contained in the merger agreement is intended to prevent either Complete’s or Superior’s, as applicable, board of directors from complying with Rule 14e-2 under the Exchange Act with respect to an alternative proposal or from making any similar disclosure, subject to compliance with the provisions of the merger agreement described below related to such company’s board of directors recommendation.

Complete’s and Superior’s Boards’ Ability to Make a Change in their Recommendations

Pursuant to the merger agreement, neither Superior’s board of directors nor Complete’s board of directors may withdraw, amend, modify or qualify, or resolve to or publicly propose to do any of the foregoing in a manner adverse to the other party, its recommendation (to approve the issuance of its shares or the adoption of an amendment to its certificate of incorporation in the case of Superior, or to adopt the merger agreement in the case of Complete), or fail to make such recommendation, except that, prior to such approval and adoption by the stockholders of Superior or Complete, as applicable, the board of directors of Superior or Complete, as applicable, may effect a change in its recommendation in response to:

•	any change, effect, development, circumstance, condition, state of facts, event or occurrence occurring after the date of the merger agreement, other than of or relating to an acquisition proposal, that was not known as of the date of the merger agreement if the applicable board of directors determines in good faith, after consultation with its financial advisor and outside counsel, that its failure to take such action would be inconsistent with its fiduciary duties under applicable laws or

•	a superior proposal if:

•	the applicable board of directors determines in good faith, after consultation with its financial advisor and outside counsel, that its failure to take such action would be inconsistent with its fiduciary duties under applicable laws;

•	the applicable board of directors provides the other company with at least three business days’ advance written notice of its intention to make a change in its recommendation, specifying the material events giving rise thereto (and at least two business days’ advance written notice in the event of a material amendment or revision to the superior proposal); and

•	during such three (or two, as applicable) business day period, the other company does not make a bona fide proposal to adjust the terms and conditions of the merger agreement that the applicable board of directors determines in good faith, after consultation with its financial advisor and outside counsel, would cause such initial superior proposal to cease to be a superior proposal after giving effect to, among other things, the payment of the termination fee.

Meaning of “alternative proposal”

For purposes of the no solicitation provisions in the merger agreement, the term “alternative proposal” means, with respect to either Superior or Complete, as applicable, any bona fide proposal or offer from any person or group of persons other than Superior or Complete, as applicable, or any of its subsidiaries or any group of which Superior or Complete, as applicable, or any of its subsidiaries is a member:

•	for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving such company (or any of its subsidiaries whose business constitutes 25% or more of the net revenues, net income or assets of such company and its subsidiaries, taken as a whole);

•	for the issuance by such company of 25% or more of its equity securities; or

•	to acquire in any manner, directly or indirectly, 25% or more of the equity securities or consolidated total assets such company and its subsidiaries.

Meaning of “superior proposal”

For purposes of the no solicitation provisions in the merger agreement, the term “superior proposal” means, with respect to either Superior or Complete, as applicable, an alternative proposal that the applicable board of directors determines in its good faith judgment, after consultation with its financial advisors and outside counsel, would, if consummated, result in a transaction more favorable from a financial point of view to the holders of such company’s common stock than the merger (or any bona fide written offer or proposal made by the other company in response to such alternative proposal or otherwise), taking into account all the terms and conditions of such alternative proposal and the merger agreement (including any conditions to and expected timing of consummation thereof, and all legal, financial and regulatory aspects of such alternative proposal and the merger agreement); provided that for the purposes of the definition of “superior proposal,” the references to 25% in the definition of “alternative proposal” shall be deemed references to 50%.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of Superior and Complete;

•	by either Superior or Complete upon written notice to the other if:

•	the merger is not completed on or before April 30, 2012, unless a breach by the party seeking to terminate of its obligations under the merger agreement has proximately caused the failure of the merger to be completed on or before this date, referred to herein as the termination date, except that if the waiting period under the HSR Act (and any extension thereof), or any administrative or judicial action or proceeding brought under any domestic or foreign antitrust or competition merger control statute, has not expired or been terminated by such date, either Superior or Complete may unilaterally extend the termination date until October 31, 2012, except that, in the event that either company or both extends the termination date, Superior will exercise its reasonable best efforts to cause the HSR Act waiting period to terminate or expire at the earliest possible date prior to the extended termination date;

•	any injunction, judgment, order or decree prohibiting or permanently enjoining the closing of the merger is in effect and has become final and nonappealable, provided that the party seeking to terminate the merger agreement on such grounds has used its reasonable best efforts to resist, lift or resolve such injunction, judgment, order or decree;

•	Complete stockholders fail to adopt the merger agreement at Complete’s special meeting; or

•	Superior stockholders fail to approve the issuance of shares of Superior common stock to Complete stockholders pursuant to the merger agreement or to approve the adoption of an amendment to Superior’s certificate of incorporation to increase the authorized number of shares of Superior common stock from 125,000,000 shares to 250,000,000 shares at Superior’s special meeting;

•	by Complete if:

•	Superior or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement (other than Superior’s board failing to include its recommendation in the joint proxy statement/prospectus or changing its recommendation), which breach or failure to perform (i) would give rise to the failure of a related condition to closing of the merger and (ii) is incapable of being cured prior to the termination date or is not cured by Superior or Merger Sub within 60 days following receipt of written notice from Complete of such breach or failure to perform;

•	prior to the adoption by Complete stockholders of the merger agreement, (i) Complete’s board of directors has received a superior proposal, (ii) Complete has not violated the no solicitation provisions of the merger agreement with respect to such superior proposal in such a manner as to materially prejudice Superior’s rights under the merger agreement and has previously paid (or concurrently pays) the termination fee described below, (iii) Complete’s board of directors has provided Superior with at least three business days’ advance written notice of its intention to terminate and substantially simultaneously provided Superior with a copy of the definitive agreement providing for the implementation of such superior proposal and (iv) Complete’s board of directors has approved, and Complete concurrently enters into, such definitive agreement providing for the implementation of such superior proposal;

•	Superior’s board of directors fails to include its recommendation in the joint proxy statement/prospectus or changes its recommendation as described in “ — Additional Agreements — Complete’s and Superior’s Boards’ Ability to Make a Change in their Recommendations;” or

•	Superior has breached or failed to perform in any material respect any of its obligations under the no solicitation provisions of the merger agreement as described in “— Additional Agreements — No Solicitation of Alternative Transactions;”

•	by Superior if:

•	Complete has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement (other than Complete’s board failing to include its recommendation in the joint proxy statement/prospectus or changing its recommendation), which breach or failure to perform (i) would give rise to the failure of a related condition to closing of the merger and (ii) is incapable of being cured prior to the termination date or is not satisfied or cured by Complete prior to the termination date or, if capable of being satisfied or cured, is not satisfied or cured by Complete within 60 days following receipt of written notice from Superior of such breach or failure to perform;

•	prior to the approval by Superior stockholders of the issuance of shares and amendment of Superior’s certificate of incorporation, (i) Superior’s board of directors has received a superior proposal, (ii) Superior has not violated the no solicitation provisions of the merger agreement with respect to such superior proposal in such a manner as to materially prejudice Complete’s rights under the merger agreement and has previously paid (or concurrently pays) the termination fee described below, (iii) Superior’s board of directors has provided Complete with at least three business days’ advance written notice of its intention to terminate and substantially simultaneously provided Complete with a copy of the definitive agreement providing for the implementation of such superior proposal and (iv) Superior’s board of directors has approved, and Superior concurrently enters into, such definitive agreement providing for the implementation of such superior proposal;

•	Complete’s board of directors fails to include its recommendation in the joint proxy statement/prospectus or changes its recommendation as described in “ — Additional Agreements — Additional Agreements — Complete’s and Superior’s Boards’ Ability to Make a Change in their Recommendations;” or

•	Complete has breached or failed to perform in any material respect any of its obligations under the no solicitation provisions of the merger agreement as described in “— Additional Agreements — No Solicitation of Alternative Transactions.”

Termination Fees and Expenses

Complete must pay Superior a termination fee of $70 million (less the aggregate amount of any of expenses of Superior previously reimbursed) if:

•	(i) an alternative proposal has been publicly proposed or disclosed prior to, and not withdrawn at the time of, the special meeting of Complete stockholders and thereafter, (ii) the merger agreement is terminated by Complete or Superior because Complete stockholders do not adopt the merger agreement, and (iii) within twelve months after the date the merger agreement is terminated, Complete enters into a definitive agreement with respect to, or consummates, any alternative proposal with the person (or any affiliate thereof) that had publicly proposed or disclosed an alternative proposal at the time of Complete’s special meeting;

•	prior to the adoption by Complete stockholders of the merger agreement, the merger agreement is terminated by Complete in connection with a superior proposal upon the conditions to such terminations described above; or

•	the merger agreement is terminated by Superior because Complete’s board of directors fails to include its recommendation in the joint proxy statement/prospectus or makes a change in its recommendation as described in “— Additional Agreements — Additional Agreements — Complete’s and Superior’s Boards’ Ability to Make a Change in their Recommendations.”

If (i) an alternative proposal has been publicly proposed or disclosed prior to, and not withdrawn at the time of, the special meeting of Complete stockholders and thereafter, (ii) the merger agreement is terminated by Complete or Superior because Complete stockholders do not adopt the merger agreement, and (iii) no termination fee is yet payable in respect thereof, then Complete will reimburse Superior for all expenses incurred by Superior and Merger Sub, not to exceed $5 million.

If (a) an alternative proposal has been publicly proposed or disclosed prior to, but withdrawn prior to the time of, the special meeting of Complete stockholders, or no alternative proposal was publicly proposed or disclosed, and thereafter (b) the merger agreement is terminated by Complete or Superior because Complete stockholders do not adopt the merger agreement, then Complete will reimburse Superior for all expenses incurred by Superior and Merger Sub, not to exceed $4 million.

Superior must pay Complete a termination fee of $70 million (less the aggregate amount of any of expenses of Complete previously reimbursed) if:

•	(i) an alternative proposal has been publicly proposed or disclosed prior to, and not withdrawn at the time of, the special meeting of Superior stockholders and thereafter, (ii) the merger agreement is terminated by Superior or Complete because Superior stockholders do not approve the issuance of shares and amendment of Superior’s certificate of incorporation, and (iii) within twelve months after the date the merger agreement is terminated, Superior enters into a definitive agreement with respect to, or consummates, any alternative proposal with the person (or any affiliate thereof) that had publicly proposed or disclosed an alternative proposal at the time of Superior’s special meeting;

•	prior to the approval by Superior stockholders of the issuance of shares and amendment of the certificate of incorporation, the merger agreement is terminated by Superior in connection with a superior proposal upon the conditions to such terminations described above; or

•	the merger agreement is terminated by Complete because Superior’s board of directors fails to include its recommendation in the joint proxy statement/prospectus or makes a change in its recommendation as described in “— Additional Agreements — Complete’s and Superior’s Boards’ Ability to Make a Change in their Recommendations.”

If (i) an alternative proposal has been publicly proposed or disclosed prior to, and not withdrawn at the time of, the special meeting of Superior stockholders and thereafter, (ii) the merger agreement is terminated by Superior or Complete because Superior stockholders do not approve the issuance of shares and charter amendment, and (iii) no termination fee is yet payable in respect thereof, then Superior will reimburse Complete for all expenses incurred by Complete, not to exceed $5 million.

If (a) an alternative proposal has been publicly proposed or disclosed prior to, but withdrawn prior to the time of, the special meeting of Superior stockholders, or no alternative proposal was publicly proposed or disclosed, and thereafter (b) the merger agreement is terminated by Superior or Complete because Superior stockholders do not approve the issuance of shares and charter amendment, then Superior will reimburse Complete for all expenses incurred by Complete, not to exceed $7.5 million.

Meaning of “alternative proposal”

For purposes of the termination fee and expenses provisions in the merger agreement, the term “alternative proposal” means, with respect to either Superior or Complete, as applicable, any bona fide proposal or offer from any person or group of persons other than the other company or any of its subsidiaries or any group of which the other company or any of its subsidiaries is a member:

•	for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving such company (or any of its subsidiaries whose business constitutes 50% or more of the net revenues, net income or assets of such company and its subsidiaries, taken as a whole);

•	for the issuance by such company of 50% or more of its equity securities; or

•	to acquire in any manner, directly or indirectly, 50% or more of the equity securities or consolidated total assets such company and its subsidiaries.

Effect of Termination

If the merger agreement is terminated in accordance with its terms, it will become null and void and there will be no liability or obligation on the part of Superior, Merger Sub, Complete or their respective affiliates or representatives, provided that (i) certain customary provisions will survive such termination and (ii) except as described below, no party will be relieved from any liabilities or damages as a result of any willful and material breach by it of any of its representations, warranties, covenants or other agreements set forth in the merger agreement.

Superior, Merger Sub and Complete have agreed that where payment of the termination fee is required under the merger agreement, upon such payment, the payment of the termination fee in accordance with the merger agreement will be the exclusive remedy of Superior, Merger Sub and Complete, as the case may be, for any loss suffered as a result of the failure of the merger to be completed and any other losses, damages, obligations or liabilities suffered as a result of or under the merger agreement and the transactions contemplated thereby.

APPRAISAL RIGHTS

Complete stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand and perfect appraisal of their shares will be entitled to appraisal rights under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this joint proxy statement/prospectus as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Complete common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock of Complete held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, Complete stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand and otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement/prospectus shall constitute the notice, and the full text of Section 262 is attached to this joint proxy statement/prospectus as Annex D. Pursuant to the merger agreement, any holder of common stock of Complete who wishes to demand appraisal of his, her or its shares, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Complete believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand

Any holder of common stock of Complete wishing to exercise appraisal rights must deliver to Complete, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the adoption of the merger agreement. A Complete stockholder wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. The stockholder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. A proxy or vote against the adoption of the merger agreement will not constitute a demand. The demand must reasonably inform Complete of the identity of the holder, as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of Complete stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Complete common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock of Complete should be executed by or on behalf of the holder of record, and must reasonably inform Complete of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to:

Complete at 11700 Katy Freeway, Suite 300, Houston, Texas, 77079, Attention: Corporate Secretary.

Any holder of common stock of Complete may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Complete, or if such withdrawal is made after the effective time of the merger, to Merger Sub as successor to Complete, as the surviving company, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder demand within 60 days after the effective date of the merger.

Notice by the Surviving Company

If the merger is completed, within ten days after the effective time of the merger, the surviving company will notify each holder of common stock of Complete who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving company or any holder of common stock of Complete who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving company is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving company will file a petition or initiate any negotiations with respect to the fair value of shares of common stock of Complete. Accordingly, any Complete stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock of Complete within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of common stock of Complete who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving company or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may file a petition seeking appraisal or request the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is timely filed by a Complete stockholder and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After determining the Complete stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period from the effective date of the merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to fair value under Section 262. Although Complete believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Complete nor Superior anticipate offering more than the applicable merger consideration to any stockholder of Complete exercising appraisal rights, and each of Complete and Superior reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock of Complete is less than the applicable merger consideration, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of common stock of Complete under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of common stock of Complete will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration applicable to the shares, without interest. A stockholder will fail to perfect, or lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving company a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time of the merger, no dissenting stockholder shall have any rights of a stockholder of Complete with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions on the holder’s shares of common stock of Complete, if any, payable to stockholders of Complete of record as of a time prior to the effective time of the merger; provided, however, that if a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the effective time of the merger, or subsequently with the written approval of the surviving company, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive the merger consideration in accordance with the terms of the merger agreement. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of Complete without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of Complete wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

SOURCE OF FUNDING FOR THE MERGER

Superior’s obligation to complete the merger is not conditioned upon its obtaining financing. In connection with the merger, Superior and its wholly owned subsidiary, SESI, L.L.C., a Delaware limited liability company, which we refer to as SESI, executed a commitment letter, dated October 9, 2011, with the lenders. Pursuant to the commitment letter and subject to the conditions set forth therein, the lenders have agreed to structure, arrange and syndicate, and have committed to provide, credit facilities comprised of (i)(a) a $400 million term loan facility and (b) a $600 million revolving credit facility, which we refer to collectively as the senior secured facilities, and (ii) a senior unsecured bridge facility of up to $700 million, which we refer to as the bridge facility. On December 6, 2011, Superior closed a debt financing in which SESI, L.L.C. sold $800.0 million in aggregate principal amount of senior unsecured notes due 2021. Superior intends to forego the use of the bridge facility committed by the lenders.

The proceeds of the senior secured facilities and debt financing will be used by Superior (i) to redeem (x) to the extent outstanding, all then-outstanding aggregate principal amount of Complete’s 8% senior notes due 2016 and (y) any amounts outstanding at the effective time under Complete’s existing credit facility (including in each case, accrued interest and premiums associated therewith), (ii) to pay the cash consideration for the merger, (iii) to pay the fees and expenses incurred in connection with the transactions, and (iv) with respect to the revolving credit facility, for general corporate purposes.

The funding under the commitment letter is subject to certain conditions, including conditions that do not relate directly to the merger agreement. Superior believes the amounts committed under the commitment letter will be sufficient to complete the transactions. If, among other things, the lenders fail to fund the committed amounts in breach of such commitment letter or if the conditions set forth in the commitment letter are not met, Superior may not obtain sufficient funds to complete the merger. Although obtaining the proceeds of any financing, including any financing under the commitment letter, is not a condition to the completion of the merger, the failure of Superior to obtain any portion of the committed financing is likely to result in the failure of the merger to be completed. In that case, Superior may be obligated to pay damages to Complete.

The obligations of the lenders to provide the financing under the commitment letter are subject to a number of conditions, including without limitation: (i) that since January 1, 2011, subject to the exceptions and qualifications set forth in the commitment letter, there has not been any “Parent Material Adverse Effect” (as defined in the merger agreement, which is described under “The Merger Agreement — Representations and Warranties” beginning on page 94, except that all references in such definition to “Parent” (as defined in the merger agreement) shall be deemed to be references to “Parent” on a pro forma consolidated basis after giving effect to the transaction and all references in such definition to “Parent Subsidiaries” (as defined in the merger agreement) shall be deemed to be references to “Parent Subsidiaries” on a pro forma consolidated basis after giving effect to the transaction); (ii) execution and delivery of definitive documentation with respect to the senior secured facilities and, if applicable, the bridge facility reflecting the terms set forth in the commitment letter and specified documentation standards; (iii) the accuracy of certain specified representations and warranties and certain merger agreement representations and warranties; (iv) consummation of the merger in accordance with the merger agreement (without giving effect to any amendments, waivers or consents to the merger agreement that are materially adverse to the interests of the lenders without the prior written consent of the lenders) substantially concurrently with the initial funding of the facilities; (v) delivery of certain customary closing documents (including, among others, a customary solvency certificate), specified items of collateral and certain Superior and Complete financial statements; (vi) payment of applicable costs, fees and expenses or the authorization to deduct such costs, fees and expenses from the initial fundings under the facilities; (vi) with respect to the bridge facility, if necessary, (a) receipt of a customary preliminary offering memorandum with respect to the debt financing, and (b) expiration of a 15 business day marketing period (subject to certain blackout dates) following the delivery of such preliminary offering memorandum; and (vii) with respect to the senior secured facilities, (a) receipt of the information customarily delivered by a borrower in the preparation of a customary confidential information memorandum for senior credit facilities not later than 10 business days prior to the closing date and (b) expiration of a 15 business day marketing period (subject to certain blackout dates) following the delivery of such information. The commitment letter expires on the earliest of (i) April 30, 2012, (ii) the closing of the merger (a) in the case of the senior secured facilities, without the use of those facilities, or (b) in the case of the bridge facility, without the use of that facility, and (iii) the termination of the merger agreement prior to closing of the merger.

COMPARISON OF RIGHTS OF SUPERIOR STOCKHOLDERS
AND COMPLETE STOCKHOLDERS

The rights of Complete stockholders are governed by Complete’s certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware, and the rights of Superior stockholders are governed by Superior’s certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware. As a result of the merger, Complete stockholders will become stockholders of Superior and, accordingly, their rights will be governed by Superior’s certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware. While the rights and privileges of Complete stockholders are, in many instances, comparable to those of Superior stockholders, there are some differences. The following is a summary of the material differences as of the date of this joint proxy statement/prospectus between the rights of Complete stockholders and the rights of Superior stockholders. These differences arise from differences between the respective certificates of incorporation and bylaws of Complete and Superior.

The following discussion of these differences is only a summary of the material differences and does not purport to be a complete description of all the differences. Please consult the DGCL and the respective certificates of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of Superior and Complete for a more complete understanding of these differences.

	Superior		Complete

Capital Stock:
Pre-Merger and Post-Merger:		Pre-Merger:
Superior is authorized to issue:		Complete is authorized to issue:
•	Assuming that Superior’s proposal to adopt the amendment to its certificate of incorporation is approved, 250,000,000 shares of common stock, of which 79,863,572 were issued and outstanding as of December 1, 2011.	•	200,000,000 shares of common stock, of which 79,285,681 were issued and outstanding as of December 1, 2011.
•	5,000,000 shares of preferred stock, none of which are issued or outstanding.	•	5,000,000 shares of preferred stock, none of which are issued or outstanding.

	Superior		Complete

Number and Term of Directors:
Pre-Merger and Post-Merger:		Pre-Merger:
•	The number of directors shall be determined, from time to time, by a resolution of the board of directors.	•	The number of directors shall be determined, from time to time, by a majority of the directors then in office.
•	No more than a minority of the number of directors necessary to constitute a quorum may be non-citizens of the United States.	•	The number of directors shall be not less than three. The board of directors is divided into three classes, each director serving for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.
•	Currently, there are seven directors on the board of directors. All of these directors are elected by the stockholders. Post-merger, Superior will have nine directors on the board of directors, two of whom will be former directors of Complete.	•	Currently, there are seven directors on the board of directors. All of these directors are elected by the stockholders.
Removal of Directors:
Pre-Merger and Post-Merger:		Pre-Merger:
•	Any director may be removed, with or without cause, by the holders of a majority of shares then entitled to vote in the election of directors.	•	Any director may be removed with cause by the holders of a majority of the outstanding shares of capital stock then entitled to vote in the election of directors, voting together as a single class. Stockholders may not remove any director without cause.
Classes of Directors:
Pre-Merger and Post-Merger:		Pre-Merger:
•	Directors are elected each year by the stockholders.	•	The board of directors is divided into three classes, with each class being elected to a staggered three-year term.
Stockholder Consents:
Pre-Merger and Post-Merger:		Pre-Merger:
•	Any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares were present and shall be delivered to Superior at its registered office in the state of Delaware, its principal place of business or an officer or agent of Superior in which proceedings of meetings of stockholders are recorded.	•	Any action required or permitted to be taken by the stockholders must be taken at a duly held annual or special meeting of stockholders, and may not be taken by any consent in writing of such stockholders.
Stockholder Proposals and Director Nominations:
Pre-Merger and Post-Merger:		Pre-Merger:
•	Stockholders may propose business to be brought and may nominate candidates for election to the board of directors in connection with an annual meeting, and stockholders may nominate candidates for election to the board of directors	•	Stockholders may propose business to be brought and may nominate candidates for election to the board of directors in connection with an annual meeting, and stockholders may nominate candidates for election to the board of directors

	Superior		Complete

	in connection with a special meeting called for such purpose.		in connection with a special meeting called for such purpose.
•	For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Secretary of Superior and, in the case of business other than nominations, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at Superior’s principal executive office not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by Superior.	•	For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Secretary of Complete and such business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at Complete’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 calendar days before or more than 70 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting nor later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which public announcement, if any, of the date of such meeting is first made by Complete. For purposes of a special meeting, for nominations to be timely brought before the special meeting by a stockholder, notice by the stockholder must be so delivered not earlier than the close of business on the 120th calendar day prior to such special meeting nor later than the close of business on the later of the 90th calendar day prior to such special meeting or the 10th calendar day following the calendar day on which public announcement, if any, of the date of such special meeting is first made by Complete
•	A stockholder’s notice to the Secretary must set forth the following information as to the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such stockholder, as they appear on the books of Superior, and of such beneficial owner, if any, (ii)(A) the class or series and number of shares of capital stock of Superior that are, directly or indirectly, owned beneficially and of record by such stockholder and by such beneficial owner, (B) any derivative instrument directly or indirectly owned beneficially by such stockholder and by such beneficial owner, if any, and any other contract, arrangement, understanding or relationship (including, without limitation, any swap profit interest, hedging transaction, repurchase agreement or securities lending or	•	A stockholder’s notice to the Secretary must set forth the following information as to the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such stockholder, as they appear on Complete’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock Complete which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of Complete entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to

	Superior		Complete

	borrowing agreement) to which such stockholder or beneficial owner is, directly or indirectly, a party as of the date of such notice, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any security of Superior, (D) any short interest in any security of Superior, (E) any proportionate interest in shares of capital stock of Superior or derivative instrument held, directly or indirectly by a general partner or with respect to which such stockholder or such beneficial owner, if any, directly or indirectly, beneficially owns an interest in a general partner, and (F) any performance-related fees (other than an asset-based fee) to which such stockholder or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of shares of capital stock of Superior or derivative instruments, if any, (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) a representation that the stockholder is a holder of record of capital stock of Superior entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (v) a representation whether the stockholder or the beneficial owner, if any, intends or is a part of a group that intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Superior’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, or (B) otherwise to solicit proxies from stockholders in support of such proposal or nomination and (vi) an undertaking by the stockholder and the beneficial owner, if any, to (A) notify Superior in writing of certain required information as of the record date for the meeting promptly (and, in any event, within five business days) following the later of the record date or the day on which Superior makes a public announcement of the record date and (B) update such information thereafter within two business days of any change in such information, and in any event, as of close of business on the day preceding the meeting date.		holders of at least the percentage of Complete’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such proposal or nomination.
•	In addition to the information about the stockholder and beneficial owner, if any, a stockholder’s notice to the Secretary of business to be brought must set forth, in general, (i) a	•	In addition to the information about the stockholder and beneficial owner, if any, a stockholder’s notice to the Secretary of business to be brought must set forth, in general, a brief

	Superior		Complete

	brief description of the business desired to be brought before the annual meeting, (ii) the reasons for conducting such business at the annual meeting, (iii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the certificate of incorporation or the bylaws, the language of the proposed amendment), (iv) a description of any direct or indirect interest by security holdings or otherwise of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made, or their respective affiliates, in such business (whether by holdings of securities, or by virtue of being a creditor or contractual counterparty, of Superior or of a third party, or otherwise), and (v) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, or their respective affiliates and any other person or persons (naming such person or persons) in connection with the proposal of such business by the stockholder.		description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of Complete, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.
•	In addition to the information about the stockholder and beneficial owner, if, any, a stockholder’s notice to the Secretary regarding a nomination for director shall set forth, with respect to each person whom the stockholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be	•	In addition to the information about the stockholder and beneficial owner, if any, a stockholder’s notice to the Secretary regarding a nomination for director shall set forth, with respect to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, and Rule 14a-11 thereunder and such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

	Superior		Complete

disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (vi) all information with respect to such proposed nominee that would be required by Superior’s bylaws to be set forth in a stockholder’s notice if such proposed nominee were a stockholder providing notice of a director nomination to be made at the meeting, and (vii) with respect to each nominee for election or reelection to the Board, include a completed and signed questionnaire, representation and agreement required by Superior’s bylaws.
Adjournment of Stockholder Meetings:
Pre-Merger and Post-Merger:		Pre-Merger:
•	The chairman of the board or the holders of a majority of the voting power represented at the meeting may adjourn the meeting, whether or not there is a quorum.	•	In the absence of a quorum at a stockholder meeting, the stockholders so present may, by a majority of the voting power thereof, adjourn the meeting until a quorum shall attend. In addition, the chairman of the meeting may adjourn the meeting from time to time, whether or not there is a quorum.
Special Meeting of Stockholders:
Pre-Merger and Post-Merger:		Pre-Merger:
•	Special meetings of the stockholders may be called at any time only by the Secretary of Superior at the direction of the board of directors pursuant to a resolution adopted by the board of directors.	•	Special meetings of the stockholders for any purposes may be called only by (i) the board of directors pursuant to a resolution stating the purposes thereof approved by a majority of the board of directors, or (ii) the chairman of the board of directors.
Exculpation and Indemnification of Officers and Directors:
Pre-Merger and Post-Merger:		Pre-Merger:
•	Superior’s certificate of incorporation contains provisions eliminating the personal liability of its directors for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the DGCL, as amended. By virtue of these provisions and under current Delaware law, a director of Superior will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (i) a breach of his or her duty of loyalty to Superior or to its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (iv) any transaction from which he or she receives an improper personal benefit. These	•	Complete’s certificate of incorporation contains provisions eliminating the personal liability of its directors for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the DGCL. By virtue of these provisions and under current Delaware law, a director of Complete will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (i) a breach of his or her duty of loyalty to Complete or to its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (iv) any transaction from which he or she receives an improper personal benefit. These provisions

	Superior		Complete

	provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.		pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.
•	Superior’s certificate of incorporation requires Superior to indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of Superior, to which they were made parties by reason of being or having been directors, officers, employees and agents of Superior.
•	Superior’s bylaws requires Superior to indemnify each person who is involved in any threatened or actual action, suit or proceeding by reason of the fact that such director or officer is or was a director or officer of Superior, or by reason of the fact that such person was serving in a similar position with respect to another entity at Superior’s request to the fullest extent permitted by law. However, the director or officer is not entitled to indemnification if the claim is brought by the director or officer against Superior and the action has not been authorized by Superior’s board of directors. The rights conferred by Superior’s bylaws are contractual rights and include, to the fullest extent permitted by the DGCL, the right to be paid expenses incurred in defending the action, suit or proceeding in advance of its final disposition.	•	Complete’s bylaws requires Complete to indemnify each person who is involved in any threatened or actual action, suit or proceeding by reason of the fact that such director or officer is or was a director or officer of Complete, or by reason of the fact that such person was serving in a similar position with respect to another entity at Complete’s request to the fullest extent permitted by law. However, the director or officer is not entitled to indemnification if the claim is brought by the director or officer against Complete and the action has not been authorized by Complete’s board of directors. The rights conferred by Complete’s bylaws are contractual rights and include, to the fullest extent permitted by the DGCL, the right to be paid expenses incurred in defending the action, suit or proceeding in advance of its final disposition.
•	Superior has entered into an indemnity agreement with each of its directors pursuant to which Superior has agreed under certain circumstances to purchase and maintain directors’ and officers’ liability insurance. The agreements also provide that Superior will indemnify the directors or officers, as applicable, against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving them by reason of their position as a director or officer, as applicable, that are in excess of the coverage provided by such insurance (provided that the director or officer meets certain standards of conduct). Under the indemnity agreements, Superior is not required to purchase and maintain directors’ and officers’ liability insurance if Superior’s board of directors unanimously determines in good faith that there is insufficient benefit to Superior from the insurance.	•	Complete has also entered into indemnification agreements with all of its directors and all of its executive officers. These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the DGCL. It is possible that the applicable law could change the degree to which indemnification is expressly permitted. The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of Complete or any of its affiliates, or is or was serving at Complete’s request in such a position for another entity. The indemnification

	Superior		Complete

agreements also obligate Complete to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse Complete for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

Complete has obtained director and officer liability insurance for all of its directors and all of its executive officers. These policies include coverage for losses for wrongful acts and omissions and to ensure Complete’s performance under the indemnification agreements. Each of the indemnitees are named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of Complete’s directors and officers.
Certificate of Incorporation Amendments:
Pre-Merger and Post-Merger:		Pre-Merger:
•	Superior’s certificate of incorporation may be amended as provided by the DGCL.	•	Amendments to Article XI of Complete’s certificate of incorporation (relating to the renouncement of certain business opportunities) requires the approval of at least 80% of the outstanding voting stock of Complete entitled to vote generally in the election of directors.
		•	All other provisions may be amended as provided by the DGCL.
Bylaws Amendments:
Pre-Merger and Post-Merger:		Pre-Merger:
•	The bylaws may be amended by the board of directors, subject to the rights of stockholders to amend or repeal bylaws amended or repealed by the board of directors at any annual or special meeting of stockholders; provided that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of the bylaws must be contained in the notice of the special meeting.	•	The bylaws may be amended (a) at any annual or special meeting of stockholders by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat; provided that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of the bylaws must be contained in the notice of the special meeting, or (b) by an affirmative vote of a majority of the board of directors.
State Anti- Takeover Statutes
Pre-Merger and Post Merger:		Pre-Merger:
•	Section 203 of the DGCL generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s outstanding voting stock (thus becoming an “interested stockholder”) for a period of three	•	Complete is not subject to the provisions of Section 203 of the DGCL.

Superior	Complete

years after the holder attains that ownership level, unless: (i) prior to the time when the stockholder became an interested stockholder, the board approved either the significant business transaction in question or the transaction that resulted in the stockholder becoming an interested stockholder based on its direct or indirect ownership of 15% of the corporation’s outstanding voting stock; (ii) when the interested stockholder meets or exceeds the 15% threshold, it was the holder of at least 85% of the outstanding shares not held by certain affiliates, such as pursuant to a tender offer; or (iii) the transaction is approved by the board of directors and the holders of at least two-thirds of the corporation’s shares entitled to vote thereon, excluding the shares held by the interested stockholder, at a meeting of stockholders. Delaware law permits this vote to occur at or after the interested stockholder’s share acquisition date.

Copies of the governing corporate instruments of Superior and Complete are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information; Incorporation By Reference.”

STOCKHOLDER PROPOSALS

Superior 2012 Annual Stockholder Meeting and Stockholder Proposals

The 2012 annual meeting of Superior stockholders will be held on or about May 16, 2012. Superior stockholders must have submitted proposals for inclusion in the proxy statement on matters appropriate for stockholder action (including any election of a director) by December 17, 2011 in accordance with Rule 14a-8 under the Exchange Act (a different deadline may apply if Superior changes the date of its meeting for this year more than 30 days from the anniversary date of the 2011 annual meeting of Superior stockholders). If a Superior stockholder wants to make such a proposal that will not be included in the proxy statement for the 2012 annual meeting of stockholders, but instead to be presented at the 2012 annual meeting of stockholders, the proposal must have been submitted in writing to the Secretary, c/o Superior Energy Services, Inc., 601 Poydras Street, Suite 2400, New Orleans, Louisiana, 70130, between and including January 21, 2012 and February 20, 2012 in order for the proposal to comply with the bylaws of Superior (a different deadline will apply under the bylaws of Superior if the date of the upcoming annual meeting is advanced by more than 30 days or delayed by more than 90 days from the anniversary date of the 2011 annual meeting of Superior stockholders).

Complete 2012 Annual Stockholder Meeting and Stockholder Proposals

Complete will hold an annual stockholder meeting in 2012 only if the merger has not already been completed. If such a meeting is held, in order for a Complete stockholder to have a proposal considered for presentation at the annual meeting, and included in the proxy statement and form of proxy used in connection with such meeting, the proposal must be received no later than December 19, 2011. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (a different deadline may apply if Complete changes the date of its meeting for this year more than 30 days from the anniversary date of the 2011 annual meeting of Complete stockholders). If a Complete stockholder wants to nominate a director or make such a proposal that will not be included in the proxy statement for the 2012 annual meeting of stockholders, but instead to be presented at the 2012 annual meeting of stockholders, the proposal must be submitted in writing to the Secretary of Complete Production Services, Inc. at 11700 Katy Freeway, Suite 300, Houston, Texas, 77079, no earlier than January 26, 2012 and no later than February 27, 2012, to comply with the bylaws of Complete (a different deadline will apply under the bylaws of Complete if the date of the upcoming annual meeting is scheduled more than 30 days before or more than 70 days after the anniversary date of the 2011 annual meeting of Complete stockholders).

LEGAL MATTERS

The validity of the shares of Superior common stock to be issued in the merger will be passed upon for Superior by Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. It is a condition to the merger that Superior and Complete receive opinions from Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and Latham & Watkins LLP, respectively, concerning the United States federal income tax consequences of the merger.

EXPERTS

The consolidated balance sheets of Superior and its subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2010 consolidated financial statements refer to a change in the method of accounting for business combinations.

The audited consolidated financial statements incorporated in this joint proxy statement/prospectus by reference from Complete’s Annual Report on Form 10-K for the year ended December 31, 2010, and management’s assessment of the effectiveness of Complete’s internal control over financial reporting have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

Certain information incorporated by reference in this joint proxy statement/prospectus regarding estimated quantities of oil and natural gas reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by DeGolyer and MacNaughton, independent petroleum engineers. This information has been incorporated by reference in this prospectus in reliance upon the authority of DeGolyer and MacNaughton as experts in reserve determination. Future estimates of oil and natural gas reserves and related information hereafter incorporated by reference in this joint proxy statement/prospectus will be incorporated in reliance upon the reports of the firm examining such oil and gas reserves and related information and upon the authority of that firm as experts regarding the matters contained in their reports, to the extent the firm has consented to the use of their reports.

Certain information incorporated by reference in this joint proxy statement/prospectus regarding estimated quantities of oil and natural gas reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers. This information has been incorporated by reference in this prospectus in reliance upon the authority of Netherland, Sewell & Associates, Inc. as experts in reserve determination. Future estimates of oil and natural gas reserves and related information hereafter incorporated by reference in this joint proxy statement/prospectus will be incorporated in reliance upon the reports of the firm examining such oil and gas reserves and related information and upon the authority of that firm as experts regarding the matters contained in their reports, to the extent the firm has consented to the use of their reports.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Superior and Complete file reports and other information with the SEC. Superior stockholders and Complete stockholders may read and copy these reports, statements or other information filed by Superior and Complete at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC filings of Superior and Complete are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Superior has filed a registration statement on Form S-4 to register with the SEC the shares of Superior common stock to be issued to Complete stockholders pursuant to the merger agreement. This joint proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of Superior, in addition to being a proxy statement of Superior for its special meeting and of Complete for its special meeting. The registration statement, including the attached Annexes, exhibits and schedules, contains additional relevant information about Superior and Complete. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information Superior stockholders and Complete stockholders can find in the registration statement or the exhibits to the registration statement.

The SEC allows Superior and Complete to “incorporate by reference” information into this joint proxy statement/prospectus. This means that Superior and Complete can disclose important information to Superior stockholders and Complete stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Superior and Complete have previously filed with the SEC. They contain important information about Superior and Complete and the financial condition of each company.

Superior SEC Filings (File No. 001-34037)	Period and/or Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2010
Quarterly Report on Form 10-Q	Quarters ended March 31, 2011, June 30, 2011 and September 30, 2011
Current Reports on Form 8-K	Filed on February 25, 2011, April 20, 2011, April 20, 2011, April 26, 2011, April 27, 2011, May 26, 2011, October 11, 2011, October 12, 2011, October 19, 2011, October 25, 2011, November 17, 2011, November 21, 2011 and November 28, 2011
Definitive Proxy Statement on Schedule 14A	Filed on April 15, 2011
Description of Superior capital stock included in its Registration Statement on Form 8-A/A	Filed on May 3, 2001

Complete SEC Filings (File No. 001-32858)

Annual Report on Form 10-K	Fiscal year ended December 31, 2010
Quarterly Report on Form 10-Q	Quarters ended March 31, 2011, June 30, 2011 and September 30, 2011
Current Reports on Form 8-K	Filed on May 27, 2011, June 15, 2011, October 11, 2011, November 18, 2011 and November 22, 2011
Definitive Proxy Statement on Schedule 14A	Filed on April 18, 2011
Description of Complete capital stock included in its Registration Statement on Form 8-A	Filed on April 20, 2006

In addition, Superior and Complete incorporate by reference additional documents that they may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the dates of Superior’s special stockholder meeting and Complete’s special stockholder meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Superior and Complete also incorporate by reference the merger agreement attached to this joint proxy statement/prospectus as Annex A.

Superior has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Superior and Merger Sub, and Complete has supplied all information contained in this joint proxy statement/prospectus relating to Complete.

Documents incorporated by reference are available to Superior stockholders and Complete stockholders without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. Superior stockholders and Complete stockholders can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:

If you are a Superior stockholder:

Superior Energy Services, Inc.
Attention: Corporate Secretary
601 Poydras Street, Suite 2400
New Orleans, Louisiana, 70130
(504) 587-7374
www.superiorenergy.com

If you are a Complete stockholder:

Complete Production Services, Inc.
Attention: Corporate Secretary
11700 Katy Freeway, Suite 300
Houston, Texas, 77079
(281) 372-2300
www.completeproduction.com

In order for Superior stockholders and Complete stockholders to receive timely delivery of the requested documents in advance of Superior’s special stockholder meeting and Complete’s special stockholder meeting, Superior or Complete, as applicable, should receive such request by no later than [ • ], 2011.

Superior stockholders and Complete stockholders also may obtain these documents at the SEC’s website, http://www.sec.gov, and may obtain certain of these documents at Superior’s website, www.superiorenergy.com, by selecting “Investor Relations” and then selecting “SEC Filings,” and at Complete’s website, www.completeproduction.com, by selecting “Investor Relations” and then selecting “Financial Information.” Information not filed with the SEC, but contained on Superior’s and Complete’s websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

Superior and Complete are not incorporating the contents of the websites of the SEC, Superior, Complete or any other person into this joint proxy statement/prospectus. Superior and Complete are providing only the information about how to obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites for the convenience of Superior stockholders and Complete stockholders.

Superior and Complete have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

INDEX OF UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

SUPERIOR UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information (pro forma statements) combines the historical financial statements of Superior and Complete after giving effect to the Complete merger and related financing transactions, using the acquisition method of accounting and our preliminary estimates, assumptions and pro forma adjustments as described below and in the accompanying notes to the pro forma statements. The unaudited pro forma condensed consolidated statement of operations for the 12 months ended September 30, 2011 has been calculated by subtracting the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2010 from the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2010 and then adding the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2011.

The following unaudited pro forma condensed consolidated financial information should be read in conjunction with our historical consolidated financial statements and Complete’s historical financial statements, including the notes thereto, which are incorporated by reference into this offering memorandum. Certain information presented in the historical financial statements of Complete has been reclassified to conform to Superior’s financial statement presentation.

The pro forma statements exclude the historical information of Complete’s I.E. Miller Services, Inc. (“I.E. Miller”) subsidiary. On November 11, 2011 Complete announced that it had reached an agreement to sell I.E. Miller to TFI Holdings USA, Inc., a subsidiary of TransForce Inc., for approximately $111.1 million in cash, subject to working capital and other adjustments. The transaction closed on November 30, 2011. I.E. Miller provides rig relocation services within the most active regions in the North American land market area.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not purport to be indicative of the results or our financial condition that would actually have occurred if the transactions described above had occurred as presented in such statements. In addition, future results may vary significantly from the results reflected in such statements.

The pro forma adjustments, as described in the notes to the pro forma statements, are based on currently available information that we believe to be reasonable. However, changes to adjustments included in the pro forma statements are expected as valuations of Complete’s assets and liabilities are finalized and additional information becomes available. The final purchase price is dependent on Superior Energy’s stock price on the date of the closing of the Complete merger and the final purchase price allocations for the Complete merger will be affected by formal valuation analyses of certain assets by an independent appraisal firm, which may result in material adjustments to the amounts presented in the pro forma statements. The unaudited pro forma condensed consolidated financial information, in the opinion of our management, reflects all adjustments necessary to present fairly the data for the periods presented based on currently available information.

The unaudited pro forma condensed consolidated financial information was prepared based on the following assumptions:

•	Superior will pay $552.0 million in cash ($7.00 per share of outstanding Complete common stock) and issue an aggregate of 74.5 million shares of Superior Energy common stock (at an exchange ratio of 0.945 shares of Superior Energy common stock for each share of Complete common stock) for all the outstanding shares of Complete common stock as of September 30, 2011.

•	We will enter into various financing arrangements totaling up to $1.8 billion of borrowing capacity to refinance Complete’s existing 8.0% senior notes due 2016, pay the Complete merger consideration, repay any amounts outstanding under Complete’s senior secured credit facility and pay related fees and expenses. Available commitments under the revolving credit tranche of the amended and restated senior credit facility will be used for general corporate purposes.

•	Superior Energy’s common stock assumed to be issued in connection with the Complete merger is valued at $30.09 per share, the closing market price per share on December 1, 2011. Pursuant to the acquisition method of accounting, the final purchase price will be based on the price of Superior Energy’s stock price and the number of Complete shares of common stock outstanding as of the closing date. A 20% increase in the price of Superior Energy’s common stock would increase the purchase price by approximately $450.0 million, while a 20% decrease in the price of Superior Energy’s common stock would decrease the purchase price by approximately $450.0 million.

•	The unaudited pro forma condensed consolidated balance sheet assumes the Complete merger had occurred on September 30, 2011, and the unaudited pro forma condensed consolidated statements of operations assume the Complete merger occurred on January 1, 2010.

Preliminary estimates, assumptions and pro forma adjustments to state the assets and liabilities of Complete to be acquired at fair value are based on Complete’s September 30, 2011 unaudited balance sheet.

The adjustments reflected in the unaudited pro forma statements of operations do not reflect any non-recurring charges directly related to the Complete merger and the related financing transactions that have already been incurred by us or will be incurred upon the closing of the Complete merger. These non-recurring charges include (i) transaction related costs, such as financial advisory, legal and regulatory filing fees, (ii) change of control payments and (iii) the write-off of deferred financing fees.

SUPERIOR ENERGY SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2011

	Superior	Complete	I.E. Miller	Pro Forma		Pro Forma
	Historical	Historical	Pro Forma	Adjustments		Consolidated
	(in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$210,181	$208,281	$110,000	$(22,221	)(b)	$506,241
Short-term investments	223,592	—	—	—		223,592
Accounts receivable, net	481,921	435,595	(27,637)	—		889,879
Income taxes receivable	—	22,724	—	—		22,724
Deferred income taxes	—	15,462	—	(12,214	)(c)	3,248
Prepaid Expenses	35,651	33,378	(831)	—		68,198
Inventory and other current assets	220,037	36,286	—	—		256,323

Total current assets	1,171,382	751,726	81,532	(34,435)		1,970,205

Property, plant and equipment, net	1,440,852	1,073,825	(31,816)	104,201	(d)	2,587,062
Goodwill	591,715	252,137	(3,537)	1,577,492	(a)	2,417,807
Notes receivable	72,406	—	—	—		72,406
Equity-method investments	71,506	—	—	—		71,506
Intangible and other long-term assets, net	135,881	43,274	—	442,926	(e)	622,081

Total assets	$3,483,742	$2,120,962	$46,179	$2,090,184		$7,741,067

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$118,073	$104,262	$(5,103)	$—		$217,232
Accrued expenses	198,795	103,659	(2,521)	—		299,933
Income taxes payable	7,087	2,200	23,801	—		33,088
Deferred income taxes	12,214	—	—	(12,214	)(c)	—
Current portion of decommissioning liabilities	17,090	—	—	—		17,090
Current maturities of long-term debt	396,433	—	—	20,000	(i)	416,433

Total current liabilities	749,692	210,121	16,177	7,786		983,776

Deferred income taxes	269,802	275,784	(9,147)	185,197	(f)	721,636
Decommissioning liabilities	105,372	—	—	—		105,372
Long-term debt	810,337	650,000	—	620,000	(g)	2,080,337
Other long-term liabilities	113,348	4,512	—	—		117,860
Stockholders’ equity:
Preferred stock	—	—	—	—		—
Treasury Stock	—	(7,408)	—	7,408	(h)	—
Common stock	80	780	—	(706	)(h)	154
Additional paid in capital	444,186	688,709	—	1,623,112	(h)	2,756,007
Accumulated other comprehensive income (loss), net	(23,161)	19,674	—	(19,674	)(h)	(23,161)
Retained earnings	1,014,086	278,790	39,149	(332,939	)(h)	999,086

Total stockholders’ equity	1,435,191	980,545	39,149	1,277,201		3,732,086

Total liabilities and stockholders’ equity	$3,483,742	$2,120,962	$46,179	$2,090,184		$7,741,067

See accompanying notes to unaudited pro forma condensed consolidated financial information.

SUPERIOR ENERGY SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2011

	Superior	Complete	I.E. Miller	Pro Forma		Pro Forma
	Historical	Historical	Historical	Adjustments		Consolidated
	(in thousands, except per share data)

Revenues	$1,490,129	$1,623,707	$(97,170)	$—		$3,016,666
Cost and expenses:
Cost of services (exclusive of items shown separately below)	806,280	1,042,269	(68,839)	—		1,779,710
Depreciation, depletion, amortization and accretion	187,552	146,832	(4,294)	25,340	(j)	355,430
General and administrative expenses	278,151	152,453	(5,580)	—		425,024
Gain on sale of businesses	8,558	—	—	—		8,558

Income from operations	226,704	282,153	(18,457)	(25,340)		465,060
Other income (expense):
Interest expense, net	(47,940)	(40,302)	—	(17,303	)(k)	(105,545)
Earnings in equity-method investments, net	13,724	—	—	—		13,724

Income from continuing operations before income taxes	192,488	241,851	(18,457)	(42,643)		373,239
Income taxes	69,296	91,420	(6,979)	(15,639	)(l)	138,098

Net income from continuing operations	123,192	150,431	(11,478)	(27,004)		235,141
Income from discontinued operations, net of tax of $1,149	—	2,194	—	(2,194	)(m)	—

Net income	$123,192	$152,625	$(11,478)	$(29,198)		$235,141

Basic earnings per share:
Continuing operations	$1.55	$1.94				$1.53
Discontinued operations	—	0.03				—

Basic earnings per share	$1.55	$1.97				$1.53

Diluted earnings per share:
Continuing operations	$1.52	$1.90				$1.49
Discontinued operations	—	0.03				—

Diluted earnings per share	$1.52	$1.93				$1.49

Weighted average common shares used in computing earnings per share:
Basic	79,537					154,053
Incremental common shares from stock-based compensation	1,588					3,357	(n)

	81,125					157,410

See accompanying notes to unaudited pro forma condensed consolidated financial information.

SUPERIOR ENERGY SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2010

	Superior	Complete	I.E. Miller	Pro Forma		Pro Forma
	Historical	Historical	Historical	Adjustments		Consolidated
	(in thousands, except per share data)

Revenues	$1,681,616	$1,530,865	$(106,812)	$—		$3,105,669
Cost and expenses:
Cost of services (exclusive of items shown separately below)	918,713	988,545	(77,916)	—		1,829,342
Depreciation, depletion, amortization and accretion	220,835	180,784	(5,462)	32,426	(j)	428,583
General and administrative expenses	342,881	173,342	(7,437)	—		508,786
Reduction in value of assets	32,004	—	—	—		32,004
Gain on sale of businesses	1,083	—	—	—		1,083

Income from operations	168,266	188,194	(15,997)	(32,426)		308,037
Other income (expense):
Interest expense, net	(51,409)	(57,283)	—	(20,444	)(k)	(129,136)
Earnings in equity-method investments, net	8,245	—	—	—		8,245

Income from continuing operations before income taxes	125,102	130,911	(15,997)	(52,870)		187,146
Income taxes	43,285	50,835	(6,141)	(19,296	)(l)	68,683

Net income from continuing operations	81,817	80,076	(9,856)	(33,574)		118,463
Income from discontinued operations, net of tax of $745	—	4,082	—	(4,082	)(m)	—

Net income	$81,817	$84,158	$(9,856)	$(37,656)		$118,463

Basic earnings per share:
Continuing operations	$1.04	$1.05				$0.77
Discontinued operations	—	0.06				—

Basic earnings per share	$1.04	$1.11				$0.77

Diluted earnings per share:
Continuing operations	$1.03	$1.03				$0.76
Discontinued operations	—	0.05				—

Diluted earnings per share	$1.03	$1.08				$0.76

Weighted average common shares used in computing earnings per share:
Basic	78,758					153,274
Incremental common shares from stock-based compensation	976					2,903	(n)

	79,734					156,177

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Superior Energy Services, Inc., and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
(in thousands, except share data)

1.	Calculation of Purchase Price of Complete:

The following is a preliminary estimate of the purchase price for Complete:

Consideration to purchase all outstanding Complete stock and options:
Complete Shares Outstanding:
Complete common stock issued and outstanding at September 30, 2011	78,012,457
Complete restricted stock outstanding at September 30, 2011 (670,560 shares will vest immediately upon closing)	1,270,721
Complete stock options outstanding at September 30, 2011	2,443,031

81,726,209
Cash Consideration:
Payment of $7.00 per share for each of the 78,012,457 Complete shares outstanding	$546,087
Payment of $7.00 per share for each of the 670,560 shares of Complete restricted stock subject to immediate vesting at closing	4,694
Payment of $7.00 per share for each of the 170,000 Complete shares outstanding related to the exercise of options held by directors	1,190

Total cash consideration	551,971
Stock Consideration:
73,721,772 Superior common shares issued for Complete common shares outstanding (78,012,457 Complete shares at a 0.945 exchange ratio) multiplied by a share price of $30.09 (the closing market price on December 1, 2011)	2,218,288
633,679 Superior common shares issued for Complete restricted stock shares outstanding (670,560 shares of Complete restricted stock at a 0.945 exchange ratio) multiplied by a share price of $30.09 (the closing market price on December 1, 2011)	19,067
160,650 Superior common shares issued for Complete common stock shares outstanding (170,000 Complete options exercised by directors at a 0.945 exchange ratio) multiplied by a share price of $30.09 (the closing market price on December 1, 2011)	4,834
Estimated portion of Superior replacement restricted stock award attributable to pre-merger service for 600,161 Complete restricted stock shares	11,050
Estimated portion of Superior replacement stock option award attributable to pre-merger service for 2,273,031 Complete stock options	58,656

Total equity consideration	2,311,895

Total Estimated Purchase Price	$2,863,866

Superior Energy Services, Inc., and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information — (Continued)

The following is a preliminary estimate of the preliminary purchase price allocation:

Preliminary estimated allocation of purchase price:
Current assets	$833,258
Property, plant and equipment	1,146,210
Goodwill	1,826,092
Intangible assets (identifiable)	410,224
Other long-term assets	23,226
Current liabilities, inclusive of $16.5 million in estimated change of control liabilities	(242,798)
Deferred income taxes	(451,834)
Long-term debt, inclusive of a $26.0 million pre-payment premium	(676,000)
Other long-term liabilities	(4,512)

$2,863,866

For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary assessment of the fair value of the assets and liabilities of Complete at September 30, 2011. The preliminary assessment of fair value resulted in approximately $410.2 million of identifiable intangible assets, which are expected to have useful lives ranging from 3 to 20 years, and $1,826.1 million of goodwill, which will be subject to periodic impairment testing in accordance with authoritative guidance on intangible assets. Superior will engage an independent appraisal firm to assist it in finalizing the allocation of the Complete purchase price. The preliminary assessment of the fair values of tangible and intangible assets used in these pro forma statements was based on projections of future cash flows, discounted to present value. These and other preliminary estimates may materially differ from the estimates presented herein as additional information becomes available and is assessed by Superior and its independent appraisal firm.

2.	Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial information has been adjusted for the following:

(a) To reflect the adjustment to goodwill for the acquisition of Complete based upon preliminary purchase price allocation as follows:

Total estimated consideration	$2,863,866
Less book value of Complete’s net assets	1,019,694
Adjustments to historical net book value:
Adjust property, plant and equipment to fair value (see note (d))	104,201
Adjust intangible and other long-term assets to fair value (see note (e))	390,176
Adjust long-term debt to fair value	(26,000)
Adjust for estimated change of control liability	(16,500)
Adjust deferred taxes as a result of asset fair value adjustments (see note (f))	(185,197)

Pro forma goodwill adjustment	$1,577,492

Complete’s $650.0 million outstanding debt, which will be retired in connection with the acquisition, was increased $26.0 million related to a prepayment premium. Additionally, liabilities were increased $16.5 million for estimated change of control payments to be made to certain Complete executive officers.

Superior Energy Services, Inc., and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information — (Continued)

(b) To reflect the cash consideration for the Complete acquisition, the payment of Complete’s outstanding debt, the payment of estimated transaction-related costs and the incurrence of Superior’s financing arrangements as follows:

Total cash consideration to purchase all outstanding
Complete stock (see note (#1))	$(551,971)
Payment of Complete long-term debt, inclusive of a $26.0 million prepayment premium	(676,000)
Estimated transaction-related costs	(15,000)
Estimated issuance costs for $1,800 million financing arrangements	(52,750)
Estimated change of control payments	(16,500)
Gross proceeds from financing arrangements	1,290,000

Pro forma cash adjustments	$(22,221)

Transaction costs that are direct, incremental costs of this acquisition, which are not reflected in the historical financial statements, are estimated to be $15.0 million. Additionally, change of control payments to be made to certain Complete executive officers are estimated to be $16.5 million.

(c) To reclassify Superior’s current deferred income tax liability to reduce Complete’s current deferred income tax asset.

(d) To reflect a $104.2 million increase in the property, plant and equipment acquired from Complete to adjust it to its preliminary estimated fair value of $1,146.2 million. Final purchase price adjustments may materially differ from the preliminary estimates presented herein.

(e) To reflect a $52.7 million increase from loan costs related to the $1,800 million of financing arrangements, a $10.2 million decrease in deferred financing costs related to retiring Complete’s $650.0 million outstanding debt, and a $400.4 million increase in the identifiable intangible assets acquired from Complete to adjust the intangible and other long-term assets to their preliminary estimated fair value of $433.5 million. The preliminary estimate of identifiable intangible assets includes employment contracts, non-compete covenants, trade names and customer relationships, which are expected to have useful lives ranging from 3 to 20 years. Final purchase price adjustments may materially differ from the preliminary estimates presented herein.

(f) To reflect the deferred tax liabilities associated with non-deductible fair market value adjustments to Complete’s property, plant and equipment and intangible assets calculated as follows:

Non-deductible adjustment to assess Complete’s identifiable intangible assets at their estimated fair value (see note (e))	$400,422
Non-deductible adjustment to assess Complete’s property, plant and equipment at its estimated fair value (see note (d))	104,201

504,623
Estimated deferred tax rate	36.7%

Adjustment to deferred income taxes	$185,197

Final adjustments to deferred taxes will be based on final purchase price adjustments from an independent valuation and other determined differences between book and tax basis.

(g) To reflect payment of Complete’s $650.0 million outstanding debt offset by $1,290.0 million of borrowings under the $1,800 million financing arrangements, Gross proceeds from financing arrangements include $400.0 million from a term loan, $800.0 million from a recent debt financing and

Superior Energy Services, Inc., and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information — (Continued)

$90 million from a revolving credit facility. Additionally, $20.0 million of the $400.0 million term loan A facility was classified as current based on proposed payment terms.

(h) To reflect the total increase in stockholders’ equity, comprised of Superior’s stock consideration of $2,311.9 million issued as a result of the Complete acquisition, offset by the elimination of Complete’s historical stockholders’ equity of $1,019.7 million and estimated transaction-related costs of $15.0 million.

(i) To reflect a reclassification of, $20.0 million related to the $400.0 million term loan A facility as current based on proposed payment terms.

(j) To reflect additional depreciation and amortization from the adjustment of Complete’s assets to fair value calculated as follows:

	Nine Months	Year Ended
	Ended	December 31,
	September 30, 2011	2010

Additional depreciation expense resulting from Superior’s adjustment to Complete’s property, plant and equipment to fair value with an estimated average life of approximately 7 years	$11,165	$14,886
Amortization expense resulting from Superior’s valuation of Complete’s identifiable intangible assets based on fair value with estimated useful lives ranging from 3 — 20 years	18,098	24,131
Elimination of Complete’s amortization expense related to identifiable intangible assets	(3,923)	(6,591)

Adjustment to depreciation, depletion, amortization and accretion	$25,340	$32,426

(k) To reflect the elimination of Complete’s interest expense and the additional estimated interest expense from pro forma borrowings for the Complete merger under Superior’s $1,800 million financing arrangements as follows:

	Nine Months	Year Ended
	Ended	December 31,
	September 30, 2011	2010

Elimination of Complete interest expense	$40,302	$57,283
Additional interest expense resulting from Superior’s $1,800 million financing arrangements at an estimated weighted average interest rate of 5.3%	(57,605)	(77,727)

Interest expense adjustment	$(17,303)	$(20,444)

A 1/8% variance in the variable interest rate would affect interest expense by approximately $0.4 million and approximately $0.6 million for the nine month period ended September 30, 2011 and the year ended December 31, 2010 respectively.

(l) To reflect the adjustment to income tax expense for the consolidated earnings and the related pro forma adjustments at the estimated effective income tax rate of 37.0% and 36.7% for the nine month period ended September 30, 2011 and the year ended December 31, 2010 respectively.

(m) To reflect the reversal of income from discontinued operations so as to present only income from continuing operations.

Superior Energy Services, Inc., and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information — (Continued)

(n) Complete’s historical incremental common shares from stock-based compensation was converted using a stock award exchange ratio of 1.178 defined as the exchange ratio of 0.945 shares of Superior common stock for each share of Complete common stock plus a fraction resulting from dividing the cash portion of $7.00 per share of outstanding Complete common stock by Superior’s stock price of $30.09 per share, the closing market price per share on December 1, 2011. Complete’s historical incremental common shares from stock-based compensation were 1,502 and 1,636 for the nine month period ended September 30, 2011 and the year ended December 31, 2010, respectively.

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SUPERIOR ENERGY SERVICES, INC.,
SPN FAIRWAY ACQUISITION, INC.
AND
COMPLETE PRODUCTION SERVICES, INC.
DATED AS OF OCTOBER 9, 2011

A-i

A-ii

A-iii

Exhibits

Exhibit A	Company Knowledge Persons
Exhibit B	Parent Knowledge Persons
Exhibit C	Registration Statement Tax Representation Letter of Parent
Exhibit D	Registration Statement Tax Representation Letter of the Company
Exhibit E	Merger Agreement Tax Representation Letter of Parent
Exhibit F	Merger Agreement Tax Representation Letter of the Company

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 9, 2011 (this “Agreement”), is by and among SUPERIOR ENERGY SERVICES, INC., a Delaware corporation (“Parent”), SPN FAIRWAY ACQUISITION, INC., a newly formed Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and COMPLETE PRODUCTION SERVICES, INC., a Delaware corporation (the ‘‘Company”). Capitalized terms used herein shall have the respective meanings ascribed thereto in Section 10.4 hereof.

RECITALS

A. The Board of the Company has, on the terms and subject to the conditions set forth herein, (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (ii) approved and declared advisable this Agreement and the Merger, (iii) directed that this Agreement and the Merger be submitted to the Company’s stockholders for adoption at a meeting of such stockholders and (iv) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”).

B. The Board of Parent has, on the terms and subject to the conditions set forth herein, (i) determined that it is in the best interests of Parent and its stockholders to enter into this Agreement, (ii) approved and declared advisable this Agreement and the Merger, and (iii) directed that the Parent Proposal be submitted to Parent’s stockholders at a meeting of such stockholders and (iv) resolved to recommend that the stockholders of Parent approve the Parent Proposal (the ‘‘Parent Board Recommendation”).

C. The Board of Merger Sub has, on the terms and subject to the conditions set forth herein, (i) determined that it is in the best interests of Merger Sub and its stockholder to enter into this Agreement and (ii) approved and declared advisable this Agreement and the Merger.

D. In order to effectuate the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the ‘‘DGCL”), the Company will merge with and into Merger Sub, with Merger Sub as the surviving corporation (the “Merger”).

E. For United States federal income tax purposes, the parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (the “Treasury Regulations”), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1  The Merger.  At the Effective Time, upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into Merger Sub, and the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation in the Merger (the “Surviving Company”).

Section 1.2  Closing; Effective Time.

(a) Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P., 201 St. Charles Avenue, New Orleans, Louisiana, 70170 (or such other place as agreed by the parties), at a time and on a date to be specified by the parties hereto, which date shall be no later than the third (3rd) Business Day following the date on which all of the conditions set forth in Article 8 are satisfied or, if permissible, waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver thereof), unless the parties hereto agree to another date. The date on which the Closing actually occurs or is deemed to have occurred is hereinafter referred to as the “Closing Date.”

(b) Effective Time.  On the Closing Date or as promptly as practicable thereafter, the Company shall cause the Merger to be consummated by filing a certificate of merger, in accordance with the DGCL, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing (or such later time as is specified in the Certificate of Merger as agreed between Parent and the Company) being the “Effective Time”).

Section 1.3  Effect of the Merger.  At the Effective Time, the Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

ARTICLE 2

THE SURVIVING COMPANY

Section 2.1  Certificate of Incorporation; Bylaws.  The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be and remain the certificate of incorporation of the Surviving Company from and after the Effective Time, until thereafter amended in accordance with the DGCL and such certificate of incorporation. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be and remain the bylaws of the Surviving Company from and after the Effective Time, until thereafter amended in accordance with the DGCL and such bylaws.

Section 2.2  Directors and Officers.  At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, until their respective resignation, removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified or until otherwise provided by Law and the governing documents of the Surviving Company. From and after the Effective Time, each of the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold the same respective offices each of them held with Merger Sub immediately prior to the Effective Time, until their respective resignation, removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified or until otherwise provided by Law and the governing documents of the Surviving Company.

ARTICLE 3

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.1  Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other holder of any shares of capital stock of the Company or Merger Sub:

(a) Conversion of Company Common Stock.  Subject to Section 3.1(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.1(d) and any Appraisal Shares) shall be converted automatically at the Effective Time into the right to receive 0.945 shares of Parent Common Stock (the “Stock Exchange Ratio”), and $7.00 in cash (the ‘‘Cash Portion”, and together with the Stock Exchange Ratio, the “Merger Consideration”).

(b) Certificates.  At the Effective Time, all shares of Company Common Stock, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of: (i) a certificate that, immediately prior to the Effective Time, represented shares of Company Common Stock (a “Stock Certificate”); or (ii) a non-certificated share of Company Common Stock held by book entry (a “Book Entry Share”), shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Stock Certificate or Book Entry Share in accordance with Section 3.3: (A) the Merger Consideration; (B) certain dividends and other distributions under Section 3.1(e); and (C) cash in lieu of fractional shares of Parent Common Stock under Section 3.1(f), in each case without interest.

(c) Adjustments.  If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock or Company Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock or cash dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Merger Consideration. Nothing in this Section 3.1(c) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(d) Treatment of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent, Merger Sub or any wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall be cancelled and no consideration shall be delivered in exchange therefor and no payment or distribution shall be made with respect thereto.

(e) Dividends and Distributions.  No dividends or other distributions that may be declared or made having a record date after the Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Stock Certificate or Book Entry Share with respect to the applicable share-based portion of the Merger Consideration represented thereby until the holder of record of such Stock Certificate or Book Entry Share has surrendered such Stock Certificate or Book Entry Share in accordance with Section 3.3.  Subject to the effect of applicable Laws (including escheat and abandoned property laws), following surrender of any such Stock Certificate or Book Entry Share, there shall be paid to the holder thereof, without interest, in addition to the applicable Merger Consideration (including cash in lieu of fractional shares pursuant to Section 3.1(f)): (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the share-based portion of the Merger Consideration; and (ii) if the payment date for any dividend or distribution payable with respect to the share-based portion of the Merger Consideration has not occurred prior to the surrender of such Stock Certificate or Book Entry Share, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Stock Certificate and a payment date subsequent to the surrender of such Stock Certificate or Book Entry Share. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(f) No Fractional Shares.  No fractional shares of Parent Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. All holders of fractional share interests shall be entitled to receive, in lieu thereof, an amount in cash equal to such fraction multiplied by the Market Price. ‘‘Market Price” means the average of the closing prices of a share of Parent Common Stock on the NYSE, as reported in The Wall Street Journal, for the five (5) consecutive trading days immediately preceding the third (3rd) trading day before the Closing.

(g) Stock of Merger Sub.  The capital stock of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding capital stock of the Surviving Company.

Section 3.2  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 3.1, but instead at the Effective Time shall be converted into the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, and at the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (a) such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares, (b) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the Effective Time, and (c) each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, upon surrender in accordance with Section 3.3, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands, and withdrawal of demands, for appraisal of any shares of Company Common Stock and the Company shall provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.3  Surrender and Payment.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall authorize American Stock Transfer & Trust Company (or such other transfer agent(s) reasonably satisfactory to the Company) to act as agent for the holders of Company Common Stock in connection with the Merger (the ‘‘Exchange Agent”). Prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of the Company Common Stock, for exchange in accordance with this Article 3 through the Exchange Agent, the aggregate amount of Merger Consideration payable in connection with the Merger plus the amount of any cash payable in lieu of fractional shares pursuant to Section 3.1(f) (collectively, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration in exchange for surrendered shares of Company Common Stock pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.3(d), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedure.  Promptly after the Effective Time (but no later than two (2) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of each Stock Certificate and any Book Entry Shares: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Stock Certificates to the Exchange Agent or in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall be in a form reasonably acceptable to the Company); and (ii) instructions for use in effecting the surrender of the Stock Certificates and Book Entry Shares in exchange for the Merger Consideration as provided in Section 3.1(a) (including any dividend or other distributions pursuant to Section 3.1(e) and any cash payable in lieu of fractional shares pursuant to Section 3.1(f)).  Exchange of any Book Entry Shares shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Stock Certificate or Book Entry Share to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Stock Certificate or Book Entry Share shall be entitled to receive in exchange therefor: (A) shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder); and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 3.1 and this

Article 3, including cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.1(f) and dividends and other distributions pursuant to Section 3.1(e), and the Stock Certificate or Book Entry Share so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares pursuant to Section 3.1(f) or on any unpaid dividends and distributions payable to holders of Stock Certificates or Book Entry Shares pursuant to Section 3.1(e).  Parent shall cause the Exchange Agent to make all payments required pursuant to the preceding sentence as soon as practicable following the valid surrender of Stock Certificates or Book Entry Shares. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a Person other than the Person in whose name the Stock Certificate so surrendered is registered, if such Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Stock Certificate or establish to the satisfaction of the Surviving Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3(b), each Stock Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable pursuant to Section 3.1(a) in respect of the shares of Company Common Stock represented by such Stock Certificates or Book Entry Shares, any cash in lieu of fractional shares pursuant to Section 3.1(f) and any dividends or other distributions pursuant to Section 3.1(e), in each case without any interest thereon.

(c) No Further Ownership Rights in Company Common Stock; Transfer Books.  All Merger Consideration (including any dividend or other distributions pursuant to Section 3.1(e) and any cash in lieu of fractional shares pursuant to Section 3.1(f)) issued and paid upon the surrender of Stock Certificates and Book Entry Shares in accordance with the terms of this Article 3 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Common Stock theretofore represented by such Stock Certificates or Book Entry Shares, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates or Book Entry Shares are presented to the Surviving Company or the Exchange Agent for any reason, they shall be exchanged for the Merger Consideration payable pursuant to Section 3.1(a) in respect of the shares of Company Common Stock represented by such Stock Certificates or Book Entry Shares, any cash in lieu of fractional shares pursuant to Section 3.1(f) and any dividends or other distributions pursuant to Section 3.1(e), in each case without any interest thereon.

(d) Termination of Exchange Fund; No Liability.  At any time following six (6) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that remains unclaimed by holders of Stock Certificates and Book Entry Shares (other than Appraisal Shares), and thereafter such holders shall be entitled to look to Parent (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof to exchange such Stock Certificates or Book Entry Shares or to pay the applicable Merger Consideration to which such holder is entitled pursuant to Article 3 (including any dividend or other distributions pursuant to Section 3.1(e) and any cash in lieu of fractional shares pursuant to Section 3.1(f)) upon due surrender of their Stock Certificates and Book Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Stock Certificates or Book Entry Shares shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article 3 would otherwise escheat to or become the property of any Governmental Authority, the Merger Consideration and other amounts payable under this Article 3 in respect of such Stock Certificate or Book

Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue to such holder the Merger Consideration payable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Stock Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.1(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.1(e), in each case without any interest thereon, in exchange for such lost, stolen or destroyed Stock Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, the posting by such holder of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificates.

(f) Withholding Taxes.  Parent and the Surviving Company shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Stock pursuant to this Agreement any stock transfer Taxes and such amounts as are required to be withheld or deducted under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding were made.

(g) Investment of Exchange Fund.  The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of cash in the Exchange Fund shall in all events be limited to investment in direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government, or in funds investing solely in such obligations, and that no such investment or loss thereon shall affect the amounts payable to holders of Stock Certificates or Book Entry Shares pursuant to this Article 3. Any interest or other income resulting from such investments shall be paid to Parent pursuant to Section 3.3(d). The parties hereto agree that, for United States federal income Tax reporting purposes, Parent shall be the owner of the Exchange Fund. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Article 3, Parent shall take all steps necessary to promptly deposit with the Exchange Agent additional Merger Consideration or other cash sufficient to make all payments required under this Agreement, and Parent shall in any event be liable for payment thereof. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration.

(h) Further Assurances.  At and after the Effective Time, the officers of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in: (a) the disclosure letter delivered by the Company to Parent at the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each schedule of which corresponds to a numbered and/or lettered section of this Agreement and of which disclosure made in any section of the Company Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and all other sections of the Company Disclosure Letter to the extent that it is reasonably apparent that such disclosure is responsive or applicable); or (b) the Company SEC Reports filed with the SEC between January 1, 2010 and the date of this Agreement (including information set forth in any exhibit thereto, but excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than any historical facts included therein, the “Specified Company SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Disclosure is responsive to the matters set forth in this Article 4, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1  Organization and Qualification; Subsidiaries.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the subsidiaries of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries.

Section 4.2  Certificate of Incorporation and Bylaws.  The copies of the Company’s Amended and Restated Certificate of Incorporation (the “Company Certificate of Incorporation”) and Amended and Restated Bylaws (the “Company Bylaws”), which were previously furnished or made available to Parent, are complete and correct. The Company has made available to Parent a complete and correct copy of the charter and bylaws (or equivalent organizational or governing documents), and all amendments thereto, of each Company Subsidiary. Neither the Company nor any material Company Subsidiary is in violation of its organizational or governing documents.

Section 4.3  Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock.

(b) As of September 30, 2011: (i) 79,287,678 shares of Company Common Stock were issued and outstanding, excluding 1,275,221 shares which were Company Restricted Shares, all of which were validly issued, and are fully paid, nonassessable and free of preemptive rights; (ii) no shares of Company Preferred Stock were issued or outstanding; and (iii) 8,900,000 shares of Company Common Stock were reserved for issuance under the Company Benefit Plans, of which 2,443,031 shares were issuable upon exercise of outstanding Company Stock Options.

(c) Section 4.3(c) of the Company Disclosure Letter sets forth a list of all outstanding Company Restricted Shares and Company Stock Options as of October 3, 2011. As of October 3, 2011, and except as set forth on Section 4.3(c) of the Company Disclosure Letter, there are (i) no options, warrants or other rights (including without limitation, appreciation rights, restricted shares, restricted share units, phantom shares phantom share units, performance shares, performance share units, deferred shares and deferred share units) to acquire capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company and (ii) no shares of capital stock or voting securities of, or other Equity Interests in, the Company that are issued, reserved for issuance or outstanding. Since July 1, 2011, and through the date of this Agreement, the Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company, other than through option exercises.

(d) Other than Company Restricted Shares and Company Stock Options, there are no outstanding contractual obligations of the Company or any Company Subsidiary: (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (iv) requiring the registration for sale of; or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Other than Company Restricted Shares and Company Stock Options, each outstanding share of capital stock or unit of Equity Interest of each Company Subsidiary was validly issued, and is fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary, free and clear of all Liens, in each case, other than Permitted Company Liens.

Section 4.4  Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement and the Merger by the Required Company Vote, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no votes of the stockholders of the Company are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby, except the approval of this Agreement and the Merger by the Required Company Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a legally valid and binding obligation of Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law.

Section 4.5  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not: (i) assuming approval of this Agreement by the Required Company Vote, conflict with or violate any provision of the Company Certificate of Incorporation or the Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained prior to the Effective Time and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound; or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance (except for Permitted Company Liens) on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults, rights of termination, acceleration or cancellation, Lien creation or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company do not, and the performance of this Agreement by the Company will not, require the Company to obtain any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except: (i) as may be required under the Securities Act or the Exchange Act, any applicable state securities, takeover or “blue sky” Laws, the rules and regulations of the NYSE, the HSR Act or any other Antitrust Laws or other regulatory Laws, and the filing of the Certificate of Merger as required by the DGCL; and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay or impede performance by the Company of any material obligations under this Agreement or (B) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.6  Permits; Compliance with Law.

(a) Except for employee benefit plans, labor and other employment matters (which are the subjects solely of Sections 4.9 and 4.10, respectively), for environmental matters (which are the subject solely of Section 4.13) and for Tax matters (which are the subject solely of Section 4.16), each of the Company and each Company Subsidiary is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its business substantially as it is being conducted as of the date of this Agreement (the “Company Permits”), and all such Company Permits are, in all material respects, valid and in full force and effect.

(b) Neither the Company nor any Company Subsidiary is, in any material respect, in conflict with, or in default or violation of (except for Laws or Company Permits with respect to matters that are the subject of Sections 4.9, 4.10, 4.13 and 4.16, which matters are the subject solely of such respective sections), any material Company Permits or any Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound.

Section 4.7  SEC Reports; Financial Statements and Internal Controls.

(a) Since January 1, 2009, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, except for any current reports on Form 8-K required to be filed with respect to this Agreement, the Merger and the transactions contemplated hereby, no event has occurred with respect to the Company or any Company Subsidiary which the Company is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by the Company by the filing of a current report on Form 8-K on or prior to the date of this Agreement. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated statements of financial position and the related consolidated statements of operations, consolidated statements of stockholders’ equity and other comprehensive income, and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of the Company (collectively, the “Company Financial Statements”) contained in the Company SEC Reports have been prepared from the books and records of the Company and the Company Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

(c) Other than any matters that do not remain the subject of any open or outstanding inquiry, the Company has not received written notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority. Since January 1, 2009, the Company’s independent public accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices which are unresolved as of the date of this Agreement. Since January 1, 2009, no current officer or director of the Company has received, or is entitled to receive, any material compensation from any entity other than the Company or a Company Subsidiary that has engaged in or is engaging in any material transaction with the Company or any Company Subsidiary.

(d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct as of the date such certifications were made. Other than any matters that do not remain the subject of any open or outstanding inquiry, neither the Company nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness or form of such certificates. Neither the Company nor any Company Subsidiary has outstanding, nor has arranged or modified since the enactment of the Sarbanes-Oxley Act, any “extensions of credit” to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Company Subsidiary. As used in this Section 4.7(d), “principal executive officer,” “principal financial officer” and “extensions of credit” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed in the Company’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Since January 1, 2010, the Company has not disclosed, nor does the Company have knowledge of any facts that would require it to disclose, based on its knowledge and most recent evaluation of such disclosure controls and procedures, to the Company’s auditors or the audit committee of the Board of the Company: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) The Company is in compliance in all material respects with (i) all current listing and corporate governance requirements of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 4.8  Absence of Certain Changes or Events.  Since January 1, 2011, except as: (i) disclosed in the Company SEC Reports filed after such date but before the date of this Agreement; or (ii) contemplated by, or as disclosed pursuant to, this Agreement, there has not been any Company Material Adverse Effect. From January 1, 2011 through the date of this Agreement, except as: (i) disclosed in the Company SEC Reports filed after such date; or (ii) contemplated by, or as disclosed pursuant to, this Agreement, the Company and the Company Subsidiaries have, in all material respects, conducted their businesses substantially in the ordinary course consistent with past practice, and neither the Company nor any of the Company Subsidiaries has done any of the following:

(a) amended its certificate of incorporation, bylaws or other organizational or governing documents;

(b) declared, set aside, or paid of any dividend or other distribution (whether payable in cash, stock or other property or any combination thereof) in respect of any capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests in the Company or any Company Subsidiary (other than dividends or other distributions by any Company Subsidiary to its parent) or any repurchase for value by the Company of any capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests in the Company or any Company Subsidiary;

(c) incurred indebtedness for borrowed money or guaranteed such Indebtedness for another Person, or issued or sold debt securities, warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, other than draws on existing revolving credit facilities in the ordinary course;

(d) acquired, sold, leased, transferred, assigned or otherwise disposed of any assets, rights or securities outside the ordinary course of business in excess of $5,000,000 in any single transaction or series of related transactions;

(e) made any investment in or contribution, advance or loan to any Person (other than (i) intracompany transactions or (ii) investments, contributions or advances (or commitments with respect thereto) less than $5,000,000 in the aggregate);

(f) made any material change in any of the accounting principles followed by the Company or any Company Subsidiary, except for any such change required by a change in GAAP or Law;

(g) materially increased benefits or benefit plan costs or materially changed bonus, insurance, pension, compensation or other benefit plans or arrangements or granted any material bonus or material increase in wages, salary or other compensation or made any other material change in employment terms to any officers, directors or employees of the Company or any Company Subsidiary, other than, in each case, in the ordinary course of business consistent with past practice, as required by applicable Law, or pursuant to the terms of an existing agreement or plan that has been disclosed in the Company Disclosure Letter;

(h) suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect; or

(i) agreed, whether in writing or otherwise, to do any of the foregoing.

Section 4.9  Employee Benefit Plans.

(a) Section 4.9(a) of the Company Disclosure Letter sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former employee (or to any dependent or beneficiary thereof of the Company), other than individual employment, severance, change in control or similar contracts or agreements, which are maintained, sponsored or contributed to by the Company, any Company Subsidiary, or any Company ERISA Affiliates, or under which the Company or any Company Subsidiary has any material obligation or liability, including all material incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Company Benefit Plan”).

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(c) (i) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s knowledge, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (ii) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company;

and (iii) no suit, administrative proceeding, action or other litigation has been brought or, to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(d) Each Company Benefit Plan and any other agreement, plan or arrangement that is or is intended to be a “nonqualified deferred compensation” arrangement under Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”), is in and has been operated in compliance with Section 409A, and no service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due as a result of violation of Section 409A.

(e) (i) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA); and (ii) no Company Benefit Plan is subject to Title IV of ERISA. Neither the Company, any Company Subsidiary nor any of their Company ERISA Affiliates has incurred (A) a partial or complete withdrawal from a multiemployer plan (within the meaning of Section 3(37) of ERISA) or (B) any withdrawal liability with respect to a multiemployer plan. Neither the Company nor any Company Subsidiary has any material liability under Title IV of ERISA, and no condition exists that presents a material risk to the Company or any Company Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.

(f) Except as set forth in Section 4.9(f) of the Company Disclosure Letter, no amount could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) under any Company Benefit Plan could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) Except as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits. The Company and each Company Subsidiary are in material compliance with the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state Law.

Section 4.10  Labor and Other Employment Matters.

(a) The Company and each Company Subsidiary is in material compliance with all applicable material Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened work stoppage, slowdown or labor strike against the Company or any Company Subsidiary.

(b) Except for the Company Benefit Plans, there are no: (i) severance or employment agreements with officers of the Company who are at or senior to, the level of “Vice President”; (ii) severance programs of the Company or any Company Subsidiary with or relating to its employees; or (iii) plans, programs or other agreements of the Company or any Company Subsidiary with or relating to its directors, officers or employees which contain change in control provisions that could reasonably be expected to trigger payments to such individuals as a result of the transactions contemplated by this Agreement.

Section 4.11  Material Contracts.

(a) Except for contracts set forth in the “Exhibit Index” of any Company SEC Report, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or expressly bound by any contract or agreement:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), other than Company Benefit Plans;

(ii) with respect to any joint venture or partnership arrangements;

(iii) pursuant to which Indebtedness for borrowed money of the Company or any Company Subsidiary is outstanding or may be incurred, other than any contract between or among the Company and/or wholly owned Company Subsidiaries;

(iv) relating to a guarantee by the Company or any Company Subsidiary of Indebtedness of any Person other than the Company or any Company Subsidiary;

(v) relating to any pending or, if continuing material obligations on the part of the Company or any Company Subsidiary exist, completed acquisition or disposition by the Company or any Company Subsidiary of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business;

(vi) relating to any lease, license, permit, franchise or other contract concerning or relating to real property, or any lease of personal property, in each case with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $1,000,000 per annum or $5,000,000 in the aggregate;

(vii) relating to any employment, consulting, agency, collective bargaining or other similar contract, agreement, instrument or arrangement relating to or for the benefit of current, future or former employees, officers, directors or consultants, with respect to which the aggregate amount that could reasonably be expected to be paid thereunder in the future exceeds $500,000 per annum, other than Company Benefit Plans set forth on Section 4.9(a) of the Company Disclosure Letter;

(viii) relating to any license, licensing arrangement or other contract providing in whole or in part for the use of, or limiting the use of, any material Intellectual Property right or providing the exclusive right to use any material Intellectual Property right, other than contracts for commercially available, off-the-shelf software that has been purchased or licensed from a third party in the form of a “shrink-wrap,” “click-through” or other standard form license agreement, that is generally available to the public;

(ix) relating to any order or other contract obligating the Company or the Company Subsidiaries for more than one year and has total projected revenue to or payments by the Company and the Company Subsidiaries in excess of $10,000,000 per annum;

(x) relating to any contract, agreement or arrangement with respect to the representation of the Company or any Company Subsidiary in one or more foreign countries other than any contracts, agreements or arrangements with employees of the Company or any Company Subsidiary; or

(xi) which contains any covenant materially limiting the ability of the Company or any Company Subsidiary to engage in any of its principal lines of business, or to compete with any Person or operate at any geographic location with respect to any of its principal lines of business, in each case that could, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Each contract of the type described in this Section 4.11(a) is referred to herein as a ‘‘Company Material Contract.  ”

(b) Except as has not and would not reasonably be expected to have a material and adverse effect on the Company and without regard to any noncompetition or nonsolicitation provision or agreement contained in any Company Material Contract, each Company Material Contract is legally valid and binding on the Company and each Company Subsidiary party thereto, and is full force and effect, and none of the Company, any Company Subsidiary or, to the Company’s knowledge, any other party thereto is in default or breach under the terms of any such Company Material Contract. The Company has made available to Parent true and complete copies of all Company Material Contracts.

Section 4.12  Litigation.  Except as disclosed in the Company SEC Reports, as of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is there any investigation pending, in each case, against the Company or any Company Subsidiary which could reasonably be expected to constitute a Company Material

Adverse Effect. None of the Company or any Company Subsidiary is subject to any outstanding judgment, order, writ, stipulation, injunction or decree (“Order”) which does or could reasonably be expected to constitute a Company Material Adverse Effect.

Section 4.13  Environmental Matters.

(a) Each of the Company and each Company Subsidiary is in material compliance with all applicable Environmental Laws, holds or has applied for all Environmental Permits necessary to conduct its current operations and is in material compliance with its respective Environmental Permits.

(b) From January 1, 2009 until the date of this Agreement, neither the Company nor any Company Subsidiary has received any written claim or notice of violation from any Governmental Authority or third party alleging that the Company or any Company Subsidiary is in material violation of, or liable in any material respect under, any Environmental Law, nor is either the Company or any Company Subsidiary aware of any information which might form the basis for any such claim or notice.

(c) From January 1, 2009 until the date of this Agreement, neither the Company, any of the Company Subsidiaries nor, to the knowledge of the Company, any other Person has filed any notice under any federal, state or local Law indicating that: (i) the Company or any Company Subsidiary is responsible for any improper release into the environment, or the improper storage or disposal, of any Hazardous Substance; or (ii) any Hazardous Substance is or has been improperly stored or disposed of upon any property owned, leased or operated or formerly owned, leased or operated by the Company or any Company Subsidiary.

(d) As of the date of this Agreement, neither the Company nor any Company Subsidiary has any material contingent liability in connection with the release into the environment or the storage or disposal of any Hazardous Substance: (i) relating to or in connection with the operation of the business or any of the assets of the Company or any Company Subsidiary; or (ii) on any property owned, leased or operated or formerly owned, leased or operated by the Company or any Company Subsidiary.

(e) To the knowledge of the Company, no property now or previously owned, leased or operated by the Company or any Company Subsidiary is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as a site requiring investigation or cleanup.

(f) There are no sites, locations or operations at which the Company or any Company Subsidiary is currently undertaking, or since January 1, 2009 has completed, any material removal, remedial or response action relating to any disposal or release, as required by Environmental Laws.

(g) From January 1, 2009 until the date of this Agreement, neither the Company nor any Company Subsidiary is transporting, has transported, is arranging for the transportation of or has arranged for the transportation of any Hazardous Substance to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that could reasonably be expected to lead to material claims against the Company or any Company Subsidiary for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA.

(h) Neither the Company nor any Company Subsidiary owns or operates, or since January 1, 2009 has owned or operated, any underground storage tank, treatment, storage or disposal facility under RCRA, or any solid waste disposal facility.

(i) As of the date of this Agreement: (i) neither the Company nor any Company Subsidiary has entered into or agreed to any Order or, to the knowledge of the Company, is subject to any material Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances; and (ii) to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto.

Section 4.14  Intellectual Property.  The Company and the Company Subsidiaries own or possess adequate licenses or other valid rights to use all Intellectual Property necessary to carry on the Company’s and the Company Subsidiaries’ businesses as now operated by them in all material respects. To the knowledge of the Company, there is no (and neither the Company nor any Company Subsidiary has received notice of any) material infringement of or material conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to carry on the Company’s or any Company Subsidiary’s business as now operated by it in all material respects.

Section 4.15  Assets and Properties.  Each of the Company and the Company Subsidiaries has fee simple title to all of its material owned real property and has a valid leasehold interest in all of its material leased real property (including all rights and privileges pertaining or relating thereto), in each case, assuming the timely discharge of all obligations owing under or related to such owned real property and leased real property, free and clear of any and all Liens, except for Permitted Company Liens. Each of the Company and each of the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all material personal property used in its business free and clear of any and all Liens, except for Permitted Company Liens.

Section 4.16  Taxes.

(a) Each of the Company and each Company Subsidiary has timely filed or caused to be timely filed with the appropriate Taxing Authority all material Tax Returns that it was required to file under applicable Law, taking into account any properly obtained extensions of time within which to file such Tax Returns. All such Tax Returns were complete and correct in all material respects. The Company and the Company Subsidiaries have paid all material Taxes due or claimed to be due, except for Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of the Company. The charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected in the consolidated statements of financial position of the Company set forth in the most recent Company SEC Report are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof. No claim has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction in respect of material Taxes that would be covered by or be the subject of such Tax Return.

(b) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency known to the Company, nor has any request been made in writing for any such extension or waiver.

(c) There are no material encumbrances for Taxes (other than Permitted Company Liens) upon any of the assets of the Company or any Company Subsidiary.

(d) No material deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed by any Taxing Authority. There are no pending (or, to the Company’s knowledge, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary. No potential liabilities relating to Taxes of the Company or any Company Subsidiary were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in a material additional liability for Taxes in a later taxable period.

(e) The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(f) Neither the Company nor any Company Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the ordinary course of business with vendors, customers and landlords.

(g) Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) for federal, state, local or foreign Tax purposes. Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under

Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) In the past five years, neither the Company nor any Company Subsidiary (nor any of their predecessors by merger or consolidation) has been a party to any transaction intended to qualify under Section 355 of the Code.

(i) Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) Neither the Company nor any Company Subsidiary has taken any action, nor has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.17  Insurance.  The Company and the Company Subsidiaries maintain insurance in such amounts and covering such losses and risks as, in the Company’s reasonable determination, is adequate to protect the Company and the Company Subsidiaries and their respective businesses and is customary for companies engaged in similar businesses in similar industries. All material insurance policies of the Company and the Company Subsidiaries: (a) are in full force and effect; and (b) neither the Company nor any Company Subsidiary is in material breach of or default under any such insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any such insurance policies. Promptly following request by Parent, the Company will make available to Parent copies of all material insurance policies maintained by the Company and the Company Subsidiaries, including fire and casualty, general liability, workers’ compensation and employer liability, pollution liability, directors and officers and other liability policies.

Section 4.18  Affiliate Transactions.  There are no material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than Company Stock Plans), whether or not entered into in the ordinary course of business, to or by which the Company or any Company Subsidiary, on the one hand, and any of their respective affiliates (other than the Company or any Company Subsidiary), on the other hand, are or have been a party or otherwise bound or affected, and that: (a) are currently pending, in effect or have been in effect at any time since January 1, 2009; and (b) involve continuing liabilities and obligations that have been, are or will be material to the Company and the Company Subsidiaries taken as a whole, and in each case that is of the type that would be required to be, but has not otherwise been, disclosed in the Company SEC Reports under Item 404 of Regulation S-K under the Securities Act.

Section 4.19  Brokers.  Except for Credit Suisse (the “Company Financial Advisor”), whose fees in connection with the Merger are set forth on Section 4.19 of the Company Disclosure Letter, no agent, broker, finder or investment banker is or will be entitled to any advisory, brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. Promptly upon the request of Parent, for informational purposes only, the Company will furnish to Parent a true and complete copy of the Company’s agreement with the Company Financial Advisor pursuant to which it is entitled to a fee in connection with the Merger.

Section 4.20  No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s consolidated audited balance sheet as of December 31, 2010 (or the notes thereto) as included in the Company’s SEC Reports and (b) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or agreement (including any contract, agreement or other arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of

Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or agreement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s published financial statements or the Company’s SEC Reports.

Section 4.21  Customers and Suppliers.  Since January 1, 2011 to the date hereof: (a) no material customer or supplier of the Company or any Company Subsidiary has cancelled or otherwise terminated its relationship with the Company or any Company Subsidiary; (b) no material customer or supplier of the Company or any Company Subsidiary has threatened in writing to cancel or otherwise terminate its relationship with the Company or any Company Subsidiary or its usage of the services of the Company or any of the Company Subsidiaries; and (c) neither the Company nor any Company Subsidiary has a direct or indirect ownership interest that is material to the Company or any Company Subsidiary taken as a whole in any customer or supplier of the Company or any Company Subsidiary.

Section 4.22  Certain Business Practices.

(a) To the knowledge of the Company, neither the Company nor any Company Subsidiary has, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Authority of any jurisdiction; or (ii) made any contribution to any candidate for public office, in either case, where either the payment of the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Effective Time applicable to the Company and the Company Subsidiaries and their respective businesses. The Company has instituted and maintained policies and procedures designed to ensure continued compliance with such Laws.

(b) To the knowledge of the Company, none of the Company, any Company Subsidiary or any affiliate of the Company or any Company Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, the Company Subsidiaries and, to the knowledge of the Company, its and their affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c) The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Company Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(d) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any Representatives or affiliates of the Company or any Company Subsidiary is in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.23  Takeover Laws.  Subject to the accuracy of Section 5.25, the Board of the Company has taken all action necessary to exempt under and not make subject to any state takeover Law or state Law that limits or restricts business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement; (b) the Merger; and (c) the other transactions contemplated by this Agreement and the Merger. None of the Company or its respective “affiliates” or “associates” or, to the knowledge of the Company, any of its stockholders is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to Parent. None of the restrictions on business combinations contained in Section 203 of the DGCL with respect to the Company are applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 4.24  Board Recommendation: Company Action; Requisite Vote of the Company’s Stockholders.

(a) The Board of the Company has, by resolutions duly adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way, unanimously: (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable, fair to, and in the best interests of the Company and its stockholders; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) directed that this Agreement be submitted for consideration by the stockholders of the Company and resolved to recommend that the stockholders of the Company adopt this Agreement; provided, that any change in or modification or rescission of such recommendation by the Board of the Company in accordance with Section 7.12 shall not be a breach of the representation in subsection (iii). The Board of the Company has received from the Company Financial Advisor an opinion, a written copy of which will be provided, solely for informational purposes, to Parent promptly following the execution of this Agreement, to the effect that, as of the date of the opinion and subject to certain assumptions, qualifications and limitations, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its affiliates) in the Merger is fair to such holders from a financial point of view.

(b) The affirmative vote of the holders of the majority of the outstanding shares of Company Common Stock (the “Required Company Vote”) is the only vote required of the holders of any class or series of Company capital stock that shall be necessary to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby.

Section 4.25  Information Supplied.  None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in: (a) Parent’s registration statement to be filed with the SEC regarding the Parent Company Shares to be issued in the Merger (the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act; and (b) the joint proxy statement relating to the meeting of the Company’s stockholders and Parent’s stockholders to be held in connection with the Merger (the “Proxy/Prospectus”), if any, will, at the date the Proxy/Prospectus is mailed to stockholders of the Company or at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Proxy/Prospectus supplied by the Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information regarding Parent or Merger Sub incorporated by reference in the Proxy/Prospectus or supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy/Prospectus.

Section 4.26  Disclaimer of Other Representations and Warranties.  The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 5 of this Agreement, (a) neither Parent nor Merger Sub makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent, Merger Sub or their businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in Article 5 of this Agreement. The Company has no knowledge of the existence or nonexistence or occurrence or nonoccurrence of any event, condition or circumstance the existence, nonexistence, occurrence or nonoccurrence of which would cause any representation or warranty of Parent or Merger Sub contained in this Agreement to be untrue or inaccurate in any material respect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in: (a) the disclosure letter delivered by Parent and Merger Sub to the Company at the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each schedule of which corresponds to a numbered and/or lettered section of this Agreement and of which disclosure made in any section of the Parent Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and all other sections of the Parent Disclosure Letter to the extent that it is reasonably apparent that such disclosure is responsive or applicable); or (b) the Parent SEC Reports filed with the SEC between January 1, 2010 and the date of this Agreement (including information set forth in any exhibit thereto, but excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than any historical facts included therein, the “Specified Parent SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Disclosure is responsive to the matters set forth in this Article 5, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1  Organization and Qualification; Subsidiaries.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the subsidiaries of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) has been duly organized, and is validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Parent Subsidiary to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, each Parent Subsidiary and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent, each Parent Subsidiary and Merger Sub is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Section 5.1 of the Parent Disclosure Letter sets forth a true and complete list of the Parent Subsidiaries.

Section 5.2  Certificate of Incorporation and Bylaws.  Copies of (a) Parent’s Certificate of Incorporation (the “Parent Certificate of Incorporation”) and Parent’s Amended and Restated Bylaws (the “Parent Bylaws”), and (b) copies of Merger Sub’s Certificate of Incorporation (the “Merger Sub Certificate of Incorporation”) and Bylaws (the “Merger Sub Bylaws”), which were previously furnished or made available to the Company, are complete and correct. Parent has made available to Company a complete and correct copy of the charter and bylaws (or equivalent organizational or governing documents), and all amendments thereto, of each Parent Subsidiary. Neither Parent nor any material Parent Subsidiary is in violation of its organizational or governing documents.

Section 5.3  Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 125,000,000 shares of Parent Common Stock, and 5,000,000 shares of Parent Preferred Stock.

(b) As of September 30, 2011: (i) 79,854,301 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 3,903,492 shares of Parent Common Stock were reserved for issuance under the Parent Benefit Plans, (iv) 168,279 shares of Parent Common Stock are issuable pursuant to outstanding restricted stock awards, (v) 4,138,446 shares of Parent Common Stock are issuable pursuant to outstanding stock options, and (vi) 961,654 shares of Parent Common Stock are issuable pursuant to performance share awards.

(c) As of September 30, 2011, and except as set forth on Section 5.3(c) of the Parent Disclosure Letter, there are (i) no options, warrants or other rights (including without limitation, appreciation rights, restricted shares, restricted share units, phantom shares phantom share units, performance shares, performance share units, deferred shares and deferred share units) to acquire capital stock or other Equity Interests of Parent, or securities convertible into or exchangeable for capital stock or other Equity Interests of Parent and (ii) no shares of capital stock or voting securities of, or other Equity Interests in, Parent that are issued, reserved for issuance or outstanding. Since July 1, 2011, and through the date of this Agreement, Parent has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests of Parent, other than through option exercises.

(d) There are no outstanding contractual obligations of Parent or any Parent Subsidiary: (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (iv) requiring the registration for sale of; or (v) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent or any Parent Subsidiary. Each outstanding share of capital stock or unit of Equity Interest of each Parent Subsidiary was validly issued, and is fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent or another Parent Subsidiary free and clear of all Liens, in each case, other than Permitted Parent Liens.

Section 5.4  Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Required Parent Vote, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no votes of the stockholders of Parent are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby, except the Required Parent Vote, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a legally valid and binding obligation of the Company, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law.

Section 5.5  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub will not: (i) assuming approval of this Agreement by the Required Parent Vote, conflict with or violate any provision of the Parent Certificate of Incorporation, the Parent Bylaws, Merger Sub Certificate of Incorporation, or Merger Sub Bylaws; (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained prior to the Effective Time and all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent or Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound; or (iii) require any consent or approval under, result in any breach of, or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien (except for Permitted Parent Liens) on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit or other legally binding obligation to which Parent, Merger Sub or any Parent Subsidiary is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults, rights of termination, acceleration or cancellation, Lien creation or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require Parent or Merger Sub to obtain any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except: (i) as may be required under the Securities Act or the Exchange Act, any applicable state securities, takeover or “blue sky” Laws, the rules and regulations of the NYSE, the HSR Act or any other Antitrust Laws or other regulatory Laws, and the filing of the Certificate of Merger as required by the DGCL; and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay or impede the performance by Parent or Merger Sub of any material obligations under this Agreement or (B) individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6  Permits; Compliance with Law.

(a) Except for employee benefit plans, labor and other employment matters (which are the subjects solely of Section 5.9 and Section 5.10, respectively), for environmental matters (which are the subject solely of Section 5.13) and for Tax matters (which are the subject solely of Section 5.16), each of Parent and each Parent Subsidiary is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for Parent and each Parent Subsidiary to own, lease and operate its properties or to carry on its business substantially as it is being conducted as of the date of this Agreement (the “Parent Permits”), and all such Parent Permits are, in all material respects, valid and in full force and effect.

(b) Neither Parent nor any Parent Subsidiary is, in any material respect, in conflict with, or in default or violation of (except for Laws or Parent Permits with respect to matters that are the subject of Sections 5.9, 5.10, 5.13 and 5.16, which matters are the subject solely of such respective sections), any material Parent Permits or any Law applicable to Parent or any Parent Subsidiary or by which any material property or asset of Parent or any Parent Subsidiary is bound.

Section 5.7  SEC Reports; Financial Statements and Internal Controls.

(a) Since January 1, 2009, Parent has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Parent SEC Reports”) required to be filed by Parent with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, Parent SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to Parent SEC Reports, and none of Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, except for any current reports on Form 8-K required to be filed with respect to this Agreement, the Merger and the transactions contemplated hereby, no event has occurred with respect to Parent or any Parent Subsidiary which Parent is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by Parent by the filing of a current report on Form 8-K on or prior to the date of this Agreement. None of Parent Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated statements of financial position and the related consolidated statements of operations, consolidated statements of stockholders’ equity and other comprehensive income, and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of Parent (collectively, the “Parent Financial Statements”) contained in Parent SEC Reports have been prepared from the books and records of Parent and Parent Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Parent and Parent Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

(c) Other than any matters that do not remain the subject of any open or outstanding inquiry, Parent has not received written notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority. Since January 1, 2009, Parent’s independent public accounting firm has not informed Parent that it has any material questions, challenges or disagreements regarding or pertaining to Parent’s accounting policies or practices which are unresolved as of the date of this Agreement. Since January 1, 2009, no current officer or director of Parent has received, or is entitled to receive, any material compensation from any entity other than Parent or a Parent Subsidiary that has engaged in or is engaging in any material transaction with Parent or any Parent Subsidiary.

(d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in Parent SEC Reports, the principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct as of the date such certifications were made. Other than any matters that do not remain the subject of any open or outstanding inquiry, neither Parent nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness or form of such certificates. Neither Parent nor any Parent Subsidiary has outstanding, nor has arranged or modified since the enactment of the Sarbanes-Oxley Act, any “extensions of credit” to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any Parent Subsidiary. As used in this Section 5.7(d), “principal executive officer,” “principal financial officer” and “extensions of credit” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) Parent has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to Parent and Parent Subsidiaries required to be disclosed in Parent’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Since January 1, 2010, Parent has not disclosed, nor does Parent have knowledge of any facts that would require it to disclose, based on its knowledge and most recent evaluation of such disclosure controls and procedures, to Parent’s auditors or the audit committee of the Board of Parent: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(f) Parent is in compliance in all material respects with (i) all current listing and corporate governance requirements of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 5.8  Absence of Certain Changes or Events.  Since January 1, 2011, except as: (i) disclosed in the Parent SEC Reports filed after such date but before the date of this Agreement; or (ii) contemplated by, or as disclosed pursuant to, this Agreement, there has not been any Parent Material Adverse Effect. From January 1, 2011 through the date of this Agreement, except as: (i) disclosed in the Parent SEC Reports filed after such date; or (ii) contemplated by, or as disclosed pursuant to, this Agreement, Parent and Parent Subsidiaries have, in all material respects, conducted their businesses substantially in the ordinary course consistent with past practice, and neither Parent nor any of the Parent Subsidiaries has done any of the following:

(a) amended its certificate of incorporation, bylaws or other organizational or governing documents;

(b) declared, set aside, or paid of any dividend or other distribution (whether payable in cash, stock or other property or any combination thereof) in respect of any capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests in Parent or any Parent Subsidiary (other than dividends or other distributions by any Parent Subsidiary to its parent) or any repurchase for value by Parent of any capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests in Parent or any Parent Subsidiary;

(c) incurred material Indebtedness for borrowed money or guaranteed such Indebtedness for another Person, or issued or sold debt securities, warrants or other rights to acquire any debt securities of Parent or any Parent Subsidiary, other than draws on existing revolving credit facilities in the ordinary course;

(d) acquired sold, leased, transferred, assigned or otherwise disposed of any assets, rights or securities outside the ordinary course of business in excess of $5,000,000 in any single transaction or series of related transactions;

(e) made any investment in or contribution, advance or loan to any Person (other than (i) intracompany transactions or (ii) investments, contributions or advances (or commitments with respect thereto) less than $5,000,000 in the aggregate);

(f) made any material change in any of the accounting principles followed by Parent or any Parent Subsidiary, except for any such change required by a change in GAAP or Law;

(g) materially increased benefits or benefit plan costs or materially changed bonus, insurance, pension, compensation or other benefit plans or arrangements or granted any material bonus or material increase in wages, salary or other compensation or made any other material change in employment terms to any officers, directors or employees of Parent or any Parent Subsidiary, other than, in each case, in the ordinary course of business consistent with past practice, as required by applicable Law, or pursuant to the terms of an existing agreement or plan that has been disclosed in the Parent Disclosure Letter;

(h) suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships which, individually or in the aggregate, would reasonably be expected to result in a Parent Material Adverse Effect; or

(i) agreed, whether in writing or otherwise, to do any of the foregoing.

Section 5.9  Employee Benefit Plans.

(a) Section 5.9(a) of the Parent Disclosure Letter sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former employee (or to any dependent or beneficiary thereof of Parent, other than individual employment, severance, change in control or similar contracts or agreements), which are maintained, sponsored or contributed to by Parent, any Parent Subsidiary or any Parent ERISA Affiliates, or under which Parent or any Parent Subsidiary has any material obligation or liability, including all material incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Parent Benefit Plan”).

(b) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(c) (i) Each Parent Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to Parent’s knowledge, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan; (ii) to Parent’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Parent Benefit Plan that could result in material liability to Parent; and (iii) no suit, administrative proceeding, action or other litigation has been brought or, to the knowledge of Parent, is threatened against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(d) Each Parent Benefit Plan and any other agreement, plan or arrangement that is or is intended to be a “nonqualified deferred compensation” arrangement under Section 409A is in and has been operated in compliance with Section 409A, and no service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due as a result of violation of Section 409A.

(e) (i) No Parent Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA); and (ii) no Parent Benefit Plan is subject to Title IV of ERISA. Neither Parent, any Parent Subsidiary nor any of their Parent ERISA Affiliates has incurred (A) a partial or complete withdrawal from a multiemployer plan (within the meaning of Section 3(37) of ERISA) or (B) any withdrawal liability with respect to a multiemployer plan. Neither Parent nor any Parent Subsidiary has any material liability under Title IV of ERISA, and no condition exists that presents a material risk to Parent or any Parent Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.

(f) No amount could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of Parent who is a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) under any Parent Benefit Plan could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) Except as required by Law, no Parent Benefit Plan provides any post-employment medical or life insurance benefits. Parent and each Parent Subsidiary are in material compliance with the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state Law.

Section 5.10  Labor and Other Employment Matters.

(a) Parent and each Parent Subsidiary is in material compliance with all applicable material Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. As of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to a collective bargaining agreement. As of the date of this Agreement, there is no pending or, to the knowledge of Parent, threatened work stoppage, slowdown or labor strike against Parent or any Parent Subsidiary.

(b) Except for the Parent Benefit Plans, there are no: (i) severance or employment agreements with employees of Parent who are at or senior to, the level of “Vice President”; (ii) severance programs of Parent or any Parent Subsidiary with or relating to its employees; or (iii) plans, programs or other agreements of Parent or any Parent Subsidiary with or relating to its directors, officers or employees which contain change in control provisions that could reasonably be expected to trigger payments to such individuals as a result of the transactions contemplated by this Agreement.

Section 5.11  Material Contracts.

(a) Except for contracts set forth in the “Exhibit Index” of any Parent SEC Report, as of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to or expressly bound by any contract or agreement:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), other than Parent Benefit Plans;

(ii) with respect to any joint venture or partnership arrangements;

(iii) pursuant to which any indebtedness for borrowed money of Parent or any Parent Subsidiary is outstanding or may be incurred, other than any contract between or among Parent and/or wholly owned Parent Subsidiaries;

(iv) relating to a guarantee by Parent or any Parent Subsidiary of Indebtedness of any Person other than Parent or any Parent Subsidiary;

(v) relating to any pending or, if continuing material obligations on the part of Parent or any Parent Subsidiary exist, completed acquisition or disposition by Parent or any Parent Subsidiary of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business;

(vi) relating to any lease, license, permit, franchise or other contract concerning or relating to real property, or any lease of personal property, in each case with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $1,000,000 per annum or $5,000,000 in the aggregate;

(vii) relating to any employment, consulting, agency, collective bargaining or other similar contract, agreement, instrument or arrangement relating to or for the benefit of current, future or former employees, officers, directors or consultants, with respect to which the aggregate amount that could reasonably be expected to be paid thereunder in the future exceeds $500,000 per annum, other than Parent Benefit Plans set forth on Section 5.9(a) of the Parent Disclosure Letter;

(viii) relating to any license, licensing arrangement or other contract providing in whole or in part for the use of, or limiting the use of, any material Intellectual Property right or providing the exclusive right to use any material Intellectual Property right, other than contracts for commercially available, off-the-shelf software that has been purchased or licensed from a third party in the form of a “shrink-wrap,” “click-through” or other standard form license agreement, that is generally available to the public;

(ix) relating to any order or other contract obligating Parent or the Parent Subsidiaries for more than one year and has total projected revenue to or payments by Parent and the Parent Subsidiaries in excess of $10,000,000 per annum;

(x) relating to any contract, agreement or arrangement with respect to the representation of Parent or any Parent Subsidiary in one or more foreign countries other than any contracts, agreements or arrangements with employees of Parent or any Parent Subsidiary; or

(xi) which contains any covenant materially limiting the ability of Parent or any Parent Subsidiary to engage in any of its principal lines of business, or to compete with any Person or operate at any geographic location with respect to any of its principal lines of business, in each case that could, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

Each contract of the type described in this Section 5.11 is referred to herein as a ‘‘Parent Material Contract.”

(b) Except as has not and would not reasonably be expected to have a material and adverse effect on Parent and without regard to any noncompetition or nonsolicitation provision or agreement contained in any Parent Material Contract, each Parent Material Contract is legally valid and binding on Parent and each Parent

Subsidiary party thereto, and is full force and effect, and none of Parent, any Parent Subsidiary or, to Parent’s knowledge, any other party thereto is in default or breach under the terms of any such Parent Material Contract. Parent has made available to the Company true and complete copies of all Parent Material Contracts.

Section 5.12  Litigation.  Except as disclosed in the Parent SEC Reports, as of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, is there any investigation pending, in each case, against Parent or any Parent Subsidiary which could reasonably be expected to constitute a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary is subject to any outstanding Order which does or could reasonably be expected to constitute a Parent Material Adverse Effect.

Section 5.13  Environmental Matters.

(a) Each of Parent and each Parent Subsidiary is in material compliance with all applicable Environmental Laws, holds or has applied for all Environmental Permits necessary to conduct its current operations and is in material compliance with its respective Environmental Permits.

(b) From January 1, 2009 until the date of this Agreement, neither Parent nor any Parent Subsidiary has received any written claim or notice of violation from any Governmental Authority or third party alleging that Parent or any Parent Subsidiary is in material violation of, or liable in any material respect under, any Environmental Law, nor is either Parent nor any Parent Subsidiary aware of any information which might form the basis for any such claim or notice.

(c) From January 1, 2009 until the date of this Agreement, neither Parent, any of Parent Subsidiaries nor, to the knowledge of Parent, any other Person has filed any notice under any federal, state or local Law indicating that: (i) Parent or any Parent Subsidiary is responsible for any improper release into the environment, or the improper storage or disposal, of any Hazardous Substance; or (ii) any Hazardous Substance is or has been improperly stored or disposed of upon any property owned, leased or operated or formerly owned, leased or operated by Parent or any Parent Subsidiary.

(d) As of the date of this Agreement, neither Parent nor any Parent Subsidiary has any material contingent liability in connection with the release into the environment or the storage or disposal of any Hazardous Substance: (i) relating to or in connection with the operation of the business or any of the assets of Parent or any Parent Subsidiary; or (ii) on any property owned, leased or operated or formerly owned, leased or operated by Parent or any Parent Subsidiary.

(e) To the knowledge of Parent, no property now or previously owned, leased or operated by Parent or any Parent Subsidiary is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as a site requiring investigation or cleanup.

(f) There are no sites, locations or operations at which Parent or any Parent Subsidiary is currently undertaking, or since January 1, 2009 has completed, any material removal, remedial or response action relating to any disposal or release, as required by Environmental Laws.

(g) From January 1, 2009 until the date of this Agreement, neither Parent nor any Parent Subsidiary is transporting, has transported, is arranging for the transportation of or has arranged for the transportation of any Hazardous Substance to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that could reasonably be expected to lead to material claims against Parent or any Parent Subsidiary for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA.

(h) Neither Parent nor any Parent Subsidiary owns or operates, or since January 1, 2009 has owned or operated, any underground storage tank, treatment, storage or disposal facility under RCRA, or any solid waste disposal facility.

(i) As of the date of this Agreement: (i) neither Parent nor any Parent Subsidiary has entered into or agreed to any Order or, to the knowledge of Parent, is subject to any material Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and (ii) to the knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened with respect thereto.

Section 5.14  Intellectual Property.  Parent and the Parent Subsidiaries own or possess adequate licenses or other valid rights to use all Intellectual Property necessary to carry on Parent’s and the Parent Subsidiaries’ businesses as now operated by them in all material respects. To the knowledge of Parent, there is no (and neither Parent nor any Parent Subsidiary has received notice of any) material infringement of or material conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to carry on Parent’s or any Parent Subsidiary’s business as now operated by it in all material respects.

Section 5.15  Assets and Properties.  Each of Parent and the Parent Subsidiaries has fee simple title to all of its material owned real property and has a valid leasehold interest in all of its material leased real property (including all rights and privileges pertaining or relating thereto), in each case, assuming the timely discharge of all obligations owing under or related to such owned real property and leased real property, free and clear of any and all Liens, except for Permitted Parent Liens. Each of Parent and each of the Parent Subsidiaries has title to, or a valid leasehold interest in, as applicable, all material personal property used in its business free and clear of any and all Liens, except for Permitted Parent Liens.

Section 5.16  Taxes.

(a) Each of Parent and each Parent Subsidiary has timely filed or caused to be timely filed with the appropriate Taxing Authority all material Tax Returns that it was required to file under applicable Law, taking into account any properly obtained extensions of time within which to file such Tax Returns. All such Tax Returns were complete and correct in all material respects. Parent and the Parent Subsidiaries have paid all material Taxes due or claimed to be due, except for Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Parent. The charges, accruals and reserves for Taxes with respect to Parent and the Parent Subsidiaries reflected in the consolidated statements of financial position of Parent set forth in the most recent Parent SEC Report are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof. No claim has ever been made by an authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction in respect of material Taxes that would be covered by or be the subject of such Tax Return.

(b) Neither Parent nor any Parent Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency known to Parent, nor has any request been made in writing for any such extension or waiver.

(c) There are no material encumbrances for Taxes (other than Permitted Company Liens) upon any of the assets of Parent or any Parent Subsidiary.

(d) No material deficiencies for Taxes with respect to Parent or any Parent Subsidiary have been claimed, proposed or assessed by any Taxing Authority. There are no pending (or, to Parent’s knowledge, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Parent or any Parent Subsidiary. No potential liabilities relating to Taxes of Parent or any Parent Subsidiary were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in a material additional liability for Taxes in a later taxable period.

(e) Parent and each Parent Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(f) Neither Parent nor any Parent Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the ordinary course of business with vendors, customers and landlords or agreements exclusively between or among Parent, on the one hand, and any one or more Parent Subsidiaries, on the other hand.

(g) Neither Parent nor any Parent Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Parent) for federal, state, local or foreign Tax purposes. Neither Parent nor any Parent Subsidiary has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) In the past five years, neither Parent nor any Parent Subsidiary (nor any of their predecessors by merger or consolidation) has been a party to any transaction intended to qualify under Section 355 of the Code.

(i) Neither Parent nor any Parent Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) Neither Parent nor any Parent Subsidiary (including Merger Sub) has taken any action, nor has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.17  Insurance.  Parent and the Parent Subsidiaries maintain insurance in such amounts and covering such losses and risks as, in Parent’s reasonable determination, is adequate to protect Parent and the Parent Subsidiaries and their respective businesses and is customary for companies engaged in similar businesses in similar industries. All material insurance policies of Parent and the Parent Subsidiaries: (a) are in full force and effect; and (b) neither Parent nor any Parent Subsidiary is in material breach of or default under any such insurance policies, and neither Parent nor any Parent Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any such insurance policies. Promptly following request by the Company, Parent will make available to the Company copies of all material insurance policies maintained by Parent and the Parent Subsidiaries, including fire and casualty, general liability, workers’ compensation and employer liability, pollution liability, directors and officers and other liability policies.

Section 5.18  Affiliate Transactions.  There are no material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than Parent Stock Plans), whether or not entered into in the ordinary course of business, to or by which Parent or any Parent Subsidiary, on the one hand, and any of their respective affiliates (other than Parent or any Parent Subsidiary), on the other hand, are or have been a party or otherwise bound or affected, and that: (a) are currently pending, in effect or have been in effect at any time since January 1, 2009; and (b) involve continuing liabilities and obligations that have been, are or will be material to Parent and the Parent Subsidiaries taken as a whole, and in each case that is of the type that would be required to be, but has not otherwise been, disclosed in the Parent SEC Reports under Item 404 of Regulation S-K under the Securities Act.

Section 5.19  Ownership of Merger Sub; No Prior Activities.  Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a Parent Subsidiary. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, obligations or liabilities of any nature other than those incident to its incorporation and the transactions contemplated by this Agreement.

Section 5.20  Brokers.  Except for Greenhill & Co., LLC (the “Parent Financial Advisor”), whose fees in connection with the Merger are set forth on Section 5.20 of the Parent Disclosure Letter, no agent, broker, finder or investment banker is or will be entitled to any advisory, brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary. Promptly upon the request of the Company, for informational purposes only, Parent will furnish to the Company a true and complete copy of Parent’s agreements with the Parent Financial Advisor pursuant to which it is entitled to a fee in connection with the Merger.

Section 5.21  No Undisclosed Liabilities.  Except (a) as reflected or reserved against in Parent’s consolidated audited balance sheet as of December 31, 2010 (or the notes thereto) as included in the Parent

SEC Reports and (b) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or agreement (including any contract, agreement or other arrangement relating to any transaction or relationship between or among Parent and any Parent Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or agreement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in Parent’s or such Parent Subsidiary’s published financial statements or the Parent SEC Reports.

Section 5.22  Customers and Suppliers.  Since January 1, 2011 through the date of this Agreement: (a) no material customer or supplier of Parent or any Parent Subsidiary has cancelled or otherwise terminated its relationship with Parent or any Parent Subsidiary; (b) no material customer or supplier of Parent or any Parent Subsidiary has threatened in writing to cancel or otherwise terminate its relationship with Parent or any Parent Subsidiary or its usage of the services of Parent or any of the Parent Subsidiaries; and (c) neither Parent nor any Parent Subsidiary has a direct or indirect ownership interest that is material to Parent or any Parent Subsidiary taken as a whole in any customer or supplier of Parent or any Parent Subsidiary.

Section 5.23  Certain Business Practices.

(a) To the knowledge of Parent, neither Parent nor any Parent Subsidiary has, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Authority of any jurisdiction; or (ii) made any contribution to any candidate for public office, in either case, where either the payment of the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Effective Time applicable to Parent and the Parent Subsidiaries and their respective businesses. Parent has instituted and maintained policies and procedures designed to ensure continued compliance with such Laws.

(b) To the knowledge of Parent, none of Parent, any Parent Subsidiary or any affiliate of Parent or any Parent Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and Parent, the Parent Subsidiaries and, to the knowledge of Parent, its and their affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c) The operations of Parent and the Parent Subsidiaries are and have been conducted at all times in compliance with applicable the Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent or any Parent Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

(d) Neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any Representatives or affiliates of Parent or any Parent Subsidiary is in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 5.24  Sufficient Funds.

(a) The aggregate proceeds contemplated by the Financing (as defined below), together with Parent’s current cash on hand and existing credit facility, will provide Parent with sufficient funds at the Effective Time to consummate the Merger and the transactions contemplated by this Agreement, including the repayment of any Indebtedness of the Company outstanding as of the Effective Time, subject to the Company’s compliance with its obligations set forth in Section 6.1.

(b) Parent has delivered to the Company true and complete copies of executed commitment letters (the “Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject only to the conditions precedent set forth therein (the “Financing Conditions”), to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby (the “Financing”). The Financing Commitments are in full force and effect as of the date of this Agreement and are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing other than the Financing Conditions.

Section 5.25  Takeover Laws.  Subject to the accuracy of Section 4.23, the Board of Parent has taken all action necessary to exempt under and not make subject to any state takeover Law or state Law that limits or restricts business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement; (b) the Merger; and (c) the other transactions contemplated by this Agreement and the Merger. None of Parent or its respective “affiliates” or “associates” or, to the knowledge of Parent, any of its stockholders is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company. None of the restrictions on business combinations contained in Section 203 of the DGCL with respect to Parent are applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 5.26  Board Recommendation: Parent Action; Requisite Vote of Parent’s Stockholders.

(a) The Board of Parent has, by resolutions duly adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way, unanimously: (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable, fair to, and in the best interests of Parent and its stockholders; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby; (iii) approved the issuance of shares of Parent Common Stock to holders of Company Common Stock in connection with the Merger; and (iv) directed that the Parent Proposal be submitted for consideration by the stockholders of Parent and resolved to recommend that the stockholders of Parent approve the Parent Proposal; provided, that any change in or modification or rescission of such recommendation by the Board of Parent shall not be a breach of the representation in subsection (iv). The Board of Parent has received from the Parent Financial Advisor an opinion, a written copy of which will be provided, solely for informational purposes, to the Company promptly following the execution of this Agreement, to the effect that, as of the date of the opinion, and subject to certain assumptions, qualifications and limitations, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair to Parent from a financial point of view.

(b) The affirmative vote of (i) the holders of a majority of the outstanding shares of Parent Common Stock approving the proposal to amend the Parent Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock to 250,000,000 shares of Parent Common Stock (the “Parent Certificate Proposal”) and (ii) the holders of a majority of the votes cast by holders of outstanding shares of Parent Common Stock on the proposal to approve the issuance of Parent Common Stock as provided in this Agreement (the “Parent Issuance Proposal” and, collectively with the Parent Certificate Proposal, the “Parent Proposal”) are the only votes required of the holders of any class or series of Parent capital stock that shall be necessary and to approve the Parent Certificate Proposal and the Parent Issuance Proposal, and are the only vote required of the holders of any class or series of Parent capital stock that shall be necessary to consummate the Merger and the other transactions contemplated hereby (the “Required Parent Vote”).

Section 5.27  Information Supplied.  None of the information supplied or to be supplied by Parent in writing for inclusion or incorporation by reference in: (a) the Proxy/Prospectus to be filed by Company and Parent with the SEC, and any amendments or supplements thereto; or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time that it or any amendment or supplement thereto is first mailed to the Company and Parent stockholders, at the time of the Company Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Proxy/Prospectus supplied by Parent will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information regarding the Company incorporated by reference in the Proxy/Prospectus or supplied by the Company specifically for inclusion or incorporation by reference in the Proxy/Prospectus.

Section 5.28  Disclaimer of Other Representations and Warranties.  Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article 4 of this Agreement (a) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in Article 4 of this Agreement. Parent has no knowledge of the existence or nonexistence or occurrence or nonoccurrence of any event, condition or circumstance the existence, nonexistence, occurrence or nonoccurrence of which would cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1  Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination pursuant to Article 9 of this Agreement or the Effective Time, unless an executive officer of Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Parent shall be deemed to have granted its consent if Parent fails to consent or object within three (3) Business Days of an applicable written request from the Company) in writing (including electronic mail) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business consistent with past practices, and the Company and the Company Subsidiaries shall use their commercially reasonable efforts to maintain their assets and preserve intact their respective business organizations, to maintain significant beneficial business relationships with customers, suppliers, contractors and others having business relationships with them and to keep available the services of their current key officers and employees.

(b) Without limiting the generality of Section 6.1(a), except: (w) as set forth on Section 6.1 of the Company Disclosure Letter; (x) as expressly contemplated by this Agreement; (y) as required by applicable Law; and (z) intracompany transactions between Company Subsidiaries or the Company and Company Subsidiaries in the ordinary course of business consistent with past practices, the Company shall not, and shall not permit any of the Company Subsidiaries to, do, directly or indirectly, any of the following:

(i) sell, lease, transfer or otherwise dispose of any assets, rights or securities of the Company or the Company Subsidiaries outside of the ordinary course of business in excess of $10,000,000 in any single transaction or series of related transactions;

(ii) enter into any new line of business;

(iii) make acquisitions by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition, for aggregate consideration (including contingent consideration that may be payable) in excess of $50,000,000;

(iv) enter into any material partnership, joint venture agreement or similar arrangement;

(v) amend or propose to amend the Company Certificate of Incorporation or Company Bylaws;

(vi) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such;

(vii) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other Equity Interests, or any options, warrants or rights to acquire any of its capital stock or Equity Interests, other than in connection with the relinquishment of shares by employees and directors of the Company and the Company Subsidiaries in payment of withholding Tax upon the exercise or vesting of stock options or restricted stock or forfeiture of shares due to termination of employment;

(viii) split, combine or reclassify any outstanding shares of its capital stock;

(ix) issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other Equity Interests in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of this Agreement;

(x) modify the terms of any existing Indebtedness for borrowed money of the Company or any Company Subsidiary in any manner that would prevent or materially hinder repayment at the Effective Time;

(xi) incur, assume, guarantee, or become obligated following the date of this Agreement with respect to any Indebtedness for borrowed money, other than draws under the Company’s revolving credit facility made in the ordinary course of business, but in no event the aggregate of which would exceed $100,000,000 at any given time (excluding intracompany debt);

(xii) except to the extent required by applicable Law or any Company Benefit Plan as in effect on the date of this Agreement or by contracts in existence as of the date of this Agreement: (A) increase in any manner the compensation or benefits of any of its employees, officers, directors, consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice; provided, that no additional equity or equity-based grants shall be made; (B) make a payment of any pension, severance or retirement benefits to any such employees, directors, consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice; (C) enter into, amend, alter, adopt, implement or otherwise commit itself to any new Company Benefit Plan, including any compensation or benefit plan, program, policy, arrangement or agreement with or for the benefit of any key officer or director; (D) terminate any Company Benefit Plan; (E) subject to Section 7.3, accelerate the vesting of, or the lapsing of restrictions with respect to, any options or other stock-based compensation; (F) accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan; (G) award any new bonuses or award or provide for any bonus opportunities for performance periods following the date of this Agreement, except for incentive bonus opportunities with respect to the Company’s fiscal years ending December 31, 2011 and 2012 that are made in the ordinary course of business consistent with past practices; provided, that in the event that an employee is entitled to a bonus payment under a severance agreement in connection with a change of control that employee will not be entitled to any bonus payment except as provided by that agreement; or (H) increase the benefits or compensation of any past or present directors or executive officers (as defined in Rule 3-b7 of the Exchange Act);

(xiii) enter into, renew or amend (other than as required by existing employee benefit plans or employment agreements or by applicable Law) in any material respect any indemnification agreement between the Company or any Company Subsidiary and any of their respective current, future or former employees, officers, directors or consultants;

(xiv) (A) except in the ordinary course of business consistent with past practice, make any changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; or (B) settle or compromise any Tax liability in an amount in excess of $10,000,000;

(xv) make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in the Company’s fiscal 2011 and fiscal 2012 capital expenditure plans (including for purposes of the 2012 plan any rollover amount from the 2011 plan), each that have previously been provided to Parent or any amended capital expenditure plan for the Company’s fiscal 2012 approved by Parent in writing;

(xvi) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict Parent or any Parent Subsidiary or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any Parent Subsidiary;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xviii) take any action that would reasonably be expected to result in: (A) any inaccuracy of a representation or warranty herein that would allow for a termination of this Agreement; or (B) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; or

(xix) take or agree in writing to take any of the actions precluded by Sections 6.1(a) or this 6.1(b).

Section 6.2  Conduct of Business by Parent Pending the Merger.  Parent covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination pursuant to Article 9 of this Agreement or the Effective Time, unless an executive officer of the Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Company shall be deemed to have granted its consent if the Company fails to consent or object within three (3) Business Days of an applicable written request from Parent) in writing (including electronic mail) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of Parent and the Parent Subsidiaries shall be conducted only in the ordinary course of business consistent with past practices, and Parent and the Parent Subsidiaries shall use their commercially reasonable efforts to maintain their assets and preserve intact their respective business organizations, to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees.

(b) Without limiting the generality of Section 6.2(a), except: (w) as set forth on Section 6.2 of the Parent Disclosure Letter; (x) as expressly contemplated by this Agreement; (y) as required by applicable Law; and (z) intracompany transactions between the Parent Subsidiaries or Parent and the Parent

Subsidiaries in the ordinary course of business consistent with past practices, Parent shall not, and shall not permit any of the Parent Subsidiaries to, do, directly or indirectly, any of the following:

(i) acquire or agree to acquire by merging or consolidating with any business or corporation, partnership or other business organization or division thereof, if such transaction would prevent, inhibit or materially delay the consummation of the transactions contemplated by this Agreement;

(ii) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such; provided, that if the Company consents to any such dividend or distribution, the Merger Consideration shall be adjusted pursuant to Section 3.1(c);

(iii) split, combine or reclassify any outstanding shares of Parent’s capital stock;

(iv) adopt or propose to adopt any amendments to the Parent Certificate of Incorporation or the Parent Bylaws which would have a material adverse impact on the consummation of the transactions contemplated by this Agreement or the rights of the holders of Parent Common Stock;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent, or of any Parent Subsidiary that is material to the business of Parent and the Parent Subsidiaries taken as a whole;

(vi) take any action that would reasonably be expected to result in: (A) any inaccuracy of a representation or warranty herein that would allow for a termination of this Agreement; or (B) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; or

(vii) take or agree in writing to take any of the actions precluded by Sections 6.2(a) or this 6.2(b).

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.1  Preparation of Proxy Statement; Registration Statement; Stockholders’ Meetings.

(a) Proxy Statement.  As promptly as reasonably practicable after the date of this Agreement, the Company and Parent shall cause to be prepared and filed with the SEC the Proxy/Prospectus in preliminary form. Each of Parent, Merger Sub and the Company shall promptly obtain and furnish the information concerning itself and its affiliates required to be included in the Proxy/Prospectus. Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to cause the Company Financial Advisor and the Parent Financial Advisor, as applicable, to consent to the inclusion of the opinion of such financial advisor in the Proxy/Prospectus. Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy/Prospectus. Each party shall promptly notify the other party upon the receipt of any oral or written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy/Prospectus, and shall provide the other party with copies of all written correspondence and a summary of all oral communications between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy/Prospectus. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any substantive correspondence (including responses to SEC comments), amendments or supplements to the Proxy/Prospectus or the Registration Statement prior to filing with the SEC, and shall provide to the other a copy of all such filings made with the SEC.

(b) Registration Statement.  At the time of the initial filing with the SEC of the Proxy/Prospectus, Parent shall file with the SEC the Registration Statement containing the Proxy/Prospectus; provided, that Parent shall provide the Company a copy of the Registration Statement at least ten (10) days prior to any filing thereof and any supplement or amendment at least two (2) days prior to any filing thereof. Parent and the Company shall use all commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of shares of Company capital stock as may be reasonably requested in connection with any such action.

(c) Mailing of Proxy Statement; Additional Information.  Promptly after the effectiveness of the Registration Statement, Parent and the Company shall cause the Proxy/Prospectus to be mailed to their respective stockholders, and if necessary, after the definitive Proxy/Prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. If at any time prior to the Effective Time, the officers and directors of Parent or the Company discover any statement which, in light of the circumstances to which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statement made in the Proxy/Prospectus or the Registration Statement not misleading, then such party shall immediately notify the other party of such misstatements or omissions. Parent shall advise the Company and the Company shall advise Parent, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d) Company Special Meeting.  The Company shall: (i) in accordance with the Company Certificate of Incorporation, the Company Bylaws and applicable Law, take all actions to establish a record date for, duly call, give notice of, convene, and hold, a special meeting of its stockholders (the “Company Special Meeting”) as soon as practicable following the date upon which the Registration Statement becomes effective, for the purpose of securing the Required Company Vote to adopt this Agreement; (ii) in accordance with the Company Certificate of Incorporation, the Company Bylaws and applicable Law, distribute to the Company’s stockholders the Proxy/Prospectus; and (iii) except as provided in Section 7.12, use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and to take all other action necessary or advisable to secure the Required Company Vote. As soon as practicable following the date on which the Proxy/Prospectus is mailed to the Company’s stockholders, the Company shall convene and hold the Company Special Meeting. Once the Company Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Special Meeting without the consent of Parent (which consent shall not be unreasonably withheld or delayed) other than (A) for the absence of a quorum, (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of the Company has determined in good faith, after consultation with the Company’s outside counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Special Meeting, or (C) if the Agreement is terminated pursuant to Article 9 prior to the Company Special Meeting; provided, that in the event that the Company Special Meeting is delayed to a date after the Termination Date as a result of either (A) or (B) above, then the Termination Date shall be extended to the fifth (5th) Business Day after the date the Company Special Meeting is actually held. Except to the extent permitted by Section 7.12: (y) the Proxy/Prospectus shall (1) state that the Board of the Company has determined that this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders and (2) include the Company Board Recommendation; and (z) neither the Board of the Company nor any committee thereof shall withdraw, amend, modify or qualify, or publicly propose or resolve to withdraw, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or fail to make the Company Board Recommendation.

(e) Parent Special Meeting.  Parent shall: (i) in accordance with the Parent Certificate of Incorporation, the Parent Bylaws and applicable Law, take all actions to establish a record date for, duly call, give notice of, convene, and hold, a special meeting of its stockholders (the “Parent Special Meeting”) for the purpose of securing the Required Parent Vote; (ii) in accordance with the Parent Certificate of Incorporation, the Parent Bylaws and applicable Law, distribute to Parent stockholders the Proxy/Prospectus; and (iii) except as provided in Section 7.12, use its reasonable best efforts to solicit from stockholders of Parent proxies in favor of the Parent Proposal and to take all other action necessary or advisable to secure the Required Parent Vote. As soon as practicable following the date on which the Proxy/Prospectus is mailed to Parent’s stockholders, Parent shall convene and hold the Parent Special Meeting. Once the Parent Special Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Special Meeting without the consent of the Company (which consent shall not be unreasonably withheld or delayed) other than (A) for the absence of a quorum, (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Parent has determined in good faith, after consultation with Parent’s outside counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s stockholders prior to the Parent Special Meeting, or (C) if the Agreement is terminated pursuant to Article 9 prior to the Parent Special Meeting; provided, that in the event that the Parent Special Meeting is delayed to a date after the Termination Date as a result of either (A) or (B) above, then the Termination Date shall be extended to the fifth (5th) Business Day after the date the Parent Special Meeting is actually held. Except as provided in Section 7.12: (y) the Proxy/Prospectus shall (1) state that the Board of Parent has determined that the Parent Proposal is advisable and in the best interests of Parent and its stockholders and (2) include the Parent Board Recommendation; and (z) neither the Board of Parent nor any committee thereof shall withdraw, amend, modify or qualify, or publicly propose or resolve to withdraw, amend, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or fail to make the Parent Board Recommendation.

(f) Date of Special Meetings.  The Company and Parent shall each use their commercially reasonable efforts to cause the Company Special Meeting and the Parent Special Meeting to be held on the same date.

Section 7.2  Stock Exchange Listing.  Parent shall use all reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger or in connection with the Merger to be approved for listing on the NYSE at or prior to the Effective Time, subject to official notice of issuance.

Section 7.3  Stock Plans.

(a) Prior to the Effective Time, the Board of the Company (or, if appropriate, any committee thereof) shall adopt such resolutions as are necessary to effect the following:

(i) adjust the terms of all outstanding Company Stock Options to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be assumed by Parent and converted into an option (a “Converted Parent Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Stock Award Exchange Ratio, rounded down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Company Stock Option immediately prior to the Effective Time by the Stock Award Exchange Ratio, rounded up to the nearest whole cent; provided, however, that each Company Stock Option (A) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner which complies with Section 409A; and

(ii) adjust the terms of all other outstanding awards under the Company Stock Plans, including Company Restricted Shares, to provide that, at the Effective Time, each such award outstanding immediately prior to the Effective Time shall represent, immediately after the Effective Time, the right to receive, on the same terms and conditions (other than the terms and conditions relating to the achievement of performance goals) as were applicable under such award immediately prior to the Effective Time, a number of shares of Parent Common Stock, rounded up to the nearest whole share, equal to the product of (A) the applicable number of shares of Company Common Stock subject to such award, multiplied by (B) the Stock Award Exchange Ratio (a “Converted Parent Stock Award”);

provided, that notwithstanding the foregoing, to the extent that acceleration of vesting of such award as of the Effective Time causes such award to be settled for shares of Company Common Stock at the Effective Time, such shares of Company Common Stock shall be converted into the right to receive the Merger Consideration in accordance with Section 3.1(a).

For the purposes of this Agreement, “Stock Award Exchange Ratio” means the sum of the Stock Exchange Ratio plus a fraction resulting from dividing the Cash Portion by the Market Price.

(b) At the Effective Time, Parent shall assume all obligations of the Company under the Company Stock Plans, each outstanding Converted Parent Option and Converted Parent Stock Award and the agreements evidencing the grants thereof and shall administer and honor all such awards in accordance with the terms and conditions of such awards and the Company Employee Benefit Plans pursuant to which they were granted. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted Parent Options and Converted Parent Stock Awards appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Parent Options and Converted Parent Stock Award shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 7.3 after giving effect to the Merger).

(c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise or settlement of the Converted Parent Options and Converted Parent Stock Awards in accordance with this Section 7.3. As soon as reasonably practicable, but in no event later than ten (10) Business Days, after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to Converted Parent Options and Converted Parent Stock Awards and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Parent Options and Converted Parent Stock Awards remain outstanding.

Section 7.4  Employee Benefit Matters.

(a) From and after the Effective Time, Parent and the Surviving Company shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time; provided, that nothing herein shall limit the right of the Company or Parent and the Surviving Company from amending or terminating such plans, arrangements and agreements in accordance with their terms and the express terms of this Agreement. Parent shall provide, or cause to be provided, to each employee of the Surviving Company and its subsidiaries a package of compensation and employee benefits that is substantially comparable in the aggregate to the package of compensation and benefits made available to similarly situated employees of Parent and Parent Subsidiaries. To the extent that an employee of the Surviving Company as of the Effective Time becomes eligible for participation in an employee benefit plan of Parent or Parent Subsidiaries: (i) such employee shall receive credit for periods of employment with the Company (including, without limitation, any predecessor of the Company) for purposes of applying or determining, as applicable, preexisting condition limitations, eligibility for participation, and vesting under all such plans, and, to the extent applicable, Parent shall reduce any period of limitation on health benefits coverage of such employees due to preexisting conditions (or actively at work or similar) under applicable health benefit plans of Parent or its affiliates to the extent required by ERISA Section 701; and (ii) such employee shall not be subjected to evidence of insurability requirements with respect to any such plan that is a group health plan. If prior to the Effective Time an employee of the Company as of the Effective Time or his covered dependents paid any amounts towards a deductible, co-payment or out-of-pocket maximum in a Company or affiliate health plan’s current fiscal year, such amounts shall be applied toward satisfaction of the applicable deductible, co-payment or out-of-pocket maximum in the current fiscal year of any Parent or Parent Subsidiary health plan for which such employee may become eligible during the year in which the Closing occurs. On or before the Effective Time, Company shall inform Parent of the amount paid towards such deductibles, co-payments or out-of-pocket maximums by each employee of Company during the year in which the Closing occurs, evidenced by documentation from Company’s health plan insurer or third party administrator.

(b) Nothing herein expressed or implied shall be construed as requiring Parent or the Surviving Company to continue (or resume) the employment or retention of any specific Person.

(c) Without limiting the generality of Section 7.4(b), no provision of this Section 7.4 shall be construed to create any third party beneficiary rights in any employee, officer, director or consultant under a Company Benefit Plan or Parent employee benefit plan or otherwise, nor shall it be deemed to create, amend or give rise to any obligation with respect to any Company Benefit Plan or Parent employee benefit plan, each of which remains subject to amendment and termination in accordance with their respective terms as in effect immediately prior to the date of this Agreement.

(d) Except for any executive employee or any key employee, Parent shall not communicate or otherwise meet with any of the employees of the Company and Company Subsidiaries to discuss employee benefits without prior notice to the Company. Such communications and/or meetings shall be limited to topics directly related to the terms and conditions of employment with Parent and on benefits or compensation matters following the Effective Time.

Section 7.5  Section 16 Matters.  No fewer than twenty (20) Business Days prior to the Effective Time, the Company shall prepare and cause to be delivered to Parent a schedule: (a) identifying each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time; and (b) the number of shares of Company Common Stock owned by each such individual (including derivative securities with respect to Company Common Stock). Prior to the Effective Time, each of Parent and the Company shall use commercially reasonable efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.6  Certain Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(b) Each of Parent, Merger Sub and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Sections 8.2(c) and 8.3(c). Neither Parent nor the Company will take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and the Company shall report the Transaction for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The parties acknowledge and agree, that to the extent necessary to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Merger Sub will be converted into a limited liability company or substituted in the Merger for a new entity that is a limited liability company.

(c) Prior to the filing of the Registration Statement, Parent and the Company shall execute and deliver to Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and to Latham & Watkins LLP tax representation letters in substantially the forms attached to this Agreement as Exhibits C and D (each a “Registration Statement Tax Representation Letter”), respectively. Following the delivery of the Registration Statement Tax Representation Letters pursuant to the preceding sentence of this Section 7.6(c), Parent shall use its reasonable best efforts to cause Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. shall be entitled to rely on the Registration Statement Tax Representation Letters referred to in this Section 7.6(c). Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the Registration Statement Tax Representation Letters.

(d) The parties hereto shall cooperate and use their reasonable best efforts in order for Parent to obtain the opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. described in Section 8.2(c) and for the Company to obtain the opinion of Latham & Watkins LLP described in Section 8.3(c). In connection therewith, both Parent (together with Merger Sub) and the Company shall deliver to Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and to Latham & Watkins LLP tax representation letters, dated and executed as of the dates of such opinions, in substantially the forms attached to this Agreement as Exhibits E and F (each a ‘‘Merger Agreement Tax Representation Letter”), respectively. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in each Merger Agreement Tax Representation Letter.

(e) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. The Surviving Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Merger.

(f) Between the date of this Agreement and the Closing Date, the Company shall prepare all Tax Returns for any Tax period which are required to be filed on or before the Closing Date (taking extensions into account) using accounting methods, principles and positions consistent with those used for prior Tax periods, unless a change is required by applicable Law or regulation. All such Tax Returns shall be timely filed and all related Taxes paid on or before the Closing Date.

Section 7.7  Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and the Company shall cause each of the Company Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken promptly, all actions, and to do promptly, or to cause to be done promptly, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby; and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and the other transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall: (i) promptly, but in no event later than ten (10) Business Days after the date of this Agreement, make their respective HSR Act filings and thereafter make any other required submissions under the HSR Act as promptly as reasonably practicable; (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iii) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental

Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date); (iv) the Company and Parent shall seek early termination of the waiting period under the HSR Act and shall use reasonable best efforts to take all other actions necessary (and not omit or fail to take any action necessary) to cause the waiting periods or other requirements under the HSR Act, and all other applicable Antitrust Laws, to terminate or expire at the earliest possible date and in no event any later than necessary to ensure that the Closing will occur no later than the Termination Date; provided, however, that no provision of this Agreement shall be interpreted to require Parent or the Company or any of their subsidiaries to divest or agree to divest any assets which would be reasonably likely either to materially and adversely impact the benefits expected to be derived by Parent as a result of the Merger or to have a material adverse impact on the business of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted on a combined basis with Parent and the Parent Subsidiaries following the Merger; (v) subject to applicable legal limitations and the instructions of any Governmental Authority, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with true and complete copies of notices or other communications sent or received by the Company or Parent, as the case may be, or any of their subsidiaries, to or from any third party and/or any Governmental Authority with respect thereto, and permit the other to review in advance any proposed communication by such party to any supervisory or Governmental Authority; and (vi) give the other reasonable notice of, and, to the extent permitted by such Governmental Authority, allow the other to attend and participate at, any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry or proceeding relating thereto.

(c) Subject to the rights of Parent in Section 7.8, and in furtherance and not in limitation of the covenants of the parties contained in this Section 7.7, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.7 shall limit a party’s right to terminate this Agreement pursuant to Section 9.2(a) or 9.2(b) so long as such party has, prior to such termination, complied with its obligations under this Section 7.7.

Section 7.8  Securityholder Litigation.  Each party hereto shall give the other the opportunity to reasonably participate in the defense of any securityholder litigation against the Company and/or its directors or officers or against Parent, Merger Sub and/or any of their directors or officers, as applicable, relating to the Merger or any other transactions contemplated hereby.

Section 7.9  Public Statements.  The Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Merger or the other transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading market; provided, that each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent. The Company and Parent agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 7.10  Notification of Certain Matters.  Each of the Company and Parent agrees to give prompt notice to the other, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Sections 8.2 or 8.3, respectively; provided, however, that the delivery of any notice pursuant to this

Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.11  Access; Confidentiality.

(a) From the date of this Agreement until the Effective Time and subject to the requirements of applicable Laws, each of the Company and Parent shall: (i) provide to the other and the other’s Representatives, reasonable access during normal business hours to the offices, properties, books and records of the Company and any Company Subsidiary, or Parent and any Parent Subsidiary, as applicable; (ii) furnish to the other and the other’s Representatives such financial and operating data and other information as such Persons may reasonably request; and (iii) instruct the Representatives of the other to cooperate reasonably with its investigation of the Company and Company Subsidiaries, or Parent and the Parent Subsidiaries, as the case may be. Each of the Company and Parent shall designate one Person to serve as their respective coordinator in order to optimize the efficiency of such cooperation. Any access to information pursuant to this Section 7.11(a) shall be conducted with the objective that it will not interfere unreasonably with the conduct of the business of any of the Company or Company Subsidiaries or Parent or Parent Subsidiaries. The Company and Parent (and their respective subsidiaries) will make reasonably available their personnel, including senior management and personnel responsible for compliance, internal audit, finance, investigations, logistics, sales and marketing, and other areas the requesting party considers to be relevant to overall corporate compliance. In addition, the Company and Parent (and their respective subsidiaries) agree to use their commercially reasonable efforts to facilitate meetings with joint venture partners, agents, representatives, consultants, customs brokers, and other third parties that the Company or Parent (and their respective subsidiaries), as the case may be, determine may be relevant to due diligence. Each party shall have the right, in its sole discretion to have a Representative present for investigations, interviews and visits. Information obtained by the parties or their respective Representatives pursuant to this Section 7.11(a) shall be subject to the provisions of the Confidentiality Agreement.

(b) Nothing in this Section 7.11 shall require either party to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would: (i) violate any of its respective obligations with respect to confidentiality; or (ii) result in a violation of applicable Law or loss of privilege.

(c) No investigation by and of the parties or their respective Representatives made pursuant to this Section 7.11 shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth in this Agreement.

Section 7.12  No Solicitation.

(a) Subject to Section 7.12(b), each of the Company and Parent agree that from and after the date of this Agreement, it shall: (i) immediately cease and terminate, and cause to be ceased and terminated, all discussions and negotiations with any other Person regarding any Alternative Proposal; (ii) promptly request each Person that has received confidential information in connection with a possible Alternative Proposal within the last twelve (12) months return to such party or destroy all confidential information heretofore furnished to such Person by or on behalf of such party and its subsidiaries; and (iii) not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement entered into or amended during the twelve (12) months prior to the date of this Agreement in respect of a proposed Alternative Proposal (such agreement, a “Standstill Agreement”). From and after the date of this Agreement, subject to Sections 7.12(b) and 9.3(b), as the case may be, neither the Company nor Parent, as applicable, shall, nor shall the Company nor Parent, as applicable, authorize or permit any of such party’s subsidiaries, or any Representative of such party to, directly or indirectly: (A) solicit, initiate or knowingly and intentionally encourage or facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to an Alternative Proposal; (B) except for confidentiality agreements entered into pursuant to the proviso to the first sentence of clause (b) of this Section 7.12 or a definitive agreement entered into or to be entered into concurrently with a termination of this Agreement by the Company pursuant to Section 9.3(b) or by Parent pursuant to Section 9.4(b), approve or enter into a letter of intent, memorandum of understanding, agreement or other contract with any Person, other than as contemplated by this Agreement, for, constituting or otherwise relating to an Alternative Proposal; or (C) provide or cause to be provided any information or data relating to such party or any of its subsidiaries in connection with, or in response to, any Alternative Proposal by any Person. Without limiting the generality of the foregoing, the Company and Parent acknowledge and agree that, in the event any officer or director of such party or any of its subsidiaries takes any action or any Representative of such party with the knowledge of such party takes any action, in either case that, if taken by such party would be a material breach of this Section 7.12, the taking of such action by such officer, director or other Representative shall be deemed to constitute a breach of this Section 7.12 by such party.

(b) Notwithstanding the provisions of Section 7.12(a), the Company and its Representatives or Parent and its Representatives, as applicable, shall be entitled, prior to obtaining the Required Company Vote or the Required Parent Vote, as applicable, to furnish information regarding the Company and any Company Subsidiaries or Parent and any Parent Subsidiaries, as applicable, to, or engage in discussions or negotiations with, or waive any Standstill Agreement with respect to, any Person in response to a written third party proposal with respect to an Alternative Proposal that is submitted to the Company or Parent, as applicable, by such Person (for so long as such Alternative Proposal has not been withdrawn) if: (i) none of the Company or Parent, nor their respective subsidiaries and their Representatives, as applicable, shall have breached the provisions set forth in this Section 7.12 in any material respect with respect to such Person; and (ii) the Board of such party receiving the Alternative Proposal shall have determined, in its good faith judgment, after consultation with its financial advisor and outside counsel, that the proposal constitutes or is reasonably likely to lead to a Superior Proposal; provided, that neither the Company nor Parent, as applicable, may enter into negotiations or discussions or supply any information in connection with an Alternative Proposal without entering into a confidentiality agreement at least as restrictive in all matters as the Confidentiality Agreement between the Company and Parent, dated as of August 4, 2011 (the ‘‘Confidentiality Agreement”), except that such confidentiality agreement may allow such third party to make Alternative Proposals to such party in connection with the negotiations and discussions permitted by this Section 7.12. The Company and Parent, as applicable, shall be entitled to receive or have made available to it (i) an executed copy of any such confidentiality agreement and notification of the identity of such Person immediately after the other party commences such discussions or negotiations or furnishes information to the Person making such Alternative Proposal or its Representatives and (ii) promptly any non-public information concerning the Company and Parent and any of their respective subsidiaries, as applicable, that is provided to the Person making such an Alternative Proposal or its Representatives which was not previously provided or made available to the Company or Parent, as applicable. Each of the Company and Parent agrees that it shall notify the other party promptly if any inquiry, contact or proposal related to an Alternative Proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company or Parent, their respective subsidiaries or their Representatives, as applicable, and thereafter shall keep the other party informed in writing, on a reasonably current basis, regarding the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions. Nothing contained in this Agreement shall prevent the Board of the Company or Parent, as applicable, from complying with Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any similar disclosure; provided, however, that, subject to Section 7.12(c) or 7.12(d), as applicable, neither the Company or Parent, nor the Board of the Company or Parent, as applicable, shall withdraw or modify, or propose publicly to withdraw or modify, its recommendation with respect to this Agreement or in connection with the Merger, or approve (other than in connection with a termination under Section 9.3(b) or 9.4(b)) or recommend, or propose publicly to approve or recommend, an Alternative Proposal.

(c) The Board of the Company shall not withdraw, amend, modify or qualify, or resolve to or publicly propose to withdraw, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or fail to make the Company Board Recommendation (any such action, a ‘‘Change in the Company Board Recommendation”). Notwithstanding the immediately preceding sentence, prior to receipt of the Required Company Vote, the Board of the Company may effect a Change in the Company Board Recommendation in response to (x) an Effect occurring after the date hereof (other than of or relating to an Alternative Proposal), that was not known to the Company as of the date of this Agreement, if the Board of the Company determines in good faith, after consultation with the Company’s financial advisor and outside counsel, that its failure to take such action would be inconsistent with its fiduciary duties under applicable Laws or (y) a Superior Proposal if: (i) the Board of the Company determines in good faith, after consultation with the Company’s financial advisor and outside counsel, that its failure to take such action would be inconsistent with its fiduciary duties under applicable Laws; (ii) the Board of the Company provides Parent with at least three (3) Business Days’ advance written notice of its intention to make a Change in the Company Board Recommendation and promptly thereafter provides Parent with the terms and conditions of, and the identity of any Person making, such Superior Proposal, and furnishes a copy of the relevant agreement and any other relevant transaction documents and (iii) prior to the expiration of such three (3) Business Day period, Parent does not make a bona fide proposal to adjust the terms and conditions of this Agreement that the Board of the Company determines in good faith, after consultation with the Company’s financial advisor and outside counsel, would cause such initial Superior Proposal to cease to be a Superior Proposal after giving effect to, among other things, the payment of the Termination Fee set forth in Section 9.5. The Company acknowledges and agrees that each successive material amendment or material revision to a Superior Proposal shall require a new written notice by the Company, an additional two (2) Business Days’ advance notice of the Company’s intention to make a Change in the Company Board Recommendation and a new determination by the Board of the Company as set forth herein.

(d) The Board of Parent shall not withdraw, amend, modify or qualify, or resolve to or publicly propose to withdraw, amend, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or fail to make the Parent Board Recommendation (any such action, a “Change in the Parent Board Recommendation”). Notwithstanding the immediately preceding sentence, prior to receipt of the Required Parent Vote, the Board of Parent may effect a Change in the Parent Board Recommendation in response to (x) an Effect occurring after the date hereof (other than of or relating to an Alternative Proposal), that was not known to Parent as of the date of this Agreement, if the Board of Parent determines in good faith, after consultation with Parent’s financial advisor and outside counsel, that its failure to take such action would be inconsistent with its fiduciary duties under applicable Laws or (y) a Superior Proposal if: (i) the Board of Parent determines in good faith, after consultation with Parent’s financial advisor and outside counsel, that its failure to take such action would be inconsistent with its fiduciary duties under applicable Laws; (ii) the Board of Parent provides the Company with at least three (3) Business Days’ advance written notice of its intention to make a Change in the Parent Board Recommendation and promptly thereafter provides the Company with the terms and conditions of, and the identity of any Person making, such Superior Proposal, and furnishes a copy of the relevant agreement and any other relevant transaction documents and (iii) prior to the expiration of such three (3) Business Day period, the Company does not make a bona fide proposal to adjust the terms and conditions of this Agreement that the Board of Parent determines in good faith, after consultation with Parent’s financial advisor and outside counsel, would cause such initial Superior Proposal to cease to be a Superior Proposal after giving effect to, among other things, the payment of the Termination Fee set forth in Section 9.5. Parent acknowledges and agrees that each successive material amendment or material revision to a Superior Proposal shall require a new written notice by Parent, an additional two (2) Business Days’ advance notice of Parent’s intention to make a Change in the Parent Board Recommendation and a new determination by the Board of Parent as set forth herein.

(e) As used in this Agreement:

(i) ‘‘Alternative Proposal” shall mean, with respect to the Company or Parent, as applicable, any bona fide proposal or offer from any Person or group of Persons other than the other party or any of its subsidiaries or any group of which the other party or any of its subsidiaries is a member: (A) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving such party (or any subsidiary or subsidiaries of such party whose business constitutes 25% or more of the net revenues, net income or assets of such party and its subsidiaries, taken as a whole); (B) for the issuance by such party of 25% or more of their respective equity securities; or (C) to acquire in any manner, directly or indirectly, 25% or more of the equity securities or consolidated total assets of such party and its subsidiaries, in each case other than the Merger.

(ii) ‘‘Superior Proposal” shall mean any Alternative Proposal which the Board of the Company or Parent, as applicable, determines in its good faith judgment, after consultation with its financial advisors and outside counsel, would, if consummated, result in a transaction more favorable from a financial point of view to the holders of such party’s Common Stock than the Merger (or any bona fide written offer or proposal made by the other party in response to such Alternative Proposal or otherwise), taking into account all the terms and conditions of such Alternative Proposal and this Agreement (including any conditions to and expected timing of consummation thereof, and all legal, financial and regulatory aspects of such Alternative Proposal and this Agreement); provided, that for purposes of the definition of Superior Proposal, the references to 25% in the definition of Alternative Proposal shall be deemed references to 50%.

Section 7.13  Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the individuals covered by the Company and the Company Subsidiaries’ respective certificates of incorporation or bylaws (or equivalent organizational or governing documents) and any indemnification or other similar agreements of the Company of any of the Company Subsidiaries (including, without limitation, any retired directors or officers), in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms. From and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person (including, without limitation, any retired director or officer of the Company, to the extent the Company currently provides indemnification coverage for such individual) (the ‘‘Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding: (i) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within ten (10) Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Company’s certificate of incorporation or bylaws, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (ii) the Surviving Company shall cooperate in the defense of any such matter.

(b) In the event that the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 7.13.

(c) For a period of six (6) years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or provide substitute polices for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company in either case, of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium payable by the Company for such insurance for the year ending December 31, 2011 (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 7.13, it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, following consultation with Parent, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company for up to $125,000,000 in the aggregate, in which event the Surviving Company shall cease to have any obligations under the first sentence of this Section 7.13(c); provided that in no event shall the Company pay with respect to such tail policy more than the Maximum Amount. The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 7.13 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under Section 7.13(a).

Section 7.14  State Takeover Laws.  If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover statute or similar statute or regulation, applies to this Agreement and the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company, as the case may be, shall take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and otherwise act to eliminate the effects of such takeover statute, Law or regulation.

Section 7.15  Financing.

(a) The Company shall provide, shall cause the Company Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their Representatives to provide, such reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent, including (x) participating in meetings and presentations, providing information, documents, opinions and certificates, entering into agreements, and other actions that are or may be customary in connection with comparable financing transactions or necessary to permit Parent to fulfill conditions or obligations under the Financing Commitments and related fee letters, and (y) taking such actions as reasonably requested by Parent in order that the Company’s obligations under its existing credit facilities and outstanding 8% senior notes due 2016 may be discharged and satisfied in full at or promptly after the Closing; provided, however, that Parent and Merger Sub acknowledge and agree that (i) none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability in connection with the Financing, (ii) any offering materials and other related documents prepared by or on behalf of or utilized by Parent or Merger Sub or their affiliates and financing sources, in connection with Parent and Merger Sub’s financing activities in connection with the transactions contemplated by this Agreement, that include any information provided by the Company or any of its affiliates, including any offering memorandum, banker’s book or similar document used, or any other written offering materials used (collectively, “Offering Materials”), in connection with any debt or securities offering or other such financing by Parent and Merger Sub shall include a disclaimer to the effect that neither the Company nor any of its affiliates have any responsibility for the content of such document and disclaim all responsibility therefor, (iii) the Company shall not be required to incur any out-of-pocket expenses as a result of actions requested by Parent under this Section 7.15(a) unless Parent shall have agreed to reimburse the Company for such out-of-pocket expenses and (iv) the Company shall not be required to commit to or effect any action that is not conditioned upon the consummation of the Merger and that would or would reasonably be expected to expose the Company to material liability or expense if the Merger fails to occur.

(b) Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Financing at or prior to the Effective Time, including using reasonable best efforts to (i) maintain in effect the Financing and the Financing Commitments, (ii) enter into definitive financing agreements with respect to the Financing and Financing Commitments, so that such agreements are in effect as promptly as practicable but in any event no later than the Effective Time, (iii) satisfy on a timely basis all Financing Conditions, including by operating the businesses of Parent and Merger Sub in a manner that will cause the satisfaction of Financing Conditions relating to the financial condition of such businesses, and (iv) in the event that the Financing Conditions have been, or upon funding would be, satisfied, cause the financing providers to fund the full amount of the Financing. Parent and Merger Sub shall provide to the Company copies of all final documents relating to the Financing and shall keep the Company reasonably informed of material developments in respect of the financing process relating thereto.

(c) If, notwithstanding the use of reasonable best efforts by Parent and Merger Sub to satisfy its obligations under Section 7.15(b), any of the Financing or the Financing Commitments (or any definitive financing agreement relating thereto) expire or are terminated prior to the Closing, in whole or in part, for any reason, or all or any portion of the Financing shall otherwise become unavailable (or it shall become reasonably foreseeable that all or any portion of the Financing shall otherwise become available, including as a result of a breach or repudiation, or threatened or anticipated breach or repudiation, by any party to the Financing Commitments) Parent and Merger Sub shall (i) promptly notify the Company of such expiration, termination or other event and the reasons therefor, (ii) promptly arrange for alternative financing (which shall be in an amount sufficient to pay for the consummation of the transactions contemplated by this Agreement from other sources and which do not include any conditions of such alternative financing that are in addition to, or in the aggregate more onerous than, the Financing Conditions and which shall not be on terms and conditions materially worse than those in the original commitments) to replace the financing contemplated by such original commitments or agreements and (iii) promptly obtain a new financing commitment that provides for such alternate financing and promptly provide true and complete copies of all agreements relating to such commitment. Upon obtaining any commitment for any such alternative financing, such financing shall be deemed to be a part of the “Financing” and the commitment with respect thereto shall be deemed to be a part of the “Financing Commitments” for all purposes of this Agreement. Parent and Merger Sub shall keep the Company informed on a reasonably current basis of the status of their efforts to obtain the Financing, provide the Company copies of all final documents relating to the Financing and provide the Company with prompt notice of any breach by any party to the Financing Commitments of which Parent or Merger Sub becomes aware or any termination of the Financing Commitments.

Section 7.16  Board of Directors of Parent.  Parent shall take such actions as are necessary for the Parent Board to increase the size of the Parent Board and to appoint or cause to be elected two (2) persons designated by Parent from the Company’s Board, to fill such vacancies, effective as of the Effective Time, to serve as directors of Parent until each such person’s successor is appointed or until such person’s death, retirement, resignation or removal by the stockholders of Parent. Each designee shall not be an employee of the Surviving Company, Parent or any Company Subsidiary or Parent Subsidiary immediately following the Effective Time, and shall qualify as an independent director of Parent under the listing rules of the NYSE.

ARTICLE 8

CONDITIONS

Section 8.1  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval.  Each of the Required Company Vote and the Required Parent Vote shall have been obtained.

(b) HSR Act.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any applicable foreign antitrust or competition merger control statutes shall have been terminated or shall have expired.

(c) No Injunctions or Restraints.  There shall be no Law, injunction, judgment, order, or decree of any Governmental Authority of competent jurisdiction that is in effect which prohibits or permanently enjoins the consummation of the Merger.

(d) Effective Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement may be in effect and no proceeding for such purpose may be pending before or threatened by the SEC.

(e) NYSE Listing.  The shares of Parent Common Stock to be issued in the Merger or in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 8.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in Sections 4.3(b) and (c) shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made as of such date (excepting any variances relating to issuances, redemptions or cancellations of securities permitted by the terms hereof), except for such inaccuracies that do not cause the aggregate amount of the Merger Consideration payable by Parent under Article 3 to increase by an amount greater than $12,500,000, and (ii) the representations and warranties of the Company set forth in this Agreement (other than Sections 4.3(b) and (c)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Tax Opinion.  Parent shall have received the opinion of Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P., counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 8.2(c), Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P. shall have received and may rely upon the customary assumptions and representations reasonably satisfactory to it, including representations set forth in the Merger Agreement Tax Representation Letter; provided, however, that the condition set forth in this Section 8.2(c) shall not be waivable by Parent or Merger Sub after adoption of this Agreement by the holders of shares of Company Common Stock, unless further stockholder approval is obtained with appropriate disclosure.

(d) Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of the Company certifying to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

Section 8.3  Conditions to Obligation of the Company.  The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in Sections 5.3(b) and (c) shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made as of such date (excepting any variances relating to issuances, redemptions or cancellations of securities permitted by the terms hereof), except for such inaccuracies that result in the aggregate number of shares of Parent Common Stock outstanding on a fully diluted basis being understated by less than 450,000 shares, and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than in Sections 5.3(b) and (c)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Tax Opinion.  The Company shall have received the opinion of Latham & Watkins, LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 8.3(c), Latham & Watkins, LLP shall have received and may rely upon the customary assumptions and representations reasonably satisfactory to it, including representations set forth in the Merger Agreement Tax Representation Letter.

(d) Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of the Company certifying to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

Section 9.1  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Required Company Vote has been obtained, by mutual written consent of Parent and the Company.

Section 9.2  Termination by the Company or Parent.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Required Company Vote has been obtained, by either the Company or Parent upon written notice to the other if:

(a) the Effective Time shall not have occurred on or before April 30, 2012 or such later date, if any, as provided in Section 7.1(d) or 7.1(e) hereof (the “Termination Date”), and the party seeking to terminate this Agreement pursuant to this Section 9.2(a) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the Termination Date; provided, however, that in the event the conditions set forth in Section 8.1(b), solely with respect to the termination or waiver of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any administrative or judicial action or proceeding brought under any domestic or foreign antitrust or competition merger control statute, shall not have been satisfied on or before the Termination Date, and the party seeking to terminate this Agreement pursuant to this Section 9.2(a) shall have complied with its obligations under Section 7.7, either Parent or the Company may unilaterally extend, by notice delivered to the other party on or prior to the original Termination Date, the Termination Date until October 31, 2012, in which case the Termination Date shall deemed to be for all purposes to be such extended date, except that, in the event that either Parent or the Company or both extends the Termination Date, Parent shall, subject to the terms of Section 7.7, exercise its reasonable best efforts to cause the HSR Act waiting period to terminate or expire at the earliest possible date prior to the extended Termination Date;

(b) any injunction, judgment, order or decree having the effects set forth in Section 8.1(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.2(b) shall have complied in all respects with Sections 7.7 or 7.8 in order to resist, lift or resolve such injunction, judgment, order or decree;

(c) the Required Company Vote shall not have been obtained at the Company Special Meeting; or

(d) the Required Parent Vote shall not have been obtained at the Parent Special Meeting.

Section 9.3  Termination by the Company.  This Agreement may be terminated at any time prior to the Effective Time by the Company if:

(a) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than a breach relating to Parent failing to include the Parent Board Recommendation in the Proxy/Prospectus or a Change in the Parent Board Recommendation, for which the Company may terminate pursuant to subsection (c)), which breach or failure to perform: (i) would give rise to the failure of a condition set forth in Sections 8.3(a) or 8.3(b); and (ii) is incapable of being satisfied or cured by Parent or Merger Sub prior to the Termination Date or, if capable of being satisfied or cured, is not satisfied or cured by Parent or Merger Sub within sixty (60) days following receipt of written notice from the Company of such breach or failure to perform;

(b) prior to the receipt of the Required Company Vote: (i) the Board of the Company has received a Superior Proposal; (ii) the Company shall not have violated Section 7.12 with respect to such Superior Proposal in such a manner as to materially prejudice Parent’s rights thereunder and the Company shall have previously paid (or concurrently pays) the Termination Fee; (iii) the Board of the Company shall have provided Parent with at least three (3) calendar days’ advance written notice of its intention to terminate pursuant to this Section 9.3(b) and substantially simultaneously provided Parent with a copy of the definitive agreement providing for the implementation of such Superior Proposal; and (iv) the Board of the Company shall have approved, and the Company concurrently enters into, such definitive agreement providing for the implementation of such Superior Proposal;

(c) Parent fails to include the Parent Board Recommendation in the Proxy/Prospectus or a Change in the Parent Board Recommendation has occurred; or

(d) Parent shall have breached or failed to perform in any material respect any of its obligations under Section 7.12 hereof.

Section 9.4  Termination by Parent.  This Agreement may be terminated at any time prior to the Effective Time by Parent if:

(a) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than a breach relating to the Company failing to include the Company Board Recommendation in the Proxy/Prospectus or a Change in the Company Board Recommendation, for which Parent may terminate pursuant to subsection (c)), which breach or failure to perform: (i) would give rise to the failure of a condition set forth in Sections 8.2(a) or 8.2(b); and (ii) is incapable of being satisfied or cured by the Company prior to the Termination Date or, if capable of being satisfied or cured, is not satisfied or cured by the Company within sixty (60) days following receipt of written notice from Parent of such breach or failure to perform;

(b) prior to the receipt of the Required Parent Vote: (i) the Board of Parent has received a Superior Proposal; (ii) Parent shall not have violated Section 7.12 with respect to such Superior Proposal in such a manner as to materially prejudice the Company’s rights thereunder and Parent shall have previously paid (or concurrently pays) the Termination Fee; (iii) the Board of Parent shall have provided the Company with at least three (3) calendar days’ advance written notice of its intention to terminate pursuant to this Section 9.4(b) and substantially simultaneously provided the Company with a copy of the definitive agreement providing for the implementation of such Superior Proposal; and (iv) the Board of Parent shall have approved, and Parent concurrently enters into, such definitive agreement providing for the implementation of such Superior Proposal;

(c) the Company fails to include the Company Board Recommendation in the Proxy/Prospectus or a Change in the Company Board Recommendation has occurred; or

(d) the Company shall have breached or failed to perform in any material respect any of its obligations under Section 7.12 hereof.

Section 9.5  Effect of Termination.

(a) In the event that:

(i) (A) an Alternative Proposal with respect to the Company shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Special Meeting and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.2(c), and (C) within twelve (12) months after the date this Agreement is terminated, the Company enters into a definitive agreement with respect to, or consummates, any Alternative Proposal with the Person (or any affiliate thereof) that made the Alternative Proposal referred to in clause (A);

(ii) (A) an Alternative Proposal with respect to Parent shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Parent Special Meeting and thereafter, (B) this Agreement is terminated by Parent or the Company pursuant to Section 9.2(d), and (C) within twelve (12) months after the date this Agreement is terminated, Parent enters into a definitive agreement with respect to, or consummates, any Alternative Proposal with the Person (or any affiliate thereof) that made the Alternative Proposal referred to in clause (A);

(iii) this Agreement is terminated by Parent under Section 9.4(c), or by the Company under Section 9.3(b); or

(iv) this Agreement is terminated by the Company under Section 9.3(c), or by Parent under Section 9.4(b);

then (A) in any such event under clause (i) or (iii) of this Section 9.5(a), the Company shall pay to Parent a termination fee of $70,000,000 in cash (the “Termination Fee”), less the aggregate amount of any of Parent’s Expenses previously reimbursed pursuant to this Section 9.5, if any, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion, and (B) in any such event under clause (ii) or (iv) of this Section 9.5(a), Parent shall pay to the Company the Termination Fee, less the aggregate amount of any of the Company’s Expenses previously reimbursed pursuant to this Section 9.5, if any, it being understood that in no event shall Parent be required to pay the Termination Fee on more than one occasion.

In the event that an Alternative Proposal with respect to the Company shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Special Meeting and thereafter this Agreement is terminated by the Company or Parent pursuant to Section 9.2(c) and no Termination Fee is yet payable pursuant to the terms hereof, then the Company shall pay to Parent all of the Expenses of Parent and Merger Sub, but not to exceed $5,000,000. In the event that an Alternative Proposal with respect to the Company shall have been publicly proposed or publicly disclosed prior to, but withdrawn prior to the time of, the Company Special Meeting or no Alternative Proposal shall have been publicly proposed or publicly disclosed and this Agreement is terminated by the Company or Parent pursuant to Section 9.2(c), then the Company shall pay to Parent all of the Expenses of Parent and Merger Sub, but not to exceed $4,000,000. In the event that an Alternative Proposal with respect to Parent shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Parent Special Meeting and thereafter this Agreement is terminated by the Company or Parent pursuant to Section 9.2(d) and no Termination Fee is yet payable pursuant to the terms hereof, then Parent shall pay to the Company all of the Expenses of the Company, but not to exceed $5,000,000. In the event that an Alternative Proposal with respect to Parent shall have been publicly proposed or publicly disclosed prior to, but withdrawn prior to the time of, the Parent Special Meeting or no Alternative Proposal shall have been publicly proposed or publicly disclosed and this Agreement is terminated by the Company or Parent pursuant to Section 9.2(d), then Parent shall pay to the Company all of the Expenses of the Company, but not to exceed $7,500,000. As used herein, ‘‘Expenses” shall mean, with respect to a particular party, all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of such party and its affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the Merger.

For purposes of this Section 9.5, the term “Alternative Proposal” shall have the meaning set forth in Section 7.12(e), except that all references to “25%” therein shall be deemed to be references to “50%.”

(b) Any payment required to be made pursuant to clause (i) of Section 9.5(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by the Alternative Proposal (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (ii) of Section 9.5(a) shall be made to the Company promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by the Alternative Proposal (and in any event not later than two (2) Business Days after delivery to Parent of notice of demand for payment); any payment required to be made pursuant to clause (iii) of Section 9.5(a) shall be made to Parent promptly following termination of this Agreement by Parent (and in any event not later than two (2) Business Days after delivery to Parent of notice of demand for payment), or, in the event of a termination by the Company pursuant to Section 9.3(b), shall be made concurrently with, and as a condition to the effectiveness of, such termination, and any such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent; and any payment required to be made pursuant to clause (iv) of Section 9.5(a) shall be made to the Company promptly following termination of this Agreement by the Company (and in any event not later than two (2) Business Days after delivery to Parent of notice of demand for payment), or, in the event of a termination by Parent pursuant to Section 9.4(b), shall be made concurrently with, and as a condition to the effectiveness of, such termination, and any such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Company. In circumstances where this Section 9.5 requires a reimbursement of Expenses, the reimbursing party shall reimburse the other party for such Expenses on the later of (y) the day that is three (3) Business Days after the date of termination of this Agreement and (z) the day that is three (3) Business Days after the delivery of documentation of such Expenses.

(c) In the event that the Company or Parent, as the case may be, shall fail to pay the Termination Fee and/or Expenses required pursuant to this Section 9.5 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest equal to the Prime Lending Rate as published by JP Morgan Chase. In addition, if either party shall fail to pay such fee and/or Expenses, as the case may be, when due, such party shall also pay to the other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect the Termination Fee and/or Expenses, as the case may be.

(d) Parent and the Company acknowledge that the fees, Expense reimbursement and the other provisions of this Section 9.5 are an integral part of this Agreement and the transactions contemplated hereby and that, without these agreements, Parent and the Company would not enter into this Agreement. Each of the parties hereto acknowledges that the Termination Fee is not a penalty, but rather a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the parties agree that in circumstances where payment of the Termination Fee is required hereunder, upon such payment, the payment of any Termination Fee in accordance with this Section 9.5, shall be the exclusive remedy of Parent and Merger Sub or the Company, as the case may be, for: (i) any loss suffered as a result of the failure of the Merger to be consummated; and (ii) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby. Upon payment of the Termination Fee in accordance with this Section 9.5, none of the Company or Parent or any of their respective stockholders, partners, members, directors, affiliates, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except as expressly provided in Section 9.5(c)).

(e) If this Agreement is terminated in accordance with Sections 9.1 through 9.4, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective affiliates or Representatives; provided, that (i) Section 4.19 and Section 5.20 and this Section 9.5 will survive termination hereof and (ii) except as provided in Section 9.5(d), no party shall be relieved from any liabilities or damages as a result of any willful and material breach by any party of any of such party’s representations, warranties, covenants or other agreements set forth in this Agreement.

Section 9.6  Amendment.  This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated hereby by action by or on behalf of the respective Boards of the parties hereto or the stockholders of the Company; provided, however, that after any such approval by the stockholders of the Company, no amendment shall be made without the further approval of such stockholders, except as permitted by Law. This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.7  Waiver.  Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1  Survival.  The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger.

Section 10.2  Fees and Expenses.  Subject to Section 9.5, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that Parent shall pay, whether or not the Merger or any other transaction is consummated, all Expenses incurred in connection with (a) printing and filing the Proxy/Prospectus (it being acknowledged and agreed that each party shall pay their own expenses related to the mailing of the Proxy/Prospectus to their respective stockholders) and all SEC and other regulatory filing fees incurred in connection with the Proxy/Prospectus, (b) any filing with antitrust authorities, and (c) the Exchange Agent. Notwithstanding anything to the contrary contained herein, Parent shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby.

Section 10.3  Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in Person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub:	Superior Energy Services, Inc. 601 Poydras Street Suite 2400 New Orleans, LA 70130 Attn.: William B. Masters, Executive Vice President and General Counsel Facsimile: (504) 365-9665

With a required copy to:	Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P. 8555 United Plaza Boulevard, Suite 500 Baton Rouge, Louisiana, 70809 Attn.: Scott D. Chenevert Facsimile: (225) 248-3016

If to the Company:	Complete Production Services, Inc. 11700 Katy Freeway, Suite 300 Houston, TX 77079 Attn.: Chief Executive Officer General Counsel Facsimile: (281) 372-3710

With a required copy to:	Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626 Attn.: Charles K. Ruck R. Scott Shean Facsimile: (714) 755-8290

Section 10.4  Definitions.

(a) For purposes of this Agreement, the term:

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable competition, merger control, antitrust, trade regulation or similar transnational, national, federal or state, domestic or foreign Laws, and other Laws and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“beneficial ownership” (and related terms such as “beneficially owned” or ‘‘beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means with respect to any party, the board of directors of such party.

“Business Day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended, or any successor statutes and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Company Common Stock” means each share of common stock, par value $.01 per share, of the Company.

“Company ERISA Affiliate” means (i) any Person that, together with the Company, any Company Subsidiary or any of their affiliates, as of the relevant measuring date, is (or was) required to be treated as a single employer under Section 414 of the Code; and (ii) any Person who is or was controlled by or under common control with the Person in question. For purposes of this definition, a Person shall be presumed to control any corporation (or similar entity) of which he, she or it owns more than 50% of the voting securities or any partnership of which he, she or it is a general partner.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination (or the effects or consequences thereof), to constitute, and that none of the following shall be taken into account in determining whether there has been or there is expected or likely to be, a Company Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to or arising as a result of the negotiation (including activities relating to due diligence), execution, announcement or pendency of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees, independent contractors or securityholders or other third parties with whom the Company or any Company Subsidiary has any relationship, (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting any of the industries in which the Company or any Company Subsidiary participates, or the U.S. economy or financial or capital markets, except to the extent that such conditions have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other comparable businesses, (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, (d) any material event, occurrence or circumstance related to the Company, any Company Subsidiary, or any of their respective businesses, results of operation or financial condition set forth in the Company Disclosure Letter, (e) changes in Laws after the date of this Agreement, except to the extent that such conditions have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other comparable businesses, (f) changes in GAAP after the date of this Agreement, (g) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack, except to the extent that such conditions have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other comparable businesses, (h) any change in the Company’s stock price or trading volume, in and of itself (for the avoidance of doubt this clause (h) shall not preclude Parent from asserting that the underlying cause of any such change in stock price or trading volume is a Company Material Adverse Effect), or (i) the failure of the Company to meet internal or analysts’ expectations, projections or budgets (for the avoidance of doubt this clause (i) shall not preclude Parent from asserting that the underlying cause of such failure to meet such expectations, projections or budgets is or has contributed to a Company Material Adverse Effect).

“Company Preferred Stock” means each share of preferred stock, par value $.01 per share, of the Company.

“Company Restricted Shares” means any award of Company Common Stock that is subject to restrictions based on performance or continuing service and granted under any Company Stock Plan and set forth in Section 4.3(c) of the Company Disclosure Letter.

“Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan and included in Section 4.3(c) of the Company Disclosure Letter.

“Company Stock Plans” means each Company Benefit Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Laws” means any Laws which (i) regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including CERCLA, and any other Law of similar effect.

“Environmental Permits” means any permit, approval, license, registration or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“group” has the meaning set forth in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means with respect to the Company or Parent, as the case may be, without duplication, the sum of (a) all obligations of such Person and its subsidiaries for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) other indebtedness of such Person and its subsidiaries evidenced by notes, bonds, debentures or other debt securities, (c) indebtedness of the types described in clauses (a) and (b) guaranteed, directly or indirectly, in any manner by such Person or any of its subsidiaries through an agreement, contingent or otherwise, to supply funds to or invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of indebtedness against loss, (d) indebtedness for the deferred purchase price of property or services with respect to which such Person or any of its subsidiaries is liable, other than ordinary course trade payables, (e) all obligations of such Person and its subsidiaries as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP (excluding, for the avoidance of doubt, automobile leases), (f) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which such Person or any of its subsidiaries is party, and (g) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees related thereto.

“Intellectual Property” means any and all proprietary and technical information, trade names (registered and unregistered), trade secrets, patents and patent rights, patent applications, patents pending, service marks (registered and unregistered), trademarks (registered and unregistered), trademark and service mark registrations and applications, customer and supplier lists and other information, price lists, advertising and promotional materials, field performance data, research materials, royalty rights, copyrights, other proprietary intangibles, computer programs and software, databases, processes, technical know-how, business and product know-how, engineering and other drawings, plats, surveys, designs, plans, methods, engineering and manufacturing specifications, technology, inventions, processes, methods, formulas, procedures, literature and phone numbers, and operating and quality control manuals and data.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present with respect to Parent or the Company, as applicable, when the matter in question was actually known to any officer of Parent listed in Exhibit A hereto (in the case of Parent) or to any officer of the Company listed in Exhibit B hereto (in the case of the Company).

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“Liens” means, with respect to any asset, any security interests, liens, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

“NYSE” means the New York Stock Exchange.

“Parent Common Stock” means each share of common stock, par value $0.001 per share, of Parent.

“Parent ERISA Affiliate” means (i) any Person that, together with Parent, any Parent Subsidiary or any of their affiliates, as of the relevant measuring date, is (or was) required to be treated as a single employer under Section 414 of the Code; and (ii) any Person who is or was controlled by or under common control with the Person in question. For purposes of this definition, a Person shall be presumed to control any corporation (or similar entity) of which he, she or it owns more than 50% of the voting securities or any partnership of which he, she or it is a general partner.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination (or the effects or consequences thereof), to constitute, and that none of the following shall be taken into account in determining whether there has been or there is expected or likely to be, a Parent Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to or arising as a result of the negotiation (including activities relating to due diligence), execution, announcement or pendency of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, including the impact thereof on the relationships of Parent or the Parent Subsidiaries with customers, suppliers, distributors, consultants, employees, independent contractors or securityholders or other third parties with whom Parent or any Parent Subsidiary has any relationship, (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting any of the industries in which Parent or any Parent Subsidiary participates, or the U.S. economy or financial or capital markets, except to the extent that such conditions have a disproportionate impact on Parent and the Parent Subsidiaries, taken as a whole, relative to other comparable businesses, (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, (d) any material event, occurrence or circumstance related to Parent, any Parent Subsidiary, or any of their respective businesses, results of operation or financial condition set forth in the Parent Disclosure Letter, (e) changes in Laws after the date of this Agreement, except to the extent that such conditions have a disproportionate impact on Parent and the Parent Subsidiaries, taken as a whole, relative to other comparable businesses, (f) changes in GAAP after the date of this Agreement, (g) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack, except to the extent that such conditions have a disproportionate impact on Parent and the Parent Subsidiaries, taken as a whole, relative to other comparable businesses, (h) any change in Parent’s stock price or trading volume, in and of itself (for the avoidance of doubt this clause (h) shall not preclude the Company from asserting that the underlying cause of any such change in stock price or trading volume is a Parent Material Adverse Effect) or (i) the failure of Parent to meet internal or analysts’ expectations, projections or budgets (for the avoidance of doubt this clause (i) shall not preclude Parent from asserting that the underlying cause of such failure to meet such expectations, projections or budgets is or has contributed to a Company Material Adverse Effect).

“Parent Preferred Stock” means each share of preferred stock, par value $.01 per share, of Parent.

“Permitted Company Liens” means (a) liens or other encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) liens or other encumbrances in favor of vendors, licensors, title holders, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of law, and (c) liens, whether or not of record, which in the aggregate do not materially affect the continued use of the Company’s and the Company Subsidiaries’ assets or properties for the purposes for which they are currently being used.

“Permitted Parent Liens” means (a) liens or other encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) liens or other encumbrances in favor of vendors, licensors, title holders, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of law, and (c) liens, whether or not of record, which in the aggregate do not materially affect the continued use of Parent’s and the Parent Subsidiaries’ assets or properties for the purposes for which they are currently being used.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group.

“RCRA” means the Resource Conservation and Recovery Act, as amended, or any successor statutes or regulations promulgated thereunder.

“Representative” means with respect to any Person, each of the directors, officers, employees, accountants, consultants, counsel, advisors, agents and other representatives of such Person or any subsidiaries thereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Company or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax Return” means any report, return, information return, claim for refund, election, estimated tax filing or declaration required to be filed with any domestic or foreign Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign Taxing Authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and gains tax.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

(b) Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section

Agreement	Preamble
Alternative Proposal	Section 7.12(e)(i)
Appraisal Shares	Section 3.2
Book Entry Share	Section 3.1(b)
Cash Portion	Section 3.1(a)
Certificate of Merger	Section 1.2(b)
Change in the Company Board Recommendation	Section 7.12(c)
Change in the Parent Board Recommendation	Section 7.12(d)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Code	Recitals
Company	Preamble
Company Certificate of Incorporation	Section 4.2
Company Benefit Plan	Section 4.9(a)
Company Board Recommendation	Recitals
Company Bylaws	Section 4.2
Company Disclosure Letter	Article 4
Company Financial Advisor	Section 4.19

Term	Section

Company Financial Statements	Section 4.7(b)
Company Indemnified Parties	Section 7.13(a)
Company Material Contract	Section 4.11(a)
Company Permits	Section 4.6(a)
Company SEC Reports	Section 4.7(a)
Company Special Meeting	Section 7.1(d)
Company Subsidiary or Company Subsidiaries	Section 4.1
Confidentiality Agreement	Section 7.12(b)
Converted Parent Option	Section 7.3(a)(i)
Converted Parent Stock Award	Section 7.3(a)(ii)
DGCL	Recitals
Effective Time	Section 1.2(b)
ERISA	Section 4.9(a)
Exchange Agent	Section 3.3(a)
Exchange Fund	Section 3.3(a)
Expenses	Section 9.5(a)
FCPA	Section 4.22(b)
Financing	Section 5.24(b)
Financing Commitments	Section 5.24(b)
Financing Conditions	Section 5.24(b)
Market Price	Section 3.1(f)
Maximum Amount	Section 7.13(c)
Merger	Recitals
Merger Agreement Tax Representation Letter	Section 7.6(d)
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
Merger Sub Bylaws	Section 5.2
Merger Sub Certificate of Incorporation	Section 5.2
Money Laundering Laws	Section 4.22(c)
Offering Materials	Section 7.15(a)
Order	Section 4.12
Parent	Preamble
Parent Benefit Plan	Section 5.9(a)
Parent Board Recommendation	Recitals
Parent Break Fee	Section 9.5(b)
Parent Bylaws	Section 5.2
Parent Certificate of Incorporation	Section 5.2
Parent Certificate Proposal	Section 5.26(b)
Parent Disclosure Letter	Article 5
Parent Financial Advisor	Section 5.20
Parent Financial Statements	Section 5.7(b)
Parent Issuance Proposal	Section 5.26(b)
Parent Material Contract	Section 5.11(a)
Parent Permits	Section 5.6(a)

Term	Section

Parent Proposal	Section 5.26(b)
Parent SEC Reports	Section 5.7(a)
Parent Special Meeting	Section 7.1(e)
Parent Subsidiary or Parent Subsidiaries	Section 5.1
Proxy/Prospectus	Section 4.25
Registration Statement	Section 4.25
Registration Statement Tax Representation Letter	Section 7.6(c)
Required Company Vote	Section 4.24(b)
Required Parent Vote	Section 5.26(b)
Sarbanes-Oxley Act	Section 4.7(d)
Section 409A	Section 4.9(d)
Specified Company SEC Disclosure	Article 4
Specified Parent SEC Disclosure	Article 5
Standstill Agreement	Section 7.12(a)
Stock Award Exchange Ratio	Section 7.3(a)
Stock Exchange Ratio	Section 3.1(a)(iii)
Stock Certificate	Section 3.1(b)
Superior Proposal	Section 7.12(d)(ii)
Surviving Company	Section 1.1
Tax Representation Letter	Section 7.6(c)
Terminated Plan	Section 7.4(d)
Termination Date	Section 9.2(a)
Termination Fee	Section 9.5(a)
Treasury Regulations	Recitals

Section 10.5  Interpretation.  When a reference is made in this Agreement to an Article, a Section, or an Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto.

Section 10.6  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.7  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.8  Entire Agreement.  This Agreement (together with the Exhibits, Company Disclosure Letter, Parent Disclosure Letter and the other documents delivered pursuant hereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements, representations and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 10.9  Assignment.  This Agreement and all of the provisions hereto shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties and any purported assignment without such consent shall be null and void.

Section 10.10  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that (a) after the Effective Time, each Company Indemnified Party is intended to be a third party beneficiary of Section 7.13 and may specifically enforce its terms and (b) each Lender Related Party is intended to be a third party beneficiary of Section 10.12 and may specifically enforce the terms of Section 10.15.

Section 10.11  Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 10.12  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the internal Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles.

(b) Each of the parties irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), and (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 10.13  Disclosure.  Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Letter need not be set forth in any other section of the Disclosure Letter so long as its relevance to the latter section of the Disclosure Letter or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Letter. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “Company Material Adverse Effect,” “Parent Material Adverse Effect” or other similar terms in this Agreement.

Section 10.14  Counterparts.  This Agreement may be executed and delivered in counterpart signatures delivered by facsimile or other electronic transmission and any such counterpart so delivered shall be deemed to be an original instrument.

Section 10.15  No Recourse to Lenders.  Notwithstanding any provision of this Agreement, the Company agrees on its behalf and on behalf of the Company Subsidiaries and their affiliates that none of the lenders, agents or arrangers under the Financing Commitments nor their respective affiliates, successors or assigns nor any other debt financing sources (collectively, the “Lender Related Parties”) shall have any liability or obligation to the Company or the Company Subsidiaries and their affiliates relating to this Agreement or any of the transactions contemplated herein (including the Financing). This Section 10.15 is intended to benefit and may be enforced by the Lender Related Parties and shall be binding on all successors and assigns of the Company.

[Signature pages follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ David D. Dunlap
Name:     David D. Dunlap

Title:	President and Chief Executive Officer

SPN FAIRWAY ACQUISITION, INC.

By:	/s/ David D. Dunlap
Name:     David D. Dunlap

Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

COMPLETE PRODUCTION SERVICES, INC.

By:	/s/ Joseph C. Winkler
Name:     Joseph C. Winkler

Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

COMPANY KNOWLEDGE PERSONS
Joseph C. Winkler
Brian K. Moore
Jose A. Bayardo
James F. Maroney, III
Kenneth L. Nibling
Dewayne Williams
Lisa McCormick

EXHIBIT B

PARENT KNOWLEDGE PERSONS
David Dunlap
Robert S. Taylor
William B. Masters
Danny R. Young
Westy Ballard
Ross Burkenstock
Wayne Robertson

EXHIBIT “C”

Superior Energy Services, Inc.
Form of Representation Letter

Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger dated as of October 9, 2011 (the “Merger Agreement”), among Superior Energy Services, Inc., a Delaware corporation (“SPN”), SPN Fairway Acquisition Inc., a Delaware corporation (“Merger Sub”), and Complete Production Services, Inc., a Delaware corporation (“CPX”), as amended or supplemented through the date hereof. Merger Sub is a wholly-owned subsidiary of SESI, a Delaware limited liability company of which SPN is the sole member (“SESI”). Pursuant to the Merger Agreement, CPX shall be merged with and into Merger Sub, with Merger Sub being the Surviving Company (the ‘‘Merger”). Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P., counsel to SPN and Merger Sub, has been requested pursuant to Section 7.6(c) of the Merger Agreement to render its opinion (the “Opinion”) regarding certain United States federal income tax consequences of the Merger.

Capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement. All Section references are to the Internal Revenue Code of 1986, as amended, unless otherwise noted.

A.  Statements and Representations.

In connection with the Opinion, and acknowledging that each of you will rely, with the consent of SPN, SESI and Merger Sub, upon the statements and representations made in this letter in rendering such Opinion, SPN, SESI and Merger Sub hereby certify and represent to each of you that the statements and representations made herein are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time):

1. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations. The Merger will be consummated for bona fide business reasons and strictly in accordance with the Merger Agreement (without waiver or modification of any provision thereof). Other than those described or referenced in the Merger Agreement, there are no agreements, arrangements or understandings, either written or oral, between or among (a) any of SPN, SESI, Merger Sub, their affiliates or shareholders, on the one hand, and (b) any of CPX, its affiliates or shareholders on the other hand, concerning the Merger or otherwise, except for such agreements that are unrelated to the Merger and were entered into prior to, and without contemplation of, the Merger in the ordinary course of business on an arm’s length basis.

2. The facts and other information relating to the Merger as described in the Proxy/Prospectus included in the Registration Statement on Form S-4 filed by SPN with the Securities and Exchange Commission on or about the date hereof, as amended through the date hereof (the ‘‘Registration Statement”), are, insofar as such facts and other information pertain to SPN, SESI and Merger Sub, true, correct, and complete in all material respects. The facts, representations and covenants relating to the Merger, as described in the Merger Agreement, and the documents described in the Merger Agreement, are, insofar as such facts, representations and covenants pertain to SPN, SESI and Merger Sub, true, correct, and complete in all material respects.

3. In the Merger, all issued and outstanding shares of Company Common Stock (other than Company Common Stock held in the treasury of the Company cancelled pursuant to the Merger Agreement and any Appraisal Shares) will be exchanged for the Merger Consideration, consisting solely of [          ] shares of Parent Common Stock valued at $[     ] per share as of the date of the Merger

Agreement and $[     ] cash for each share of Company Common Stock. No CPX shareholder will receive in exchange for such Company Common Stock, directly or indirectly, any consideration other than the Merger Consideration.

4. No shares of Merger Sub or membership interests of SESI will be issued as consideration in the Merger.

5. The Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time will be at least forty percent (40%) of the Total Merger Consideration. For purposes of this representation:

a. The “Continuity Value” of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time means the value of such number of shares of Parent Common Stock determined by reference to the mean between the high and low selling prices of a share of Parent Common Stock on the New York Stock Exchange on the last business day before the Merger Agreement is signed, as reported by Bloomberg LP (or if not so reported, as reported by such other reporting service as is reasonably agreed to by the parties); and

b. ‘‘Total Merger Consideration” means the sum of (i) the Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock as of the Effective Time, (ii) the amount of cash consideration to be received by holders of Company Common Stock as of the Effective Time, including cash consideration to be paid to Company Stockholders in lieu of fractional shares of Parent Common Stock, and (iii) the amount of cash to be paid to holders of Company Common Stock with respect to Appraisal Shares.

6. Parent Common Stock entitles the holder to vote for the election and removal of the board of directors of SPN.

7. The fair market value of the Merger Consideration received by each holder of Company Common Stock will be approximately equal to the fair market value of Company Common Stock surrendered in the exchange, as determined by arm’s length negotiations between the respective managements of SPN and CPX.

8. The payment of cash in lieu of fractional shares of Parent Common Stock represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to SPN of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the CPX shareholders in place of using fractional shares will not exceed four percent (4%) of the total consideration that will be issued in the Merger to the CPX shareholders in exchange for their shares of Company Common Stock. The fractional share interests of each CPX shareholder will be aggregated, and no CPX shareholder will receive an amount equal to or greater than the value of one full share of Parent Common Stock.

9. There is no plan, intention, obligation or understanding on the part of SPN that, after the Merger, SPN will distribute any dividends or make any other distributions to the former stockholders of CPX other than dividends or other distributions made to all stockholders of Parent Common Stock in the ordinary course of business.

10. Except with respect to open-market purchases of Parent Common Stock pursuant to a general stock repurchase program of SPN that has not been created or modified in connection with the Merger or that otherwise satisfies the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701, neither SPN nor any person related to SPN (within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) or (e)(5)) (i) has acquired or has any plan or intention to acquire stock of the CPX for consideration other than Parent Common Stock or (ii) has any plan or intention to redeem or acquire any of the Parent Common Stock issued pursuant to the Merger (other than cash distributed in the Merger to CPX shareholders in lieu of fractional shares of Parent Common Stock) directly or indirectly through any transaction, agreement or arrangement with any other person (including derivate transactions, such as equity swaps, that would have the economic effect of an acquisition). For purposes of this representation: (i) any reference to SPN or the CPX includes a reference to any successor or predecessor of such corporation, except that the CPX is not treated as a predecessor of SPN and SPN is not treated as a successor of the CPX; (ii) a corporation is treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 (without regard to the exceptions in Section 1504(b)) or they are related as described in Section 304(a)(2) (without regard to Treasury Regulation Section 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition; and (iii) each partner of a partnership is treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership. As used herein, the terms “partnership” and ‘‘partner” shall have the same meaning given to them in Section 7701(a)(2).

11. None of the Merger Consideration that will be received by any CPX employee or independent contractor who is also a shareholder of CPX in connection with the Merger represents separately bargained-for consideration that is allocable to the performance of any services. The compensation paid to any CPX employee or independent contractor who is also a shareholder of CPX will be for services actually rendered (or to be rendered) and has been or will be commensurate with amount paid to third parties bargaining at arm’s length.

12. Each of SPN, SESI, Merger Sub and CPX will bear its own expenses, and none of SPN, SESI, Merger Sub or CPX will bear the expenses of CPX’s shareholders.

13. At all times during SESI’s existence, SESI has been classified as a “disregarded entity” within the meaning of Treasury Regulation Section 1.368-2(b)(1)(i)(A), and SESI has not elected to, and has no plan or intention to elect to, be treated as an association taxable as a corporation for federal income tax purposes.

14. SPN has directly owned all of the membership interests of SESI at all times during SESI’s existence, and SPN will own all such interests immediately after the Merger and has no plans to dispose of such interests.

15. SESI has directly owned all of the stock of Merger Sub at all times during Merger Sub’s existence, and SESI will own all such stock immediately after the Merger and has no plans to dispose of such stock.

16. Merger Sub was formed solely for the purposes of effecting the Merger and has conducted no business or other activities except in connection with the Merger. Merger Sub has no assets and no liabilities except as were necessarily acquired pursuant to its incorporation.

17. Neither SPN nor any of its subsidiaries owns or has owned within the last five years, directly or indirectly, any stock of CPX or any instrument (other than the Merger Agreement) giving the holder the right to acquire any such stock.

18. SPN will have “control” of the Surviving Company immediately after the Merger. For purposes of this representation and representation 19, “control” means ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock within the meaning of Section 368(a)(2)(D) and Section 368(c).

19. There is no plan, intention, obligation or understanding on the part of SPN, SESI or Merger Sub that, after the Merger, the Surviving Company will (i) issue additional shares of stock that would result in SPN losing control of the Surviving Corporation or (ii) take any other action (including issuing any rights to acquire stock in the Surviving Company) that could result in SPN losing control of the Surviving Company, except for transfers permitted by Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k).

20. Neither SPN nor SESI has any plan, intention, obligation or understanding to (i) liquidate the Surviving Company, (ii) merge or convert the Surviving Company with or into another corporation or other entity, (iii) otherwise dispose of the stock of the Surviving Company, or (iv) cause the Surviving Company to sell or otherwise dispose of any of the assets of the Surviving Company, except for dispositions made in the ordinary course of business, dispositions after which the Surviving Company would continue to hold the assets set forth in representations 21 and 22 hereof, or transfers permitted by Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k).

21. Following the Merger, SPN will continue, or cause to be continued, the “historic business” of CPX or use, or cause to be used, a “significant portion” of CPX’s “historic business assets” (as such terms are used in Treasury Regulation Section 1.368-1(d)) in a business either directly or through one or more members of SPN’s qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)) or one or more partnerships in which SPN and members of its qualified group own an aggregate interest representing a significant interest in such business or have active and substantial management functions as partners in such business (each within the meaning of Treasury Regulation Section 1.368-1(d)(4)(iii)(B)).

22. (i) Assuming the correctness of the representation 12(i) in the representation letter executed by CPX, Merger Sub will acquire from CPX, and after the Merger the Surviving Company will hold, at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by CPX immediately prior to the Merger and (ii) after the Merger, the Surviving Company will hold at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, the following amounts will be treated as assets held by CPX or Merger Sub, as applicable, held immediately prior but not subsequent to the Merger: (i) amounts used (or to be used) by CPX or Merger Sub to pay Merger expenses, (ii) amounts paid (or to be paid) by CPX or Merger Sub to holders of shares of CPX stock in exchange for their CPX stock pursuant to the Merger, (iii) amounts paid (or to be paid) by CPX or Merger Sub to redeem stock, securities, warrants or options of CPX as part of any overall plan of which the Merger is a part, (iv) amounts used (or to be used) to repay debt, (v) amounts paid by CPX with respect to Appraisal Shares, and (v) amounts distributed (or to be distributed) by CPX or Merger Sub to the holders of CPX stock (except for regular, normal dividends) as part of any overall plan of which the Merger is a part. Neither Merger Sub nor, to the knowledge of SPN, CPX has disposed of any assets prior to the Merger in contemplation of, or as part of, the Merger.

23. At the Effective Time, the fair market value of the assets of CPX will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

24. There is no intercorporate indebtedness existing between SPN or any of its subsidiaries, on the one hand, and CPX or any of its subsidiaries, on the other hand, that was issued or acquired or will be settled at a discount.

25. None of SPN, SESI, Merger Sub or CPX is under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure or similar proceeding within the meaning of Section 368(a)(3)(A).

26. None of SPN, SESI or Merger Sub is an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv).

27. No liabilities of any person other than CPX will be assumed by Merger Sub, SESI or SPN in the Merger, and none of the shares of Company Common Stock to be exchanged in the Merger will be subject to any liabilities.

28. As of the Effective Time, neither SPN nor any person related to SPN within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) will own beneficially or of record, or will have owned beneficially or of record, during the five years immediately prior to such time, any stock of CPX, or other securities, options, warrants or instruments (other than pursuant to the Merger Agreement) giving the holder thereof the right to acquire Company Common Stock or other securities issued by the CPX.

29. Payments made in respect of Appraisal Shares, if any, will be made solely from the funds of the CPX. None of SPN, SESI or Merger Sub will directly or indirectly provide funds to make payments in respect of Appraisal Shares, nor will SPN, SESI or Merger Sub directly or indirectly reimburse CPX for any payments made with respect to such shares.

30. To the knowledge of SPN, SESI and Merger Sub, the representations made in the representation letter delivered by CPX to Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and dated the date hereof are true, correct and complete in all material respects.

31. Each undersigned is authorized to make all the representations set forth herein on behalf of SPN, SESI, Merger Sub and their management, respectively.

B.  Reliance by You in Rendering Opinion: Limitations on Your Opinion.

The undersigned acknowledge that your opinion will be (i) based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto (including, but not limited to, the Registration Statement and Proxy/Prospectus), (ii) based on the consummation of the Merger in accordance with the terms set forth in the Merger Agreement, and (iii) subject to certain limitations and qualifications, including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all respects. The undersigned further represent that, for purposes of rendering your opinion, you may consider each of the representations herein to be true, correct and complete without regard to any knowledge qualification not expressly made herein.

Each of SPN, SESI and Merger Sub undertakes to inform each of you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect at or prior to the Effective Time.

Dated:

Very truly yours,

SUPERIOR ENERGY SERVICES, INC.

By:
Name:

Title:

SESI

By:
Name:

Title:

MERGER SUB

By:
Name:

Title:

EXHIBIT “D”
Complete Production Services, Inc.
Form of Representation Letter

Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger dated as of October 9, 2011 (the “Merger Agreement”), among Complete Production Services, Inc., a Delaware corporation (‘‘CPX”), Superior Energy Services, Inc., a Delaware corporation (“SPN”), and SPN Fairway Acquisition, Inc., a Delaware corporation (“Merger Sub”), as amended or supplemented through the date hereof. Merger Sub is a wholly-owned subsidiary of SESI, a Delaware limited liability company of which SPN is the sole member (‘‘SESI”). Pursuant to the Merger Agreement, CPX shall be merged with and into Merger Sub, with Merger Sub being the Surviving Company (the “Merger”). Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P., counsel to SPN and Merger Sub, has been requested pursuant to Section 7.6(c) of the Merger Agreement to render its opinion (the ‘‘Opinions”) regarding certain United States federal income tax consequences of the Merger.

Capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement. All Section references are to the Internal Revenue Code of 1986, as amended, unless otherwise noted.

A.  Statements and Representations.

In connection with the Opinion, and acknowledging that each of you will rely, with the consent of CPX, upon the statements and representations made in this letter in rendering such Opinion, CPX hereby certifies and represents to each of you that the statements and representations made herein are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time):

1. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations. The Merger will be consummated for bona fide business reasons and strictly in accordance with the Merger Agreement (without waiver or modification of any provision thereof). Other than those described or referenced in the Merger Agreement, there are no agreements, arrangements or understandings, either written or oral, between or among (a) any of CPX, its affiliates or shareholders, on the one hand, and (b) any of SPN, Merger Sub, their affiliates or shareholders, on the other hand, concerning the Merger or otherwise, except for such agreements that are unrelated to the Merger and were entered into prior to, and without contemplation of, the Merger in the ordinary course of business on an arm’s length basis.

2. The facts and other information relating to the Merger as described in the Proxy/Prospectus included in the Registration Statement on Form S-4 filed by SPN with the Securities and Exchange Commission on or about the date hereof, as amended through the date hereof (the “Registration Statement”), are, insofar as such facts and other information pertain to CPX, true, correct, and complete in all material respects. The facts, representations and covenants relating to the Merger, as described in the Merger Agreement, and the documents described in the Merger Agreement, are, insofar as such facts, representations and covenants pertain to CPX, true, correct, and complete in all material respects

3. In the Merger, all issued and outstanding shares of Company Common Stock (other than Company Common Stock held in the treasury of the Company cancelled pursuant to the Merger Agreement and any Appraisal Shares) will be exchanged for the Merger Consideration, consisting solely of [          ] shares of Parent Common Stock valued at $[     ] per share as of the date of the Merger Agreement and $[     ] cash for each share of Company Common Stock. No CPX shareholder will receive in exchange for such Company Common Stock, directly or indirectly, any consideration other than the Merger Consideration.

4. The Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time will be at least forty percent (40%) of the Total Merger Consideration. For purposes of this representation:

a. The ‘‘Continuity Value” of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time means the value of such number of shares of Parent Common Stock determined by reference to the mean between the high and low selling prices of a share of Parent Common Stock on the New York Stock Exchange on the last business day before the Merger Agreement is signed, as reported by Bloomberg LP (or if not so reported, as reported by such other reporting service as is reasonably agreed to by the parties); and

b. “Total Merger Consideration” means the sum of (i) the Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock as of the Effective Time, (ii) the amount of cash consideration to be received by holders of Company Common Stock as of the Effective Time, including cash consideration to be paid to Company Stockholders in lieu of fractional shares of Parent Common Stock, and (iii) the amount of cash to be paid to holders of Company Common Stock with respect to Appraisal Shares.

5. The fair market value of Merger Consideration received by each holder of Company Common Stock will be approximately equal to the fair market value of Company Common Stock surrendered in the exchange, as determined by arm’s length negotiations between the respective managements of SPN and CPX.

6. No shares of Merger Sub or membership interests of SESI will be issued as consideration in the Merger.

7. Neither CPX nor any person related to CPX within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) (without regard to paragraph (e)(4)(i)(A) thereof) and (e)(5) has purchased, reacquired or redeemed, or made any distributions with respect to, any CPX stock prior to the Merger in contemplation of, or as part of, the Merger, either directly or indirectly through any transaction, agreement or arrangement with any other person (including derivate transactions, such as equity swaps, that would have the economic effect of an acquisition). To the best knowledge of CPX, there is no plan, intention, obligation or understanding on the part of any CPX shareholder to sell, exchange, or otherwise transfer, directly or indirectly, any of the Parent Common Stock that will be received pursuant to the Merger to SPN or any person related to SPN (within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) or (e)(5)), other than through open market purchases of Parent Common Stock pursuant to a general stock repurchase program of SPN that has not been created or modified in connection with the Merger or that otherwise satisfies the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701. For purposes of this representation, any reference to SPN or the CPX includes a reference to any successor or predecessor of such corporation (except that the CPX is not treated as a predecessor of SPN and SPN is not treated as a successor of the CPX).

8. The liabilities of CPX assumed in the Merger and the liabilities to which the transferred assets of CPX are subject were incurred by CPX in the ordinary course of its business.

9. None of the Merger Consideration that will be received by any CPX employee or independent contractor who is also a shareholder of CPX in connection with the Merger represents separately bargained-for consideration that is allocable to the performance of any services. The compensation paid to any CPX employee or independent contractor who is also a shareholder of CPX will be for services actually rendered (or to be rendered) and has been or will be commensurate with amount paid to third parties bargaining at arm’s length.

10. Each of SPN, SESI, Merger Sub and CPX will bear its own expenses, and none of SPN, SESI, Merger Sub or CPX will bear the expenses of CPX’s shareholders.

11. To the knowledge of CPX, SPN will have “control” of the Surviving Company immediately after the Merger. For purposes of this representation, ‘‘control” means ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock within the meaning of Section 368(a)(2)(D) and Section 368(c).

12. The business currently carried on by CPX is its “historic business” within the meaning of Treasury Regulation Section 1.368-1(d). No assets of the CPX have been or will be sold, transferred or otherwise disposed of which would prevent SPN, Merger Sub or any other member of SPN’s qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)) from continuing the “historic business” of the CPX or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulation Section 1.368-1(d).

13. After the Merger, the Surviving Company will hold (i) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by CPX immediately prior to the Merger, and (ii) to the knowledge of CPX, at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, the following amounts will be treated as assets held by CPX or Merger Sub, as applicable, held immediately prior but not subsequent to the Merger: (a) amounts used (or to be used) by CPX or Merger Sub to pay Merger expenses, (b) amounts paid (or to be paid) by CPX or Merger Sub to holders of shares of CPX stock in exchange for their CPX stock pursuant to the Merger, (c) amounts paid (or to be paid) by CPX or Merger Sub to redeem stock, securities, warrants or options of CPX as part of any overall plan of which the Merger is a part, (d) amounts used (or to be used) to repay debt, (e) amounts paid by CPX with respect to Appraisal Shares, and (f) amounts distributed (or to be distributed) by CPX or Merger Sub to the holders of CPX stock (except for regular, normal dividends) as part of any overall plan of which the Merger is a part. Neither CPX nor, to the knowledge of CPX, Merger Sub has disposed of any assets prior to the Merger in contemplation of, or as part of, the Merger.

14. At the Effective Time, the fair market value of the assets of CPX will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

15. There is no intercorporate indebtedness existing between CPX or any of its subsidiaries, on the one hand, and SPN or any of its subsidiaries, on the other hand, that was issued or acquired or will be settled at a discount.

16. CPX is not under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure or similar proceeding within the meaning of Section 368(a)(3)(A).

17. CPX is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv).

18. No liabilities of any person other than CPX will be assumed by Merger Sub, SESI or SPN in the Merger, and none of the shares of Company Common Stock to be exchanged in the Merger will be subject to any liabilities.

19. The payment of cash in lieu of fractional shares of Parent Common Stock represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to SPN of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the CPX shareholders in place of using fractional shares will not exceed 1 percent of the total consideration that will be issued in the Merger to the CPX shareholders in exchange for their shares of Company Common Stock. The fractional share interests of each CPX shareholder will be aggregated, and no CPX shareholder will receive an amount equal to or greater than the value of one full share of Parent Common Stock.

20. Payments made in respect of Appraisal Shares, if any, will be made solely from the funds of the CPX. None of SPN, SESI or Merger Sub will directly or indirectly provide funds to make payments in respect of Appraisal Shares, nor will SPN, SESI or Merger Sub directly or indirectly reimburse CPX for any payments made with respect to such shares.

21. All of the CPX’s currently outstanding financial positions that it has ever treated as indebtedness for federal income tax purposes (by deducting interest or otherwise) are properly classified as indebtedness rather than as equity for such purposes and have not been treated as other than debt for any other purpose. The only currently outstanding financial position of Company that it has ever treated as equity for federal income tax purposes is the Company Common Stock.

22. To the knowledge of CPX, the representations made in the representation letter delivered by SPN, SESI and Merger Sub to Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and dated the date hereof are true, correct and complete in all material respects.

23. The undersigned is authorized to make all the representations set forth herein on behalf of CPX and its management.

B.  Reliance by You in Rendering Opinion: Limitations on Your Opinion.

The undersigned acknowledges that your opinion will be (i) based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto (including, but not limited to, the Registration Statement and Proxy/Prospectus), (ii) based on the consummation of the Merger in accordance with the terms set forth in the Merger Agreement, and (iii) subject to certain limitations and qualifications, including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all respects. The undersigned further represents that, for purposes of rendering your opinion, you may consider each of the representations herein to be true, correct and complete without regard to any knowledge qualification not expressly made herein.

CPX undertakes to inform each of you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect at or prior to the Effective Time.

Dated:

Very truly yours,

COMPLETE PRODUCTION SERVICES, INC.

By:
Name:

Title:

EXHIBIT “E”
Superior Energy Services, Inc.
Form of Representation Letter

Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170

Latham & Watkins LLP
355 S. Grand Avenue
Los Angeles, California 90071

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger dated as of October 9, 2011 (the “Merger Agreement”), among Superior Energy Services, Inc., a Delaware corporation (‘‘SPN”), SPN Fairway Acquisition Inc., a Delaware corporation (“Merger Sub”), and Complete Production Services, Inc., a Delaware corporation (‘‘CPX”), as amended or supplemented through the date hereof. Merger Sub is a wholly-owned subsidiary of SESI, a Delaware limited liability company of which SPN is the sole member (‘‘SESI”). Pursuant to the Merger Agreement, CPX shall be merged with and into Merger Sub, with Merger Sub being the Surviving Company (the “Merger”). Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P., counsel to SPN and Merger Sub, and Latham & Watkins LLP, counsel to CPX, have been requested pursuant to Sections 8.2(c) and 8.3(c) of the Merger Agreement to render their opinion (the ‘‘Opinions”) regarding certain United States federal income tax consequences of the Merger.

Capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement. All Section references are to the Internal Revenue Code of 1986, as amended, unless otherwise noted.

A.  Statements and Representations.

In connection with the Opinions, and acknowledging that each of you will rely, with the consent of SPN, SESI and Merger Sub, upon the statements and representations made in this letter in rendering such Opinions, SPN, SESI and Merger Sub hereby certify and represent to each of you that the statements and representations made herein are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time):

1. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations. The Merger will be consummated for bona fide business reasons and strictly in accordance with the Merger Agreement (without waiver or modification of any provision thereof). Other than those described or referenced in the Merger Agreement, there are no agreements, arrangements or understandings, either written or oral, between or among (a) any of SPN, SESI, Merger Sub, their affiliates or shareholders, on the one hand, and (b) any of CPX, its affiliates or shareholders on the other hand, concerning the Merger or otherwise, except for such agreements that are unrelated to the Merger and were entered into prior to, and without contemplation of, the Merger in the ordinary course of business on an arm’s length basis.

2. The facts and other information relating to the Merger as described in the Proxy/Prospectus included in the Registration Statement on Form S-4 filed by SPN with the Securities and Exchange Commission on or about the date hereof, as amended through the date hereof (the “Registration Statement”), are, insofar as such facts and other information pertain to SPN, SESI and Merger Sub, true, correct, and complete in all material respects. The facts, representations and covenants relating to the Merger, as described in the Merger Agreement, and the documents described in the Merger Agreement, are, insofar as such facts, representations and covenants pertain to SPN, SESI and Merger Sub, true, correct, and complete in all material respects.

3. In the Merger, all issued and outstanding shares of Company Common Stock (other than Company Common Stock held in the treasury of the Company cancelled pursuant to the Merger Agreement and any Appraisal Shares) will be exchanged for the Merger Consideration, consisting solely of [          ] shares of Parent Common Stock valued at $[     ] per share as of the date of the Merger Agreement and $[     ] cash for each share of Company Common Stock. No CPX shareholder will receive in exchange for such Company Common Stock, directly or indirectly, any consideration other than the Merger Consideration.

4. No shares of Merger Sub or membership interests of SESI will be issued as consideration in the Merger.

5. The Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time will be at least forty percent (40%) of the Total Merger Consideration. For purposes of this representation:

a. The “Continuity Value” of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time means the value of such number of shares of Parent Common Stock determined by reference to the mean between the high and low selling prices of a share of Parent Common Stock on the New York Stock Exchange on the last business day before the Merger Agreement is signed, as reported by Bloomberg LP (or if not so reported, as reported by such other reporting service as is reasonably agreed to by the parties); and

b. “Total Merger Consideration” means the sum of (i) the Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock as of the Effective Time, (ii) the amount of cash consideration to be received by holders of Company Common Stock as of the Effective Time, including cash consideration to be paid to Company Stockholders in lieu of fractional shares of Parent Common Stock, and (iii) the amount of cash to be paid to holders of Company Common Stock with respect to Appraisal Shares.

6. Parent Common Stock entitles the holder to vote for the election and removal of the board of directors of SPN.

7. The fair market value of the Merger Consideration received by each holder of Company Common Stock will be approximately equal to the fair market value of Company Common Stock surrendered in the exchange, as determined by arm’s length negotiations between the respective managements of SPN and CPX.

8. The payment of cash in lieu of fractional shares of Parent Common Stock represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to SPN of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the CPX shareholders in place of using fractional shares will not exceed four percent (4%) of the total consideration that will be issued in the Merger to the CPX shareholders in exchange for their shares of Company Common Stock. The fractional share interests of each CPX shareholder will be aggregated, and no CPX shareholder will receive an amount equal to or greater than the value of one full share of Parent Common Stock.

9. There is no plan, intention, obligation or understanding on the part of SPN that, after the Merger, SPN will distribute any dividends or make any other distributions to the former stockholders of CPX other than dividends or other distributions made to all stockholders of Parent Common Stock in the ordinary course of business.

10. Except with respect to open-market purchases of Parent Common Stock pursuant to a general stock repurchase program of SPN that has not been created or modified in connection with the Merger or that otherwise satisfies the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701, neither SPN nor any person related to SPN (within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) or (e)(5)) (i) has acquired or has any plan or intention to acquire stock of the CPX for consideration other than Parent Common Stock or (ii) has any plan or intention to redeem or acquire any of the Parent Common

Stock issued pursuant to the Merger (other than cash distributed in the Merger to CPX shareholders in lieu of fractional shares of Parent Common Stock) directly or indirectly through any transaction, agreement or arrangement with any other person (including derivate transactions, such as equity swaps, that would have the economic effect of an acquisition). For purposes of this representation: (i) any reference to SPN or the CPX includes a reference to any successor or predecessor of such corporation, except that the CPX is not treated as a predecessor of SPN and SPN is not treated as a successor of the CPX; (ii) a corporation is treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 (without regard to the exceptions in Section 1504(b)) or they are related as described in Section 304(a)(2) (without regard to Treasury Regulation Section 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition; and (iii) each partner of a partnership is treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership. As used herein, the terms ‘‘partnership” and “partner” shall have the same meaning given to them in Section 7701(a)(2).

11. None of the Merger Consideration that will be received by any CPX employee or independent contractor who is also a shareholder of CPX in connection with the Merger represents separately bargained-for consideration that is allocable to the performance of any services. The compensation paid to any CPX employee or independent contractor who is also a shareholder of CPX will be for services actually rendered (or to be rendered) and has been or will be commensurate with amount paid to third parties bargaining at arm’s length.

12. Each of SPN, SESI, Merger Sub and CPX will bear its own expenses, and none of SPN, SESI, Merger Sub or CPX will bear the expenses of CPX’s shareholders.

13. At all times during SESI’s existence, SESI has been classified as a “disregarded entity” within the meaning of Treasury Regulation Section 1.368-2(b)(1)(i)(A), and SESI has not elected to, and has no plan or intention to elect to, be treated as an association taxable as a corporation for federal income tax purposes.

14. SPN has directly owned all of the membership interests of SESI at all times during SESI’s existence, and SPN will own all such interests immediately after the Merger and has no plans to dispose of such interests.

15. SESI has directly owned all of the stock of Merger Sub at all times during Merger Sub’s existence, and SESI will own all such stock immediately after the Merger and has no plans to dispose of such stock.

16. Merger Sub was formed solely for the purposes of effecting the Merger and has conducted no business or other activities except in connection with the Merger. Merger Sub has no assets and no liabilities except as were necessarily acquired pursuant to its incorporation.

17. Neither SPN nor any of its subsidiaries owns or has owned within the last five years, directly or indirectly, any stock of CPX or any instrument (other than the Merger Agreement) giving the holder the right to acquire any such stock.

18. SPN will have “control” of the Surviving Company immediately after the Merger. For purposes of this representation and representation 19, “control” means ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock within the meaning of Section 368(a)(2)(D) and Section 368(c).

19. There is no plan, intention, obligation or understanding on the part of SPN, SESI or Merger Sub that, after the Merger, the Surviving Company will (i) issue additional shares of stock that would result in SPN losing control of the Surviving Corporation or (ii) take any other action (including issuing any rights to acquire stock in the Surviving Company) that could result in SPN losing control of the Surviving Company, except for transfers permitted by Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k).

20. Neither SPN nor SESI has any plan, intention, obligation or understanding to (i) liquidate the Surviving Company, (ii) merge or convert the Surviving Company with or into another corporation or other entity, (iii) otherwise dispose of the stock of the Surviving Company, or (iv) cause the Surviving Company to sell or otherwise dispose of any of the assets of the Surviving Company, except for dispositions made in the ordinary course of business, dispositions after which the Surviving Company would continue to hold the assets set forth in representations 21 and 22 hereof, or transfers permitted by Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k).

21. Following the Merger, SPN will continue, or cause to be continued, the “historic business” of CPX or use, or cause to be used, a “significant portion” of CPX’s “historic business assets” (as such terms are used in Treasury Regulation Section 1.368-1(d)) in a business either directly or through one or more members of SPN’s qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)) or one or more partnerships in which SPN and members of its qualified group own an aggregate interest representing a significant interest in such business or have active and substantial management functions as partners in such business (each within the meaning of Treasury Regulation Section 1.368-1(d)(4)(iii)(B)).

22. (i) Assuming the correctness of the representation 12(i) in the representation letter executed by CPX, Merger Sub will acquire from CPX, and after the Merger the Surviving Company will hold, at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by CPX immediately prior to the Merger and (ii) after the Merger, the Surviving Company will hold at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, the following amounts will be treated as assets held by CPX or Merger Sub, as applicable, held immediately prior but not subsequent to the Merger: (i) amounts used (or to be used) by CPX or Merger Sub to pay Merger expenses, (ii) amounts paid (or to be paid) by CPX or Merger Sub to holders of shares of CPX stock in exchange for their CPX stock pursuant to the Merger, (iii) amounts paid (or to be paid) by CPX or Merger Sub to redeem stock, securities, warrants or options of CPX as part of any overall plan of which the Merger is a part, (iv) amounts used (or to be used) to repay debt, (v) amounts paid by CPX with respect to Appraisal Shares, and (v) amounts distributed (or to be distributed) by CPX or Merger Sub to the holders of CPX stock (except for regular, normal dividends) as part of any overall plan of which the Merger is a part. Neither Merger Sub nor, to the knowledge of SPN, CPX has disposed of any assets prior to the Merger in contemplation of, or as part of, the Merger.

23. At the Effective Time, the fair market value of the assets of CPX will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

24. There is no intercorporate indebtedness existing between SPN or any of its subsidiaries, on the one hand, and CPX or any of its subsidiaries, on the other hand, that was issued or acquired or will be settled at a discount.

25. None of SPN, SESI, Merger Sub or CPX is under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure or similar proceeding within the meaning of Section 368(a)(3)(A).

26. None of SPN, SESI or Merger Sub is an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv).

27. No liabilities of any person other than CPX will be assumed by Merger Sub, SESI or SPN in the Merger, and none of the shares of Company Common Stock to be exchanged in the Merger will be subject to any liabilities.

28. As of the Effective Time, neither SPN nor any person related to SPN within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) will own beneficially or of record, or will have owned beneficially or of record, during the five years immediately prior to such time, any stock of CPX, or other securities, options, warrants or instruments (other than pursuant to the Merger Agreement) giving the holder thereof the right to acquire Company Common Stock or other securities issued by the CPX.

29. Payments made in respect of Appraisal Shares, if any, will be made solely from the funds of the CPX. None of SPN, SESI or Merger Sub will directly or indirectly provide funds to make payments in respect of Appraisal Shares, nor will SPN, SESI or Merger Sub directly or indirectly reimburse CPX for any payments made with respect to such shares.

30. To the knowledge of SPN, SESI and Merger Sub, the representations made in the representation letter delivered by CPX to Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and Latham & Watkins LLP and dated the date hereof are true, correct and complete in all material respects.

31. Each undersigned is authorized to make all the representations set forth herein on behalf of SPN, SESI, Merger Sub and their management, respectively.

B.  Reliance by You in Rendering Opinion: Limitations on Your Opinion.

The undersigned acknowledge that your opinions will be (i) based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto (including, but not limited to, the Registration Statement and Proxy/Prospectus), (ii) based on the consummation of the Merger in accordance with the terms set forth in the Merger Agreement, and (iii) subject to certain limitations and qualifications, including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all respects. The undersigned further represent that, for purposes of rendering your opinions, you may consider each of the representations herein to be true, correct and complete without regard to any knowledge qualification not expressly made herein.

Each of SPN, SESI and Merger Sub undertakes to inform each of you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect at or prior to the Effective Time.

Dated:

Very truly yours,

SUPERIOR ENERGY SERVICES, INC.

By:
Name:

Title:

SESI

By:
Name:

Title:

MERGER SUB

By:
Name:

Title:

EXHIBIT “F”
Complete Production Services, Inc.
Form of Representation Letter

Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170

Latham & Watkins LLP
355 S. Grand Avenue
Los Angeles, California 90071

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger dated as of October 9, 2011 (the “Merger Agreement”), among Complete Production Services, Inc., a Delaware corporation (“CPX”), Superior Energy Services, Inc., a Delaware corporation (‘‘SPN”), and SPN Fairway Acquisition, Inc., a Delaware corporation (“Merger Sub”), as amended or supplemented through the date hereof. Merger Sub is a wholly-owned subsidiary of SESI, a Delaware limited liability company of which SPN is the sole member (‘‘SESI”). Pursuant to the Merger Agreement, CPX shall be merged with and into Merger Sub, with Merger Sub being the Surviving Company (the “Merger”). Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P., counsel to SPN and Merger Sub, and Latham & Watkins LLP, counsel to CPX, have been requested pursuant to Sections 8.2(c) and 8.3(c) of the Merger Agreement to render their opinion (the ‘‘Opinions”) regarding certain United States federal income tax consequences of the Merger.

Capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement. All Section references are to the Internal Revenue Code of 1986, as amended, unless otherwise noted.

A.  Statements and Representations.

In connection with the Opinions, and acknowledging that each of you will rely, with the consent of CPX, upon the statements and representations made in this letter in rendering such Opinions, CPX hereby certifies and represents to each of you that the statements and representations made herein are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time):

1. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations. The Merger will be consummated for bona fide business reasons and strictly in accordance with the Merger Agreement (without waiver or modification of any provision thereof). Other than those described or referenced in the Merger Agreement, there are no agreements, arrangements or understandings, either written or oral, between or among (a) any of CPX, its affiliates or shareholders, on the one hand, and (b) any of SPN, Merger Sub, their affiliates or shareholders, on the other hand, concerning the Merger or otherwise, except for such agreements that are unrelated to the Merger and were entered into prior to, and without contemplation of, the Merger in the ordinary course of business on an arm’s length basis.

2. The facts and other information relating to the Merger as described in the Proxy/Prospectus included in the Registration Statement on Form S-4 filed by SPN with the Securities and Exchange Commission on or about the date hereof, as amended through the date hereof (the “Registration Statement”), are, insofar as such facts and other information pertain to CPX, true, correct, and complete in all material respects. The facts, representations and covenants relating to the Merger, as described in the Merger Agreement, and the documents described in the Merger Agreement, are, insofar as such facts, representations and covenants pertain to CPX, true, correct, and complete in all material respects.

3. In the Merger, all issued and outstanding shares of Company Common Stock (other than Company Common Stock held in the treasury of the Company cancelled pursuant to the Merger Agreement and any Appraisal Shares) will be exchanged for the Merger Consideration, consisting solely of [          ] shares of Parent Common Stock valued at $[     ] per share as of the date of the Merger Agreement and $[     ] cash for each share of Company Common Stock. No CPX shareholder will receive in exchange for such Company Common Stock, directly or indirectly, any consideration other than the Merger Consideration.

4. The Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time will be at least forty percent (40%) of the Total Merger Consideration. For purposes of this representation:

a. The ‘‘Continuity Value” of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time means the value of such number of shares of Parent Common Stock determined by reference to the mean between the high and low selling prices of a share of Parent Common Stock on the New York Stock Exchange on the last business day before the Merger Agreement is signed, as reported by Bloomberg LP (or if not so reported, as reported by such other reporting service as is reasonably agreed to by the parties); and

b. “Total Merger Consideration” means the sum of (i) the Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock as of the Effective Time, (ii) the amount of cash consideration to be received by holders of Company Common Stock as of the Effective Time, including cash consideration to be paid to Company Stockholders in lieu of fractional shares of Parent Common Stock, and (iii) the amount of cash to be paid to holders of Company Common Stock with respect to Appraisal Shares.

5. The fair market value of Merger Consideration received by each holder of Company Common Stock will be approximately equal to the fair market value of Company Common Stock surrendered in the exchange, as determined by arm’s length negotiations between the respective managements of SPN and CPX.

6. No shares of Merger Sub or membership interests of SESI will be issued as consideration in the Merger.

7. Neither CPX nor any person related to CPX within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) (without regard to paragraph (e)(4)(i)(A) thereof) and (e)(5) has purchased, reacquired or redeemed, or made any distributions with respect to, any CPX stock prior to the Merger in contemplation of, or as part of, the Merger, either directly or indirectly through any transaction, agreement or arrangement with any other person (including derivate transactions, such as equity swaps, that would have the economic effect of an acquisition). To the best knowledge of CPX, there is no plan, intention, obligation or understanding on the part of any CPX shareholder to sell, exchange, or otherwise transfer, directly or indirectly, any of the Parent Common Stock that will be received pursuant to the Merger to SPN or any person related to SPN (within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) or (e)(5)), other than through open market purchases of Parent Common Stock pursuant to a general stock repurchase program of SPN that has not been created or modified in connection with the Merger or that otherwise satisfies the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701. For purposes of this representation, any reference to SPN or the CPX includes a reference to any successor or predecessor of such corporation (except that the CPX is not treated as a predecessor of SPN and SPN is not treated as a successor of the CPX).

8. The liabilities of CPX assumed in the Merger and the liabilities to which the transferred assets of CPX are subject were incurred by CPX in the ordinary course of its business.

9. None of the Merger Consideration that will be received by any CPX employee or independent contractor who is also a shareholder of CPX in connection with the Merger represents separately bargained-for consideration that is allocable to the performance of any services. The compensation paid to any CPX employee or independent contractor who is also a shareholder of CPX will be for services actually rendered (or to be rendered) and has been or will be commensurate with amount paid to third parties bargaining at arm’s length.

10. Each of SPN, SESI, Merger Sub and CPX will bear its own expenses, and none of SPN, SESI, Merger Sub or CPX will bear the expenses of CPX’s shareholders.

11. To the knowledge of CPX, SPN will have “control” of the Surviving Company immediately after the Merger. For purposes of this representation, ‘‘control” means ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock within the meaning of Section 368(a)(2)(D) and Section 368(c).

12. The business currently carried on by CPX is its “historic business” within the meaning of Treasury Regulation Section 1.368-1(d). No assets of the CPX have been or will be sold, transferred or otherwise disposed of which would prevent SPN, Merger Sub or any other member of SPN’s qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)) from continuing the “historic business” of the CPX or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulation Section 1.368-1(d).

13. After the Merger, the Surviving Company will hold (i) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by CPX immediately prior to the Merger, and (ii) to the knowledge of CPX, at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, the following amounts will be treated as assets held by CPX or Merger Sub, as applicable, held immediately prior but not subsequent to the Merger: (a) amounts used (or to be used) by CPX or Merger Sub to pay Merger expenses, (b) amounts paid (or to be paid) by CPX or Merger Sub to holders of shares of CPX stock in exchange for their CPX stock pursuant to the Merger, (c) amounts paid (or to be paid) by CPX or Merger Sub to redeem stock, securities, warrants or options of CPX as part of any overall plan of which the Merger is a part, (d) amounts used (or to be used) to repay debt, (e) amounts paid by CPX with respect to Appraisal Shares, and (f) amounts distributed (or to be distributed) by CPX or Merger Sub to the holders of CPX stock (except for regular, normal dividends) as part of any overall plan of which the Merger is a part. Neither CPX nor, to the knowledge of CPX, Merger Sub has disposed of any assets prior to the Merger in contemplation of, or as part of, the Merger.

14. At the Effective Time, the fair market value of the assets of CPX will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

15. There is no intercorporate indebtedness existing between CPX or any of its subsidiaries, on the one hand, and SPN or any of its subsidiaries, on the other hand, that was issued or acquired or will be settled at a discount.

16. CPX is not under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure or similar proceeding within the meaning of Section 368(a)(3)(A).

17. CPX is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv).

18. No liabilities of any person other than CPX will be assumed by Merger Sub, SESI or SPN in the Merger, and none of the shares of Company Common Stock to be exchanged in the Merger will be subject to any liabilities.

19. The payment of cash in lieu of fractional shares of Parent Common Stock represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to SPN of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the CPX shareholders in place of using fractional shares will not exceed 1 percent of the total consideration that will be issued in the Merger to the CPX shareholders in exchange for their shares of Company Common Stock. The fractional share interests of each CPX shareholder will be aggregated, and no CPX shareholder will receive an amount equal to or greater than the value of one full share of Parent Common Stock.

20. Payments made in respect of Appraisal Shares, if any, will be made solely from the funds of the CPX. None of SPN, SESI or Merger Sub will directly or indirectly provide funds to make payments in respect of Appraisal Shares, nor will SPN, SESI or Merger Sub directly or indirectly reimburse CPX for any payments made with respect to such shares.

21. All of the CPX’s currently outstanding financial positions that it has ever treated as indebtedness for federal income tax purposes (by deducting interest or otherwise) are properly classified as indebtedness rather than as equity for such purposes and have not been treated as other than debt for any other purpose. The only currently outstanding financial position of Company that it has ever treated as equity for federal income tax purposes is the Company Common Stock.

22. To the knowledge of CPX, the representations made in the representation letter delivered by SPN, SESI and Merger Sub to Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and Latham & Watkins LLP and dated the date hereof are true, correct and complete in all material respects.

23. The undersigned is authorized to make all the representations set forth herein on behalf of CPX and its management.

B.  Reliance by You in Rendering Opinion: Limitations on Your Opinion.

The undersigned acknowledges that your opinions will be (i) based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto (including, but not limited to, the Registration Statement and Proxy/Prospectus), (ii) based on the consummation of the Merger in accordance with the terms set forth in the Merger Agreement, and (iii) subject to certain limitations and qualifications, including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all respects. The undersigned further represents that, for purposes of rendering your opinions, you may consider each of the representations herein to be true, correct and complete without regard to any knowledge qualification not expressly made herein.

CPX undertakes to inform each of you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect at or prior to the Effective Time.

Dated:

Very truly yours,

COMPLETE PRODUCTION SERVICES, INC.

By:
Name:

Title:

ANNEX B

CONFIDENTIAL

October 9, 2011

Board of Directors
Superior Energy Services, Inc.
601 Poydras St, Suite 2400
New Orleans, Louisiana 70130

Members of the Board of Directors:

We understand that Superior Energy Services, Inc. (the “Parent”), SPN Fairway Acquisition, Inc. (“Merger Subsidiary”) and Complete Production Services, Inc. (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into Merger Subsidiary, a wholly-owned subsidiary of Parent. In the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held in treasury by the Company, shares of Company Common Stock owned by Parent or its affiliates and Appraisal Shares (as defined in the Merger Agreement) shall be converted into the right to receive 0.945 shares (the “Stock Consideration”) of common stock, par value $0.001 per share of Parent (“Parent Common Shares”) and $7.00 per share of Parent (the “Cash Consideration”, together with the Stock Consideration, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be paid by Parent pursuant to the Merger Agreement is fair, from a financial point of view, to Parent. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1. reviewed the draft of the Merger Agreement presented to the Board of Directors at its meeting on October 9, 2011 and certain related documents;

2. reviewed certain publicly available financial statements of the Company and Parent;

3. reviewed certain other publicly available business and financial information relating to the Company and Parent, including analyst forecasts of future performance, that we deemed relevant;

4. reviewed certain information, including financial forecasts (the “Forecasts”) and other financial and operating data concerning the Company and Parent, prepared by the management of the Company and Parent, respectively;

5. discussed the past and present operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6. discussed the past and present operations and financial condition and the prospects of Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Parent;

7. reviewed certain information regarding the amount and timing of potential cost efficiencies expected to result from the Merger (“Synergies”) prepared by the management of Parent;

8. reviewed the historical market prices and trading activity for the Company Common Stock and analyzed its implied valuation multiples;

9. compared the value of the Consideration with that paid in certain publicly available transactions that we deemed relevant;

10. compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

11. compared the value of the Consideration with the relative contribution of the Company to the pro forma combined company based on a number of metrics that we deemed relevant;

12. compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of each of Parent and the Company at discount rates we deemed appropriate;

13. participated in discussions and negotiations among representatives of the Company and its legal and financial advisors and representatives of Parent and its legal advisors; and

14. performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company and Parent for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company and Parent, as applicable, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to Synergies and the Forecasts that have been furnished or otherwise provided to us, we have assumed that such Synergies and Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Parent and the Company, as applicable, as to those matters, and we have relied upon such Synergies and Forecasts in arriving at our opinion. We have further assumed that the Synergies will be realized substantially in the amounts and at such times as forecast by Parent. We express no opinion with respect to such Synergies or Forecasts or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will conform in all material respects to the latest draft thereof we have reviewed, and without waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company, Parent, the Merger or the contemplated benefits of the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors (the “Board”) of Parent in connection with the Merger and will receive a fee for rendering this opinion and for other services rendered in connection with the Merger, a portion of which is contingent on the consummation of the Merger. In addition, Parent has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from Parent or any other parties to the Merger (other than any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to Parent in connection with the Merger).

It is understood that this letter is for the information of the Board and is rendered to the Board in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be filed with the U.S. Securities and Exchange Commission or mailed to the stockholders of Parent in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger, other than the fairness to Parent of the Consideration to be paid, from a financial point of view. In particular, we express no opinion as to the prices at which the Parent Common Shares will trade at any future time. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company or Parent, or any class of such persons relative to the Consideration to be paid to holders of the Company Common Stock in the Merger or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to how any stockholder of Parent should vote at any meeting of the stockholders convened in connection with the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be paid by Parent pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

Very best regards,

GREENHILL & CO., LLC

ANNEX C
[Letterhead of Credit Suisse Securities (USA) LLC]

October 9, 2011

Complete Production Services, Inc.
11700 Katy Freeway, Suite 300
Houston, Texas 77079
Attention: Board of Directors

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $.01 per share (“Company Common Stock”), of Complete Production Services, Inc. (the “Company”), other than Superior Energy Services, Inc. (the “Acquiror”) and its affiliates, of the Merger Consideration to be received by such holders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among the Acquiror, SPN Fairway Acquisition, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with and into Merger Sub pursuant to which each outstanding share of Company Common Stock will be converted into the right to receive 0.945 of a share of common stock, par value $0.001 per share (“Acquiror Common Stock”), of the Acquiror (the “Stock Consideration”) and $7.00 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

In arriving at our opinion, we have reviewed a draft, dated October 9, 2011, of the Merger Agreement and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company, including certain financial forecasts and operating data provided to us by the management of the Company. In addition, we have reviewed certain other information relating to the Acquiror, including certain financial forecasts and operating data through 2012 provided to us by the management of the Acquiror and certain financial forecasts for periods thereafter developed therefrom based on assumptions provided by and discussions with the management of the Company. We have also met with the managements of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and the Acquiror and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company referred to above, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company and we express no opinion with respect to such projections or the assumptions on which they are based. With respect to the financial forecasts for the Acquiror referred to above (i) the management of the Acquiror has advised us, and we have assumed, that such forecasts through 2012 have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Acquiror’s management as to the future financial performance of the Acquiror through 2012 and we express no opinion with respect to such projections or the assumptions on which they are based and (ii) the management of the Company has advised us, and we have assumed, that such forecasts for periods thereafter have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Acquiror for such periods and are a reasonable basis on which to evaluate the Acquiror and we express no opinion with respect to such projections or the assumptions on which they are based. We have assumed, with your consent, that the Merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, for federal income tax purposes. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Furthermore, we have assumed that the definitive Merger Agreement will conform to the draft reviewed by us in all respects material to our analyses. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock other than the Acquiror and its affiliates of the Merger Consideration to be received by such holders in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice. It is assumed that such opinions, counsel, interpretations or advice have been or will be obtained from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof and upon certain assumptions regarding such financial, economic, market and other conditions, which are currently subject to unusual volatility and which, if different than assumed, would have a material impact on our analyses or opinion. In addition, as you are aware, the financial projections and estimates that we have reviewed relating to the future financial performance of the Company and the Acquiror reflect certain assumptions regarding the oil and gas industries that are subject to significant volatility and that, if different than assumed, could have a material impact on our analyses and opinion. We are not expressing any opinion as to what the value of shares of Acquiror Common Stock actually will be when issued to the holders of Company Common Stock pursuant to the Merger or the prices at which shares of Acquiror Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided investment banking and other financial services to the Company and the Acquiror for which we and our affiliates have received compensation. We and our affiliates may in the future provide financial advice and services to the Company, the Acquiror and their respective affiliates for which we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock other than the Acquiror and its affiliates in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

ANNEX D

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the

Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SUPERIOR ENERGY SERVICES, INC.

Superior Energy Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY THAT:

FIRST:  The Board of Directors of the Corporation, by unanimous consent dated October 9, 2011, did duly adopt resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation to increase the number of authorized shares of the Corporation’s common stock, declaring said amendment to be advisable and calling a special meeting of the stockholders entitled to vote in respect thereof for the consideration of said amendment.

SECOND:  On          , 2011, at a meeting called and held in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation by a majority of the outstanding shares of stock entitled to vote thereon voted for a proposal amending the first sentence of paragraph FOURTH of the Certificate of Incorporation so that as amended the first sentence of paragraph FOURTH shall be and read as follows:

FOURTH:  The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred and Fifty-Five Million (255,000,000) shares, of which Two Hundred Fifty Million (250,000,000) shares shall be designated Common Stock, par value $.001 per share, and Five Million (5,000,000) shares shall be designated Preferred Stock, par value $.01 per share.

THIRD:  Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Superior Energy Services, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this           day of          , 2011.

Superior Energy Services, Inc.

By:
Name:     David D. Dunlap

Title:	President and Chief Executive Officer

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Superior’s certificate of incorporation contains provisions eliminating the personal liability of its directors and stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law, which is referred to as the DGCL. By virtue of these provisions and under current Delaware law, a director of Superior will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to Superior or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, Superior’s certificate of incorporation provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

Superior’s certificate of incorporation also requires Superior to indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of Superior, to which they were made parties by reason of being or having been directors, officers, employees and agents.

Under Section 6 of Superior’s bylaws, Superior is required to defend and indemnify each person who is involved in any threatened or actual action, suit or proceeding by reason of the fact that such person is or was a director or officer of Superior, or by reason of the fact that such person was serving in a similar position with respect to another entity at Superior’s request to the fullest extent permitted by law. However, the director or officer is not entitled to indemnification if (i) the claim is brought by the director or officer against Superior or (ii) the claim is brought by the director or officer as a derivative action by Superior or in Superior’s right, and the action has not been authorized by Superior’s board of directors. The rights conferred by Section 6 of Superior’s bylaws are contractual rights and include the right to be paid expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

In addition, Superior has entered into an indemnity agreement with each of its directors pursuant to which Superior has agreed under certain circumstances to purchase and maintain directors’ and officers’ liability insurance. The agreements also provide that Superior will indemnify the directors or officers, as applicable, against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving them by reason of their position as a director or officer, as applicable, that are in excess of the coverage provided by such insurance (provided that the director or officer meets certain standards of conduct). Under the indemnity agreements, Superior is not required to purchase and maintain directors’ and officers’ liability insurance if Superior’s board of directors unanimously determines in good faith that there is insufficient benefit to Superior from the insurance.

The foregoing is only a general summary of (1) certain aspects of Delaware law, (2) Superior’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and (3) Superior’s indemnity agreement with each director, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL, the certificate of incorporation and bylaws of Superior, and Superior’s form indemnity agreement with each director.

Item 21.	Exhibits

2.1	Agreement and Plan of Merger, dated as of October 9, 2011, by and among Superior Energy Services, Inc., SPN Fairway Acquisition, Inc. and Complete Production Services, Inc. (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement) (the schedules and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K).
3.1	Composite Certificate of Incorporation of Superior Energy Services, Inc. (previously filed as Exhibit 3.1 to Quarterly Report of Superior Energy Services, Inc. on Form 10-Q for the quarter ended June 30, 2009 (No. 001-34037) and incorporated herein by reference).
3.2	Amended and Restated Bylaws of Superior Energy Services, Inc. (previously filed as Exhibit 3.1 to Current Report of Superior Energy Services, Inc. on Form 8-K on February 5, 2011 (No. 001-34037) and incorporated herein by reference).
5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. as to the legality of the securities.**
8.1	Tax Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.**
8.2	Tax Opinion of Latham & Watkins LLP.*
23.1	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. (included in Exhibits 5.1 and 8.1).**
23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.2).*
23.3	Consent of KPMG LLP, independent registered public accounting firm.*
23.4	Consent of Grant Thornton LLP.*
23.5	Consent of DeGolyer and MacNaughton.**
23.6	Consent of Netherland, Sewell & Associates, Inc.**
24.1	Powers of Attorney.**
99.1	Form of Proxy for Superior stockholders.*
99.2	Form of Proxy for Complete stockholders.*
99.3	Consent of Greenhill & Co., LLC.*
99.4	Consent of Credit Suisse Securities (USA) LLC.*

*	Filed herewith

**	Previously filed with Superior’s Registration Statement on Form S-4 (File No. 333-177679) filed with the Commission on November 3, 2011.

Item 22.	Undertakings

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus, which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New Orleans, State of Louisiana, on December 6, 2011.

SUPERIOR ENERGY SERVICES, INC.

By:	*
David D. Dunlap
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* David D. Dunlap		President, Chief Executive Officer, Director (Principal Executive Officer)	December 6, 2011

/s/ Robert S. Taylor Robert S. Taylor		Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 6, 2011

* Terence E. Hall		Chairman of the Board and Director	December 6, 2011

* Harold J. Bouillion		Director	December 6, 2011

* Enoch L. Dawkins		Director	December 6, 2011

* James M. Funk		Director	December 6, 2011

* Ernest E. Howard, III		Director	December 6, 2011

* Justin L. Sullivan		Director	December 6, 2011

*By	/s/ Robert S. Taylor Robert S. Taylor Attorney-in-fact

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